UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No. 1)

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☑  Preliminary Proxy Statement
☐  Confidential, For Use By the Commission Only (as permitted by Rule 14a-6(e)(2))
☐  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to Rule 14a-12

NovaMed, Inc.
(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common stock, par value $0.01 per share, of NovaMed, Inc. (the “NovaMed’s common stock”)

(2)	Aggregate number of securities to which transaction applies:

7,955,379 shares of the NovaMed’s common stock and 514,429 options to purchase shares of the NovaMed’s common stock

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The transaction value was determined based upon the sum of (a) $13.25 per share of 7,955,379 shares of the NovaMed’s common stock and (b) $13.25 minus the weighted average exercise price of $6.02 per share underlying options to purchase 514,429 shares of the NovaMed’s common stock, all with an exercise price of less than $13.25

(4)	Proposed maximum aggregate value of the transaction:

$109,128,093

(5)	Total fee paid:

$12,670

☑	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing party:

(4)	Date Filed:

NOVAMED, INC.
333 West Wacker Drive, Suite 1010
Chicago, Illinois 60606

[ • ], 2011

Dear Stockholder:

You are cordially invited to attend a special meeting of the stockholders of NovaMed, Inc. to be held on [ • ], 2011, at [ • ] a.m. [Central time], at [ • ].

At the special meeting, you will be asked to consider and vote upon the adoption of the Agreement and Plan of Merger, dated January 20, 2011, by and among Surgery Center Holdings, Inc., which we refer to as Parent, Wildcat Merger Sub, Inc., which we refer to as Merger Sub, and NovaMed, and approve the merger described in the merger agreement. Pursuant to the merger agreement, Merger Sub will be merged with and into NovaMed, with NovaMed surviving as a wholly-owned subsidiary of Parent. Parent, Merger Sub and Holdings are each controlled by investment funds affiliated with H.I.G. Capital, L.L.C., a private equity firm.

Assuming the holders of a majority of our issued and outstanding shares of NovaMed common stock adopt the merger agreement and approve the merger, and the merger is completed, upon completion of the merger, you will be entitled to receive $13.25 in cash, without interest, for each share of NovaMed common stock that you own, unless you have sought and properly perfected your appraisal rights under Delaware law. After the merger, you will no longer have an equity interest in NovaMed and will not participate in any potential future earnings and growth of NovaMed. Certain of our officers are expected to exchange a portion of their shares of NovaMed common stock and, in certain instances, invest additional cash consideration, in exchange for equity interests in Surgery Center Holdings, LLC, the majority stockholder of Parent and who we refer to as Holdings, in connection with the merger.

Our Board of Directors, acting on the recommendation of a special committee consisting of C.A. Lance Piccolo, Robert J. Kelly and R. Judd Jessup, has adopted a resolution unanimously adopting the merger agreement and approving the merger. Each member of the special committee is an independent director. Our Board of Directors has unanimously determined that the merger agreement and the merger are advisable, fair to and in the best interest of NovaMed and our stockholders. Acting on the recommendation of the special committee, our Board of Directors unanimously recommends that you vote “FOR” the adoption of the merger agreement and approval of the merger. In arriving at their recommendation, our Board of Directors carefully considered a number of factors described in the accompanying Proxy Statement.

The merger agreement and the merger are described in the accompanying Proxy Statement. A copy of the merger agreement is attached as Appendix A to the accompanying Proxy Statement. We urge you to read carefully the accompanying Proxy Statement, including the appendices.

Your vote is important, and it is important that your shares be represented at the special meeting, regardless of the number of shares you hold. We urge you to submit your proxy card as soon as possible. Even if you plan to attend the special meeting, please sign and promptly return your proxy card in the enclosed postage-paid envelope. Even if you return a proxy card, if you attend the special meeting, you may revoke your proxy and vote in person.

If you have any questions or need assistance voting your shares of our common stock, please contact [ • ], our proxy solicitor, by calling [ • ] (toll-free) or [ • ] (collect), or [ • ].

Sincerely,

Thomas S. Hall
President, Chief Executive Officer
and Chairman of the Board of Directors

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE PROPOSED MERGER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

NOVAMED, INC.
333 West Wacker Drive, Suite 1010
Chicago, Illinois 60606

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON [ • ], 2011

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of NovaMed, Inc. will be held at [ • ], on [ • ], 2011, at [ • ] a.m. [Central time], for the following purposes:

1. To consider and vote upon the adoption of the Agreement and Plan of Merger, dated as of January 20, 2011, by and among Surgery Center Holdings, Inc., Wildcat Merger Sub, Inc. and NovaMed, Inc. and the merger described in the merger agreement. Pursuant to the merger agreement, NovaMed will become a wholly-owned subsidiary of Surgery Center Holdings, Inc. and the holders of NovaMed common stock will be entitled to receive $13.25 in cash, without interest, per share of NovaMed common stock held by them at the effective time of the merger;

2. To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in support of Proposal 1 if there are insufficient votes at the time of the special meeting to adopt the merger agreement and approve the merger described in the merger agreement; and

3. To consider and vote upon any other matter that may properly come before the special meeting or any adjournment thereof.

You are entitled to receive notice of and to attend and vote at the special meeting and any postponements or adjournments if you owned shares of NovaMed common stock as of the close of business on [ • ], 2011. To ensure your representation at the special meeting, please complete, date and sign the enclosed proxy card and return it in the enclosed postage-prepaid envelope in time to be received by us prior to the special meeting. Returning your proxy card will not affect your right to revoke your proxy or to attend the special meeting and vote in person.

REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR VOTE IS VERY IMPORTANT. THE MERGER CANNOT BE COMPLETED UNLESS A MAJORITY OF THE OUTSTANDING SHARES OF NOVAMED COMMON STOCK ENTITLED TO VOTE ON THE MERGER ADOPT THE MERGER AGREEMENT AND APPROVE THE MERGER. EVEN IF YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

By order of the Board of Directors,

John W. Lawrence, Jr.,
Secretary

Chicago, Illinois
[ • ], 2011

Please do not send your NovaMed common stock certificates to us at this time. If the merger is completed, we will send you instructions regarding the surrender of your certificates.

NOVAMED, INC.
333 West Wacker Drive, Suite 1010
Chicago, Illinois 60606

PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON [ • ], 2011

We are providing these proxy materials to you in connection with the solicitation of proxies by the Board of Directors of NovaMed, Inc. for a special meeting of stockholders to be held on [ • ], 2011 and for any adjournment or postponement thereof. This Proxy Statement provides information that you should read before you vote on the proposals that will be presented to you at the special meeting. The special meeting will be held on [ • ], 2011 at [ • ] a.m. [Central time] at [ • ].

In this Proxy Statement, we refer to NovaMed, Inc. as “NovaMed,” the “Company,” “we” or “us.” We refer to H.I.G. Capital, L.L.C. as “H.I.G.,” Surgery Center Holdings, Inc. as “Parent,” Wildcat Merger Sub, Inc. as “Merger Sub” and Surgery Center Holdings, LLC, the majority stockholder of Parent, as “Holdings.” References in this Proxy Statement to our “unaffiliated stockholders” refer to holders of NovaMed common stock other than the rollover stockholders (as defined below).

This Proxy Statement and a proxy card are first being mailed on or about [ • ], 2011 to persons or entities who owned shares of NovaMed common stock as of the close of business on [ • ], 2011.

SUMMARY TERM SHEET

This summary term sheet presents selected information in this Proxy Statement relating to the merger and may not contain all of the information that is important to you. To understand the merger and the transactions contemplated by the merger agreement fully, you should carefully read this entire document as well as the additional documents to which it refers. For instructions on obtaining more information, see “Where You Can Find More Information” on page 81. We have included page references to direct you to a more complete description of the topics presented in this summary.

Parties Involved in the Merger (see page 14)

•	NovaMed, Inc., or NovaMed, is a health care services company and an owner and operator of ambulatory surgery centers (“ASCs”).

•	Surgery Center Holdings, Inc., or Parent, is a healthcare services company that acquires, develops and manages free-standing ASCs in partnership with leading physicians. Parent is affiliated with H.I.G. Capital, L.L.C., or H.I.G., a global private equity investment firm that specializes in providing capital to small and medium-sized companies. Upon completion of the merger, NovaMed will be a wholly-owned subsidiary of Parent.

•	Wildcat Merger Sub, Inc., or Merger Sub, was formed by Parent solely for the purpose of acquiring NovaMed. Upon completion of the merger, Merger Sub will cease to exist.

•	Surgery Center Holdings, LLC, or Holdings, is the majority stockholder of Parent and is affiliated with H.I.G.

•	“Rollover Stockholders” refers collectively to Scott T. Macomber, Thomas J. Chirillo, John P. Hart and John W. Lawrence, Jr., each of whom is a NovaMed common stockholder and an officer of NovaMed. Each of the rollover stockholders has agreed to surrender a portion of their shares of NovaMed common stock to Holdings, which we refer to as the “rollover shares,” immediately prior to the effective time of the merger plus, in the case of Messrs. Macomber and Hart, invest additional cash consideration, in exchange for equity interests in Holdings. In addition, the rollover stockholders entered into executive securities agreements with Holdings pursuant to which they will be awarded incentive equity awards subject to the terms and conditions of such executive securities agreements. The rollover stockholders will receive cash in an amount equal to the merger consideration for their shares of Company common stock that are not surrendered to Holdings. As a result, immediately following the merger, the rollover stockholders will hold approximately 3.1% (on a fully diluted basis) of Holdings, and indirectly, the Company, after giving effect to the issuance and vesting of all incentive equity awards granted to the rollover stockholders.

The Merger (see page 50)

•	If the merger is completed, Merger Sub will be merged with and into NovaMed, with NovaMed continuing as the surviving corporation.

•	If the merger is completed, the following will occur:

•	your shares will be converted into the right to receive $13.25 in cash per share, without interest and less any applicable withholding tax;

•	all of the equity interests in NovaMed will be owned directly by Parent;

•	immediately following the merger, Parent will continue to be owned by Holdings, and the rollover stockholders will hold approximately 3.1% (on a fully diluted basis) of Holdings, and indirectly, the Company, after giving effect to the issuance and vesting of all incentive equity awards granted to the rollover stockholders;

•	you will no longer have any interest in NovaMed’s future earnings or growth;

•	NovaMed will no longer be a public company and NovaMed’s common stock will no longer be traded on the NASDAQ Global Select Market; and

•	we will no longer be required to file periodic and other reports with the Securities and Exchange Commission.

Effects of the Merger on Our Common Stock and Equity Awards (see page 34)

•	Common Stock. At the effective time of the merger, each share of NovaMed common stock (including shares of vested restricted stock) issued and outstanding immediately prior to the effective time of the merger (other than the rollover shares held by the rollover stockholders and other than the shares of NovaMed common stock held by NovaMed or any subsidiary of NovaMed or Parent or Merger Sub and stockholders who have perfected and not withdrawn a demand for appraisal rights under Delaware law) will be automatically cancelled and converted into the right to receive $13.25 in cash, without interest.

•	Stock Options. At the effective time of the merger, each unexercised NovaMed common stock option, whether vested or unvested, that is outstanding immediately prior to the effective time of the merger shall be cancelled at the effective time of the merger, with the holder of such NovaMed common stock option becoming entitled to receive, in full satisfaction of the rights of the holder of such NovaMed common stock option, an amount in cash equal to (A) the excess, if any, of (1) $13.25 over (2) the exercise price per share of NovaMed common stock subject to such NovaMed common stock option multiplied by (B) the number of shares of NovaMed common stock subject to such NovaMed common stock option. To clarify the treatment of each of the unexercised NovaMed common stock options, we will enter into an option cancellation agreement with each holder of a NovaMed common stock option prior to the effective time of the merger that will only become effective upon the consummation of the merger.

•	Unvested Restricted Stock. At the effective time of the merger, each unvested NovaMed restricted share of common stock that is outstanding immediately prior to the effective time of the merger shall be cancelled, with the holder of such unvested NovaMed restricted share of common stock becoming entitled to receive, in full satisfaction of the rights of such holder with respect thereto, an amount in cash equal to $13.25 multiplied by the maximum number of shares of NovaMed common stock subject to such restricted share of NovaMed common stock immediately prior to the effective time of the merger.

•	Employee Stock Purchase Plan. With respect to NovaMed’s Employee Stock Purchase Plan (the “Purchase Plan”), our Board of Directors adopted resolutions and took other actions to (A) limit participation to those employees who are participants on the date of the merger agreement; (B) provide that no Option Period (as defined in the Purchase Plan) shall be commenced after the date of the merger agreement; (C) provide that if, with respect to an Option Period in effect on the date of the merger agreement, the effective time of the merger occurs prior to the Exercise Date (as defined in the Purchase Plan) for such Option Period, upon the effective time of the merger, each purchase right under the Purchase Plan outstanding immediately prior to the effective time of the merger shall be exercised to purchase from NovaMed whole shares of NovaMed’s common stock (subject to the provisions of the Purchase Plan regarding the maximum number and value of shares purchasable per participant) at the applicable price determined under the terms of the Purchase Plan for the then outstanding Option Period using such date on which the effective time of the merger occurs as the final Exercise Date for such Option Period, and any remaining accumulated but unused payroll deductions shall be distributed to the relevant participants without interest as promptly as practicable following the Effective Time; and (D) terminate the Purchase Plan, effective upon the earlier of the Purchase Date (as defined in the Purchase Plan) for the Option Period in effect on the date of the merger agreement and the effective time of the merger.

Recommendation of our Board of Directors (see page 22)

•	Our Board of Directors unanimously adopted the merger agreement and approved the merger and determined that it is advisable, fair to and in the best interest of NovaMed and its stockholders. Our Board of Directors unanimously recommends that you vote “FOR” adoption of the merger agreement and approval of the merger.

Reasons for the Recommendation of our Board of Directors (see page 23)

•	After careful consideration of various factors described in the section entitled “The Merger — Reasons for Recommendation of our Board of Directors” beginning on page 23, including the recommendation of a special committee of our Board of Directors consisting of independent directors, our Board of Directors unanimously (A) approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement, (B) declared that it is in the best interests of the Company and the stockholders of the Company that the Company enter into the merger agreement and consummate the merger and the other transactions contemplated by the merger agreement, (C) declared that the terms of the merger are fair to the Company and the Company’s stockholders and (D) directed the merger agreement to be submitted to the Company’s stockholders and recommended that the Company’s stockholders adopt the merger agreement and approve the merger.

•	In considering the recommendation of our Board of Directors with respect to the proposal to adopt the merger agreement and approve the merger, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, yours. Our Board of Directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger and in recommending that the merger agreement be adopted by the stockholders of the Company. See the section entitled “The Merger — Interests of Certain Persons in the Merger” beginning on page 38.

Our Board of Directors recommends that you vote “FOR” the proposal to adopt the merger agreement and approve the merger and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Opinion of William Blair & Company, L.L.C. (see page 26)

•	In connection with the merger, our Board of Directors received the opinion of William Blair & Company, L.L.C., or William Blair, as to the fairness, from a financial point of view as of the date of the opinion, to NovaMed’s common stockholders (excluding the rollover stockholders, Parent, Merger Sub and their respective affiliates) of the merger consideration to be received by such holders. The full text of William Blair’s opinion is attached to this Proxy Statement as Appendix B. You are encouraged to read that opinion carefully for a description of the assumptions made, matters considered and limitations and qualifications on the review undertaken.

The Special Meeting (see page 15)

•	Date, Time and Place (see page 15). The special meeting of NovaMed common stockholders will be held on [ • ], 2011, at [ • ] a.m. [Central time], at [ • ].

•	Matters to be Considered (see page 15). At the special meeting, you will be asked to approve a proposal to adopt the merger agreement and approve the merger described in the merger agreement. You may also be asked to vote to adjourn the special meeting, if necessary, to solicit additional proxies in support of the proposal to adopt the merger agreement and approve the merger.

•	Record Date, Outstanding Voting Securities, Voting Rights and Quorum (see page 15). You are entitled to vote at the special meeting if you owned shares of NovaMed common stock at the close of business on [ • ], 2011, which NovaMed has set as the record date for the special meeting. As of the record date, there were [ • ] holders of record of NovaMed common stock and [ • ] shares of NovaMed common stock outstanding. The presence, in person or by proxy, of holders of record of a majority of the issued and outstanding shares of NovaMed common stock entitled to vote on the matters to be presented at the special meeting will constitute a quorum.

•	Required Votes (see page 16). Adoption of the merger agreement and approval of the merger requires the affirmative vote of a majority of the outstanding shares entitled to vote on the merger. Each outstanding share of NovaMed common stock entitles its owner to one vote. Our directors and executive officers entered into voting agreements with Parent pursuant to which they have agreed to vote their respective shares of

NovaMed common stock, which represent in the aggregate approximately 10.5% of the outstanding shares of NovaMed common stock, in favor of the adoption of the merger agreement and approval of the merger and have granted Parent a proxy to vote such shares in the event such directors and officers fail to do so. The full text of the form of voting agreement is attached to this Proxy Statement as Appendix C.

•	Voting (see page 16). You may attend the special meeting and vote in person or you may complete, sign and date the enclosed proxy card and return it in the enclosed self-addressed postage pre-paid envelope. Returning your proxy card will not affect your right to attend the special meeting and vote in person or to revoke your proxy. If your shares are held in “street name” by a bank or brokerage firm, your bank or brokerage firm forwarded these proxy materials, as well as a voting instruction card, to you. Please follow the instructions on the voting instruction card to vote your shares.

Interests of Certain Persons in the Merger (see page 38)

•	Directors and Officers. Some of our directors and officers may have interests in the merger that are different from, or in addition to, the interests of our stockholders generally. These interests may include the “cash-out” of options, the removal of restrictions on restricted stock, the right to receive certain severance payments as a result of the merger and the right to continued indemnification and insurance coverage by NovaMed after the merger. In addition, it is expected that certain of the executive officers of NovaMed immediately prior to the merger will continue to serve as consultants of Parent following completion of the merger, and such officers will be entitled to receive a weekly consulting retainer. See the section entitled “Interests of Certain Persons in the Merger — Consulting Agreements” beginning on page 44. In addition, our directors and executive officers entered into voting agreements with Parent pursuant to which they have agreed to vote their respective shares of NovaMed common stock, which represents in the aggregate approximately 10.5% of the outstanding shares of NovaMed common stock, in favor of the adoption of the merger agreement and approval of the merger and have granted Parent a proxy to vote such shares in the event the directors and officers fail to do so. The full text of the form of voting agreement is attached to this Proxy Statement as Appendix C.

•	Rollover Stockholders. The rollover stockholders have agreed to surrender a portion of their shares of NovaMed common stock to Holdings immediately prior to the effective time of the merger plus, in the case of Messrs. Macomber and Hart, invest additional cash consideration, in exchange for equity interests in Holdings. In addition, the rollover stockholders entered into executive securities agreements with Holdings pursuant to which they will be awarded incentive equity awards subject to the terms and conditions of such executive securities agreements. The rollover stockholders will receive cash in an amount equal to the merger consideration for their shares of Company common stock that are not surrendered to Holdings. As a result, immediately following the merger, the rollover stockholders will hold approximately 3.1% (on a fully diluted basis) of Holdings, and indirectly, the Company, after giving effect to the issuance and vesting of all incentive equity awards granted to the rollover stockholders.

In addition, as part of the transactions contemplated by the merger agreement, Parent entered into new employment agreements with each of the rollover stockholders providing that the rollover stockholders shall remain employed by Parent after the effective time of the merger and will each be granted incentive equity awards in Holdings. These employment agreements become effective only upon the effective time of the merger and will replace each of the current employment agreements between the Company and each such rollover stockholder. These employment agreements will not be effective and will have no force or effect in the event the merger agreement is terminated in accordance with its terms. See the section entitled “Interests of Certain Persons in the Merger — Rollover Stockholders — Employment with the Surviving Corporation Post-Merger” beginning on page 45.

Conduct of Business (see page 54)

•	NovaMed, Parent and Merger Sub have agreed to take certain actions between the date of the merger agreement and the effective time of the merger, including using reasonable best efforts to consummate the merger and using best efforts to obtain certain consents from, and give certain notices to, governmental authorities and third parties.

•	We have also agreed to refrain from certain enumerated actions without Parent’s consent, including actions that are outside the ordinary course of our business.

•	Parent has agreed to use its reasonable best efforts to maintain in effect its debt and equity commitment letters and consummate the financing contemplated by the debt and equity commitment letters. In addition, Parent has agreed, for a period of twelve months following the closing of the merger, to maintain the compensation (including base salary and incentive and bonus opportunities) of the NovaMed employees who continue to be employed by the surviving corporation and to maintain 401(k) and health and welfare benefits plans that are materially no less favorable in the aggregate than our current benefits and policies.

No Solicitation of Takeover Proposals (see page 58)

•	NovaMed agreed that it shall not, and shall not permit its controlled affiliates or permit its or any of its controlled affiliates’ directors, officers, employees, investment bankers, attorneys, accountants or other advisors or representatives, whom we refer to collectively as “representatives,” to, directly or indirectly:

•	solicit, initiate, propose or encourage, or take any other action to knowingly facilitate, any Takeover Proposal (as defined on page 61) or any inquiries or offers or the making of any proposal or any other efforts or attempt that could reasonably be expected to lead to a Takeover Proposal;

•	enter into, continue or otherwise participate in any communications or negotiations regarding, or furnish to any person or entity (other than Parent, Merger Sub or any of their representatives) any information with respect to, or otherwise knowingly cooperate in any way with any person or entity (other than Parent, Merger Sub or any of their representatives) with respect to, any Takeover Proposal or any inquiries or offers or the making of any proposal or any other efforts or attempt that could reasonably be expected to lead to a Takeover Proposal;

•	grant a waiver under Section 203 of the Delaware General Corporation Law, or the DGCL, or any other takeover law or enter into any contract with respect to or that may reasonably be expected to lead to any Takeover Proposal, or otherwise endorse, any Takeover Proposal; or

•	resolve to do any of the foregoing.

•	NovaMed also agreed that it shall, and shall cause its subsidiaries and direct its representatives to, immediately cease and terminate all existing activities, communications and negotiations with any person or entity conducted prior to the date of the merger agreement with respect to any Takeover Proposal (including, but not limited to, access to any electronic or other data room) and shall request the prompt return or destruction of all confidential information previously furnished in connection therewith. If we receive an unsolicited Takeover Proposal, then we must promptly notify Parent of the proposal’s material terms and conditions and the identity of the person or entity making such proposal.

•	Notwithstanding the restrictions described above, if, at any time prior to the adoption of the merger agreement and approval of the merger by NovaMed’s common stockholders, we receive an unsolicited Takeover Proposal and our Board of Directors determines in good faith (after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation) that such Takeover Proposal constitutes or is reasonably likely to lead to a Superior Proposal (as defined on page 61) and that failure to respond to such Takeover Proposal would be inconsistent with its fiduciary duties to our stockholders under applicable law, then we may, and may permit and authorize our affiliates and our and their respective representatives to, (i) furnish information with respect to NovaMed and its subsidiaries to a person or entity making such bona fide written Takeover Proposal (and its representatives) pursuant to a confidentiality agreement with standstill provisions identical in all substantive respects to, and which otherwise contains terms that are no less favorable to us than, those contained in its confidentiality agreement with Parent and (ii) participate in discussions or negotiations with the person making such Takeover Proposal (and its representatives) regarding such Takeover Proposal, so long as the Company complies with certain terms of the merger agreement.

Conditions to the Merger (see page 66)

•	Completion of the merger depends upon the parties meeting or waiving a number of conditions, including the following:

•	adoption of the merger agreement and approval of the merger described in the merger agreement at the special meeting by holders of a majority of the issued and outstanding shares of NovaMed common stock entitled to vote on the adoption and approval;

•	the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and any other applicable antitrust law;

•	the absence of any law or governmental order prohibiting the consummation of the merger or any pending claim, suit or proceeding by any governmental authority seeking to prohibit the consummation of the merger;

•	the material accuracy of the parties’ representations and warranties and the parties’ compliance with the covenants and agreements set forth in the merger agreement;

•	the absence of a material adverse effect on the Company, as that term is defined in the merger agreement;

•	the exercise of appraisal rights and preservation of the right to seek appraisal by holders of not more than 7.5% of NovaMed’s outstanding common stock;

•	the delivery by the Company to Parent of payoff and release letters from the holders of certain indebtedness for borrowed money of the Company and its subsidiaries outstanding as of the closing, and releases of all liens securing such indebtedness;

•	the making by NovaMed of certain specified regulatory notices and the receipt by NovaMed of certain specified regulatory consents and approvals, except to the extent that the facilities for which all such notices have not been delivered or all such consents and approvals have not been obtained represented $1,500,000 or less of earnings before interest, taxes, depreciation and amortization (less minority interest expense) for the applicable facilities during the twelve-months ended November 30, 2010. Earnings before interest, taxes, depreciation and amortization (less minority interest expense) shall be calculated based on the Company’s consolidated financial statements for the period ending November 30, 2010 prepared in accordance with United States generally accepted accounting principles, calculated and applied consistent with the Company’s past practices; and

•	other customary closing conditions.

Termination (see page 68)

•	Under certain circumstances, the merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, whether before or after adoption of the merger agreement and approval of the merger by our stockholders. If the merger agreement is terminated, there will be no liability on the part of NovaMed, Merger Sub or Parent, except for the payment of the termination fees and expenses as described below and in the section entitled “The Merger Agreement — Termination Fees” beginning on page 70.

Termination Fees (see page 70)

•	Termination Fees Payable by the Company. NovaMed is obligated to pay Parent’s designee a termination fee of $4,368,000 if any of the following occur:

•	Parent or Merger Sub terminates the merger agreement because (i) an Adverse Recommendation Change (as defined on page 60) has occurred, (ii) we or any of our representatives have intentionally breached the no solicitation provisions of the merger agreement or (iii) for any reason we have failed to convene and complete the special meeting of the Company’s stockholders described in this Proxy Statement within

45 days of the date that this Proxy Statement is cleared by the SEC unless the Company has entered in to an Acquisition Agreement (as defined on page 60) or an Adverse Recommendation Change has occurred;

•	we terminate the merger agreement in order to accept a superior acquisition proposal; or

•	(i) a person or entity makes or publicly proposes a Takeover Proposal (substituting 50% for the 15% thresholds set forth in the definition of Takeover Proposal) or publicly announces an intent (whether or not conditional) to make a Takeover Proposal, (ii) the merger agreement is terminated (A) by Parent or the Company prior to May 20, 2011 (the “Termination Date”) (or, June 20, 2011 if, prior to May 20, 2011, the Company has not delivered to Parent written evidence that the Company has delivered all of the notices to, and obtained all of the consents and approvals of, certain specified third parties, and Parent has elected to extend the termination date to June 20, 2011) or (B) by Parent or the Company if the holders of a majority of NovaMed’s outstanding common stock have not adopted the merger agreement and approved the merger at the special meeting of stockholders described in this Proxy Statement, or (C) by Parent if the Company has not satisfied the closing conditions regarding the accuracy of the Company’s representations, warranties or covenants, and (iii) within 12 months after termination of the merger agreement, NovaMed enters into any Acquisition Agreement or other definitive agreement or contract providing for, or shall have consummated or publicly approved or recommended to the stockholders of the Company, any Takeover Proposal (whether or not the Takeover Proposal was the same Takeover Proposal referred to in clause (i)).

Parent is obligated to pay us a reverse termination fee of $6,552,000 if Parent and Merger Sub fail to close the merger because of a failure to receive financing (other than if solely due to a failure by guarantor to fund its commitment pursuant to the equity commitment letter) that, together with the amount of equity financing committed pursuant to the equity commitment letter, is sufficient to fund the merger and the other transactions contemplated by the merger agreement or because of their refusal to accept a new financing commitment that provides for at least the same amount of financing as the commitment letters and on terms that are not materially less favorable to Parent than the commitment letters and Parent and Merger Sub are not otherwise in material and willful breach of the merger agreement (a “Non-Breach Financing Failure”).

The amount of the reverse termination fee will be $10,920,000, however, if the Company terminates the merger agreement in circumstances not involving a Non-Breach Financing Failure and on or after the later of (i) the 75th day following the date of the merger agreement, (ii) the 30th day after the mailing of this Proxy Statement to the Company’s stockholders or (iii) the third business day after the Company has delivered to Parent written evidence that the Company has delivered all of the specified notices to, and obtained all of the specified consents and approvals of, certain specified third parties (provided, that, on and after May 19, 2011 (or June 19, 2011 in the event Parent has extended the Termination Date pursuant to the merger agreement), all such notices, consents and approvals shall be deemed to have been obtained and written evidence delivered for purposes of this clause (iii) (but not for purposes of determining whether all of the conditions to the obligations of Parent and Merger Sub to consummate the merger in Section 6.1 and Section 6.2 of the merger agreement (regarding compliance with representations, warranties and covenants) have been satisfied or waived)), if (x) all of the conditions to the obligations of Parent and Merger Sub to consummate the merger set forth in Section 6.1 and Section 6.2 of the merger agreement (regarding compliance with representations, warranties and covenants) have been satisfied or waived by Parent and Merger Sub in writing (other than those conditions that by their nature are to be satisfied at the Closing, provided the Company is then able to satisfy such conditions), and the Company has certified to Parent in writing that such conditions have been satisfied and the Company is prepared to satisfy those conditions at the Closing and (y) Parent and Merger Sub shall have breached their obligation to cause the merger to be consummated within ten business days after the date the closing is required to take place pursuant to the merger agreement.

Appraisal Rights (see page 73)

•	Pursuant to Section 262 of the DGCL, if you do not vote in favor of the adoption of the merger agreement and approval of the merger and you instead follow the appropriate procedures for demanding and perfecting appraisal rights as described on pages 73 through 75 and in Appendix D, you will receive a cash payment for the “fair value” of your shares of NovaMed common stock, as determined by a Delaware Court of Chancery, instead of the $13.25 per share merger consideration to be received by our stockholders pursuant to the merger agreement. The “fair value” of NovaMed common stock may be more than, less than or equal to the $13.25 merger consideration you would have received for each of your shares pursuant to the merger agreement if you had not exercised your appraisal rights.

•	Generally, in order to exercise appraisal rights, among other things:

•	you must NOT vote in favor of adoption of the merger agreement and approval of the merger; and

•	you must make written demand for appraisal in compliance with Delaware law PRIOR to the vote of our stockholders to adopt the merger agreement and approve the merger.

•	Merely abstaining or voting against the adoption of the merger agreement and approval of the merger will not preserve your appraisal rights under Delaware law. Appendix D to this Proxy Statement contains the Delaware statute relating to your appraisal rights. If you want to exercise your appraisal rights, please read and carefully follow the procedures described on pages 73 through 75 and in Appendix D. Failure to take all of the steps required under Delaware law may result in the loss of your appraisal rights.

Material U.S. Federal Income Tax Consequences (see page 47)

•	The receipt of $13.25 in cash by our stockholders for each outstanding share of NovaMed common stock will be a taxable transaction for U.S. federal income tax purposes. Each of our stockholders generally will recognize taxable gain or loss, measured by the difference, if any, between the stockholder’s amount realized in the merger of $13.25 per share and the tax basis of each share of NovaMed common stock owned by such stockholder.

Litigation (see page 50)

•	Since the announcement of the proposed merger, four putative class actions have been filed against the Company, the members of its board of directors, Parent and Merger Sub. Three of these actions have been filed in the Court of Chancery of the State of Delaware. One was filed in the Circuit Court of Cook County, Illinois but was subsequently dismissed by the plaintiff without prejudice. The three actions in the Court of Chancery of the State of Delaware have been consolidated as In re NovaMed, Inc. Shareholder Litigation, C.A. No. 6151-VCP (the “Delaware Action”). The plaintiffs in the Delaware Action allege, among other things, that the members of our Board of Directors breached their fiduciary duties by failing to maximize the value to be received by our stockholders and by failing to disclose all material information necessary for our stockholders to make an informed decision regarding the merger and that Parent and the Merger Sub aided and abetted our Board of Directors’ breach of fiduciary duties. The Court has scheduled a hearing for April 4, 2011 on the plaintiffs’ anticipated motion for a preliminary injunction barring the defendants from consummating the proposed transaction. We believe the allegations in the Delaware Action are without merit and intend to vigorously defend the action.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the special meeting and the merger and other matters to be considered by NovaMed’s common stockholders at the special meeting. These questions and answers may not address all questions that may be important to you as a stockholder. Please refer to the more detailed information contained elsewhere in this Proxy Statement, the appendices to this Proxy Statement and the documents referred to in this Proxy Statement.

Q:	When and where is the special meeting?

A:	The special meeting is scheduled to take place on [ • ], 2011 at [ • ] a.m. [Central time], at [ • ].

Q:	What is the purpose of the special meeting?

A:	At the special meeting, our stockholders will be asked to vote on a proposal to adopt the Agreement and Plan of Merger, dated as of January 20, 2011, by and between NovaMed, Parent and Merger Sub, and approve the merger described in the merger agreement.

Our stockholders may also be asked to vote to adjourn the special meeting to solicit additional proxies in support of the proposal to adopt the merger agreement and approve the merger, if there are not sufficient votes at the special meeting to adopt the merger agreement and approve the merger.

Q:	Why am I receiving this Proxy Statement and proxy card?

A:	You are receiving this Proxy Statement and proxy card because you own shares of NovaMed common stock. This Proxy Statement describes matters on which we urge you to vote at the special meeting and is intended to assist you in deciding how to vote your shares. If your shares are held by a bank or brokerage firm, you are considered the beneficial owner of shares held in “street name.” If your shares are held in street name, your bank or brokerage firm (the record holder of your shares) forwarded these proxy materials, along with a voting instruction card, to you.

Q:	What is a proxy?

A:	A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of NovaMed common stock. The written document describing the matters to be considered and voted on at the special meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of NovaMed common stock is called a “proxy card.” Our Board of Directors has designated two of our officers, [ • ] and [ • ], as proxies for the special meeting.

Q:	How many shares must be present to hold the meeting?

A:	A quorum must be present at the special meeting for any business to be conducted. The presence, in person or by proxy, of holders of record of a majority of the issued and outstanding shares of NovaMed common stock entitled to vote at the special meeting will constitute a quorum. Proxy cards received by us but marked “AGAINST” or “ABSTAIN” will be included in the calculation of the number of shares considered to be present at the meeting and will have the effect of a vote against the merger agreement and the merger. If you hold your shares in street name and do not give instructions to your bank or brokerage firm on how to vote your shares, your bank or brokerage firm will not be permitted to vote your shares at the special meeting and your shares will not be counted for purposes of establishing a quorum. If a quorum is not present, a vote cannot occur, and a majority in interest of the stockholders entitled to vote at the meeting, present in person or by proxy, may adjourn the meeting until a quorum is present or represented. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given.

Q:	What vote is required to adopt the merger agreement and approve the merger and approve the adjournment, if necessary?

A:	Adoption of the merger agreement and approval of the merger requires the affirmative vote of a majority of the outstanding shares of NovaMed common stock entitled to vote on the merger. Adjournment of the special meeting, if necessary, to solicit additional proxies, requires the approval of a majority of the votes cast. Our directors and executive officers entered into voting agreements with Parent pursuant to which they have agreed to vote their respective shares of NovaMed common stock, which represent in the aggregate approximately 10.5% of the outstanding shares of NovaMed common stock, “FOR” the adoption of the merger agreement and approval of the merger and “FOR” any adjournment of the special meeting, if necessary, to solicit additional proxies, and have granted Parent a proxy to vote such shares in the event the directors and officers fail to do so. The full text of the form of voting agreement is attached to this Proxy Statement as Appendix C.

Q:	Who is entitled to attend the special meeting?

A:	You are entitled to attend the special meeting if you owned shares of NovaMed common stock at the close of business on [ • ], 2011, which NovaMed has set as the record date for the special meeting. Stockholders must present a form of photo identification to be admitted to the special meeting. If you hold your shares in street name, you are invited to attend the special meeting, but you will also need to bring a copy of your bank or brokerage statement, evidencing your ownership as of the record date, to gain admittance.

Q:	Who is entitled to vote?

A:	You are entitled to vote on the proposals to be considered at the special meeting if you owned shares of NovaMed common stock at the close of business on [ • ], 2011, the record date for the special meeting. For each share of NovaMed common stock you owned at the close of business on the record date, you will have one vote on each proposal presented at the special meeting. On the record date, there were [ • ] shares of NovaMed common stock issued and outstanding and entitled to vote at the special meeting.

Q:	What happens if I sell my shares before the special meeting?

A:	The record date for the special meeting, [ • ], 2011, is earlier than the date of the special meeting. If you held your shares on the record date but transfer them prior to the effective time of the merger, you will retain your right to vote at the special meeting, but you will lose the right to receive the merger consideration for your shares. The right to receive such merger consideration will pass to the person who owns your shares when the merger becomes effective.

Q:	How do I vote?

A:	If you are a registered stockholder, meaning that you hold your shares in certificate form or through an account with NovaMed’s transfer agent, American Stock Transfer & Trust Company, you may submit a proxy prior to the special meeting or you may vote in person at the special meeting.

To vote in person at the special meeting, you must attend the meeting and obtain and submit a ballot. Ballots for voting in person will be available at the special meeting. If you are a beneficial owner of shares held in “street name” by a bank or brokerage firm, you may not vote your shares in person at the special meeting unless you obtain a power of attorney or proxy form from the record holder of your shares.

To submit a proxy to vote your shares of stock, you must complete and return the enclosed proxy card in time to be received by us prior to the special meeting, or you may deliver your proxy card in person at the special meeting. If a proxy card is properly executed, returned to us and not revoked, the shares represented by the proxy will be voted in accordance with the instructions set forth on the proxy card. We know of no other business that will be presented at the special meeting. However, if any other matter properly comes before the stockholders for vote at the special meeting, your shares will be voted in accordance with the best judgment of the proxy holders.

If your shares are held in street name, your bank or brokerage firm forwarded these proxy materials, as well as a voting instruction card, to you. Please follow the instructions on the voting instruction card to vote your shares. If you are the beneficial owner of the shares, you have the right to direct your record holder how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions.

Q:	What if I do not specify how my shares are to be voted?

A:	If you are a registered stockholder and you submit a proxy card but do not provide voting instructions, your shares will be voted:

• “FOR” the adoption of the merger agreement and approval of the merger, and

• “FOR” the approval of the adjournment of the special meeting to solicit additional proxies.

If you hold your shares in street name and do not give instructions to your bank or brokerage firm, the bank or brokerage firm will not be permitted to vote your shares and your shares will not be considered present at the special meeting. As a result, not giving instructions to your bank or brokerage firm will have the same effect as a vote “AGAINST” the adoption of the merger agreement and approval of the merger, but it will have no effect on any vote with respect to the adjournment of the meeting to solicit additional proxies in support of the proposal to adopt the merger agreement and approve the merger.

Q:	How do I change my vote after I submit my proxy?

A:	If you decide to change your vote, you may revoke your proxy at any time before it is voted at the special meeting. You may revoke your proxy in one of three ways:

1. You may notify the Secretary of NovaMed or NovaMed’s proxy solicitor, [ • ], in writing that you wish to revoke your proxy. Please contact NovaMed, Inc., 333 W. Wacker Drive, Suite 1010, Chicago, Illinois 60606, Attention: Secretary, or [ • ] by calling [ • ] (toll free) or [ • ] (collect), or [ • ]. We must receive your notice before the time of the special meeting.

2. You may submit a properly executed proxy card with a later date than your original proxy card. We must receive your later-dated proxy card before the time of the special meeting.

3. You may attend the special meeting and vote in person. Merely attending the special meeting will not by itself revoke a proxy; you must obtain a ballot and vote your shares at the special meeting to revoke the proxy.

Q:	Who will solicit and pay the cost of soliciting proxies?

A:	NovaMed is paying the cost of soliciting these proxies. Upon request, NovaMed will reimburse brokers and other nominees for their reasonable out-of-pocket expenses for forwarding these proxy materials to the beneficial owners of NovaMed shares. NovaMed’s directors, officers and employees may solicit proxies in person or by telephone, mail, facsimile, email or otherwise, but they will not receive additional compensation for their services. In addition, NovaMed will pay approximately $[ • ] (plus per call fees and reimbursement of out-of-pocket expenses) to [ • ], the Company’s proxy solicitor.

Q:	What will be the effect of the merger?

A:	After the effective time of the merger, you will no longer own any shares of NovaMed common stock. All of the capital stock of NovaMed following completion of the merger will be wholly owned by Parent.

Q:	If the merger is completed, what will I receive for the shares of NovaMed common stock I hold?

A:	If the merger is completed, each share of NovaMed common stock that you own at the effective time of the merger will be automatically cancelled and converted into the right to receive $13.25 in cash, without interest and subject to applicable tax withholding requirements. However, if you perfect your appraisal rights, you will not receive the $13.25 per share merger consideration and instead your shares will be subject to appraisal in accordance with Delaware law.

Q:	If the merger is completed, what will happen to outstanding options and restricted shares of common stock to acquire NovaMed common stock?

A:	At the effective time of the merger, each unexercised NovaMed common stock option, whether vested or unvested, that is outstanding immediately prior to the effective time of the merger shall be cancelled at the effective time of the merger, with the holder of such NovaMed common stock option becoming entitled to receive, in full satisfaction of the rights of the holder of such NovaMed common stock option, an amount in cash equal to (A) the excess, if any, of (1) $13.25 over (2) the exercise price per share of NovaMed common stock subject to such NovaMed common stock option multiplied by (B) the number of shares of NovaMed common stock subject to such NovaMed common stock option. To clarify the treatment of each of the unexercised NovaMed common stock options, we will enter into an option cancellation agreement with each holder of a NovaMed common stock option prior to the effective time of the merger that will only become effective upon the consummation of the merger. At the effective time of the merger, each unvested NovaMed restricted share of common stock that is outstanding immediately prior to the effective time of the merger shall be cancelled, with the holder of such unvested NovaMed restricted share of common stock becoming entitled to receive, in full satisfaction of the rights of such holder with respect thereto, an amount in cash equal to $13.25 multiplied by the maximum number of shares of NovaMed common stock subject to such restricted share of NovaMed common stock immediately prior to the effective time of the merger.

Q:	What should I do now?

A:	After you read and consider carefully the information contained in this Proxy Statement, please return your proxy as soon as possible so that your shares may be represented at the special meeting. If your shares of NovaMed common stock are registered in your own name, you may submit your proxy by filling out and signing the proxy card and then mailing your signed proxy card in the enclosed pre-paid envelope. If your shares are held in “street name,” please follow the directions your broker or bank has provided.

Q:	Should I send in my stock certificates now?

A:	No. If the merger agreement is adopted and the merger is approved and other conditions to the merger are satisfied, shortly after the merger is completed you will receive a letter of transmittal with instructions informing you how to send in your stock certificates to the exchange agent appointed by Parent. YOU SHOULD NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY CARD.

Q:	When do you expect the merger to be completed?

A:	We are working towards completing the merger as soon as possible. Assuming timely satisfaction of necessary closing conditions, we expect the merger to be completed in the second quarter of 2011.

Q:	When will I receive the cash payment for my shares?

A:	Assuming that you do not elect to exercise your appraisal rights, shortly after the effective time of the merger, the exchange agent appointed by Merger Sub will send to you a letter of transmittal with instructions regarding the surrender of your share certificates in exchange for the merger consideration. Once you have delivered an executed copy of the letter of transmittal together with your share certificates to the exchange agent, it will promptly pay the merger consideration owing to you, without interest and less any applicable withholding taxes.

Q:	Where can I find more information about NovaMed?

A:	We file reports, proxy statements and other information with the Securities and Exchange Commission, referred to as the SEC, under the Securities Exchange Act of 1934, as amended, or the Exchange Act. You may read and copy this information at the SEC’s public reference facilities. You may call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available at the Internet site the SEC maintains at www.sec.gov. You can also request copies of these documents from us. See “Where You Can Find More Information” on page 81.

Q:	Who can help answer my other questions?

A:	If you have further questions about the merger, you should contact [ • ], our proxy solicitor, by calling [ • ] (toll-free) or [ • ] (collect), or [ • ].

RISK FACTORS AND SPECIAL CAUTIONARY NOTICE REGARDING
FORWARD-LOOKING STATEMENTS

Some of the statements made in this Proxy Statement contain forward-looking statements, which reflect our plans, beliefs and current views with respect to, among other things, future events and our financial performance. You are cautioned not to place undue reliance on such statements. We often identify these forward-looking statements by use of words such as “believe,” “expect,” “continue,” “may,” “will,” “could,” “would,” “potential,” “anticipate,” “intend” or similar forward-looking words.

The forward-looking statements included herein and any expectations based on such forward-looking statements are subject to risks and uncertainties and other important factors that could cause actual results to differ materially from the results contemplated by the forward-looking statements, including the satisfaction of the conditions to closing the merger and restrictions in the credit markets, as well as other risks and uncertainties discussed below and in Part I, Item 1A. Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2009 are incorporated by reference into this Proxy Statement. Moreover, we operate in a continually changing business environment, and new risks and uncertainties emerge from time to time. We cannot predict these new risks or uncertainties, nor can we assess the impact, if any, that such risks or uncertainties may have on NovaMed’s business or the extent to which any factor, or combination of factors, may cause actual results to differ from those projected in any forward-looking statement.

Set forth below are various risks related to the proposed merger. The following is not intended to be an exhaustive list of the risks related to the merger and should be read in conjunction with the other information in this Proxy Statement. In addition, you should review the risks and uncertainties discussed in Part I, Item 1A. Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2009 which are incorporated by reference into this Proxy Statement, for a description of the risk factors associated with the continued operation of NovaMed’s business.

Completion of the merger is subject to various conditions, and the merger may not occur even if we obtain stockholder approval.

Completion of the merger is subject to various risks, including, but not limited to:

•	the failure of stockholders holding at least a majority of the shares of outstanding NovaMed common stock to adopt the merger agreement and approve the merger;

•	Parent’s and Merger Sub’s right to terminate the merger agreement if a material adverse effect has occurred to NovaMed, as that term is defined in the merger agreement;

•	the failure to obtain the expiration or termination of the applicable waiting period under the HSR Act or any other applicable antitrust law;

•	the failure to obtain certain regulatory consents or approvals or to deliver certain regulatory notices;

•	the enactment of a law or issuance of an order by a governmental authority prohibiting the consummation of the merger or the commencement of a claim, suit or proceeding by any governmental authority seeking to prohibit the consummation of the merger;

•	the exercise of appraisal rights under Delaware law by holders of 7.5% or more of NovaMed’s outstanding common stock;

•	the failure of any of the other conditions in the merger agreement; and

•	the failure of Parent to obtain the financing contemplated by its debt and equity commitment letters entered into at the time of execution of the merger agreement.

See “The Merger Agreement — Conditions to the Merger.” As a result of these risks, there can be no assurance that the merger will be completed even if we obtain stockholder approval. If our stockholders do not adopt the merger agreement and approve the merger or if the merger is not completed for any other reason, we expect that our current management, under the direction of our Board of Directors, will continue to manage NovaMed.

Failure to complete the merger could negatively impact the market price of NovaMed common stock.

If the merger is not completed for any reason, we will be subject to a number of material risks, including the following:

•	the market price of NovaMed common stock will likely decline to the extent that the current market price of the stock reflects a market assumption that the merger will be completed;

•	we must pay certain costs related to the merger even if the merger is not completed, such as legal fees and certain investment banking fees, and, in specified circumstances, termination fees; and

•	the diversion of management’s attention from the day-to-day business of NovaMed and the unavoidable disruption to our employees and our relationships with customers, physicians and suppliers during the period before completion of the merger may make it difficult for us to regain our financial and market position if the merger does not occur.

If the merger agreement is terminated and our Board of Directors seeks another merger or business combination, we cannot offer any assurance that we will be able to find an acquirer willing to pay an equivalent or better price than the price to be paid under the merger agreement.

We may lose key personnel as a result of uncertainties associated with the merger.

Our current and prospective employees and physicians may be uncertain about their future roles and relationships with NovaMed following completion of the merger. This uncertainty may adversely affect our ability to attract and retain physicians and key management, sales, marketing and operational personnel.

PARTIES TO THE MERGER

Parties Involved in the Merger

NovaMed, Inc.

NovaMed, Inc. is a Delaware corporation and is a health care services company and an owner and operator of ambulatory surgery centers (“ASCs”).

NovaMed’s principal executive offices are located at 333 West Wacker Drive, Suite 1010, Chicago, Illinois 60606, and its telephone number is (312) 664-4100.

Surgery Center Holdings, Inc.

Surgery Center Holdings, Inc., or Parent, is a Delaware corporation and is a healthcare services company that acquires, develops and manages free-standing ASCs in partnership with leading physicians. Parent is affiliated with H.I.G. Capital, L.L.C., a leading global private equity investment firm focused exclusively on the middle market with more than $8.5 billion of equity capital under management.

Parent’s principal executive offices are located at 1450 Brickell Avenue, 31st Floor, Miami, Florida 33131, and its telephone number is (305) 379-2322.

Wildcat Merger Sub, Inc.

Wildcat Merger Sub, Inc., or Merger Sub, is a Delaware corporation formed by Parent solely for purposes of entering into the merger agreement and consummating the transactions contemplated by the merger. Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, at the effective time of the merger, Merger Sub will merge with and into NovaMed, with NovaMed continuing as the surviving corporation. Merger Sub currently has de minimis assets and has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement.

Merger Sub’s principal executive offices are located at 1450 Brickell Avenue, 31st Floor, Miami, Florida 33131, and its telephone number is (305) 379-2322.

Surgery Center Holdings, LLC

Surgery Center Holdings, LLC, or Holdings, is a Delaware limited liability company and is the majority stockholder of Parent. Holdings is affiliated with H.I.G. Capital, LLC.

Holdings’ principal executive offices are located at 1450 Brickell Avenue, 31st Floor, Miami, Florida 33131, and its telephone number is (305) 379-2322.

Rollover Stockholders

“Rollover Stockholders” refers collectively to Scott T. Macomber, Thomas J. Chirillo, John P. Hart and John W. Lawrence, Jr., each a NovaMed common stockholder and each of whom is an officer of NovaMed. Each of the rollover stockholders has agreed to surrender a portion of their shares of NovaMed common stock to Holdings immediately prior to the effective time of the merger plus, in the case of Messrs. Macomber and Hart, invest additional cash consideration, in exchange for equity interests in Holdings. In addition, the rollover stockholders entered into executive securities agreements with Holdings pursuant to which they will be awarded incentive equity awards subject to the terms and conditions of such executive securities agreements. The rollover stockholders will receive cash in an amount equal to the merger consideration for their shares of NovaMed common stock that are not surrendered to Holdings. As a result, immediately following the merger, the rollover stockholders will hold approximately 3.1% (on a fully diluted basis) of Holdings, and indirectly, the Company, after giving effect to the issuance and vesting of all incentive equity awards granted to the rollover stockholders.

THE SPECIAL MEETING

Date, Time and Place of the Special Meeting

This Proxy Statement is furnished in connection with the solicitation of proxies by our Board of Directors for a special meeting of the holders of NovaMed common stock to be held on [ • ], 2011 at [ • ] a.m. [Central time], at [ • ], or at any postponement or adjournment of the special meeting.

Matters To Be Considered at the Special Meeting

The purpose of the special meeting is to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of January 20, 2011, by and between Parent, Merger Sub and NovaMed, pursuant to which NovaMed will become a direct wholly owned subsidiary of Parent, and approve the merger described in the merger agreement. If our stockholders adopt the merger agreement and approve the merger, the other closing conditions are satisfied or waived, and the merger is completed, the holders of NovaMed common stock will be entitled to receive $13.25 in cash, without interest, per share held by them at the effective time of the merger, except for holders who perfect their appraisal rights under Delaware law. If our stockholders fail to adopt the merger agreement and approve the merger, the merger will not occur. A copy of the merger agreement is attached to this Proxy Statement as Appendix A.

Our stockholders may also be asked to approve the adjournment of the special meeting, if necessary, to solicit additional proxies in favor of adoption of the merger agreement and approval of the merger.

NovaMed does not expect that a vote will be taken on any other matters at the special meeting. However, if any other matters are properly presented at the special meeting, the holders of the proxies will have discretion to vote on those matters in accordance with their best judgment.

Record Date, Outstanding Voting Securities, Voting Rights and Quorum

Our Board of Directors has set the close of business on [ • ], 2011, as the record date for determining the stockholders of NovaMed entitled to notice of, and the right to vote at, the special meeting. As of the record date, there were [ • ] holders of record of NovaMed common stock and [ • ] shares of NovaMed common stock outstanding.

Each holder of NovaMed common stock at the close of business on the record date is entitled to attend and vote at the special meeting. Each outstanding share of NovaMed common stock entitles its holder to one vote on each matter properly presented at the special meeting.

A majority of the issued and outstanding shares of NovaMed common stock entitled to vote at the special meeting, whether represented in person or by proxy, will constitute a quorum. Proxy cards received by us but marked “AGAINST” or “ABSTAIN” will be counted for the purpose of establishing a quorum at the special meeting and will have the effect of a vote against the merger agreement and the merger. If you hold your shares in street name and do not give instructions to your bank or brokerage firm on how to vote your shares, the bank or brokerage firm will not be permitted to vote your shares at the special meeting and your shares will not be counted for purposes of establishing a quorum. If a quorum is not present at the special meeting, we currently expect that we will adjourn the special meeting to solicit additional proxies. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given.

A list of holders of NovaMed common stock will be available for review at our executive offices during regular business hours beginning three days after the date of this Proxy Statement and through the date of the special meeting.

Required Votes

Adoption of the merger agreement and approval of the merger requires the affirmative vote of a majority of the outstanding shares of NovaMed common stock entitled to vote on the adoption of the merger agreement and approval of the merger. All votes will be tabulated by the inspector of election appointed for the special meeting, who will separately tabulate affirmative and negative votes and abstentions.

Adjournment of the special meeting, if necessary, to solicit additional proxies requires the approval of a majority of the votes cast.

Failure to vote your shares of NovaMed common stock will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement and approve the merger. Registered stockholders who submit a proxy card but do not provide voting instructions will be voted “FOR” the adoption of the merger agreement and approval of the merger and “FOR” the approval the adjournment of the special meeting to solicit additional proxies. If you hold your shares in street name and do not give instructions to your bank or brokerage firm, it will not be permitted to vote your shares and your shares will not be considered present at the special meeting. As a result, it will have the same effect as a vote “AGAINST” the adoption of the merger agreement and approval of the merger, but it will have no effect on any vote with respect to the adjournment of the meeting to solicit additional proxies in support of the proposal to adopt the merger agreement and approve the merger.

As of the record date for the special meeting, our directors and executive officers beneficially owned an aggregate of 837,652 shares of NovaMed common stock, representing an aggregate of approximately 10.5% of our outstanding common stock. In connection with the merger agreement, such directors and executive officers have entered into voting agreements with Parent obligating them to vote all of their shares of NovaMed common stock in favor of adoption of the merger agreement and approval of the merger and have informed us that they intend to vote all of their shares of NovaMed common stock “FOR” the adoption of the merger agreement and approval of the merger and “FOR” any adjournment of the special meeting, if necessary, to solicit additional proxies. The full text of the form of voting agreement is attached to this Proxy Statement as Appendix C.

Voting

Registered holders of NovaMed common stock may submit a proxy prior to the special meeting or may vote in person at the special meeting. If your shares are held in “street name” by a bank or brokerage firm, your bank or brokerage firm forwarded these proxy materials, as well as a voting instruction card, to you. Please follow the instructions on the voting instruction card to vote your shares.

To vote in person at the special meeting, a stockholder must attend the meeting and obtain and submit a ballot. Ballots for voting in person will be available at the special meeting. If you are a beneficial owner of shares held in street name, you may not vote your shares in person at the special meeting unless you obtain a power of attorney or proxy form from the record holder of your shares.

To submit a proxy, stockholders must complete and return the enclosed proxy card in time to be received by us prior to the special meeting, or deliver a proxy card in person at the special meeting. If a proxy card is properly executed, returned to us and not revoked, the shares represented by the proxy will be voted in accordance with the instructions set forth on the proxy card. If you are the beneficial owner of the shares, you have the right to direct your record holder how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions.

Registered stockholders who submit a proxy card but do not provide voting instructions will be voted “FOR” the adoption of the merger agreement and approval of the merger and “FOR” the approval the adjournment of the special meeting to solicit additional proxies. If you hold your shares in street name and do not give instructions to your bank or brokerage firm, it will not be permitted to vote your shares and your shares will not be considered present at the special meeting. As a result, it will have the same effect as a vote “AGAINST” the adoption of the merger agreement and approval of the merger, but it will have no effect on any vote with respect to the adjournment of the meeting to solicit additional proxies in support of the proposal to adopt the merger agreement and approve the merger.

Revocation of Proxies

If you have submitted a proxy, you may revoke it at any time before it is voted at the special meeting by:

•	delivering a later-dated, properly executed proxy card or a written revocation of such proxy to:

NovaMed, Inc.
Attn: Secretary
333 W. Wacker Drive, Suite 1010
Chicago, Illinois 60606; or

[ • ]; or

•	attending the special meeting and voting in person.

If you choose either of these methods, your notice of revocation or your new proxy card must be received before the start of the special meeting. Attendance at the special meeting will not by itself constitute revocation of a proxy. To revoke a proxy in person at the special meeting, you must obtain a ballot and vote in person at the special meeting.

If you hold your shares in street name, please follow the directions received from your bank or broker to change your vote.

Expenses of Proxy Solicitation

NovaMed will bear the expenses in connection with the solicitation of proxies. Upon request, we will reimburse brokers and other nominees for their reasonable out-of-pocket expenses for forwarding copies of these proxy materials to the beneficial owners of NovaMed shares. Solicitation of proxies will be made principally by mail. Proxies may also be solicited in person or by telephone, facsimile, or email by NovaMed’s directors, officers and employees. Such persons will receive no additional compensation for these services. We have engaged [ • ] as our proxy solicitor to assist in the dissemination of proxy materials and in obtaining proxies and to answer your questions. We will pay them a fee of $[ • ] plus a fee for each phone call made to our stockholders and reimburse them for their expenses. We expect the total fee due to [ • ] to be approximately $[ • ].

THE MERGER

The following summary describes the material terms of the merger agreement but does not purport to describe all of the terms of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Appendix A to this Proxy Statement and incorporated herein by reference. We urge you to read the merger agreement in its entirety because it is the legal document that governs the merger.

Background of the Merger

The Company continually reviews the health care services industry and the ambulatory surgery center (ASC) industry to examine potential strategic business transactions that might be in the best interests of its stockholders and to enhance stockholder value. The Company’s management regularly spends time identifying potential ASC acquisitions of interest and regularly engages in discussions with companies and physician partners that appear to be appropriate candidates for acquisitions. As part of its ongoing evaluation of the Company’s business and its strategic planning, our Board of Directors periodically discusses and reviews the Company’s strategic goals and alternatives, performance and prospects. Our Board of Directors has in the past received updates from time to time from various investment bankers on the state of the Company’s industry and potential for acquisition activity. From time to time over the years, our Board of Directors has engaged various investment bankers to assist it in actively exploring strategic alternatives for the Company.

Beginning in February 2010, the Company was approached by an owner-operator of ASC’s about the possibility of completing a strategic transaction (“Party A”). The Company and Party A had several discussions about a potential transaction in March and April 2010. Following the discussions, Party A declined to pursue a strategic transaction with the Company.

On May 18, 2010, as part of a regularly scheduled meeting, our Board of Directors conducted a lengthy strategic planning session to consider the long-term direction and goals for the Company. Our Board of Directors heard presentations from members of the Company’s management as to business development, acquisition, finance and operational matters. As a result of the strategic planning process, during an executive session following the regularly scheduled Board meeting, our Board of Directors determined to retain a financial advisor to assist with the exploration of strategic alternatives.

On May 27, 2010, representatives of the Company met with representatives of William Blair to discuss William Blair’s capabilities as financial advisor.

On June 1, 2010, the Company effected a reverse stock split where each three shares of NovaMed’s common stock issued and outstanding were combined into one share of NovaMed’s common stock to make our stock more appealing to institutional buyers and increase analyst coverage. All share and per share amounts have been adjusted to reflect the reverse stock split.

On June 17, 2010, representatives of the Company and members of our Board of Directors met to discuss the potential engagement of William Blair as financial advisor and the terms of an engagement letter with William Blair.

On June 18, 2010, an affiliate of the Company completed the sale of the Company’s MDnetSolutions business, a call center and marketing solutions company serving primarily the bariatric market.

On June 24, 2010, representatives of the Company and representatives of William Blair held an organizational meeting to evaluate the Company’s strategic alternatives.

On June 25, 2010, based on William Blair’s experience, its reputation and its familiarity with the Company and its business, our Board of Directors selected William Blair to advise the Company with respect to evaluating its strategic alternatives. At that time, our Board of Directors authorized William Blair to begin contacting potentially interested parties on behalf of the Company in connection with an exploration of strategic alternatives. The Company executed an engagement letter with William Blair pursuant to which it engaged William Blair to serve as its exclusive financial advisor in connection with the Company’s evaluation of strategic alternatives and any potential sale transaction.

Beginning on June 25, 2010, the Company, William Blair and DLA Piper LLP (US) (“DLA Piper”), counsel to the Company, began preparing for the commencement of a process to contact potentially interested parties in connection with an exploration of strategic alternatives, including the preparation of a confidential description of the Company. The Company’s management and its financial and legal advisors also prepared a management brief, due diligence materials and draft transaction documents in preparation for contacting potentially interested parties.

On June 28, 2010, the Company’s common stock was removed from the Russell 2000 index. The Company believes this was the a result of the customary re-balancing of the index in the ordinary course, and indirectly due to the decline of the Company’s market value.

On July 6, 2010, representatives of Parent contacted Mr. Hall, the Company’s chief executive officer, to discuss whether the Company would be interested in pursuing a strategic transaction.

On July 8, 2010, the Company and Parent executed a confidentiality agreement.

On July 20, 2010 and July 21, 2010, Mr. Hall met with representatives of Parent to discuss Parent’s interest in a potential transaction with the Company.

Beginning on July 27, 2010, William Blair began contacting a targeted list of 126 potential bidders from the Company’s industry that had been identified by the Company and William Blair (including Parent, Party A and Party B (as defined below)). Of the 126 potential bidders, 92 were financial bidders and 34 were strategic bidders. Of the 126 parties contacted, 52 interested parties (including 43 financial bidders and 9 strategic bidders) executed confidentiality agreements. Beginning on August 13, 2010, William Blair distributed a confidential information package, including projections, to each of these interested parties. Beginning on September 9, 2010, William Blair sent, on behalf of the Company, a bid process letter to each of the 52 interested parties, indicating to the parties that they should submit an indication of interest letter to William Blair no later than September 27, 2010.

On August 2, 2010, Parent submitted an unsolicited, preliminary indication of interest to acquire the Company at a price of $10.08 per share. This proposal was based on publicly available information about the Company. Parent asked for the Company to negotiate with it exclusively with respect to a potential transaction.

On August 4, 2010, our Board of Directors held a meeting to review the Company’s strategic alternatives. At a meeting of our Board of Directors, a representative from DLA Piper reviewed with our Board of Directors their fiduciary duties with respect to any potential sale transaction, and management provided input on the strategic alternatives available to the Company. Following the presentation and further questions and discussion, our Board of Directors determined to reject the unsolicited offer from Parent because the price was insufficient and determined to continue its exploration of strategic alternatives. At this meeting, our Board of Directors also formed an ad hoc special committee comprised of C.A. Lance Piccolo, Robert J. Kelly and R. Judd Jessup to review any strategic opportunities presented to the Company, including acquisitions, and to make a recommendation to the full Board as to any such opportunities. Each member of the special committee is an independent director of the Company. The Special Committee was established as an administrative convenience in order to permit the efficient review of potential transactions and to facilitate the involvement of members of our Board of Directors in any acquisition process, and not because of any actual or perceived conflict of interest involving any director. Following the meeting of our Board of Directors, Mr. Hall indicated to Parent that the Company would not negotiate exclusively with Parent and that our Board of Directors had determined to continue with its ongoing sale process.

On August 31, 2010 and September 14, 2010, the special committee held meetings to consider strategic alternatives for the Company and to discuss the status of the potential sale process. At the meetings, representatives of William Blair updated the special committee on the status of the sale process.

On September 27, 2010, William Blair, on behalf of the Company, received six preliminary indications of interest at prices ranging from $8.90 to $14.00 per share. Two of the parties included in their preliminary indications a range of prices, the top end of each of which was in excess of $13.25 per share. Both of these parties attended management presentations and conducted limited due diligence, but subsequently declined to participate further in the sale process and did not submit a final bid. Parent’s indication of interest was at a price of $11.00 to $11.50 per share. Party B did not submit an indication of interest. No other party submitted an indication of interest.

On September 28, 2010, a press report speculated as to the Company’s potential sale process and the Company’s retention of William Blair as its investment banker. Both the Company, consistent with its long-standing policy, and William Blair declined to comment on market rumors. Following the issuance of the press report, the Company noted an increase in its share price and trading volume.

On September 30, 2010, the special committee met with representatives of William Blair and DLA Piper to discuss the status of the sale process. Representatives of William Blair discussed with the special committee the six indications of interest that were received.

Beginning in October 2010 and continuing through December 2010, members of the Company’s management, with assistance from William Blair, conducted management presentations with the six interested parties and simultaneously facilitated a due diligence process with the six interested parties. The due diligence process included in-person presentations by members of the Company’s management, responses to various due diligence questions about the Company’s assets and operations, telephonic due diligence discussions between the Company’s and the interested parties’ outside financial, legal and accounting advisors and in-person due diligence review sessions. Each interested party was given an extensive, in-person presentation by members of the Company’s management, and was provided access to the Company’s on-line data room containing financial, operational, regulatory, intellectual property, human resource, legal and other information concerning the Company. As part of these due diligence activities, on October 26, 2010, representatives of Parent attended an in-person management presentation by members of the Company’s management and representatives of William Blair.

On October 29, 2010, the special committee met with representatives of William Blair and DLA Piper to discuss the status of the sale process. The special committee discussed with representatives of William Blair the possibility of bringing additional strategic bidders into the sale process, even though those strategic bidders had previously declined to submit an indication of interest. Following the meeting, William Blair contacted an owner/operator of ASC’s (“Party B”) that had previously declined to participate in the sale process to determine whether Party B would be interested in pursuing a potential transaction with the Company.

On November 3, 2010, Party B submitted an indication of interest with respect to a business combination with the Company.

On November 10, 2010, the special committee met with representatives of William Blair and DLA Piper to discuss the status of the sale process.

On November 16, 2010, representatives of the Company, William Blair and Parent attended an in-person management presentation by members of the Company’s and Parent’s management to lenders proposed to be used by Parent to provide debt financing for a potential transaction.

On November 17, 2010, representatives of Party B attended an in-person management presentation by members of the Company’s management and representatives of William Blair.

On November 19, 2010, William Blair asked the five remaining interested parties (including Parent and Party B) to update their views on price and to provide a detailed agenda and timeline for conducting any remaining due diligence no later than December 13, 2010. With the exception of these five remaining parties, all other previously interested parties had withdrawn from the sale process. On November 30, 2010, William Blair also made available to each of the interested parties a form of merger agreement that had been prepared by DLA Piper, with input from the Company and the special committee.

On December 13, 2010, William Blair received from Parent a revised offer with an indicated price of $13.00 per share. Parent’s revised indication of interest included a draft letter of intent requesting exclusivity together with a mark-up of the draft merger agreement and draft commitment letter’s from Parent’s lenders.

On December 13, 2010, Party B indicated verbally to William Blair its interest in a transaction pursuant to which the Company would acquire Party B in a stock transaction that would result in the owners of Party B owning more than 40% of the combined business. William Blair, on behalf of the Company, had multiple discussions with Party B and asked Party B to submit its proposal in writing.

On December 15, 2010, at a regularly scheduled meeting, our Board of Directors discussed Parent’s revised indication of interest. A representative from DLA Piper reviewed with our Board of Directors their fiduciary duties in light of the draft letter of intent. Our Board of Directors considered the fact that the draft letter of intent contained a limited exclusivity period and was non-binding. Representatives of William Blair discussed with our Board of Directors its financial analysis of Parent’s current proposal and the indication by Party B. William Blair informed the Board of Directors that, of the five interested parties as of November 19, 2010, only Parent and Party B decided to participate further in the sale process. Following extensive deliberation, our Board of Directors determined that it would be willing to entertain a transaction on the terms proposed by Parent, but that it would first attempt to obtain a higher price. Our Board of Directors instructed William Blair to request that Parent raise their price to $13.25 per share. Our Board of Directors also instructed William Blair to seek a formal offer from Party B, but noted significant risks and uncertainties and the potential dilution associated with the indication from Party B.

On December 18, 2010, DLA Piper and McDermott Will & Emery, counsel to Parent (“MWE”), discussed certain issues with respect to the revised merger agreement included with Parent’s proposal. Among other things, they discussed the termination fee and reverse termination fee provisions and various conditions associated with Parent’s proposal.

On December 19, 2010, Parent submitted a best and final offer of $13.25 per share, together with a revised letter of intent requesting exclusivity.

On December 20, 2010, the special committee met to discuss the status of discussions with Parent and the indication by Party B. A representative from DLA Piper reviewed with our Board of Directors their fiduciary duties with respect to any potential sale transaction. Party B had declined to submit a formal proposal. Following extensive discussion, the special committee authorized the Company to enter into the letter of intent with Parent.

On December 21, 2010, DLA Piper sent a revised draft of the merger agreement to MWE. On December 22, 2010, DLA Piper and MWE discussed the revised draft of the merger agreement.

The Company and Parent executed the letter of intent on December 23, 2010. The letter of intent provided for exclusivity through January 7, 2011, but was otherwise non-binding.

Between December 23, 2010 and January 13, 2010, representatives from DLA Piper and representatives from MWE exchanged drafts of the merger agreement and disclosure schedules and had multiple discussions with respect to such documents. During this time, MWE sent DLA Piper proposed forms of a voting agreement and exchange agreement along with copies of draft commitment letters from debt financing sources (Jefferies and THL Capital) for the entire debt financing that would be necessary to consummate the transaction, a draft equity commitment letter from an affiliate of Parent for the equity capital needed to consummate the transaction and form of limited guarantee. DLA Piper and MWE held discussions and exchanged drafts regarding each of these documents. During this time, Parent continued its due diligence investigation of the Company, and representatives of William Blair and representatives of the Company had ongoing discussions with Parent in connection with outstanding due diligence inquiries.

On December 30, 2010, MWE delivered to DLA Piper a draft of the consulting agreement for Mr. Hall and Mr. Cherrington.

Beginning the week of January 3, 2011, representatives of Parent held meetings with the rollover stockholders to discuss management retention arrangements. The Company’s management engaged Winston & Strawn LLP (“Winston”) to represent it in these negotiations.

On January 7, 2011, the special committee met with representatives of William Blair and DLA Piper to discuss the status of the sale process. Given the status of the discussions, the special committee agreed to extend the exclusivity period of the letter of intent until January 14, 2011.

On January 11, 2011, the special committee met with representatives of William Blair and DLA Piper to discuss the status of the sale process.

On January 12, 2011, Parent had meetings with the rollover stockholders to discuss retention arrangements. On January 13, 2011, H.I.G. held meetings and discussions with the rollover stockholders to further discuss retention arrangements. During this time Winston and MWE had multiple discussions with respect to the proposed management retention arrangements.

On January 13, 2011, the Company objected to Parent’s proposed regulatory approval condition to be included in the merger agreement. The parties were unable to agree on the issue and both parties suspended work on the proposed merger.

On January 14, 2011, our Board of Directors met with representatives of DLA Piper and William Blair to discuss the regulatory approval closing condition and the status of the proposed transaction. Our Board of Directors noted that on January 15, 2011, the Company would be free to terminate the letter of intent and the exclusivity provision.

On January 17, 2011, representatives of DLA Piper and MWE had discussions as to certain issues raised by Parent’s comments to the draft merger agreement, including the proposed regulatory approval condition. The parties agreed on an exception to the regulatory approval condition for ASC’s representing in the aggregate EBITDA (less minority interest) of less than $1.5 million. Based on this compromise, the Company and Parent decided to move forward with negotiating the proposed transaction.

Between January 17, 2011 and January 20, 2011, DLA Piper and MWE had multiple discussions with respect to and exchanged multiple drafts of the draft merger agreement. The parties also exchanged multiple drafts of the disclosure schedules and the various ancillary documents. DLA Piper and MWE proceeded to negotiate and finalize drafts of the merger agreement, disclosure schedules and the various ancillary documents. During this time, Winston and MWE had multiple discussions with respect to and exchanged multiple drafts of the management retention agreements. On January 18, 2011, Winston sent to MWE a revised draft of the consulting agreement for Mr. Hall and Mr. Cherrington.

At the end of the day on January 20, 2011, the special committee convened to consider the terms of Parent’s revised merger agreement. Following the special committee meeting, the full Board convened. At these meetings, a representative of DLA Piper reviewed the status of the negotiations and the revised terms of the merger agreement and reviewed with our Board of Directors their fiduciary duties in the context of the transaction being considered. William Blair then reviewed its financial analysis of the proposed consideration and delivered to our Board of Directors its opinion, as of that date and based on and subject to the various assumptions, qualifications and limitations described in its opinion, regarding the fairness, from a financial point of view, to the holders of shares (other than the rollover stockholders, Parent, Merger Sub and their affiliates) of the consideration of $13.25 per share in cash to be received by such holders of shares of NovaMed common stock in the merger. Following questions by the members of our Board of Directors to representatives of William Blair and DLA Piper, and further discussion among the members of our Board of Directors, the special committee recommended that our Board of Directors accept the offer from Parent. Then our Board of Directors, by unanimous action of all members, determined that acceptance of Parent’s offer was in the best interests of the Company and the Company’s stockholders. Our Board of Directors approved and authorized the execution, delivery and performance of, and declared advisable, the merger agreement and the merger, and further resolved to recommend to the Company’s stockholders that they adopt the merger agreement and approve the merger.

After the adjournment of the meeting of our Board of Directors, representatives of William Blair telephoned representatives of Parent to inform Parent that our Board of Directors had accepted Parent’s offer. The merger agreement and the voting agreements were executed later in the evening on January 20, 2011. The Company announced the transaction in a press release before the opening of the U.S. stock markets on January 21, 2011.

Recommendation of our Board of Directors

Acting on the recommendation of a special committee of our Board of Directors consisting of independent directors, our Board of Directors has determined that the merger agreement and the merger are advisable, fair to and in the best interest of the Company and our unaffiliated stockholders. Our Board of Directors unanimously:

•	approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement;

•	declared that it is in the best interests of the Company and the stockholders of the Company that the Company enter into the merger agreement and consummate the merger and the other transactions contemplated by the merger agreement;

•	declared that the terms of the merger are fair to the Company and the Company’s stockholders; and

•	directed the merger agreement to be submitted to the Company’s stockholders and recommending that the Company’s stockholders adopt the merger agreement and approve the merger.

The merger agreement was unanimously approved by our full Board of Directors at a meeting called for that purpose. Furthermore, the merger agreement was unanimously approved by the disinterested directors of the Company. Our Board of Directors considered a number of factors in determining to recommend that our stockholders adopt the merger agreement and approve the merger, as more fully described above under “— Background of the Merger” and below under “— Reasons for the Recommendation of our Board of Directors,” including the recommendation of a special committee of independent directors. Our Board of Directors unanimously recommends that you vote “FOR” the adoption of the merger agreement and approval of the merger.

Reasons for the Recommendation of our Board of Directors

Our Board of Directors consulted with the Company’s senior management, the Company’s outside legal advisor, DLA Piper LLP (US) (“DLA Piper”), and the Company’s financial advisor, William Blair, in evaluating the merger agreement and the merger and in the course of reaching its determination to adopt the merger agreement and approve the merger and to recommend unanimously that the Company’s stockholders adopt the merger agreement and approve the merger. Our Board of Directors considered a number of factors, including the following material factors and benefits of the merger, each of which our Board of Directors believed supported its recommendation:

•	The Company’s Business and Financial Condition and Prospects. Our Board of Directors’ familiarity with the business, operations, prospects, business strategy, properties, assets and financial condition of the Company, and the certainty of realizing in cash a compelling value for the shares of NovaMed common stock in the merger, compared to the risks and uncertainties associated with operating the Company’s business (including the risk factors set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009), particularly in a volatile and unpredictable financial and regulatory environment.

•	Review of Strategic Alternatives. Our Board of Directors’ belief, after a review of strategic alternatives, including potential acquisitions by the Company, and discussions with the Company’s management and advisors, that the value offered to stockholders in the merger was more favorable to the stockholders of the Company than the potential value that might have resulted from any other strategic opportunity reasonably available to the Company, including remaining an independent company.

•	Risks of Remaining Independent. Our Board of Directors’ assessment, after discussions with the Company’s management and advisors, of the risks of remaining an independent company and pursuing the Company’s strategic plan, compared to the certainty of realizing, in cash, a compelling value for the shares of NovaMed common stock, including risks relating to:

•	the uncertainties associated with continuing to execute on our strategic business plan in light of our competitive position in our industry, our potential for future growth, potential reductions in reimbursement rates and health care reform, as compared to the certainty of value provided by the $13.25 per share to be paid to our stockholders pursuant to the merger agreement;

•	their review of alternatives to a sale of NovaMed, such as undertaking further acquisitions, stock repurchases, a stock offering, or a leveraged recapitalization, including the alternative of continuing to operate as an independent public company and the attendant opportunities, costs and risks of each of these alternatives, after which our Board of Directors determined not to pursue any of these alternatives as a result of the uncertainties associated with continuing to execute on our business plan and each of the other alternatives compared to the certainty of value provided by the $13.25 per share to be paid to our stockholders pursuant to the merger agreement;

•	our Board of Directors’ belief that the merger will result in greater value to our stockholders than the value that could be expected to be generated from the various other strategic alternatives available to the Company, including the alternatives of remaining independent and pursuing our current strategic business plan, making a strategic acquisition, and various recapitalization and restructuring strategies, considering the potential risks and uncertainties associated with those alternatives;

•	the Board’s belief that there was no reasonable basis to believe that our stock price would exceed $13.25 in the forseeable future, absent speculation as to a potential transaction;

•	the upcoming maturity of $75 million of our 1% Convertible Senior Subordinated Notes in June 2012 and the uncertainties surrounding our ability to refinance that debt;

•	the future impact and risks inherent in any acquisition, reorganization or divestiture the Company may make, including any outcome of the Company’s exploration of strategic alternatives, and the lack of attractive stand-alone ASCs as acquisition candidates and competition for the acquisition of ASCs from hospitals and other health services providers;

•	the current economic conditions and continuing levels of high unemployment, which could result in fewer procedures being performed at our ASCs because patients may delay or cancel treatments and that further increases in unemployment could also result in fewer individuals being covered by employer-sponsored health plans and more individuals being covered by lower paying government-sponsored programs such as Medicare and Medicaid, all of which has resulted in declines in same-facility revenues at our existing ASCs;

•	the substantial capital resources necessary to maintain our acquisition and development program and the operations of our existing ASCs;

•	reduced prices and reimbursement rates for surgical procedures as a result of competition or Medicare and other governmental and private third party payor cost containment efforts;

•	the uncertainty surrounding the future determination of Medicare reimbursement levels for ambulatory surgical services; and

•	the changing interpretations of existing laws and regulations, and the adoption of new laws or regulations, governing our business operations, including physician use and/or ownership of ASCs, which may result in possible resulting penalties to us, the incurrence of significant expenditures and/or changes to our business operations.

•	Auction Process. The completion of a robust auction process for the sale of the Company, including the active solicitation of 126 potential bidders, the participation of 52 interested parties in the diligence process and receipt of indications of interest from seven interested parties.

•	Negotiations with Parent. The course of discussions and negotiations between the Company and Parent, improvements to the price offered and terms of the merger agreement in connection with those negotiations, and our Board of Directors’ belief based on these negotiations that $13.25 was the highest price per share of NovaMed’s common stock that Parent was willing to pay and that the terms set forth in the merger agreement were the most favorable terms to the Company to which Parent was willing to agree.

•	Recommendation of Special Committee. The recommendation of an independent special committee of our Board of Directors, consisting of C.A. Lance Piccolo, Robert J. Kelly and R. Judd Jessup.

•	Premium to Market Price. The fact that the $13.25 price to be paid for each share represented a 54.6% premium over the closing price of our common stock on August 2, 2010, the time of Parent’s initial indication of interest in a potential transaction, a 17.7% premium over the 90-day average closing price of our common stock and a 10.7% premium over the 30-day average closing price of our common stock, in each case as of January 19, 2011. Our Board of Directors also noted that the $13.25 price to be paid for each share of our common stock represented a 2.6% premium over the closing price of the shares on January 20, 2011, which was the last full trading day before the merger was publicly announced and believed that market speculation as to a proposed transaction had caused an increase in the stock price in the weeks leading up to the public announcement of the merger.

•	Opinion of Financial Advisor. The opinion of William Blair to our Board of Directors, as of January 20, 2011 and based on and subject to the various assumptions, qualifications and limitations described in its opinion dated the same date, as to the fairness, from a financial point of view, to the holders of shares (other than the rollover stockholders, Parent, Merger Sub and their affiliates) of the consideration of $13.25 per share in cash to be received by such holders of shares in the merger, as more fully described in the section entitled “- Opinion of William Blair, Financial Advisor to the NovaMed Board of Directors.”

•	Likelihood of Completion. Our Board of Directors’ belief that the merger likely will be completed, which is based on, among other things, Parent’s and its affiliates’ prior experience in completing acquisitions of other companies and the relative likelihood of obtaining required regulatory approvals for the merger and the terms of the merger agreement regarding the obligations of both companies to pursue such approvals.

•	Cash Consideration. The form of consideration to be paid to our stockholders in the merger is cash, which will provide certainty of value and immediate liquidity to our stockholders.

•	Terms of the Merger Agreement. The terms of the merger agreement, including the ability of the Company, under certain circumstances specified in the merger agreement and prior to the earlier of the completion of the special meeting of the Company’s stockholders, to furnish information to and engage in discussions or negotiations with a third party that makes an unsolicited bona fide written proposal for an acquisition transaction.

•	Ability to Withdraw or Change Recommendation. Our Board of Directors’ ability under the merger agreement to withdraw or modify its recommendation to our stockholders in favor of the merger under certain circumstances, including its ability to terminate the merger agreement in connection with a Superior Proposal, subject to the payment of a termination fee of $4,368,000.

•	Reasonableness of Termination Fee. Our Board of Directors’ determination that the termination fee payable by the Company to Parent’s designee in the event of certain termination events under the merger agreement is within the customary range of termination fees for transactions of this type.

•	Reverse Termination Fee. The fact that Parent is obligated to pay the Company a reverse termination fee in certain circumstances if Parent fails to complete the merger, and the guarantee of such reverse termination fee by H.I.G. Bayside Debt & LBO Fund II, L.P., an affiliate of H.I.G.

•	Appraisal Rights. The potential availability of statutory appraisal rights for the stockholders who do not vote to adopt the merger agreement and approve the merger and who otherwise comply with all the required procedures under the DGCL, which allows such stockholders to seek appraisal of the fair value of their shares.

Our Board of Directors also considered a variety of uncertainties and risks in its deliberations concerning the merger agreement and the merger, including the following:

•	No Stockholder Participation in Future Growth or Earnings. The fact that the nature of the merger as a cash transaction will prevent our stockholders (other than the rollover stockholders) from being able to participate in any future earnings or growth of the Company and our stockholders will not benefit from any potential future appreciation in the value of the shares, including any value that could be achieved if the Company engages in future strategic or other transactions or as a result of the improvements to the Company’s operations.

•	Taxable Consideration. The fact that the gains from the merger would generally be taxable to the Company’s stockholders for U.S. federal income tax purposes.

•	Effect of Public Announcement. The effect of a public announcement of the merger agreement on the Company’s operations, stock price, customers, physicians, suppliers, business partners and employees and its ability to attract and retain key management and personnel.

•	Effect of Failure to Complete Transactions. The fact that, if the merger is not completed, the trading price of the shares of our common stock could be adversely affected, the Company will have incurred significant transaction and opportunity costs attempting to consummate the transactions, the Company may lose customers, suppliers, business partners, physicians and employees after the announcement of the merger agreement, the Company’s business may be subject to disruption, the market’s perceptions of the Company’s prospects could be adversely affected and the Company’s directors, officers and other employees will have expended considerable time and effort to consummate the transactions.

•	Interim Restrictions on Business. The fact that the restrictions in the merger agreement on the conduct of the Company’s business prior to the consummation of the merger, requiring the Company to operate its business in the ordinary course of business and subject to other restrictions, other than with the consent of Parent, may delay or prevent the Company from undertaking business opportunities that could arise prior to the consummation of the merger.

•	Restrictions on Soliciting Proposals; Termination Fee. The restrictions in the merger agreement on the active solicitation of competing proposals and the requirement, under the merger agreement, that the Company pay Parent’s designee a termination fee of $4,368,000 if the merger agreement is terminated in certain circumstances or if, in certain circumstances, the Company engages in another transaction during the one-year period thereafter.

•	Interests of Directors and Officers. The fact that the executive officers and directors of the Company may have interests in the merger that are different from, or in addition to, those of the Company’s stockholders.

The foregoing discussion of information and factors considered by our Board of Directors is not intended to be exhaustive. In light of the variety of factors considered in connection with its evaluation of merger agreement and the merger, our Board of Directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations. Rather, our Board of Directors viewed its determinations and recommendations as being based on the totality of information and factors presented to and considered by our Board of Directors. Moreover, each member of our Board of Directors applied his or her own personal business judgment to the process and may have given different weight to different factors.

Our Board of Directors unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement and approve the merger and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Opinion of William Blair, Financial Advisor to the NovaMed Board of Directors

Pursuant to an engagement letter dated June 25, 2010, William Blair was retained to act as a financial advisor to the NovaMed board of directors to render certain investment banking services in connection with a potential business combination of NovaMed with a to-be-determined party, a recapitalization of NovaMed or a restructuring. In particular, the NovaMed board of directors requested the opinion of William Blair as to the fairness, from a financial point of view, to the holders of the outstanding shares of NovaMed common stock (other than the rollover stockholders, Parent, Merger Sub and their affiliates) of the $13.25 per share in cash, referred to herein as the merger consideration, to be paid to such holders in the proposed merger pursuant to the merger agreement by and among Parent, Merger Sub, and NovaMed. On January 20, 2011, William Blair delivered its opinion to the NovaMed board of directors and subsequently confirmed in writing, dated January 20, 2011, as of that date and based upon and subject to the assumptions, qualifications and limitations stated in its opinion, as to the fairness, from a financial point of view, to the holders of NovaMed common stock (other than the rollover stockholders, Parent, Merger Sub or their affiliates) of the merger consideration to be paid to such holders in the proposed merger pursuant to the merger agreement. William Blair was not asked to consider, and its opinion does not address, the allocation of the merger consideration to be paid in the proposed merger among the holders of NovaMed common stock.

William Blair provided the opinion described above for the information and assistance of the NovaMed board of directors in connection with its consideration of the proposed merger. William Blair’s opinion was one of many factors taken into account by the NovaMed board of directors in making its determination to adopt the merger agreement and approve the merger. The terms of the merger agreement and the amount and form of the merger consideration, however, were determined through negotiations between NovaMed and Parent and were approved by the NovaMed board of directors. The opinion described above was reviewed and approved by William Blair’s fairness opinion committee. William Blair has consented to the inclusion in this Proxy Statement of its opinion and the description of its opinion appearing under this subheading “Opinion of William Blair, Financial Advisor to the NovaMed Board of Directors.”

The full text of William Blair’s opinion, dated January 20, 2011, is attached as Annex B to this Proxy Statement and incorporated into this Proxy Statement by reference. You are urged to read the opinion carefully and in its entirety to learn about the assumptions made, procedures followed, matters considered and limits on the scope of the review undertaken by William Blair in rendering its opinion. William Blair’s opinion was directed to the NovaMed board of directors for its benefit and use in evaluating the fairness of the merger consideration to the holders of NovaMed common stock (other than the rollover stockholders, Parent, Merger Sub or their affiliates) and relates only to the fairness, as of the date of the opinion and from a financial point of view, of the consideration to be paid to such holders in the proposed merger pursuant to the merger agreement. The opinion does not address any other aspect of the proposed merger or any related transaction and does not constitute a recommendation to any stockholder as to how that stockholder should vote or act with respect to the merger agreement or the proposed merger. William Blair did not address the merits of the underlying decision by NovaMed to engage in the proposed merger. The following summary of William Blair’s opinion is qualified in its entirety by reference to the full text of the opinion.

In connection with William Blair’s review of the proposed merger and the preparation of William Blair’s opinion, William Blair, among other things, examined:

•	the draft of the merger agreement dated January 20, 2011, which we refer to in this section as the draft agreement;

•	certain audited historical financial statements of NovaMed for the five years ended December 31, 2009;

•	the unaudited financial statements of NovaMed for the nine months ended September 30, 2010;

•	certain internal business, operating and financial information and forecasts of NovaMed prepared by the senior management of NovaMed, which we refer to as the forecasts;

•	information regarding publicly available financial terms of certain other business combinations William Blair deemed relevant;

•	the financial position and operating results of NovaMed compared with those of certain other publicly traded companies William Blair deemed relevant;

•	then current and historical market prices and trading volumes of NovaMed’s common stock; and

•	certain other publicly available information regarding NovaMed and the industry in which it operates.

William Blair also held discussions with members of the senior management of NovaMed to discuss the foregoing, considered other matters which William Blair deemed relevant to its inquiry and took into account such accepted financial and investment banking procedures and considerations as William Blair deemed relevant. In connection with its engagement, William Blair was requested to approach, and William Blair held discussions with, third parties to solicit indications of interest in a possible acquisition of NovaMed.

In rendering its opinion, William Blair assumed and relied, without independent verification, upon the accuracy and completeness of all the information examined by or otherwise reviewed or discussed with William Blair for purposes of its opinion, including, without limitation, the forecasts provided by the senior management of NovaMed. See the section entitled “Certain Financial Forecasts and Other Information” beginning on page 33. William Blair did not make or obtain an independent valuation or appraisal of the assets, liabilities or solvency of NovaMed. William Blair was advised by the senior management of NovaMed that the forecasts had been reasonably prepared in good faith on bases reflecting the then currently best available estimates and judgments of the senior management of NovaMed. In that regard, William Blair assumed, with the consent of NovaMed, that: (i) the forecasts would be achieved in the amounts and at the times contemplated thereby and (ii) all material assets and liabilities (contingent or otherwise) of NovaMed were as set forth in NovaMed’s financial statements or other information made available to William Blair. William Blair expressed no opinion with respect to the forecasts or the estimates and judgments on which they were based. William Blair did not consider and expressed no opinion as to the amount or nature of the compensation to any of the officers, directors or employees (or any class of such persons) of NovaMed relative to the merger consideration to be paid for the NovaMed common stock. William Blair’s opinion did not address the relative merits of the proposed merger as compared to any alternative business strategies that might have existed for NovaMed or the effect of any other transaction in which NovaMed might have engaged. William Blair’s opinion was based upon economic, market, financial and other conditions existing on, and other information disclosed to William Blair as of, the date of its opinion. Although subsequent developments may affect William Blair’s opinion, William Blair does not have any obligation to update, revise or reaffirm its opinion. William Blair relied as to all legal matters on advice of counsel to NovaMed and assumed that all such advice was correct. William Blair further assumed that the merger would be consummated on the terms described in the merger agreement, without any waiver, modification or amendment of any material terms or conditions by NovaMed. In addition, William Blair relied upon and assumed, without independent verification, that the final form of the merger agreement would not differ in any respect from the draft agreement.

William Blair’s investment banking services and its opinion were provided for the use and benefit of the NovaMed board of directors in connection with its consideration of the proposed merger. William Blair’s opinion was limited to the fairness, from a financial point of view, to the holders of NovaMed common stock (other than the rollover stockholders, Parent, Merger Sub or their affiliates) of the merger consideration to be paid to such holders in the proposed merger pursuant to the draft agreement and William Blair did not address the merits of the underlying decision by NovaMed to engage in the proposed merger and its opinion did not constitute a recommendation to the NovaMed board of directors, any stockholder or any other person as to how such person should vote or act with respect to the proposed merger. It is understood that William Blair’s opinion may not be disclosed or otherwise referred to without William Blair’s prior written consent, except that William Blair’s opinion may be included in its entirety in a proxy statement required by law to be filed with the Securities and Exchange Commission and mailed to the stockholders by NovaMed with respect to the proposed merger.

The following is a summary of the material financial analyses performed and material factors considered by William Blair to arrive at its opinion. William Blair performed certain procedures, including each of the financial analyses described below, and reviewed with our Board of Directors the assumptions upon which such analyses were based, as well as other factors. Although the summary does not purport to describe all of the analyses performed or factors considered by William Blair in this regard, it does set forth those considered by William Blair to be material in arriving at its opinion. The order of the summaries of analyses described does not represent the relative importance or weight given to those analyses by William Blair.

Analysis of NovaMed

Selected Public Company Analysis.  William Blair reviewed and compared certain financial information relating to NovaMed to corresponding financial information, ratios and public market multiples for certain publicly traded companies William Blair deemed relevant. The purpose of this analysis was to provide a comparison of the respective valuations of certain companies that operate in similar lines of business or industry and under similar business and financial conditions as NovaMed and the proposed merger. The companies selected by William Blair were:

•	AmSurg Corp.;

•	Community Health Systems, Inc.;

•	Health Management Associates Inc.;

•	LifePoint Hospitals Inc.;

•	Select Medical Holdings Corporation;

•	Tenet Healthcare Corp.; and

•	Universal Health Services Inc.

Although none of the selected companies is directly comparable to NovaMed, William Blair, using its professional judgment and experience, determined that such companies were the most appropriate for purposes of this analysis based on certain criteria that William Blair considered to be appropriate in light of the applicable facts and circumstances. Such criteria included, but was not limited to, the other companies’ respective industries and general businesses and the fact that they were publicly traded, and certain of their operating and financial characteristics, such as their market capitalizations, enterprise values, revenues and EBITDA less non-controlling interests that William Blair considered similar to the operating and financial characteristics of NovaMed. While there may have been other companies that operate in similar industries to NovaMed or have a similar line of business or similar financial or operating characteristics to NovaMed, William Blair did not specifically identify any other companies for this purpose.

Among the information William Blair considered was NovaMed’s unaudited internal financial estimates of its earnings before interest, taxes, depreciation and amortization less non-controlling interests (referred to as EBITDA less non-controlling interests), and net income, for the latest twelve months (commonly referred to as LTM) ended September 30, 2010 and NovaMed’s forecast earnings per share (commonly referred to as EPS) for the fiscal years ending December 31, 2010 and 2011.

For each selected public company, William Blair considered the enterprise value less any non-controlling interests, and defined enterprise value as the company’s market capitalization calculated on a fully-diluted basis as of January 19, 2011 plus preferred equity and total debt, less cash and cash equivalents, as a multiple of EBITDA less non-controlling interests and equity value as a multiple of net income for each company for the LTM period for which results were publicly available and the stock price of common equity as a multiple of EPS for each company for the respective estimates for 2010 and 2011. The operating results and the corresponding derived multiples for each of the selected public companies were based on each company’s most recent available publicly disclosed financial information, closing share prices as of January 19, 2011 and consensus Wall Street analysts’ EPS estimates for calendar years 2010 and 2011. William Blair similarly adjusted the historical results of the selected public companies, where appropriate and publicly disclosed, to eliminate the impact of non-recurring items included in their financial information. William Blair did not have access to internal forecasts for any of the selected public companies other than NovaMed.

William Blair then derived the multiples implied for NovaMed based on the terms of the proposed merger and compared these multiples to the range of trading multiples for the selected public companies. Information regarding the multiples from William Blair’s analysis of selected publicly traded companies is set forth in the following table.

	Implied		Selected Public Company
	by the		Valuation Multiples
Multiple	Merger		Mean		Median		Minimum		Maximum

Enterprise Value/LTM EBITDA less non-controlling interests	7.6	x	7.0	x	7.3	x	5.8	x	8.0	x
Enterprise Value/2010E EBITDA less non-controlling interests	7.7	x	7.1	x	7.3	x	6.0	x	8.0	x
Enterprise Value/2011E EBITDA less non-controlling interests	7.2	x	6.7	x	6.8	x	5.4	x	8.0	x
Equity Value/LTM Net Income	14.5	x	11.9	x	11.5	x	10.9	x	14.0	x
Equity Value/2010E Net Income	14.8	x	13.5	x	13.2	x	12.1	x	16.1	x
Equity Value/2011E Net Income	13.1	x	11.7	x	11.9	x	9.9	x	12.5	x

Although William Blair compared the trading multiples of the selected public companies to those implied for NovaMed, none of the selected public companies is identical to NovaMed. Accordingly, any analysis of the selected publicly-traded companies necessarily would involve complex considerations and judgments concerning the differences in financial and operating characteristics and other factors that would necessarily affect the analysis of trading multiples of the selected publicly traded companies.

Selected M&A Transactions Analysis.  William Blair performed an analysis of 8 selected ambulatory surgery and hospital-based business combinations completed since 2006. The purpose of this analysis was to provide an overview of the consideration paid by acquirers in recent comparable transactions involving the acquisition of companies within NovaMed’s industry. William Blair’s analysis was based solely on publicly available information regarding such transactions. The selected transactions were not intended to be representative of the entire range of possible transactions in the ambulatory surgery and hospital-based industry. While none of the companies that participated in the selected transactions are directly comparable to NovaMed, William Blair, using its professional judgment and experience, deemed such transactions relevant after analyzing them in connection with certain criteria that William Blair considered to be appropriate in light of the applicable facts and circumstances. Such criteria included, but was not limited to, the industries in which the other transactions occurred and the respective enterprise values and EBITDA less non-controlling interests of the target companies in such transactions that William Blair considered similar to the industry, enterprise value and EBITDA less non-controlling interests of NovaMed. The transactions examined were (identified by target / acquirer and month and year of announcement):

•	National Surgical Hospitals, Inc./Irving Place Capital (January 2011);

•	Regency Hospital Company, L.L.C./Select Medical Holdings Corporation (June 2010);

•	Symbion Inc./Crestview Partners, L.P. (April 2007);

•	HealthSouth Corporation, Surgery Centers Division/TPG Capital (March 2007);

•	Triad Hospitals, Inc./Community Health Systems, Inc. (March 2007);

•	United Surgical Partners International, Inc./Welsh, Carson, Anderson & Stowe (January 2007);

•	HCA, Inc./Bain Capital, LLC, Kohlberg Kravis Roberts & Co. L.P., and Merrill Lynch Global Private Equity (July 2006); and

•	Surgis, Inc./United Surgical Partners International, Inc. (January 2006)

William Blair reviewed the consideration paid in the selected transactions in terms of the enterprise value of the target in these transactions as a multiple of the EBITDA less non-controlling interests of the target for the LTM prior to the announcement of the applicable transaction. William Blair compared the resulting range of transaction multiples of EBITDA less non-controlling interests for the selected transactions to the implied transaction multiples for NovaMed derived using September 30, 2010 LTM EBITDA less non-controlling interests based on the merger consideration in the proposed merger. William Blair similarly adjusted the historical results of the acquired companies, where appropriate and publicly disclosed, to eliminate the impact of non-recurring items included in their financial information. Information regarding the multiples from William Blair’s analysis of the selected transactions is set forth in the following table:

Implied
	by the	Selected Transaction Valuation Multiples
Multiple	Merger	Mean	Median	Minimum	Maximum

Enterprise Value/LTM EBITDA less non-controlling interests	7.6x	10.3x	10.2x	6.7x	15.1x

Although William Blair analyzed the multiples implied by the selected transactions and compared them to the implied transaction multiples of NovaMed, none of these transactions or associated companies is identical to the merger or NovaMed. Accordingly, any analysis of the selected transactions necessarily would involve complex considerations and judgments concerning the differences in financial and operating characteristics, parties involved and terms of their transactions and other factors that would necessarily affect the implied value of NovaMed in the merger versus the values of the companies in the selected transactions.

Premiums Paid Analysis.  William Blair reviewed data from 252 acquisitions of publicly traded domestic companies announced since January 1, 2007 and with enterprise values between $100 million and $500 million in which 100% of the target’s equity was acquired. The purpose of this analysis was to provide an overview of the premiums paid by acquirers — that is, the amount by which the per-share consideration exceeded the target’s pre-announcement share price — in other recent comparable transactions. None of these transactions or associated companies is identical to the merger or NovaMed. Accordingly, any analysis of the selected transactions necessarily involved complex considerations and judgments concerning the differences in financial and operating characteristics, parties involved and terms of their transactions and other factors that would necessarily affect the implied value of NovaMed in the merger versus the values of the companies in the selected transactions. Specifically, William Blair analyzed the acquisition price per share as a premium to the closing share price one day, one week, one month, 60 days, 90 days and 180 days prior to the announcement of the transaction, for all 252 transactions. William Blair compared the range of resulting per share stock price premiums for the reviewed transactions to the premiums implied by the merger based on NovaMed’s common stock price one day, one week, one month, 60 days, 90 days and 180 days prior to an assumed announcement date of the merger of January 21, 2011. Information regarding the premiums from William Blair’s analysis of these selected transactions is set forth in the following table:

	Implied
	Premium
	per Share	Premium Paid Percentage Data by Percentile
Premium Period before Announcement	in the Merger	10th	20th	30th	40th	50th	60th	70th	80th	90th

1 Day	1.8%	5.4%	12.7%	19.2%	25.9%	31.0%	36.2%	48.4%	60.7%	93.7%
1 Week	1.3%	6.1%	12.8%	21.5%	27.6%	33.9%	41.1%	51.2%	61.9%	90.3%
1 Month	11.8%	6.3%	17.5%	24.2%	28.9%	34.2%	41.0%	50.8%	69.4%	97.3%
60 Days	19.7%	6.7%	14.4%	23.2%	31.8%	37.5%	44.3%	53.8%	72.8%	98.4%
90 Days	22.6%	4.4%	15.7%	21.7%	29.4%	42.2%	49.6%	63.0%	73.3%	96.2%
180 Days	69.2%	(6.3)%	9.7%	18.9%	26.9%	27.4%	49.1%	64.4%	88.9%	128.4%

William Blair also reviewed data from 22 acquisitions of publicly traded healthcare services companies announced since January 1, 2005 in which 100% of the target’s equity was acquired. The purpose of this analysis was to provide an overview of the premiums paid by acquirers — that is, the amount by which the per-share consideration exceeded the target’s pre-announcement share price - in other comparable public transactions involving the acquisition of companies in NovaMed’s industry. None of these transactions or the associated companies is identical to the merger or NovaMed. Accordingly, any analysis of the selected transactions necessarily involved complex considerations and judgments concerning the differences in financial and operating characteristics, parties involved and terms of their transactions and other factors that would necessarily affect the implied value of NovaMed in the merger versus the values of the companies in the selected transactions. Specifically, William Blair analyzed the acquisition price per share as a premium to the closing share price one day, one week, one month, 60 days, 90 days and 180 days prior to the announcement of the transaction, for all 22 transactions. William Blair compared the range of resulting per share stock price premiums for the reviewed transactions to the premiums implied by the merger based on NovaMed’s common stock price one day, one week, one month, 60 days, 90 days and 180 days prior to an assumed announcement date of the merger of January 21, 2011. Information regarding the premiums from William Blair’s analysis of these selected transactions is set forth in the following table:

	Implied
	Premium
	per Share	Premium Paid Percentage Data by Percentile
Premium Period before Announcement	in the Merger	10th	20th	30th	40th	50th	60th	70th	80th	90th

1 Day	1.8%	2.7%	7.1%	14.6%	20.2%	24.4%	32.1%	38.0%	40.7%	70.4%
1 Week	1.3%	6.0%	9.8%	14.1%	19.5%	25.8%	29.2%	32.7%	40.0%	76.8%
1 Month	11.8%	9.0%	10.4%	15.7%	22.3%	29.7%	31.2%	35.6%	41.7%	67.6%
60 Days	19.7%	8.7%	10.8%	18.3%	21.4%	29.1%	31.3%	34.5%	54.0%	71.4%
90 Days	22.6%	(0.0)%	3.6%	11.6%	18.3%	35.6%	38.4%	49.3%	62.2%	78.0%
180 Days	69.2%	(6.0)%	(0.6)%	5.6%	11.3%	25.0%	30.8%	37.4%	105.3%	121.5%

William Blair also noted that NovaMed’s stock price increased 37.9% since mergermarket published an article on September 28, 2010 stating that William Blair had been engaged “to run a sale process” from $9.44 to the closing price of $13.02 on January 19, 2011, the day prior to the announcement.

Discounted Cash Flow Analysis.  William Blair utilized information included in the forecasts to perform a discounted cash flow analysis of the projected future cash flows of NovaMed for the period commencing January 1, 2011 and ending December 31, 2015. The purpose of this analysis was to calculate the estimated present value of the unlevered, after tax free cash flows of NovaMed (less expenses associated with NovaMed’s non-controlling interests). Using discounted cash flow methodology, William Blair calculated the present values of the projected free cash flows for NovaMed. In this analysis the unlevered, after-tax free cash flows for NovaMed from the period commencing January 1, 2011 and ending December 31, 2015 were defined as EBITDA less non-controlling interests less taxes, capital expenditures and changes in net working capital. Also, William Blair assumed discount rates ranging from 12% to 16% and calculated the terminal value for NovaMed using assumed 2015 EBITDA less non-controlling interests exit multiples ranging from 7.0x to 8.0x. William Blair noted that the assumed terminal EBITDA less non-controlling interests exit multiple range was based on the multiples implied by the proposed merger and the range of multiples from the selected public company trading analysis shown above. William Blair made its discount rate assumption based on NovaMed’s weighted average cost of capital analysis applying the capital asset pricing model. William Blair aggregated (i) the present value of the free cash flows over the applicable forecast period with (ii) the present value of the range of terminal values. The aggregate present value of these items represented the enterprise value range. William Blair then derived a range of fully-diluted equity values per share by subtracting the net debt of NovaMed from the resulting enterprise value range and dividing the resulting equity value by the total fully-diluted shares of NovaMed outstanding as of January 19, 2011, which was approximately 8.2 million shares. This analysis indicated an implied per share equity reference range of $10.03 to $16.20 as compared to the merger consideration of $13.25 per share.

Leverage Buyout Analysis.  Based on the forecasts provided by the senior management of the Company for fiscal years 2011 through 2015, William Blair performed a leveraged buyout analysis to determine, based on NovaMed’s ability to service a given level of debt using its projected future earnings stream and corresponding cash flows, an estimate of a theoretical purchase price that could be paid by a hypothetical financial sponsor in an acquisition of NovaMed, assuming such transaction was financed on customary market terms and assuming that such financial buyer will seek to realize a return on its investment in 2015. Estimated exit values were calculated by applying a range of exit value multiples from 7.0x to 8.0x 2015E EBITDA less non-controlling interests, which exit value multiples were determined based on William Blair’s experience and professional judgment from the multiples implied by the proposed merger and the range of multiples from the selected public company trading analysis shown above. William Blair then derived a range of theoretical purchase prices based on assumed required internal rates of return for a buyer between 20% and 30%, which range of percentages was, in William Blair’s professional judgment, generally reflective of the range of required internal rates of return commonly assumed when performing a leveraged buyout analysis of this type. This analysis indicated an implied per share equity reference range of $10.03 to $14.90 as compared to the merger consideration of $13.25 per share.

General.  This summary is not a complete description of the analysis performed by William Blair but contains the material elements of the analysis. The preparation of an opinion regarding fairness is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. The preparation of an opinion regarding fairness does not involve a mathematical evaluation or weighing of the results of the individual analyses performed, but requires William Blair to exercise its professional judgment, based on its experience and expertise, in considering a wide variety of analyses taken as a whole. Each of the analyses conducted by William Blair was carried out in order to provide a different perspective on the financial terms of the proposed merger and add to the total mix of information available. The analyses were prepared solely for the purpose of William Blair providing its opinion and do not purport to be appraisals or necessarily reflect the prices at which securities actually may be sold. William Blair did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion about the fairness to the holders of NovaMed common stock (other than the rollover stockholders, Parent, Merger Sub or their affiliates) of the consideration to be paid by NovaMed in the proposed merger pursuant to the merger agreement. Rather, in reaching its conclusions, William Blair considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. William Blair did not place particular reliance or weight on any particular analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized above, William Blair believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, may create an incomplete view of the evaluation process underlying its opinion. No company or transaction used in the above analyses as a comparison is directly comparable to NovaMed or the proposed merger. In performing its analyses, William Blair made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by William Blair are not necessarily indicative of future actual values and future results, which may be significantly more or less favorable than suggested by such analyses.

William Blair has been engaged in the investment banking business since 1935. William Blair continually undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations, estate and gift tax valuations and similar transactions. In the ordinary course of its business, William Blair may from time to time trade the publicly held securities of NovaMed for its own account and for the accounts of its customers, and accordingly may at any time hold a long or short position in such securities. William Blair was familiar with NovaMed, having provided certain investment banking services to NovaMed in 2005, for which William Blair was paid a customary retainer fee of $20,000 William Blair acted as the investment banker to the NovaMed board of directors in connection with the proposed merger and the Company has agreed to pay William Blair for its services in connection with the merger retainer fees of $50,000, a $250,000 fee payable upon delivery of William Blair’s fairness opinion, and a transaction fee (against which will be credited any amounts previously paid due to the retainer or paid upon delivery of William Blair’s opinion), which, for illustrative purposes only, if calculated as of the date of this proxy statement, would be equal to approximately $2.7 million. contingent upon successful completion of the proposed merger. The Company also has agreed to reimburse William Blair for its expenses and to indemnify William Blair against certain liabilities arising out of its engagement. Furthermore, the majority owner of Parent is a private equity fund, H.I.G. From time to time, William Blair is engaged (and it was then currently engaged) to provide investment banking services to companies in which H.I.G. holds interests, for which customary retainer fees have been and will be paid to William Blair Specifically, from the period commencing on February 1, 2010 and ending on the date of this proxy statement, William Blair has provided customary investment banking services in connection with the sale of a division of a portfolio company in which H.I.G. is a minority investor and in connection with the restructuring of a portfolio company in which H.I.G. is the majority investor. In connection with such engagements, William Blair will receive a customary fee for transactions of that type.

Certain Financial Forecasts and Other Information

The Company does not as a matter of course make public projections as to future performance, earnings or other results beyond the current fiscal year, and is especially wary of making projections for extended periods due to the unpredictability of the underlying assumptions and estimates.

However, in connection with its engagement of William Blair to evaluate the Company’s strategic alternatives, the Company provided to William Blair non-public internal financial forecasts regarding the Company’s anticipated future operations for the balance of the fiscal year ended December 31, 2010, the twelve months ended September 30, 2010 and the fiscal years ended December 31, 2011, 2012, 2013, 2014 and 2015. The forecasts identified above are referred to collectively as the “Internal Financial Forecasts.” Summaries of the Internal Financial Forecasts are set forth below.

The Internal Financial Forecasts were not prepared with a view toward public disclosure. Rather, the Internal Financial Forecasts were prepared by the Company’s management solely for internal management purposes, and William Blair’s use in connection with its opinion regarding the merger consideration. The Internal Financial Forecasts were not prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, or generally accepted accounting principles, nor were they examined or reviewed by the Company’s independent public accounting firm or any other accounting firm, nor has any such firm expressed any opinion or other assurance with respect thereto. There is no guarantee that the Internal Financial Forecasts will be realized, or that the assumptions upon which they are based will prove to be correct. In addition, the Internal Financial Forecasts did not include certain potential downward revisions that may occur due to ongoing customer contract matters that were disclosed to William Blair. Further, the Internal Financial Forecasts do not take into account the effect of any failure to occur of the merger and should not be viewed as accurate or continuing in that context. The Company’s stockholders are cautioned not to place undue reliance on the Internal Financial Forecasts included in this proxy statement. The Internal Financial Forecasts are being included in this proxy statement not to influence your decision whether to vote in favor of the adoption of the merger agreement and approval of the merger, but rather because they were made available by the Company to William Blair.

The Internal Financial Forecasts were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of the Company’s management. Important factors that may affect actual results and result in the forecast results not being achieved include, but are not limited to, the risks and uncertainties identified in the reports filed by the Company with the SEC (including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009). Some of these specific risks, although not all, are: the current economic recession and disruption in the financial markets; our current and future debt levels; our ability to access capital on a cost-effective basis to continue to successfully implement our growth strategy; reduced prices and reimbursement rates for surgical procedures; our ability to acquire, develop or manage a sufficient number of profitable surgical facilities; our ability to maintain successful relationships with the physicians who use our surgical facilities; our ability to grow and manage effectively our increasing number of surgical facilities; competition from other companies in the acquisition, development and operation of surgical facilities; and the application of existing or proposed government regulations, or the adoption of new laws and regulations, that could limit our business operations, require us to incur significant expenditures or limit our ability to relocate our facilities. The Internal Financial Forecasts also reflect assumptions as to certain business decisions that are subject to change. Because the Internal Financial Forecasts cover multiple years, such information by its nature becomes less reliable with each successive year. The Internal Financial Forecasts should be read together with the historical financial statements of the Company included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2010, June 30, 2010 and September 30, 2010.

Accordingly, there can be no assurance that the projections contained in the Internal Financial Forecasts will be realized, and actual results may vary materially from those shown. The inclusion of the Internal Financial Forecasts in this Proxy Statement should not be regarded as an indication that Parent or Merger Sub or their affiliates, advisors or representatives considered or consider the Internal Financial Forecasts to be a reliable prediction of future events, and the Internal Financial Forecasts should not be relied upon as such. None of the Company, Parent or Merger Sub or their respective affiliates, advisors or representatives can give you any assurance that actual results will not differ from the Internal Financial Forecasts, and none of them undertakes any obligation to update or otherwise revise or reconcile the Internal Financial Forecasts to reflect circumstances existing after the date the Internal Financial Forecasts were prepared or to reflect events, even in the event that any or all of the assumptions underlying the projections contained in the Internal Financial Forecasts are shown to be in error. The Company has made no representation to Parent or Merger Sub, in the merger agreement or otherwise, concerning the Internal Financial Forecasts. BDO USA, LLP has not compiled or examined the projections contained in the Internal Financial Forecasts and accordingly does not express an opinion or any other form of assurance on the prospective financial information provided herein.

The Internal Financial Forecasts include non-GAAP financial measures, including EBITDA. “GAAP” means generally accepted accounting principles in the United States. The Company believes that EBITDA provides important information about the operating trends of the Company. The Company uses EBITDA to evaluate performance of its business operations. These non-GAAP measures are not in accordance with, or an alternative for, measures prepared in accordance with GAAP and may be different from similarly titled measures used by other companies. EBITDA is not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP. These measures should only be used to evaluate the Company’s results of operations in conjunction with the corresponding GAAP measures.

	12 Months
	Ended
	9/30/2010	2010P	2011P	2012P	2013P	2014P	2015P
	(In thousands, except for earnings per share data)

Revenue	$152,429	$151,639	$158,411	$172,163	$186,419	$201,197	$216,518
Operating income (EBIT)	37,842	37,264	41,715	46,223	51,307	56,590	62,080
EBITDA	44,809	43,995	48,327	53,274	58,812	64,566	70,543
EBITDA less non-controlling interest	27,910	27,289	29,339	32,374	35,931	39,630	43,476
Net income	7,154	7,005	8,340	—	—	—	—
Diluted earnings per share	0.91	0.89	1.01	—	—	—	—

Effects of the Merger

If the merger is consummated, Merger Sub will be merged with and into NovaMed, with NovaMed continuing as the surviving corporation and a wholly-owned subsidiary of Parent. At the effective time of the merger, the following will occur:

•	each share of NovaMed common stock (including shares of vested restricted stock) issued and outstanding immediately prior to the effective time of the merger (other than the rollover shares held by the rollover stockholders and other than the shares held by NovaMed or any subsidiary of NovaMed or Parent or Merger Sub and stockholders who have perfected and not withdrawn a demand for appraisal rights under Delaware law) will be automatically cancelled and converted into the right to receive $13.25 in cash, without interest;

•	each unexercised NovaMed common stock option, whether vested or unvested, that is outstanding immediately prior to the effective time of the merger shall be cancelled at the effective time of the merger, with the holder of such NovaMed common stock option becoming entitled to receive, in full satisfaction of the rights of the holder of such NovaMed common stock option, an amount in cash equal to (A) the excess, if any, of (1) $13.25 over (2) the exercise price per share of NovaMed common stock subject to such NovaMed common stock option multiplied by (B) the number of shares of NovaMed common stock subject to such NovaMed common stock option. To clarify the treatment of each of the unexercised NovaMed common stock options, we will enter into an option cancellation agreement with each holder of a NovaMed common stock option prior to the effective time of the merger, that will only become effective upon the consummation of the merger;

•	each unvested NovaMed restricted share of common stock that is outstanding immediately prior to the effective time of the merger shall be cancelled, with the holder of such unvested NovaMed restricted share of common stock becoming entitled to receive, in full satisfaction of the rights of such holder with respect thereto, an amount in cash equal to $13.25 multiplied by the maximum number of shares of NovaMed common stock subject to such restricted share of NovaMed common stock immediately prior to the effective time of the merger; and

•	with respect to the Purchase Plan, our Board of Directors adopted resolutions and took other actions to (A) participation shall be limited to those employees who are participants on the date of the merger agreement; (B) no Option Period (as defined in the Purchase Plan) shall be commenced after the date of the merger agreement; (C) if, with respect to an Option Period in effect on the date of the merger agreement, the effective time of the merger occurs prior to the Exercise Date (as defined in the Purchase Plan) for such Option Period, upon the effective time of the merger, each purchase right under the Purchase Plan outstanding immediately prior to the effective time of the merger shall be exercised to purchase from NovaMed whole shares of NovaMed’s common stock (subject to the provisions of the Purchase Plan regarding the maximum number and value of shares purchasable per participant) at the applicable price determined under the terms of the Purchase Plan for the then outstanding Option Period using such date on which the effective time of the merger occurs as the final Exercise Date for such Option Period, and any remaining accumulated but unused payroll deductions shall be distributed to the relevant participants without interest as promptly as practicable following the Effective Time; and (D) the Purchase Plan shall terminate, effective upon the earlier of the Purchase Date for the Option Period in effect on the date of the merger agreement and the effective time of the merger.

If the merger is completed, all of the equity interests in NovaMed will be owned directly by Parent, which immediately following the effective time of the merger will continue to be owned by Holdings and the rollover stockholders will own a minority interest in Holdings, as more fully described below. The rollover stockholders have agreed to surrender a portion of their shares of NovaMed common stock to Holdings immediately prior to the effective time of the merger plus, in the case of Messrs. Macomber and Hart, invest additional cash consideration, in exchange for equity interests in Holdings. In addition, the rollover stockholders entered into executive securities agreements with Holdings pursuant to which they will be awarded incentive equity awards subject to the terms and conditions of such executive securities agreements. The rollover stockholders will receive cash in an amount equal to the merger consideration for their shares of NovaMed common stock that are not surrendered to Holdings. As a result, immediately following the merger, the rollover stockholders will hold approximately 3.1% (on a fully diluted basis) of Holdings, and indirectly, the Company, after giving effect to the issuance and vesting of all incentive equity awards granted to the rollover stockholders. Except for the rollover stockholders, no current stockholder of NovaMed will have any ownership interest in, nor be a stockholder of, NovaMed immediately following the completion of the merger. As a result, NovaMed’s common stockholders (other than the rollover stockholders) will no longer benefit from any increase in NovaMed’s value, nor will they bear the risk of any decrease in NovaMed’s value. Following the merger, the rollover stockholders will, by virtue of its ownership in Holdings, benefit from any increase in the value of NovaMed and Parent and also will bear the risk of any decrease in the value of NovaMed and Parent.

NovaMed’s common stock is currently registered under the Exchange Act and is listed on the NASDAQ Global Select Market under the symbol “NOVA.” As a result of the merger, NovaMed will become a privately held corporation without a public market for its common stock, NovaMed common stock will no longer be listed on any exchange, including NASDAQ, and price quotations for NovaMed common stock will no longer be available. In addition, the registration of NovaMed common stock under the Exchange Act will be terminated following the merger. Therefore, the provisions of the Exchange Act will no longer apply to NovaMed, including the requirement that NovaMed furnish a proxy or information statement to its stockholders in connection with meetings of its stockholders. NovaMed will also no longer be required to file periodic reports with the SEC.

At the effective time of the merger, the certificate of incorporation of NovaMed will be amended to be identical to the certificate of incorporation of Merger Sub in effect immediately prior to the effective time of the merger and will become the certificate of incorporation of NovaMed as the surviving corporation, and the bylaws of Merger Sub in effect immediately prior to the effective time of the merger will become the bylaws of NovaMed as the surviving corporation.

Upon the completion of the merger, the directors and officers of Merger Sub immediately prior to the merger will become the directors and officers of NovaMed as the surviving corporation.

Plans for NovaMed after the Merger

Following the completion of the merger, Parent anticipates that NovaMed will continue its current operations substantially as they are currently being conducted, except that NovaMed will be a wholly-owned subsidiary of Parent rather than an independent public company. Following the completion of the merger, the registration of NovaMed’s common stock under the Exchange Act will be terminated, along with NovaMed’s reporting obligations under the Exchange Act. In addition, upon completion of the merger, NovaMed common stock will no longer be listed on any exchange, including NASDAQ, and price quotations will no longer be available for NovaMed common stock. NovaMed will no longer be subject to the obligations and constraints or the related direct and indirect costs associated with having publicly traded equity securities.

Parent has advised NovaMed that it does not have any specific plans or proposals that relate to or would result in an extraordinary corporate transaction following completion of the merger involving NovaMed’s corporate structure, business or management, such as a merger, reorganization, liquidation, relocation of any operations or purchase, sale or transfer of a material amount of assets. However, Parent expects to continuously evaluate and review NovaMed’s business and operations following the merger and may develop new plans and proposals that they consider appropriate to maximize the value of NovaMed. Parent expressly reserves the right to make any changes they deem appropriate in light of such evaluation and review or in light of future developments.

Conduct of NovaMed’s Business if the Merger is Not Completed

In the event that the merger agreement is not adopted and the merger is not approved by NovaMed’s common stockholders or if the merger is not completed for any other reason, NovaMed’s common stockholders will not receive any payment for their shares of NovaMed common stock. Instead, NovaMed will remain an independent public company, its common stock will continue to be listed and traded on NASDAQ, and our stockholders will continue to be subject to the same risks and opportunities as they currently face with respect to their ownership of NovaMed common stock. If the merger is not completed, NovaMed can offer no assurance as to the effect of these risks and opportunities on the future value of your shares of NovaMed common stock, including the risk that the market price of NovaMed common stock may decline due to the fact that the current market price of NovaMed common stock may reflect a market assumption that the merger will be completed. If the merger is not completed, our Board of Directors will evaluate and review the business operations, properties, dividend policy and capitalization of NovaMed from time to time, make such changes as they deem appropriate, and continue to seek to maximize stockholder value. If the merger agreement is not approved by our stockholders or if the merger is not consummated for any other reason, there can be no assurance that any other acceptable transaction will be available to the Company or that NovaMed’s business, prospects or results of operations will not be adversely impacted.

Pursuant to the merger agreement, under certain circumstances, NovaMed is permitted to terminate the merger agreement and approve an alternative transaction. See “The Merger Agreement — Termination” beginning on page 68.

To the extent NovaMed does so, it will be obligated to pay Parent’s designee a termination fee. See “The Merger Agreement — Termination Fees” beginning on page 70.

Financing of the Merger

Equity Commitment Letter

Pursuant to an equity commitment letter from H.I.G. Bayside Debt & LBO Fund II, L.P. to Parent dated as of January 20, 2011, H.I.G. Bayside Debt & LBO Fund II, L.P. has agreed to make capital contributions of up to $20.0 million to Parent in exchange for equity interests of Parent, to enable Parent and Merger Sub to consummate the merger and the other transactions contemplated by the merger agreement. The amount of the equity contribution from H.I.G. Bayside Debt and LBO Fund II, L.P. will be reduced at closing to the amount, when coupled with the aggregate proceeds of the debt financing described below, that is necessary to consummate the merger and other transactions contemplated by the merger agreement.

These contributions are subject to:

•	there being no amendment to the merger agreement that has not been approved in writing in accordance with the terms of the merger agreement;

•	the satisfaction or waiver by Parent (with the prior written approval of H.I.G. Bayside Debt & LBO Fund II, L.P.) at the closing of each of the conditions to Parent’s and Merger Sub’s obligations to consummate the transactions contemplated by the merger agreement;

•	the substantially concurrent funding of the debt financing transactions described below; and

•	the contemporaneous consummating of the merger and the other transactions contemplated by the merger agreement.

Debt Commitment Letters

Parent will finance the merger and the transactions contemplated by the merger agreement using debt financing in an aggregate amount of up to $303.8 million obtained from the proceeds of a senior secured credit facility and the issuance or modification of unsecured senior subordinated notes. The proceeds of such debt financing shall be used, as applicable, for the purpose of funding a portion of the consideration payable in connection with the merger, refinancing certain existing indebtedness of Parent and of NovaMed (including the repayment of the convertible notes described below as and when payable), redeeming certain preferred stock of Parent, paying certain fees and expenses of the merger, and for general corporate purposes for the operation of the Parent and its subsidiaries, including NovaMed.

Pursuant to the commitment letter dated January 20, 2011 among Jefferies Finance LLC, or Jefferies, and Parent, (a) Jefferies agreed to act as the sole administrative agent and sole collateral agent for the lenders under the facilities described below and Jefferies agreed to act as sole book-runner, sole lead arranger and sole syndication agent for the lenders under the facilities described below in connection with (i) a senior secured term loan in the aggregate principal amount of up to $230.0 million, or term loan, and (ii) a senior secured revolving credit facility in the aggregate principal amount of $20.0 million, or revolving loan, the revolving loans and the terms loans collectively referred to as the facilities, and (b) Jefferies agreed to commit to provide the entire principal amount of the facilities, subject in the case of the foregoing, to the terms and conditions set forth in the commitment letter. Subject to certain flex provisions that become effective in connection with the syndication of the facilities, interest on the facilities will be payable at a rate of prime plus 4.25%, or, at Parent’s election, LIBOR plus 5.25%. The facilities will be secured by substantially all of the assets of Parent and its wholly-owned domestic subsidiaries; and will be guaranteed by Holdings and by all of the wholly-owned domestic subsidiaries of Parent. The revolving loan will mature 60 months following the closing date of the facilities, and the term loan will mature 69 months following the closing date of the facilities.

THL Credit Advisors LLC (together with its lending affiliate THL Credit, Inc., “THL”), and Partners Group AG on behalf of one or more entities managed and/or advised by it or one of its affiliates (such managed and/or advised entities collectively referred to as “Partners” and together with THL as the “purchasers”) provided a commitment letter dated January 20, 2011, to Parent, pursuant to which the purchasers, subject to the terms and conditions therein (a) agreed to modify senior subordinated notes previously issued by Parent and (b) committed to purchase, on a several basis, additional senior subordinated notes, which when taken together with the previously issued notes, result in a total principal amount of senior subordinated notes of up to $53.8 million in the aggregate, collectively referred to as the “notes.” Subject to certain flex provisions that become effective in connection with the flex of the facilities, the notes will bear interest at a rate of 15.00% per annum (3.00% of which may be either paid in cash or added to principal at the election of Parent), and will mature 75 months following the closing date. The notes will be unsecured and will not be senior in right in payment to the convertible notes described below. In addition, Partners will receive the right to participate in up to 0.59% of certain new class A-1 units being issued by Holdings in connection with the merger.

Repayment of Indebtedness

We intend to repay the indebtedness incurred to effect the merger through cash flow from operations. Although there can be no assurance, we believe that cash flow from operations should be sufficient to service our interest and principal repayment obligations under the indebtedness incurred to effect the merger for the foreseeable future. However, we believe that it is reasonably likely that we will need to refinance all or a portion of the facilities and/or notes prior to maturity with the proceeds of future financing activities. See “The Merger Agreement — Convertible Notes; Convertible Note Hedge Agreement and Warrant Agreement.”

Limited Guarantee

Pursuant to a limited guarantee, H.I.G. Bayside Debt & LBO Fund II, L.P. has agreed to guarantee the obligations of Parent and Merger Sub under the merger agreement with respect to any reverse termination fee payable by Parent, plus interest on any unpaid reverse termination fee at the prime rate of Citibank, N.A., on the date such payment is required to be paid. In addition, H.I.G. Bayside Debt & LBO Fund II, L.P. has agreed to guarantee, up to $10,920,000, the obligations of Parent to pay any losses or damages payable to NovaMed as a result of Parent’s or Merger Sub’s willful breach of the merger agreement and NovaMed’s expenses (including reasonable attorneys’ fees) incurred in connection with the enforcement of Parent’s obligations to pay any such reverse termination fee.

The guarantee will terminate upon the earlier of the effective time of the merger or the termination of the merger agreement in certain specified circumstances, unless prior to the date that is six months after the date of such termination the Company shall have commenced a legal proceeding alleging amounts payable by Parent, Merger Sub or H.I.G. Bayside Debt & LBO Fund II, L.P. under the terms of the merger agreement or the limited guarantee.

Interests of Certain Persons in the Merger

In considering the recommendation of our Board of Directors, our stockholders should be aware that some of NovaMed’s officers, members of our Board of Directors and other affiliates may have interests in the transaction that are different from, or in addition to, the interests of our stockholders generally. Our Board of Directors was aware of such interests and considered them, among other matters, in reaching their decisions to adopt the merger agreement and approve the merger and recommend that NovaMed’s common stockholders vote in favor of adopting the merger agreement and approving the merger.

Voting Agreements

Simultaneously with the execution of the merger agreement and as a condition to Parent and Merger Sub entering into the merger agreement, Parent entered into voting agreements with each of NovaMed’s directors and executive officers, including Robert J. Kelly, C.A. Lance Piccolo, Thomas S. Hall, R. Judd Jessup, Scott H. Kirk, M.D., Steven V. Napolitano, Scott T. Macomber and Graham B. Cherrington. Pursuant to the voting agreements, such directors and executive officers have agreed, among other things, to vote all of the shares of NovaMed common stock beneficially owned by such stockholders in favor of the adoption of the merger agreement and approval of the merger at any meeting of NovaMed’s common stockholders. As of the record date, such stockholders collectively exercised voting control over approximately 10.5% of the outstanding shares of NovaMed common stock. Any additional shares of common stock acquired by such stockholders following the record date will automatically become subject to the voting agreements.

The voting agreements require these stockholders, to, among other things, vote their shares of NovaMed common stock at any meeting of NovaMed’s common stockholders (i) in favor of the adoption of the merger agreement and approval of the merger, (ii) against any third party acquisition proposal, or any action or agreement that would interfere with the merger or the Company’s performance of its obligations under the merger agreement, and (iii) against any amendment of the Company’s governing documents or other proposal or transaction that would interfere with the merger or nullify the merger agreement or change the voting rights of any class of the NovaMed common stock.

In addition, each of these stockholders granted Parent an irrevocable proxy to vote their shares of NovaMed common stock on their behalf in the event that such stockholder fails to act in accordance with his voting agreement.

Under the voting agreements, such stockholders have also agreed not to sell, sell short, transfer (with or without consideration), exchange, pledge or otherwise encumber, assign or otherwise dispose of, or enter into any contract with respect to their shares of NovaMed common stock, enter into any other voting arrangement or grant any other proxy with respect to such shares, or take any other action that would interfere with the transactions contemplated by the merger agreement or NovaMed’s performance of its obligations under the merger agreement. Further, such stockholders may not solicit proxies or become a participant in a solicitation with respect to a third party acquisition proposal.

The voting agreements terminate on the earlier of the effective time of the merger or the termination of the merger agreement.

The full text of the form of voting agreement is attached to this Proxy Statement as Appendix C.

Treatment of Stock Options and Restricted Stock

In connection with the merger, all of our equity compensation awards (including awards held by our directors and officers) will be subject to the following treatment:

•	at the effective time of the merger, each unexercised NovaMed common stock option, whether vested or unvested, that is outstanding immediately prior to the effective time of the merger shall be cancelled at the effective time of the merger, with the holder of such NovaMed common stock option becoming entitled to receive, in full satisfaction of the rights of the holder of such NovaMed common stock option, an amount in cash equal to (A) the excess, if any, of (1) $13.25 over (2) the exercise price per share of NovaMed common stock subject to such NovaMed common stock option multiplied by (B) the number of shares of NovaMed common stock subject to such NovaMed common stock option. To clarify the treatment of each of the unexercised NovaMed common stock options, we will enter into an option cancellation agreement with each holder of a NovaMed common stock option prior to the effective time of the merger that will only become effective upon the consummation of the merger;

•	each unvested NovaMed restricted share of common stock that is outstanding immediately prior to the effective time of the merger shall be cancelled, with the holder of such unvested NovaMed restricted share of common stock becoming entitled to receive, in full satisfaction of the rights of such holder with respect thereto, an amount in cash equal to $13.25 multiplied by the maximum number of shares of NovaMed common stock subject to such restricted share of NovaMed common stock immediately prior to the effective time of the merger; and

•	with respect to the Purchase Plan, our Board of Directors adopted resolutions and took other actions to (A) participation shall be limited to those employees who are participants on the date of the merger agreement; (B) no Option Period (as defined in the Purchase Plan) shall be commenced after the date of the merger agreement; (C) if, with respect to an Option Period in effect on the date of the merger agreement, the effective time of the merger occurs prior to the Exercise Date (as defined in the Purchase Plan) for such Option Period, upon the effective time of the merger, each purchase right under the Purchase Plan outstanding immediately prior to the effective time of the merger shall be exercised to purchase from NovaMed whole shares of NovaMed’s common stock (subject to the provisions of the Purchase Plan regarding the maximum number and value of shares purchasable per participant) at the applicable price determined under the terms of the Purchase Plan for the then outstanding Option Period using such date on which the effective time of the merger occurs as the final Exercise Date for such Option Period, and any remaining accumulated but unused payroll deductions shall be distributed to the relevant participants without interest as promptly as practicable following the Effective Time; and (D) the Purchase Plan shall terminate, effective upon the earlier of the Purchase Date for the Option Period in effect on the date of the merger agreement and the effective time of the merger.

See “The Merger Agreement — Treatment of Stock and Equity Awards” for a more complete description of the treatment of the relevant plans under which such common stock options and other stock-based awards were issued.

The following table reflects the consideration expected to be received by each of our directors and officers in connection with the merger:

	Cash to be
	Received for		Cash to be	Cash to be
	NovaMed		Received for	Received for
	Common		Restricted	NovaMed	Total
Name	Stock ($)		Shares ($)	Options ($)(1)	Consideration ($)

Thomas S. Hall	1,130,371		843,204	363,635	2,337,209
President, Chief Executive Officer and Chairman of the Board
Scott T. Macomber	289,870	(2)	283,338	1,269,274	1,842,482
Executive Vice President and Chief Financial Officer
Graham B. Cherrington	74,995		271,175	121,210	467,380
Executive Vice President Operations
Scott H. Kirk, M.D.	5,335,858		77,605	33,330	5,446,803
Director
R. Judd Jessup	811,708		77,605	278,330	1,167,644
Director
Steven V. Napolitano	679,394		77,605	33,330	790,329
Director
C.A. Lance Piccolo	924,148		77,605	24,305	1,026,058
Director
Robert J. Kelly	66,793		77,605	41,996	186,395
Director
Non-Executive Officers	500,916	(3)	465,062	904,706	1,870,684

(1)	Reflects outstanding NovaMed common stock options with exercise prices of less than $13.25 per share held by our executive officers and directors as of January 15, 2011. The NovaMed common stock options held by our executive officers will be fully vested prior to the effective time of merger.

(2)	Pursuant to the terms of Mr. Macomber’s exchange agreement, immediately prior to the effective time of the merger, and conditioned upon the completion of the merger and the continued employment of Mr. Macomber by Parent at the closing of the merger, Mr. Macomber will surrender these shares in exchange for class A-1 units in Holdings. See “— Rollover Stockholders — Exchange Agreements.”

(3)	Includes Thomas J. Chirillo, John P. Hart and John W. Lawrence, Jr. Pursuant to the terms of the exchange agreements for these rollover stockholders, immediately prior to the effective time of the merger, and conditioned upon the completion of the merger and the continued employment of these other rollover stockholders, these other rollover stockholders will surrender all but $98,209 of these shares in exchange for class A-1 units in Holdings. See “— Rollover Stockholders — Exchange Agreements.”

For further information regarding the beneficial ownership of NovaMed common stock by the directors and executive officers of NovaMed, see “Security Ownership of Certain Beneficial Owners and Management.”

Severance Provisions

We provide the opportunity for our named executive officers and other executives to be protected under a change in control policy contained in their employment agreements. We provide this opportunity to attract and retain an appropriate caliber of talent for the position, to recognize that similar change in control protections are commonly provided at other companies that we compete with for talent, and to ensure the impartiality and objectivity of our executives in the event of a change in control situation so that our stockholder interests are protected. We review this change in control protection periodically to ensure it remains fair to our executives and supportable to our stockholders. At its May 2009 meeting, our Compensation Committee reviewed the severance arrangements with our senior executives. In doing so, it approved modifications to Mr. Cherrington’s severance arrangements in order to conform them to the severance arrangements of the Company’s other Executive Vice President, Mr. Macomber. Our Board of Directors promoted Mr. Cherrington to Executive Vice President Operations in December 2008. For the last completed and current fiscal years, our change in control policy for the named executive officers is summarized below:

Executive Benefit		Description

Policy Term	•	Employment agreements automatically renew on a year to year basis, unless terminated earlier
Payment Trigger	•	Involuntary termination without just cause or voluntary resignation for good reason, following a change in control
Severance Benefits	•	Two times base salary and target annual bonus (paid in lump sum) for Mr. Hall, 1 1/2 times base salary and bonus for Messrs. Macomber and Cherrington
	•	Continued welfare benefits for 24 months (Mr. Hall) and 18 months (Messrs. Macomber and Cherrington)
	•	One-half of this benefit is payable if the executive terminates his employment for any reason during the 30 days following the one-year anniversary of a change in control
Excise Tax Gross-Up	•	Gross-up for federal excise taxes imposed on golden parachute payments

Employment Agreements

The Company has entered into employment agreements with its named executive officers. The agreements generally provide for the payment of an annual base salary, plus cash incentive compensation based upon the Company’s executive compensation plan. The employment agreements also provide for the right to participate in the Company’s common stock option and employee benefit programs. These programs include hospitalization, disability, life and health insurance. The employment agreements impose on each employee non-competition restrictions that survive termination of employment and post-termination confidentiality obligations.

The Company may terminate these employment agreements with or without cause or upon the named executive officer’s disability. If the Company terminates a named executive officer for disability or cause, the executive is not entitled to receive any salary or other severance after the date of termination. The Company may terminate a named executive officer for cause under the agreement if he: (i) materially breaches any term or condition of the agreement and fails to cure such breach within a reasonable time; (ii) fails to comply with any of the Company’s written guidelines that it has furnished to the executive and fails to cure such failure within a reasonable time; (iii) materially fails or willfully refuses to substantially perform his duties and fails to cure such failure or refusal within a reasonable time; or (iv) has committed an act constituting a felony or other act involving dishonesty, disloyalty or fraud against the Company, as reasonably determined by our Board of Directors.

Mr. Hall’s employment agreement with the Company automatically renews on a year-to-year basis, unless either party chooses to terminate the agreement. If the Company terminates Mr. Hall without cause, he would receive severance compensation in a fixed amount equal to his then-current base salary and pro rata cash incentive compensation for 18 months, plus health benefits for such period. This 18-month severance period was increased from 12 months by our Compensation Committee at a meeting in May 2009. The Compensation Committee elected to make this increase because Mr. Hall’s 12-month severance period was less than the comparable severance arrangements for the Executive Vice President position. If Mr. Hall’s employment is terminated following a change in control of the Company by Mr. Hall for good reason or by the Company without cause, he would receive an amount equal to two times the sum of his annual base salary and targeted incentive bonus plus health benefits for 24 months. If Mr. Hall terminates his employment during the 30-day period following the one-year anniversary of a change in control, he would receive an amount equal to one times the sum of his annual base salary and incentive bonus plus health benefits for 12 months.

Each of Messrs. Macomber and Cherrington’s employment agreement automatically renews on a year-to-year basis, unless either party chooses to terminate the agreement. If the Company terminates Messrs. Macomber or Cherrington without cause, the executive receives severance compensation in a fixed amount equal to his then-current base salary for a period of 15 months, health benefits for such period, and his pro rata cash incentive compensation. If Mr. Macomber or Mr. Cherrington’s employment is terminated following a change in control of the Company by the executive for good reason or by the Company without cause, the executive would receive an amount equal to 150% of the sum of his annual base salary and targeted incentive bonus plus health benefits for 18 months. If Mr. Macomber or Mr. Cherrington terminates his employment after the one-year anniversary of a change in control, he would receive an amount equal to 75% of the sum of his annual base salary and targeted incentive bonus plus health benefits for 9 months. At a meeting in May 2009, our Compensation Committee modified Mr. Cherrington’s severance arrangements to conform to Mr. Macomber’s in light of Mr. Cherrington’s promotion to Executive Vice President in December 2008.

In May 2009, our Compensation Committee also approved conforming amendments to the employment agreements of Messrs. Hall, Cherrington and Macomber to modify their severance arrangements to reflect the increase in the target award percentages payable to each of them under the Bonus Plan that was approved by our Compensation Committee in February 2009. At its February 2009 meeting, our Compensation Committee increased Mr. Hall’s target award percentage under the Bonus Plan from 50% to 75%, and increased Messrs. Macomber and Cherrington’s target award percentages under the Bonus Plan from 35% to 50%. These targeted incentive bonus awards are relevant for each executive’s severance calculation in the event of a termination of employment following a change in control of the Company by the executive for good reason or by the Company without cause.

Termination without Cause

The following table shows the Company’s potential payment and benefit obligations to each of its named executive officers for termination by the Company without cause assuming such termination occurred on February 1, 2011, including the estimated present value of continuing coverage of medical, dental and other welfare benefits. The Company has no obligation to its named executive officers for termination by the Company for cause or due to death or permanent disability.

	Mr. Hall	Mr. Macomber	Mr. Cherrington

Base salary severance payments(1)	$847,200	$369,750	$350,625
Incentive bonus payments(2)	388,438	135,623	128,608
Health and welfare benefits(3)	13,778	11,482	15,463

Total	$1,249,416	$516,855	$494,696

(1)	Represents 18 months annual salary for Mr. Hall, and 15 months annual salary for each of Messrs. Macomber and Cherrington.

(2)	Represents the projected incentive award earned in 2010.

(3)	Represents the portion of health and welfare benefits paid by the Company for a period of 18 months for Mr. Hall, and 15 months for each of Messrs. Macomber and Cherrington.

Termination following a Change in Control

The following table shows the Company’s potential payment and benefit obligations to each of its named executive officers assuming that a Change in Control of the Company had occurred and as a result the named executive officer’s employment was terminated by the Company without cause or by the executive for good reason on February 1, 2011. Following a Change in Control of the Company, the Company has no obligation to its named executive officers for termination by the Company for cause or due to death or permanent disability.

	Mr. Hall	Mr. Macomber	Mr. Cherrington

Base salary severance payments(1)	$1,129,600	$443,700	$420,750
Incentive bonus payments(2)	847,200	221,850	210,375
Health and welfare benefits(3)	18,371	13,778	18,555
Accelerated vesting of stock options(4)	242,425	80,805	80,805
Accelerated vesting of restricted stock(4)	843,204	283,338	271,175
Tax gross-up payment(5)	—	—	—

Total	$3,080,800	$1,043,471	$1,001,660

(1)	Represents 24 months annual salary for Mr. Hall, and 18 months annual salary for each of Messrs. Macomber and Cherrington.

(2)	Represents 2 times the full 2011 incentive bonus target for Mr. Hall, and 1.5 times the full 2011 bonus target for each of Messrs. Macomber and Cherrington.

(3)	Represents the portion of health and welfare benefits paid by the Company for a period of 24 months for Mr. Hall, and 18 months for each of Messrs. Macomber and Cherrington.

(4)	These amounts are payable to the named executive officers pursuant to the terms of the grant documents governing those awards rather than the terms of the employment agreements. Represents the “in-the-money” value of common stock options and restricted stock awards based on the $13.25 per share merger consideration.

(5)	The amounts due to the named executive officers would not exceed the thresholds that would require tax gross-up payments to be made by the Company.

The following table shows the Company’s potential payment and benefit obligations to each of its named executive officers assuming that they each terminated their employment during the 30-day period following the one-year anniversary of a Change in Control of the Company that is assumed to have occurred on February 1, 2011.

		Mr.	Mr.
	Mr. Hall	Macomber	Cherrington

Base salary severance payments(1)	$564,800	$221,850	$210,375
Incentive bonus payments(2)	423,600	110,925	105,188
Health and welfare benefits(3)	9,185	6,889	9,278
Accelerated vesting of stock options(4)	242,425	80,805	80,805
Accelerated vesting of restricted stock(4)	843,204	283,338	271,125
Tax gross-up payment(5)	—	—	—

Total	$2,083,214	$703,807	$676,821

(1)	Represents 12 months annual salary for Mr. Hall, and 9 months annual salary for each of Messrs. Macomber and Cherrington.

(2)	Represents the full 2011 incentive bonus target for Mr. Hall, and 75% of the full 2011 bonus target for each of Messrs. Macomber and Cherrington.

(3)	Represents the portion of health and welfare benefits paid by the Company for a period of 12 months for Mr. Hall, and 9 months for each of Messrs. Macomber and Cherrington.

(4)	These amounts are payable to the named executive officers pursuant to the terms of the grant documents governing those awards rather than the terms of the employment agreements. Represents the “in-the-money” value of stock options and restricted stock awards based on the $13.25 per share merger consideration.

(5)	The amounts due to the named executive officers would not exceed the thresholds that would require tax gross-up payments to be made by the Company.

Indemnification and Insurance

Pursuant to the merger agreement, Parent agreed that all rights to exculpation, indemnification and advancement of expenses for each current and former director and officer of NovaMed and its subsidiaries, whom we refer to as the indemnified parties, against all liabilities for acts or omissions occurring at or prior to the effective time of the merger, as provided in NovaMed’s certificate of incorporation and bylaws and any indemnification or other agreements in effect on the date of the merger agreement (in each case, to the extent copies of which were made available to Parent prior to the date of the merger agreement) would survive the merger and continue in full force and effect in accordance with their terms without amendment, repeal or other modification for a period of six years following the effective time of the merger, provided that such obligations are subject to any limitation imposed from time to time under applicable law.

In addition, pursuant to the merger agreement, Parent agreed to maintain in effect the Company’s current directors’ and officers’ liability insurance covering each person currently covered by the Company’s directors’ and officers’ liability insurance policy for acts or omissions occurring prior to the effective time of the merger on terms with respect to such coverage and amounts no less favorable in the aggregate than those of such policy in effect on the date of the merger agreement. However, Parent may (i) substitute for the Company’s current directors’ and officers’ liability insurance policy policies of any reputable insurance company or (ii) satisfy this obligation by causing the Company to obtain, on or prior to the closing date of the merger, prepaid (or “tail”) directors’ and officers’ liability insurance policy at Parent’s expense, in each case, the material terms of which, including coverage and amount, are no less favorable in the aggregate to such directors and officers than the insurance coverage otherwise required under the merger agreement; provided however that Parent is not required to pay an annual premium for such insurance in excess of 300% of the annual premium currently paid by the Company for such insurance and if the annual premium of such insurance coverage exceeds such amount, Parent is obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the effective time of the merger, for a cost not exceeding such amount.

However, if the Company or the surviving corporation fails to obtain the “tail” policy, the surviving corporation must maintain NovaMed’s current directors’ and officers’ liability insurance policy for acts or omissions occurring prior to the effective time of the merger on terms and with respect to coverage and amount at least as favorable in the aggregate as NovaMed’s policy in effect on the date of the merger agreement. Parent and the surviving corporation are not required to pay premiums for such insurance of more than 300% the current annual premium paid by NovaMed for the insurance, although it must maintain the maximum amount of such insurance as possible for an annual cost of 300% the current annual premium paid by NovaMed.

Consulting Agreements

As part of the transactions contemplated by the merger agreement, Parent entered into a consulting agreement with each of Thomas S. Hall and Graham Cherrington. These consulting agreements become effective only upon the effective time of the merger, and each such person’s employment with the Company will be terminated without cause on the day after the effective time of the merger. These consulting agreements will not be effective and will have no force or effect in the event the merger agreement is terminated in accordance with its terms.

Each of their consulting agreements commences at the effective time of the merger and continues for an initial period of 30 days. Each of the consulting agreements may be terminated by either party on two weeks’ prior notice and in no circumstances is the term of either of the consulting agreements to exceed the date that is 26 weeks after the effective time of the merger. Each consultant is entitled to receive compensation in the form of a weekly consulting retainer fee. The amount of such weekly consulting fee is $11,947.70 for Mr. Hall and $5,923.08 for Mr. Cherrington.

Rollover Stockholders

Each of Scott T. Macomber, Thomas J. Chirillo, John P. Hart and John W. Lawrence, Jr. have agreed to surrender a portion of their shares of NovaMed common stock to Holdings immediately prior to the effective time of the merger plus, in the case of Messrs. Macomber and Hart, invest additional cash consideration as set forth on page 47 of this proxy statement, in exchange for class A-1 Units in Holdings. Of the rollover stockholders, only Mr. Macomber is a named executive officer of NovaMed. In addition, the rollover stockholders entered into executive securities agreements with Holdings pursuant to which, immediately following the merger, Messrs. Macomber, Chirillo, Hart and Lawrence, Jr. will be awarded 0.66%, 0.31%, 0.25% and 0.49%, respectively, of the total Class B units on a fully diluted basis, all of which are subject to vesting and the terms and conditions of such executive securities agreements. The rollover stockholders will receive cash in an amount equal to the merger consideration for their shares of NovaMed common stock that are not surrendered to Holdings. As a result, immediately following the merger, the rollover stockholders will hold approximately 3.1% (on a fully diluted basis) of Holdings, and indirectly, the Company, after giving effect to the issuance and vesting of all incentive equity awards granted to the rollover stockholders. See “ — Exchange Agreements.”

• Employment with the Surviving Corporation Post-Merger

As part of the transactions contemplated by the merger agreement, Parent entered into new employment agreements with each of Messrs. Macomber, Chirillo, Hart and Lawrence. These employment agreements become effective only upon the effective time of the merger and will replace each of the current employment agreements between the Company and each such individual. These employment agreements will not be effective and will have no force or effect in the event the merger agreement is terminated in accordance with its terms.

Unless otherwise noted below for Messrs. Macomber, Chirillo, Hart or Lawrence, each of their employment agreements has the following similar terms:

•	commences at the effective time of the merger and continues until such employee’s employment is terminated (a) upon such employee’s resignation, death or mental or physical disability or incapacity or (b) by Parent with or without cause; and

•	includes compensation in the form of:

•	an annual base salary, which may be increased annually in the sole discretion of Parent’s Board of Directors. The initial base salary for each of such employees is set forth below:

Name of Employee	Amount of Base Salary

Scott T. Macomber	$300,000
Thomas J. Chirillo	$280,500
John P. Hart	$190,000
John W. Lawrence, Jr.	$253,337

•	an annual incentive bonus in an amount to be determined by Parent’s Board of Directors and based upon the achievement of certain performance goals. The actual amount of the annual incentive bonus payable to such employee for any fiscal year may be greater or less than the target bonus established for such employee for such fiscal year. The target bonus for each employee is set forth below and is expressed as a percentage of such employee’s base salary for such fiscal year:

Target Bonus as a Percentage
Name of Employee	of Base Salary

Scott T. Macomber	50%
Thomas J. Chirillo	30%
John P. Hart	25%
John W. Lawrence, Jr.	35%

•	an incentive equity award of class B profits interest units of Holdings pursuant to the terms and conditions of the executive securities agreement between Holdings and each such employee, as described in more detail above. See “— Executive Securities Agreements.” At the effective time of the merger, the amount of such class B units of Holdings granted to Messrs. Macomber, Chirillo, Hart and Lawrence, Jr. pursuant to their executive securities agreement will represent approximately 0.66%, 0.31%, 0.25% and 0.49%, respectively, (on a fully diluted basis) of all units of Holdings, after giving effect to the issuance and vesting of all incentive equity awards granted to such employees.

Employment may be terminated by (a) Parent (i) upon employee’s death or mental or physical disability or incapacity, (ii) upon employee’s resignation, or (iii) with or without cause (as defined in the employment agreement), or (b) by employee for good reason (as defined in the employment agreement). If the employee’s employment with Parent is terminated by Parent with cause or upon employee’s death or mental or physical disability or incapacity or if the employee resigns for any reason other than good reason, then the employee will only be entitled to receive his base salary through the date of termination or resignation.

If the employee’s employment with Parent is terminated by Parent without cause or by the employee with good reason, and, in either case, employee executes a general release in favor of Parent and complies with his obligations that survive termination of his employment agreement (e.g., the non-competition provision described below), the employee will be entitled to receive (a) his base salary for a period of 12 months after the date of termination (the “severance period”), (b) a pro rata portion of his annual incentive bonus for the year in which the termination occurs, based on the number of days employee was employed by Parent during such fiscal year, and (c) continuation of his welfare benefits for the severance period.

The employment agreements contain a non-compete covenant applicable to any competitive activities with respect to businesses in which Holdings and its subsidiaries are engaged when the employee’s employment with Parent is terminated. The non-compete period applies during the term of employment and for one year thereafter. The non-compete provision applies upon any termination of the respective employee’s respective employment agreement.

• Executive Securities Agreements

As part of the transactions contemplated by the merger agreement and the employment agreements between Parent and each of the rollover stockholders, Holdings entered into an executive securities agreement with each of Messrs. Macomber, Chirillo, Hart and Lawrence. These executive securities agreements become effective only upon the effective time of the merger. These executive securities agreements will not be effective and will have no force or effect in the event the merger agreement is terminated in accordance with its terms.

Unless otherwise noted below for Messrs. Macomber, Chirillo, Hart or Lawrence, each of their executive securities agreements has the following similar terms:

•	commences at the effective time of the merger;

•	includes a grant of class B profits interests units of Holdings at the Closing for no cash payment by such individuals. At the effective time of the merger, the amount of such class B units of Holdings granted to Messrs. Macomber, Chirillo, Hart and Lawrence, Jr. will represent approximately 0.66%, 0.31%, 0.25% and 0.49%, respectively, (on a fully diluted basis) of all units of Holdings, after giving effect to the issuance and vesting of all incentive equity awards granted to such individuals;

•	includes customary time and performance vesting provisions. Specifically, the class B units will vest 50% upon the passage of certain time periods provided such individual has been continuously employed by Holdings or its subsidiaries through the applicable time vesting period, and the remaining 50% will vest upon achievement of certain EBITDA targets during a twelve-month calendar period provided such individual has been continuously employed by Holdings or its subsidiaries through the applicable performance vesting period;

•	contains customary repurchase rights and restrictions on transfer; and

•	contains a non-compete covenant applicable to any competitive activities with respect to businesses in which Holdings and its subsidiaries are engaged when such individual’s employment with Holdings or any of its subsidiaries is terminated. The non-compete period applies during the term of employment and for one year thereafter. The non-compete provision applies upon any termination of the respective individual’s respective employment.

• Exchange Agreements

As a condition and inducement to Parent and Merger Sub to enter into the merger agreement, Parent entered into exchange agreements with the rollover stockholders: Scott T. Macomber, Thomas J. Chirillo, John P. Hart and John W. Lawrence, Jr.

Pursuant to the exchange agreements, immediately prior to the effective time of the merger and conditioned upon the closing of the merger and the continued employment of such rollover stockholder by Merger Sub at the closing of the merger, each of the rollover stockholders will surrender a portion of their shares of NovaMed common stock to, and, in the case of Messrs. Macomber and Hart, invest additional cash consideration in, Holdings in exchange for class A-1 units in Holdings. The rollover stockholders will surrender an aggregate of 54,818 shares of NovaMed common stock, or less than 1.0% of the issued and outstanding shares of NovaMed common stock. Upon the completion of the merger and solely as a result of the transactions contemplated by the exchange agreements, the rollover stockholders will directly own class A-1 units of Holdings representing approximately 1.4% (on a fully diluted basis) of the outstanding membership interests of Holdings after giving effect to the issuance and vesting of all incentive equity awards granted to the rollover stockholders pursuant to the executive securities agreements described above.

The following table sets forth the number of shares and percentage of outstanding NovaMed common stock held by each rollover stockholder, including shares of unvested restricted stock which will vest upon completion of the merger, along with the number of class A-1 units and percentage of all membership interests of Holdings that each will own after the completion of the merger:

	NovaMed
	Common Stock			Holding Units
	Owned	Rollover	Additional Cash	Class A-1
Name	Shares(1)(2)	Shares	Contribution	Units	Percentage

Scott T. Macomber	43,261	23,188	$127,300	434,541	(3)
Executive Vice President and Chief Financial Officer
Thomas J. Chirillo	15,358	4,239	—	56,167	(3)
Senior Vice President Corporate Development
John P. Hart	12,549	5,452	$27,761	100,000	(3)
Vice President Corporate Controller
John W. Lawrence, Jr.	44,997	21,939	—	290,692	(3)
Senior Vice President and General Counsel

(1)	Represents less than 1% of NovaMed’s outstanding common stock.

(2)	Includes shares of restricted stock that will vest upon completion of the merger.

(3)	Represents less than 1% of Holdings’ units on a fully diluted basis.

• Award Agreements

In consideration for our executives’ assistance in facilitating the merger, our Board of Directors approved the payment of $332,775, $223,438, $114,113 and $209,563 to each of Messrs. Macomber, Chirillo, Hart and Lawrence, respectively, upon the satisfaction of certain specified conditions, including (i) the closing of the merger, (ii) the recipient remains employed by the Company at the time of the closing of the merger and (iii) the Company receives proceeds sufficient to satisfy such payments from the repayment of an outstanding promissory note. To the extent that such promissory note proceeds received are insufficient to pay the full amount of such payments, each of Messrs. Macomber, Chirillo, Hart and Lawrence shall receive his pro rata portion of such proceeds received by NovaMed in full satisfaction of such payment to which such individual is entitled.

Material U.S. Federal Income Tax Consequences

The following is a summary of the material United States federal income tax consequences of the merger to “U.S. holders” and “non-U.S. holders” (each, as defined below) who receive cash in the merger in exchange for shares of NovaMed common stock (excluding any rollover stockholders). The discussion does not purport to consider all aspects of United States federal income taxation that might be relevant to holders of NovaMed common stock. The discussion is based on the Internal Revenue Code of 1986, as amended, which we refer to as the Internal Revenue Code, applicable current and proposed United States Treasury regulations, judicial authority and administrative rulings and practice, all of which are subject to change, possibly with retroactive effect. Any change could alter the tax consequences of the merger to the holders of common stock.

This discussion applies only to holders who hold shares of NovaMed common stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code. This discussion does not address all aspects of United States federal income taxation that may be relevant to holders of NovaMed common stock in light of their particular circumstances, or that may apply to holders that are subject to special treatment under United States federal income tax laws (including, for example, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, cooperatives, traders in securities who elect to mark their securities to market, mutual funds, real estate investment trusts, S corporations, holders subject to the alternative minimum tax, persons who validly exercise appraisal rights, partnerships or other pass-through entities and persons holding shares of NovaMed common stock through a partnership or other pass-through entity, persons who acquired shares of NovaMed common stock in connection with the exercise of employee stock options or otherwise as compensation, United States expatriates, “passive foreign investment companies,” “controlled foreign corporations” and persons who hold shares of NovaMed common stock as part of a hedge, straddle, constructive sale or conversion transaction). This discussion does not address any aspect of state, local or foreign tax laws or United States federal tax laws other than United States federal income tax laws. This discussion also does not address any tax consequences to rollover stockholders as a result of the transaction (including, for example, the consequences of exchanging Rollover Shares for interests in Holdings, receiving cash in the merger, acquiring an equity interest in Parent or receiving any other consideration in connection with the merger).

The summary set forth below is not intended to constitute a complete description of all tax consequences relating to the merger. No rulings have been sought or will be sought from the United States Internal Revenue Service, or IRS, with respect to any of the United States federal income tax considerations discussed below. As a result, we cannot assure you that the IRS will agree with the tax characterizations and the tax consequences described below. Because individual circumstances may differ, each holder should consult its tax advisor regarding the applicability of the rules discussed below to the holder and the particular tax effects of the merger to the holder, including the application of state, local and foreign tax laws.

For purposes of this summary, a “U.S. holder” is a holder of shares of NovaMed common stock, who or that is, for United States federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States, any state of the United States or the District of Columbia;

•	an estate, the income of which is subject to United States federal income tax regardless of its source; or

•	a trust if (1) a United States court is able to exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust; or (2) it has a valid election in place to be treated as a domestic trust for United States federal income tax purposes.

A “non-U.S. holder” is a person (other than a partnership) that is not a U.S. holder.

If shares of NovaMed common stock are held by a partnership (including any other entity taxable as a partnership for United States federal income tax purposes), the United States federal income tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships that hold shares of NovaMed common stock and partners in such partnerships are urged to consult their tax advisors regarding the tax consequences to them of the merger.

U.S. Holders.  The receipt of cash for shares of NovaMed common stock pursuant to the merger agreement will be a taxable transaction for United States federal income tax purposes. In general, a U.S. holder who surrenders shares of NovaMed common stock for cash in the merger will recognize capital gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received in exchange for such shares and the U.S. holder’s adjusted tax basis in such shares. If a U.S. holder acquired different blocks of NovaMed common stock at different times or different prices, such holder must determine its tax basis and holding period separately with respect to each block of NovaMed common stock. Such gain or loss will be long-term capital gain or loss provided that a U.S. holder’s holding period for such shares is more than one year at the time of completion of the merger. Long-term capital gains recognized by U.S. holders that are individuals generally should be subject to a maximum United States federal income tax rate of 15%. There are limitations on the deductibility of capital losses.

Cash payments made pursuant to the merger agreement will be reported to holders of NovaMed common stock and the IRS to the extent required by the Internal Revenue Code and applicable regulations of the United States Treasury. Under the Internal Revenue Code, a U.S. holder of NovaMed common stock (other than a corporation or other exempt recipient) may be subject, under certain circumstances, to information reporting on the cash received pursuant to the merger agreement. A U.S. holder, who is not otherwise exempt, who fails to supply a correct taxpayer identification number, under-reports tax liability, or otherwise fails to comply with United States information reporting or certification requirements, may be subject to backup withholding of tax at a rate of 28% with respect to the amount of cash received in the merger.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s United States federal income tax liability provided that the required information is timely furnished to the IRS.

Non-U.S. Holders.  Any gain realized on the receipt of cash pursuant to the merger agreement by a non-U.S. holder generally will not be subject to United States federal income tax unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable United States income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the merger, and certain other conditions are met; or

•	NovaMed is or has been a “United States real property holding corporation” for United States federal income tax purposes within the five years preceding the merger. NovaMed does not believe it is or has been a United States real property holding corporation.

A non-U.S. holder whose gain is associated with a U.S. trade or business in a manner described in the first bullet point will be subject to tax on its net gain in the same manner as if it were a U.S. holder. In addition, such a non-U.S. holder that is a corporation may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits (including such gain) or at such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point above will be subject to tax at a 30% flat rate on the gain recognized, which gain may be offset by certain losses. The amount of gain or loss will be equal to the difference, if any, between the amount of cash received in exchange for shares of NovaMed common stock and the non-U.S. holder’s adjusted tax basis in such shares.

Non-U.S. holders who sell their NovaMed common stock in the merger generally will not be subject to information reporting and backup withholding, provided that NovaMed does not have actual knowledge or reason to know that the non-U.S. holder is a United States person, as defined under the Internal Revenue Code, and the non-U.S. holder provides NovaMed a certification, under penalty of perjury, that it is not a United States person (such certification may be made on an IRS Form W-8BEN, or successor form, or by satisfying other certification requirements of applicable United States Treasury regulations). Backup withholding of tax (at a rate of 28%) for any non-U.S. holder who does not provide adequate certification may apply to cash received by a non-U.S. holder in the merger.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s United States federal income tax liability provided that the required information is timely furnished to the IRS.

Regulatory Approvals

The following discussion summarizes the material regulatory requirements that we believe relate to the merger, although we may determine that additional consents from, or notifications to, governmental agencies are necessary or appropriate.

Under the HSR Act, we cannot complete the merger until we have submitted certain information to the Antitrust Division of the Department of Justice and the Federal Trade Commission and satisfied the statutory waiting period requirements. Both NovaMed and Parent made the necessary initial filings under the HSR Act on January 27 and 28, 2011, respectively, and the waiting period expired on February 28, 2011.

Under the merger agreement, it is a condition to closing the merger that certain notices, approvals and consents agreed to by the parties shall have been made or obtained except to the extent facilities for which such notices, approvals and consents have not been made or obtained represented $1.5 million or less of EBITDA (less minority interest expense) for the twelve month period ended November 30, 2010. In addition, though not a condition to the consummation of the merger, federal and state laws and regulations may require that the Company or Parent obtain other approvals or certificates of need from, file new license and/or permit applications with, and/or provide notice to, applicable governmental authorities in connection with the merger. The parties have agreed to use their best efforts to make or obtain all such notices, applications, approvals, consents or determination letters. Substantially all of the pre-closing notices have been made and the filings for the other applications, approvals, consents and determination letters have been submitted and are in process.

In the merger agreement, the parties have agreed to use reasonable best efforts to assist each other in making all filings with governmental authorities and obtaining all governmental approvals and consents necessary to consummate the merger, subject to certain exceptions and limitations. Except as noted above with respect to the required filings under the HSR Act, the health regulatory notices, consents and approvals, the third party consents and the filing of a certificate of merger in Delaware at or before the effective date of the merger, we are not aware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the merger agreement or completion of the merger.

Litigation

Since the announcement of the proposed merger, four putative class actions have been filed against the Company, the members of its board of directors, Parent and Merger Sub. Three of these actions have been filed in the Court of Chancery of the State of Delaware. One was filed in the Circuit Court of Cook County, Illinois but was subsequently dismissed by the plaintiff without prejudice. The three actions in the Court of Chancery of the State of Delaware have been consolidated as In re NovaMed, Inc. Shareholder Litigation, C.A. No. 6151-VCP (the “Delaware Action”). The plaintiffs in the Delaware Action allege, among other things, that the members of our Board of Directors breached their fiduciary duties by failing to maximize the value to be received by our stockholders and by failing to disclose all material information necessary for our stockholders to make an informed decision regarding the merger and that Parent and the Merger Sub aided and abetted our Board of Directors’ breach of fiduciary duties. The Court has scheduled a hearing for April 4, 2011 on the plaintiffs’ anticipated motion for a preliminary injunction barring the defendants from consummating the proposed transaction. We believe the allegations in the Delaware Action are without merit and intend to vigorously defend the action.

THE MERGER AGREEMENT (PROPOSAL NO. 1)

This section describes the material terms of the merger agreement. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. Capitalized terms used herein and not otherwise defined have the meanings set forth in the merger agreement. We encourage you to read the merger agreement carefully and in its entirety.

The representations, warranties and covenants contained in the merger agreement were made only for purposes of the merger agreement and as of specified dates, were solely for the benefit of the parties to the merger agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the merger agreement. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. These disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the merger agreement. Further, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement, which subsequent information may not be fully reflected in NovaMed’s public disclosures.

The Merger

The merger agreement provides that, upon and subject to the terms and conditions of the merger agreement and in accordance with Delaware law, Merger Sub will be merged with and into NovaMed. At that time, Merger Sub’s separate corporate existence will cease and NovaMed will continue as the surviving corporation. The merger will become effective at the time the certificate of merger is duly filed with the Secretary of State of the State of

Delaware or at such later time as is specified in the certificate of merger. The merger is expected to occur within two business days after all conditions to closing specified in the merger agreement have been satisfied or waived.

Following the merger, NovaMed will be a privately held corporation and a wholly-owned subsidiary of Parent. Our current stockholders, other than the rollover stockholders, will cease to have ownership interests in NovaMed or rights as stockholders of NovaMed and will not participate in our future earnings or growth. Instead, at the effective time of the merger, the shares of NovaMed common stock held by holders of NovaMed common stock, other than the rollover shares held by the rollover stockholders and other than certain shares held by NovaMed, or any subsidiary of NovaMed or Parent or Merger Sub or the rollover stockholders, will be cancelled and converted into the right to receive $13.25 per share in cash, without interest and less any applicable withholding taxes, as more fully described below.

At the effective time of the merger, the directors and officers of Merger Sub in office immediately prior to the merger will become the directors and officers, respectively, of the surviving corporation. Also at the effective time of the merger, NovaMed’s certificate of incorporation will be amended to be identical to the certificate of incorporation of Merger Sub, except to reflect that the name of the surviving corporation will remain as “NovaMed, Inc.,” and the bylaws of Merger Sub will be become the bylaws of the surviving corporation.

Our common stock is currently listed on the NASDAQ Global Select Market, or NASDAQ, under the symbol “NOVA.” After the merger, NovaMed common stock will cease to be listed on NASDAQ, and there will be no public market for NovaMed common stock. Our common stock is also registered with the SEC under the Exchange Act. Following the merger, we expect to deregister the NovaMed common stock and cease to be a public reporting company. Accordingly, we will no longer be required to file periodic and current reports with the SEC, such as annual, quarterly and current reports on Forms 10-K, 10-Q and 8-K.

Treatment of Stock and Equity Awards

Common Stock

At the effective time of the merger, each share of NovaMed common stock (including shares of vested restricted stock) issued and outstanding immediately prior to the effective time of the merger (other than shares held by NovaMed or any subsidiary of NovaMed or Parent or Merger Sub and stockholders who have perfected and not withdrawn a demand for appraisal rights under Delaware law) will be automatically cancelled and converted into the right to receive $13.25 in cash, without interest.

Stock Options

At the effective time of the merger, each unexercised NovaMed common stock option, whether vested or unvested, that is outstanding immediately prior to the effective time of the merger shall be cancelled at the effective time of the merger, with the holder of such NovaMed common stock option becoming entitled to receive, in full satisfaction of the rights of the holder of such NovaMed common stock option, an amount in cash equal to (A) the excess, if any, of (1) $13.25 over (2) the exercise price per share of NovaMed common stock subject to such NovaMed common stock option multiplied by (B) the number of shares of NovaMed common stock subject to such NovaMed common stock option. To clarify the treatment of each of the unexercised NovaMed common stock options, we will enter into an option cancellation agreement with each holder of a NovaMed common stock option prior to the effective time of the merger that will only become effective upon the consummation of the merger.

Unvested Restricted Stock

At the effective time of the merger, each unvested NovaMed restricted share of common stock that is outstanding immediately prior to the effective time of the merger shall be cancelled, with the holder of such unvested NovaMed restricted share of common stock becoming entitled to receive, in full satisfaction of the rights of such holder with respect thereto, an amount in cash equal to $13.25 multiplied by the maximum number of shares of NovaMed common stock subject to such restricted share of NovaMed common stock immediately prior to the effective time of the merger.

Employee Stock Purchase Plan

With respect to the Purchase Plan, our Board of Directors adopted resolutions and took other actions to (A) limit participation to those employees who are participants on the date of the merger agreement; (B) provide that no Option Period (as defined in the Purchase Plan) shall be commenced after the date of the merger agreement; (C) provide that if, with respect to an Option Period in effect on the date of the merger agreement, the effective time of the merger occurs prior to the Exercise Date (as defined in the Purchase Plan) for such Option Period, upon the effective time of the merger, each purchase right under the Purchase Plan outstanding immediately prior to the effective time of the merger shall be exercised to purchase from NovaMed whole shares of NovaMed’s common stock (subject to the provisions of the Purchase Plan regarding the maximum number and value of shares purchasable per participant) at the applicable price determined under the terms of the Purchase Plan for the then outstanding Option Period using such date on which the effective time of the merger occurs as the final Exercise Date for such Option Period, and any remaining accumulated but unused payroll deductions shall be distributed to the relevant participants without interest as promptly as practicable following the Effective Time; and (D) terminate the Purchase Plan, effective upon the earlier of the Purchase Date for the Option Period in effect on the date of the merger agreement and the effective time of the merger.

Representations and Warranties

The merger agreement includes our representations and warranties relating to the following:

•	our corporate organization, good standing, qualification, power and authority to operate its business;

•	our subsidiaries;

•	our capital structure;

•	our corporate power and authority and the validity of the merger agreement, including approval by our Board of Directors;

•	no violations of laws, judgments, organizational documents or material contracts as a result of the merger;

•	required consents and approvals with respect to the merger;

•	financial statements and public SEC filings;

•	internal controls and compliance with the Sarbanes-Oxley Act;

•	no undisclosed liabilities;

•	the information included in certain documents filed with the SEC or sent to the Company’s stockholders in connection with the merger;

•	conduct of business and the absence of a Material Adverse Effect and other certain actions;

•	the absence of litigation;

•	our material contracts and provider contracts;

•	permits and compliance with laws;

•	environmental matters;

•	labor matters;

•	employee benefit plans, ERISA matters and certain related matters;

•	taxes;

•	liens and title to properties;

•	intellectual property;

•	brokers’ fees and expenses;

•	receipt of the opinion of its financial advisor;

•	real property;

•	insurance;

•	the inapplicability of state takeover statutes;

•	certain related party transactions; and

•	medical staff matters.

Some of the representations and warranties in the merger agreement made by the Company are qualified as to “materiality” or “Material Adverse Effect.” For purposes of the merger agreement, a “Material Adverse Effect” means any state of facts, condition, change, development or event with respect to the Company that, individually or in the aggregate, (i) results in or is reasonably likely to result in a material adverse effect on the business, assets, liabilities, properties, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, or (ii) prevents, materially impedes or materially delays the consummation of the merger to a date following the Termination Date (or any extension of the Termination Date). The definition of “Material Adverse Effect” excludes from clause (i) and (ii):

•	any state of facts, condition, change, development or event with respect to the Company that generally affects the industry in which the Company primarily operates or the economy, or financial or capital markets, in the United States or elsewhere in the world, except for events that disproportionately affect, individually or together with other events, the Company and its subsidiaries when compared to others operating in the Company’s and its subsidiaries’ industry;

•	any state of facts, condition, change, development or event with respect to the Company that arises from or otherwise relates to any act of terrorism, war, national or international calamity or any other similar event, except for events that disproportionately affect, individually or together with other events, the Company and its subsidiaries when compared to others operating in the Company’s and its subsidiaries’ industry;

•	any failure, in and of itself, by the Company to meet any internal or published projections or predictions (whether such projections or predictions were made by the Company or independent third parties) for any period ending on or after the date of the merger agreement, provided that the underlying causes of any such failure are not excluded;

•	any state of facts, condition, change, development or event with respect to the Company that results from or arises out of any change in GAAP (as defined below) or changes in applicable law or the interpretation thereof by a governmental authority after the date of the merger agreement, except for events that disproportionately affect, individually or together with other events, the Company and its subsidiaries when compared to others operating in the Company’s and its subsidiaries’ industry;

•	any state of facts, condition, change, development or event with respect to the Company (including any loss of employees or any loss of, or any disruption in, supplier, customer, licensor, licensee, partner or similar relationships) that is attributable to the announcement or pendency of the merger or the other transactions contemplated by the merger agreement; and

•	any state of facts, condition, change, development or event with respect to the Company that results from changes in the market price or trading volume of the shares, provided that the underlying causes of such failure are not excluded.

The merger agreement also contains representations and warranties that Parent and Merger Sub made to us, including representations and warranties relating to the following:

•	corporate organization, good standing, power and authority of Parent and Merger Sub;

•	corporate power and the validity of the merger agreement and the financing;

•	no violations of laws, judgments, organizational documents or material contracts as a result of the merger or the financing;

•	required consents and approvals with respect to the merger and the financing;

•	the business activities of Merger Sub;

•	the sufficiency of funds to consummate the merger, including the debt commitment letters and the equity commitment letters;

•	the information supplied by Parent or Merger Sub to be included in this Proxy Statement;

•	the limited guarantee; and

•	Parent’s and Merger Sub’s holdings of NovaMed’s shares of common stock.

Some of the representations and warranties in the merger agreement made by Parent and Merger Sub are qualified by a “materiality” standard that requires, depending on the specific representation and warranty, the representation and warranty to which it applies to be true except in cases where the failure to be true would not either (i) be material or (ii) reasonably be expected to prevent, materially impede or materially delay the consummation of the merger or the other transactions contemplated by the merger agreement.

None of the representations and warranties contained in the merger agreement or in any instrument delivered pursuant to the merger agreement survive the effective time of the merger. This limit does not apply to any covenant or agreement of the parties which by its terms contemplates performance after the effective time of the merger.

Conduct of Business

Except as disclosed in writing by the Company to Parent and Merger Sub prior to execution of the merger agreement, or permitted by the terms of the merger agreement, or unless Parent has given its prior written consent (which consent shall not be unreasonably withheld), from the date of the merger agreement until the effective time of the merger or until the termination of the merger agreement, the Company will, and will cause its subsidiaries to:

•	carry on its business in the ordinary course consistent with past practice;

•	comply with all applicable laws;

•	use reasonable best efforts to keep available the services of its present officers and other employees;

•	use reasonable best efforts to maintain intact its business organization and capital structure;

•	use reasonable best efforts to preserve its assets and relationships with customers, payors, providers, physician partners, suppliers, distributors and others having business dealings with the Company and its subsidiaries; and

•	use reasonable best efforts to maintain all of its franchises, rights and permits.

In addition, except with the prior written consent of Parent, or as may be required by applicable law, as disclosed in writing by the Company to Parent and Merger Sub prior to execution of the merger agreement, from the date of the merger agreement until the effective time of the merger, the Company will not, and will not permit its subsidiaries to, among other things, directly or indirectly:

•	declare, set aside or pay dividends on or make any other distributions (whether in cash, property, stock or other securities) in respect of any of its capital stock or other equity or voting interests, other than cash dividends or distributions by a direct or indirect subsidiary of the Company, paid to the Company or another subsidiary of the Company or contemplated to be paid pursuant to the relevant subsidiary’s organizational documents to any holder of equity interests in such subsidiary, in each case in the ordinary course of business and in amounts and frequency consistent with past practice;

•	adjust, split, combine or reclassify or otherwise amend the terms of, its capital stock or other equity or voting interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity or voting interests;

•	purchase, redeem or otherwise acquire any shares of its capital stock or other equity or voting interests or any other securities of the Company or its subsidiaries or any subscriptions, options, warrants, calls or rights to acquire any such shares, interests or other securities (except pursuant to the forfeiture of NovaMed common stock options or restricted stock, or pursuant to settlement of the exercise price of NovaMed common stock options or certain tax withholding obligations of holders of NovaMed common stock options or restricted stock, in each case, outstanding as of the date of the merger agreement);

•	issue, grant, deliver, sell, pledge or otherwise encumber any shares of its capital stock or other equity, voting interests, convertible securities or rights to acquire such equity, or stock appreciation rights, restricted stock units, stock-based performance units, “phantom” stock awards or other rights linked to, or provide economic benefits based on, the value or price of NovaMed common stock or the value of the Company or any part thereof, except for the issuance of shares pursuant to the conversion of the Company’s convertible notes, the exercise of the Company’s warrants or upon the exercise of outstanding NovaMed common stock options and rights under the Purchase Plan, in each case outstanding as of the date of the merger agreement;

•	amend or waive any provision its or its subsidiaries’ certificate of incorporation, by-laws or other organizational documents;

•	acquire or agree to acquire by merging or consolidating with, or by purchasing all or a substantial portion of the assets of, or by purchasing all or a substantial equity or voting interest in, or by any other manner, any person or entity or business or division thereof;

•	sell, lease, license, swap, transfer, exchange, sell and lease back, mortgage or otherwise subject to any lien or otherwise dispose of or abandon any of its properties or assets, other than in the ordinary course of business consistent with past practice, and for certain permitted liens, in each case with a fair market value of less than $50,000 individually or in the aggregate;

•	incur, assume, prepay or otherwise become liable for any indebtedness for borrowed money, including by way of a guarantee or an issuance or sale of debt securities, other than short-term borrowings in an amount not to exceed $500,000 in the aggregate incurred in the ordinary course of business consistent with past practice for working capital needs;

•	issue and sell options, warrants, calls or other rights to acquire any debt securities of the Company or any of its subsidiaries;

•	make or forgive any loans, advances or capital contributions to, or investments in, any other persons or entities other than to the Company or its wholly owned subsidiaries, and except for advances to employees in respect of travel or other related ordinary expenses in the ordinary course of business consistent with past practice;

•	incur or commit to incur any capital expenditures, or any obligations or liabilities in connection therewith, other than in the ordinary course of business consistent with past practice having an aggregate value of less than $1,000,000;

•	(A) pay, discharge, settle, compromise or satisfy any claims or other proceedings of stockholders or any stockholder litigation relating to the merger agreement or any transaction contemplated by the merger agreement or otherwise, or (B) pay, discharge, settle, compromise or satisfy any (1) claims or other proceedings (excluding any claims of stockholders and any stockholder litigation relating to the merger agreement or any transaction contemplated by the merger agreement or otherwise), other than solely for money damages not in excess of $250,000 individually or in the aggregate, (2) liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise, but excluding the liabilities and obligations set forth in clause (A), (B)(1) or (B)(3) of this bullet), other than the payment, discharge, settlement or satisfaction of such liabilities or obligations in the ordinary course of business consistent with past practice not in excess of $250,000 individually or in the aggregate or as required by the terms as in effect on the date of the merger agreement of any such liabilities or obligations reserved against in the Company’s most recent financial statements (including the notes thereto) that are filed as an exhibit to a document filed by the Company with the SEC filed on or prior to the execution of the merger agreement (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, and (3) other transaction costs related to the merger agreement and the transactions contemplated under the merger agreement (including the fees and expenses of William Blair);

•	waive, relinquish, release, grant, transfer or assign any right having a value in excess of $250,000 individually or in the aggregate;

•	disclose any confidential or proprietary information of the Company or any of its subsidiaries other than pursuant to a confidentiality agreement restricting the right of the recipient thereof to use and disclose such confidential or proprietary information;

•	enter into any material contract, modify or amend in any material respect any material contract, or waive, release, accelerate, terminate, cancel, assign or fail to exercise or pursue any rights or claims under a material contract other than in the ordinary course of business consistent with past practice;

•	except as required by applicable law or by the terms of any the Company benefit plan or agreement in effect on the date of the merger agreement:

•	adopt, enter into, implement, or establish any new Company benefit plan or agreement or terminate, amend or modify any existing Company benefit plan or agreement;

•	increase in any manner the compensation or other benefits of, pay any new bonus to, or grant any new loan to, current or former directors, officers or employees, or any independent contractor or service provider of the Company or any of its subsidiaries, other than in connection with new hires or promotions or salary increases in the ordinary course of business consistent with past practice and that do not exceed 3% of any individual’s existing base salary;

•	pay or provide to any current or former director, officer or employee any compensation or other benefit, other than the payment of base cash compensation or other benefits in effect on the date of the merger agreement in the ordinary course of business consistent with past practice or in connection with new hires or promotions in the ordinary course of business consistent with past practice;

•	grant any new awards or amend any existing awards, under any Company benefit plan (including the grant or amendment of any equity or equity-based or related compensation, including any NovaMed common stock options or restricted stock) or remove or modify existing restrictions in any Company benefit plan or agreement or awards made under any Company benefit plan or agreement; or

•	grant or pay severance, separation, change in control, retention, incentive compensation, termination or similar compensation or benefits to, or increase in any manner the severance, separation, change in control, retention, incentive compensation, termination or similar compensation or benefits of any current or former directors, officers or employees or any independent contractor or service provider of the Company or any of its subsidiaries, other than providing standard severance of up to six months of base pay and standard incentive bonus plan participation in each case in connection with new hires in the ordinary course of business so long as neither are payable upon, increase as a result of, or are otherwise related to, a change of control or similar transaction;

•	form a subsidiary;

•	enter into any contract containing any restriction on the ability of the Company or any of its subsidiaries to assign all or any portion of its rights, interests or obligations thereunder, unless such restriction expressly excludes any assignment to Parent and any of its subsidiaries in connection with or following the consummation of the merger or the other transactions contemplated by the merger agreement;

•	adopt or enter into any collective bargaining agreement or other labor union agreement applicable to our employees;

•	write down any of its material assets;

•	enter into, approve, recommend (or publicly propose to recommend or approve), or permit any of its subsidiaries to enter into, any agreement requiring, or reasonably expected to cause, the Company to abandon, terminate, delay or fail to consummate, or that would otherwise impede, interfere, or be inconsistent with, the merger and related transactions or requiring, or reasonably expected to cause, the Company to fail to comply with the merger agreement;

•	fail to maintain any material insurance policies or replacement or revised provisions providing insurance coverage with respect to the assets, operations and activities of the Company and its subsidiaries as are currently in effect;

•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

•	enter into a new line of business outside of the Company’s existing business segments;

•	convene a meeting of the stockholders (or any adjournment thereof), other than a meeting to adopt the merger agreement and approve the merger;

•	terminate any officer or key employee of the Company or any of its subsidiaries, other than for good reason or reasonable cause;

•	enter into any material capital or operating leases or acquire any material properties or assets other than capital expenditures subject to the limitations set forth in the merger agreement and purchases of inventory or supplies in the ordinary course of business consistent with past practice;

•	initiate or threaten to initiate any legal proceeding;

•	take or omit to take any action that is intended or would reasonably be expected to, individually or in the aggregate, cause a condition of the merger not to be satisfied or prevent, delay, or impair the Company’s ability to consummate the merger; or

•	authorize, commit, resolve or agree to do any of the foregoing actions.

Tax and Accounting Matters.

The Company agreed that, during the period from the date of the merger agreement until the effective time of the merger, the Company and each of its subsidiaries will retain all books, documents and records reasonably necessary for the preparation of its tax returns. In addition, except as required by applicable tax law or with Parent’s prior written consent, the Company agreed that neither it nor any of its subsidiaries will, from the date of the merger agreement until the effective date of the merger:

•	make or change any material tax election;

•	file any material amended tax return;

•	agree to any material adjustment of any tax attribute;

•	change (or make a request to any governmental authority to change) any of its methods of reporting income or deductions for federal income tax purposes;

•	file any claim for a material refund of taxes;

•	consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment that could adversely affect the tax liability of the Company or any of its subsidiaries;

•	make any change in any financial or tax accounting principle, method or practice, other than as required by GAAP, the SEC, the Public Company Accounting Oversight Board, applicable law or as recommended by the Company’s independent auditor; or

•	settle or compromise any suit, claim, action, investigation, proceeding or audit pending against or with respect to the Company or any of its subsidiaries in respect of any material amount of tax or enter into any material closing agreement that could adversely affect the tax liability of the Company or any of its subsidiaries.

No Solicitation of Takeover Proposals

The Company agreed that it shall not, and shall not permit its controlled affiliates or authorize or permit its or any of its controlled affiliates’ directors, officers, employees, investment bankers, attorneys, accountants or other advisors or representatives, whom we refer to collectively as “representatives,” to, directly or indirectly:

•	solicit, initiate, propose or encourage, or take any other action to knowingly facilitate, any Takeover Proposal (as defined below) or any inquiries or offers or the making of any proposal or any other efforts or attempt that could reasonably be expected to lead to a Takeover Proposal;

•	enter into, continue or otherwise participate in any communications or negotiations regarding, or furnish to any person or entity (other than Parent, Merger Sub or any of their representatives) any information with respect to, or otherwise knowingly cooperate in any way with any person or entity (other than Parent, Merger Sub or any of their representatives) with respect to, any Takeover Proposal or any inquiries or offers or the making of any proposal or any other efforts or attempt that could reasonably be expected to lead to a Takeover Proposal;

•	grant a waiver under Section 203 of the DGCL or any other takeover law or enter into any contract with respect to or that may reasonably be expected to lead to any Takeover Proposal, or otherwise endorse, any Takeover Proposal; or

•	resolve to do any of the foregoing.

The Company also agreed that it shall, and shall cause its subsidiaries and representatives to, immediately cease and terminate all existing activities, communications and negotiations with any person or entity conducted prior to the date of the merger agreement with respect to any Takeover Proposal (including, but not limited to, access to any electronic or other data room) and shall request the prompt return or destruction of all confidential information previously furnished in connection therewith.

In addition to the other obligations of the Company set forth above, the Company agreed that it shall, as promptly as practicable and in any event within 24 hours after the receipt thereof, advise Parent orally and in writing of (i) any Takeover Proposal or any request for information or inquiry that expressly contemplates or could reasonably be expected to lead to a Takeover Proposal, (ii) the material terms and conditions of such Takeover Proposal, request or inquiry (including the identity of the bidder and any change to the financial terms, conditions or other material terms thereof) and (iii) the determination by our Board of Directors that a Takeover Proposal constitutes or is reasonably likely to lead to a Superior Proposal (as defined below). The Company agreed to (i) keep Parent reasonably informed of the status (including any change to the financial terms, conditions, or other material terms) of any such Takeover Proposal, request or inquiry on a reasonably current basis (and in any event at Parent’s request and otherwise no later than 24 hours after the occurrence of any material change, development, discussions or negotiations) and (ii) provide to Parent, as soon as practicable and in any event within 24 hours after receipt or delivery thereof, copies of all draft agreements (and any other written material to the extent such material contains any financial terms, conditions or other material terms relating to any Takeover Proposal), written inquiries or correspondence sent by or provided to the Company (or its representatives) in connection with any such Takeover Proposal. The Company shall not, and shall cause its subsidiaries not to, enter into any contract with any person subsequent to the date of the merger agreement, and neither the Company nor any of its subsidiaries is party to any contract, in each case that prohibits the Company from providing such information to Parent.

Notwithstanding the restrictions described above, at any time before the Company’s stockholders adopt the merger agreement and approve the merger, the Company may, and may permit and authorize its affiliates and its and their respective representatives to, subject to compliance with the provisions described in the immediately succeeding paragraph, (i) furnish information with respect to the Company and its subsidiaries to a person or entity making a bona fide written Takeover Proposal (and its representatives) pursuant to a confidentiality agreement with standstill provisions identical in all substantive respects to, and which otherwise contains terms that are no less favorable to the Company than, those contained in its confidentiality agreement between Parent and the Company and (ii) participate in discussions or negotiations with the person making such Takeover Proposal (and its representatives) regarding such Takeover Proposal, if:

•	the Company concurrently provides or makes available to Parent any information concerning the Company or its subsidiaries provided to such third party that was not previously provided to Parent;

•	the Company receives an unsolicited bona fide written Takeover Proposal and our Board of Directors determines in good faith, after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation, that such Takeover Proposal constitutes or is reasonably likely to lead to a Superior Proposal and that the failure to so respond to such Takeover Proposal would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable law; and

•	such Takeover Proposal was not solicited after the date of the merger agreement and did not otherwise result from a breach of the no solicitation provisions of the merger agreement, including those described above.

The merger agreement provides that nothing contained in the merger agreement shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) under the Exchange Act or complying with Item 1012(a) of Regulation M-A under the Exchange Act or making any disclosure to its stockholders, in each case, if, in the good faith judgment of our Board of Directors (after consultation with outside legal counsel), such action is required by applicable law or necessary for our Board of Directors to comply with its fiduciary duties to the Company’s stockholders under applicable law; provided, however, that the taking of any such position or making of any such disclosure shall be subject to and only taken in compliance with the provisions of the merger agreement described below and that the Company shall, to the extent practicable, provide Parent with a reasonable opportunity to comment on and review any such disclosure and, provided further, that any disclosure other than (i) a factually accurate statement by the Company that only describes the Company’s receipt of a Takeover Proposal, the identity of the person or group making such proposal, the terms and conditions thereof and the operation of the merger agreement with respect thereto, that also contains a reaffirmation by our Board of Directors of its unanimous approval and recommendation of the merger agreement and the transactions contemplated by the merger agreement and its unanimous recommendations that the stockholders of the Company approve and adopt this agreement and the merger in such disclosure and a “stop, look and listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, (ii) an express rejection of any applicable Takeover Proposal or (iii) an express reaffirmation of the Company Recommendation (as defined below) shall be deemed to be an Adverse Recommendation Change (as defined below).

Recommendation of our Board of Directors

Subject to the provisions described below, our Board of Directors unanimously and duly adopted resolutions (i) approving and declaring the advisability of the merger agreement, the merger and the other transactions contemplated by the merger agreement, (ii) declaring that it is in the best interests of the Company and the stockholders of the Company that the Company enter into the merger agreement and consummate the merger and the other transactions contemplated by the merger agreement, (iii) declaring that the terms of the merger are fair to the Company and the Company’s stockholders and (iv) directing the merger agreement to be submitted to the Company’s stockholders and recommending that the Company’s stockholders adopt the merger agreement and approve the merger. This is referred to as the “Company Recommendation.” The merger agreement provides that, except as described below, neither our Board of Directors nor any committee thereof shall (i) withhold, withdraw (or not continue to make), change, qualify or modify in a manner adverse to Parent or Merger Sub, or propose publicly to withhold, withdraw (or not continue to make), change, qualify or modify in a manner adverse to Parent or Merger Sub, the Company Recommendation or any approval or recommendation by any such committee regarding the merger agreement and the merger, or approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable any Takeover Proposal, or resolve or agree to take any such action, (ii) fail to publicly recommend against any Takeover Proposal or fail to publicly reaffirm the Company Recommendation or any approval or recommendation by any such committee regarding the merger agreement or the merger within two business days after Parent so requests, (iii) fail to include the Company Recommendation in this Proxy Statement, (iv) approve or recommend, or propose publicly to approve, recommend or permit the Company or any of its affiliates to enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (each, an “Acquisition Agreement”) constituting or related to, or which is intended to or is reasonably likely to lead to, any Takeover Proposal (other than pursuant to a confidentiality agreement with standstill provisions identical in all substantive respects to, and which otherwise contains terms that are no less favorable to the Company than, those contained in its confidentiality agreement with Parent, as permitted under certain circumstances in the merger agreement), or (v) take (or fail to take) any other action or make any other public statement that is inconsistent with the Company Recommendation (any such action (or failure to act) or resolution or agreement to take such action in clauses (i) — (v) above being referred to herein as an “Adverse Recommendation Change”).

Before the Company’s stockholders adopt the merger agreement and approve the merger, our Board of Directors may effect an Adverse Recommendation Change in response to a Superior Proposal if:

•	the Company has received a bona fide written Takeover Proposal with respect to which our Board of Directors has determined in good faith (after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation) that the failure to take such action would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable law;

•	the Superior Proposal is not attributable to the breach of the no solicitation provisions of the merger agreement, including those described above;

•	at least three business days prior to the Adverse Recommendation Change, our Board of Directors has provided Parent a written notice of its intention to (i) effect an Adverse Recommendation Change which we refer to as a “notice of an Adverse Recommendation Change,” or (ii) terminate the merger agreement in response to such Superior Proposal, which we refer to as a “notice of a Superior Proposal.” The notice of an Adverse Recommendation Change or notice of Superior Proposal must contain a description of the material terms and conditions of such Superior Proposal (including the identity of the bidder and a copy of the definitive Acquisition Agreement relating to such Superior Proposal) and any information concerning the Company or its subsidiaries provided to the third party making such Superior Proposal which was not previously provided to Parent;

•	during the three business day period after Parent’s receipt of the notice of an Adverse Recommendation Change or notice of a Superior Proposal, the Company has, and has caused its representatives to, if requested by Parent, negotiated in good faith with Parent and its representatives regarding any such revisions to the terms of the transactions contemplated by the merger agreement to allow Parent to match or better any Superior Proposal; and

•	during the three business day period after Parent’s receipt of the notice of an Adverse Recommendation Change or notice of a Superior Proposal, Parent has not made a proposal that, in the reasonable good faith judgment of our Board of Directors (after consultation with its outside legal counsel and financial advisor), causes the offer previously constituting a Superior Proposal to no longer constitute a Superior Proposal.

The merger agreement provides that any changes to the financial terms or any change to other material terms of such Superior Proposal occurring prior to the Company’s effecting an Adverse Recommendation Change shall require the Company to provide to Parent a new notice of an Adverse Recommendation Change or notice of a Superior Proposal and a new notice period and to comply with the requirements of the merger agreement (including those described above) with respect to each such new written notice.

In all circumstances in which our Board of Directors is permitted to effect an Adverse Recommendation Change, it may also cause the Company to terminate the merger agreement to enter into a definitive acquisition agreement that constitutes a Superior Proposal in accordance with the provisions applicable to an Adverse Recommendation Change, provided that the Company has paid the Company Termination Fee (as defined below) concurrently with such termination.

For purposes of the merger agreement:

•	“Takeover Proposal” means any proposal, inquiry or offer (whether or not in writing and including any tender offer or exchange offer) from any person or entity (other than Parent or Merger Sub or any of their affiliates) with respect to, in a single transaction or series of transactions, any:

•	merger, consolidation, share exchange, other business combination, dissolution, liquidation, recapitalization, reorganization, or similar transaction involving the Company or any of its subsidiaries, the business of which constitutes 15% or more of the consolidated net income, revenues or assets (whether determined by reference to book value or fair market value) of the Company and its subsidiaries, taken as a whole;

•	sale, lease, contribution, transfer or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in a subsidiary of the Company or otherwise), of any business or asset or assets of the Company or any of its subsidiaries representing 15% or more of the consolidated net income, revenues or assets (whether determined by reference to book value or fair market value) of the Company and its subsidiaries, taken as a whole;

•	issuance, sale or other disposition, directly or indirectly, to any person or entity (or the stockholders of any entity) or group of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) or any interest in such securities representing 15% or more of any class of capital stock of the Company or of the voting power of the Company’s capital stock;

•	transaction in which any person or entity (or the stockholders of any entity) shall acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 15% or more of any class of capital stock of the Company or of the voting power of the Company’s capital stock; or

•	combination of the foregoing.

•	“Superior Proposal” means any binding bona fide written offer (on its most recently amended or modified terms), which was not solicited after the date of the merger agreement and did not result from a breach of the no solicitation provisions of the merger agreement, made by any person or entity (other than Parent or Merger Sub or any of their affiliates) that, if consummated, would result in such person or entity (or in the case of a direct merger between such person and the Company, the stockholders of such entity) acquiring, directly or indirectly, more than 50% of the outstanding shares or of the voting power of the Company’s capital stock or all or substantially all the assets of the Company and its subsidiaries, taken as a whole, and which offer our Board of Directors reasonably determines in good faith (after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation) (i) provides a higher value from a financial point of view to all of the stockholders of the Company (in their capacity as stockholders) than the consideration payable in the merger (taking into account all of the terms and conditions of such proposal and the merger agreement (including any changes to the terms of the merger agreement proposed by Parent in response to such Superior Proposal or otherwise) and the time likely to be required to consummate such Superior Proposal) and (ii) is reasonably likely to be completed in a timely fashion, taking into account the conditionality and likelihood of consummation and all financial, legal, regulatory and other aspects of such proposal and the person making the proposal.

Preparation of Proxy Statement; Stockholders Meeting

As promptly as practicable following the date of the merger agreement and in any event within eight business days after the date of the merger agreement, the Company shall prepare and file with the SEC this preliminary Proxy Statement. Each of the Company and Parent shall furnish all information concerning such person or entity to the other as may be reasonably requested in connection with the preparation, filing and distribution of this Proxy Statement. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or any request from the SEC or any other government official for amendments or supplements to this Proxy Statement and shall provide Parent with copies of all correspondence between it and its representatives, on the one hand, and the

SEC or any other government official, on the other hand, with respect to this Proxy Statement. Each of the Company and Parent shall use reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect to this Proxy Statement. The Company shall use its reasonable best efforts to cause this Proxy Statement to be cleared by the SEC as promptly as possible. Notwithstanding the foregoing, prior to filing or mailing this Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent an opportunity to review and comment on such document or response (including the proposed final version of such document or response) and (ii) shall include in such document or response all comments reasonably proposed by Parent. If, at any time prior to the special stockholders meeting, any information relating to the Company, Parent or any of their respective affiliates, officers or directors should be discovered by the Company or Parent which should be set forth in an amendment or supplement to this Proxy Statement, so that this Proxy Statement does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable law, disseminated to the stockholders of the Company.

For the purpose of obtaining the approval of the Company’s stockholders with respect to the adoption of the merger agreement and the approval of the merger, the Company shall use its reasonable best efforts and take all action reasonably necessary in accordance with applicable law and the Company’s organizational documents, to establish a record date for, duly call, give notice of and convene a special meeting of its stockholders as soon as reasonably practicable after the SEC confirms that it has no further comments to this Proxy Statement. The Company shall cause the definitive Proxy Statement to be mailed to the Company’s stockholders as promptly as reasonably practicable after such record date, but in no event later than three business days after this Proxy Statement is cleared by the SEC. The notice of such special stockholders meeting shall state that a resolution to adopt this merger agreement will be considered at the special stockholders meeting. Subject to the no solicitation provisions of the merger agreement, our Board of Directors shall recommend to our stockholders that they approve the merger agreement, and shall include the Company Recommendation in the Proxy Statement. The Company shall use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of the merger agreement and shall take all action reasonably necessary in accordance with the DGCL and the Company’s organizational documents, and in any event within 40 days to duly convene and hold the special meeting of stockholders as promptly as reasonably practicable after the mailing of this Proxy Statement to our stockholders.

Access to Information

To the extent permitted under applicable law, the Company agreed to provide, and to cause its subsidiaries to provide, Parent and Parent’s representatives access upon reasonable advance notice and during normal business hours to their respective properties, assets, books, records, contracts, permits, documents, information, payors, providers, physician partners, directors, officers and employees, but only to the extent that such access does not unreasonably interfere with the business or operations of the Company and its subsidiaries, and the Company agreed to furnish, and to cause its subsidiaries to furnish, to Parent any information concerning its business as Parent may reasonably request.

Financing

Parent agreed to use its reasonable best efforts to fully satisfy, on a timely basis, all terms, conditions, representations and warranties set forth in the commitment letters and to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange the financing on the terms and conditions described in the debt and equity commitment letters (or on other terms not imposing any new or additional conditions and otherwise not reasonably likely to cause any material delay in the consummation of the financing), including, using its reasonable best efforts to (i) negotiate and enter into definitive agreements with respect thereto on the terms and conditions contained in the debt and equity commitment letters, (ii) satisfy on a timely basis all conditions applicable to Parent set forth therein that are within its control, and (iii) consummate the financing contemplated by the debt and equity commitment letters at the closing, including using its reasonable best efforts to cause the lenders and the other persons providing such financing to fund the financing required to consummate the merger and the other transactions contemplated by the merger agreement on the closing date. Upon the Company’s request, Parent agreed to inform the Company with respect to all material activity concerning the status of the financing contemplated by the debt and equity commitment letters and shall give the Company prompt notice of any material adverse change with respect to such financing. If the debt and equity commitment letters are terminated or modified in a manner materially adverse to Parent for any reason, Parent must use its reasonable best efforts to obtain, and, if obtained, will provide the Company with a copy of, a new financing commitment that provides for at least the same amount of financing as such debt and equity commitment letters as originally issued and on terms not materially less favorable then the debt and equity commitment letters to Parent.

Prior to the Closing, the Company agreed (and agreed to cause each of its subsidiaries to) provide, and agreed to cause their respective representatives to provide, all cooperation reasonably requested by Parent in connection with the arrangement of the financing. This does not require such cooperation to the extent it would interfere unreasonably with the business or operations of the Company or any of its subsidiaries. Neither the Company nor any of its subsidiaries is required to pay any commitment fee or similar fee or incur any liability with respect to the financing prior to the closing and Parent or Merger Sub shall bear all costs and reimburse the officers and directors of the Company and its subsidiaries for any out-of-pocket expenses they may incur in complying with these requirements, including expenses associated with attending meetings, presentations, road shows and due diligence presentations.

Reasonable Best Efforts

Each of the Company, Parent and Merger Sub has agreed to use their respective reasonable best efforts to take, or cause to be taken, and to assist and cooperate with the other parties in taking, all actions that are necessary, proper or advisable to consummate and make effective the merger and the other transactions contemplated by the merger agreement, including (i) the satisfaction of the conditions to the merger, (ii) taking all reasonable steps to provide any supplemental information requested by any governmental authority in the course of its review of the merger agreement, the merger or the transactions contemplated by the merger agreement, and (iii) the execution and delivery of any additional instruments necessary to consummate the merger and the other transactions contemplated by the merger agreement. Each of the parties agreed to use its best efforts to obtain, and to assist and cooperate with the other parties in obtaining, all necessary actions or nonactions, waivers, consents, approvals, clearances, orders and authorizations from, and to give any necessary notices to, governmental authorities and other persons (including the consents, approvals, orders, authorizations, actions, registrations, declarations and filings set forth on schedules delivered to Parent); provided, however, that neither the Company nor any of its subsidiaries are required to make any payment or commitment to a third party or modify the terms of any contract in connection with obtaining such actions, waivers, consents, approvals, clearances, orders or authorizations without the prior written consent of Parent (not to be unreasonably withheld). The Company and our Board of Directors each will use its reasonable best efforts to take all action necessary so that no takeover law is or becomes applicable to the merger agreement or any of the merger or any of the other transactions contemplated by the merger agreement and, if any takeover law is or becomes applicable to the merger agreement or any of the merger or the other transactions contemplated by the merger agreement, to take all action necessary to ensure that the merger and the other transactions contemplated by the merger agreement may be consummated as promptly as practicable on the terms contemplated thereby and otherwise to eliminate or minimize the effect of such statute or regulation on the merger agreement, the merger and the other transactions contemplated by the merger agreement. In the event a governmental authority objects to the merger, or any other transaction contemplated by the merger agreement, the Company, Parent and Merger Sub will cooperate with each other and use commercially reasonable efforts to resolve such objection.

Filings and Notice

The Company, Parent and Merger Sub each has filed all materials initially required to be filed under the HSR Act. To the extent permitted by applicable law, the parties will request expedited treatment and will work together as may be necessary to make any such filing. The parties have also agreed to keep each other informed of any communications, inquiries or requests for additional information in connection with such filings, provide each other with a meaningful opportunity to review such communications, inquiries and requests, and to promptly comply with reasonable requests.

Except as prohibited by law, the Company will promptly notify Parent of (i) any written communication from any person alleging that its consent is required in connection with the merger or any other transaction contemplated by the merger agreement, (ii) its discovery of any fact or circumstance that would give rise to the failure of the Company to satisfy the closing condition with respect to the accuracy of its representations and warranties and the occurrence of a material adverse effect is incapable of being cured by the Company by the Termination Date (including any extension of the Termination Date) and any suits, actions or proceedings commenced or threatened that relate to the consummation of the merger agreement, the merger or any of the other transactions contemplated by the merger agreement; provided, however, that no such notification shall affect the representations, warranties, obligations, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under the merger agreement. Except as prohibited by applicable law, each of the parties will promptly notify the other parties of any representation or warranty made by such party in the merger agreement becoming untrue or of any failure by Parent or Merger Sub to perform any obligation, covenant or agreement under the merger agreement, if the matter to be disclosed would reasonably be expected to prevent, materially impede or materially delay consummation of the merger or the other transactions contemplated by the merger agreement; provided, however, that no such notification shall affect the representations, warranties, obligations, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under the merger agreement.

Stockholder Litigation

In the event of any litigation against the Company and/or its directors or officers relating to the merger or the other transactions contemplated by the merger agreement, the parties will cooperate with one another to the fullest extent possible in connection with such litigation. The Company will promptly advise Parent and cooperate fully with Parent in connection with such litigation, give consideration to Parent’s advice with respect to such litigation and will obtain the prior written consent of Parent prior to settling or satisfying any such claim, though the Company shall control such defense except to the extent that Parent or Merger Sub is a defendant in the litigation (and in that event solely as to the defense of Parent and Merger Sub).

Public Announcements

Parent and Merger Sub, on the one hand, and the Company, on the other, have agreed not to make any press release or other public statement regarding the merger and the other transactions contemplated by the merger agreement before, to the extent reasonably practicable, consulting with each other and giving each other a reasonable opportunity to review and comment on any press release or other public statement, except as required by applicable law, court process or any listing agreement with Nasdaq.

Employee Matters

From the closing date of the merger until the twelve-month anniversary of the closing date, the compensation and benefits for those actively employed at the Company immediately prior to the effective time of the merger and who remain in the employment of the Surviving Corporation or its subsidiaries on or after the effective time of the merger (“Continuing Employees”) shall be materially no less favorable in the aggregate than that provided to such employees immediately prior to the effective time of the merger or those generally in effect with respect to similarly situated employees of Parent and its subsidiaries. Continuing Employees will receive credit for their service at the Company prior to the effective time of the merger under Parent’s employee benefit plans that Parent makes available to such Continuing Employees for purposes of eligibility, vesting and benefit levels (but not actual accruals except with respect to vacation and paid time off accruals), unless such credit would result in duplication of benefits. In addition, with respect to Continuing Employees, for purposes of each Parent benefit plan, Parent agreed to use and agreed to cause its subsidiaries to use its commercially reasonable efforts to (i) waive any pre-existing condition, exclusion, actively-at-work requirement or waiting period shall be waived to the extent such condition, exclusion, requirement or waiting period was satisfied or waived under the comparable benefit plan or agreement with the Company as of the effective time of the merger (or, if later, any applicable plan transition date) and (ii) provide full credit shall for any co-payments, deductibles or similar payments made or incurred prior to the effective time of the merger for the plan year in which the merger (or such transition date) became effective.

Parent shall cause the Surviving Corporation to honor all obligations of the benefits plans and agreements of the Company, including any rights or benefits arising from the transactions contemplated by the merger agreement; provided, however, that in no event shall Parent, the Company or any of their respective subsidiaries make, either before or after the closing of the merger, the payments to certain specified individuals in certain specified amounts unless (and to the extent that) certain specified conditions have been satisfied. Prior to the closing, the Company shall cause the agreements that entitle such individuals to receive such payments to be amended to reflect the terms of the proviso in the immediately preceding sentence.

Nothing in the merger agreement restricts the right of Parent or any of its affiliates (including the Surviving Corporation) to terminate or modify the terms of the employment of any Continuing Employee of the Company following the closing of the merger, subject to any applicable severance or change of control agreements. Parent may also terminate or modify any Company or Parent employee benefit plan or agreement, provided that, during the twelve month period following the closing of the merger, any such changes will not have an effect on those employed at the Company immediately prior to the effective time of the merger, to the extent such changes are materially less favorable in the aggregate to what such employees received before.

Indemnification and Insurance

The merger agreement provides for certain indemnification and insurance rights in favor of the Company’s current and former directors and officers, who we refer to as “indemnified persons.” Specifically, Parent and Merger Sub have agreed that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the merger, shall be assumed by the Surviving Corporation and continue in full force and effect in accordance with their terms for a period of six years after the closing of the merger, even if the Surviving Corporation is consolidated or merged into another entity or dissolved by Parent.

For a period of six years after the completion of the merger, directors’ and officers’ liability insurance will be maintained for those persons currently covered by the Company’s existing insurance policy for acts or omissions occurring prior to the effective date of the merger on terms and in amounts no less favorable than those of the insurance policy in effect on the date of the merger agreement. Parent may fulfill its obligation to provide liability insurance, however, by causing the Company to purchase a non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ liability insurance policy, which are commonly referred to as “tail” policies. Furthermore, in no event will Parent be required to pay an annual premium for such insurance in excess of 300% of the annual premium currently paid by the Company for such insurance.

After the effective time of the merger, the indemnified persons are third party beneficiaries of, and entitled to rely upon, these provisions of the merger agreement.

Convertible Notes; Convertible Note Hedge Agreement and Warrant Agreement

The Company shall promptly take such actions as are reasonably requested in writing by Parent or as are otherwise required by the applicable instruments in respect of the (a) the Company’s 1.0% Convertible Senior Notes Due June 15, 2012 (the “Convertible Notes”), (b) the Warrant Confirmation dated June 21, 2007, issued by the Company to Deutsche Bank AG London, LLC and Deutsche Bank AG New York (the “DB Warrant”), and (c) the hedge transaction (the “DB Hedge Transaction”) entered into with Deutsche Bank AG London, LLC (“DB London”) and Deutsche Bank AG New York (“DB New York”) on June 21, 2007 relating to the Convertible Notes and the DB Warrant, in each case as directed by and in accordance with the terms and conditions specified in writing by Parent, and the Company shall consult with Parent before taking any action with respect to any of the foregoing; provided, however, that prior to the effective time of the merger, the Company shall not be obligated to take any action that (i) is not conditioned upon the occurrence of the effective time of the merger, (ii) except as otherwise provided in the following sentence, could potentially expose the Company to material liability or expense or (iii) could result in any representation or warranty of the Company in the merger agreement being or becoming untrue or incorrect or that could result in the Company being in breach of any of its obligations under the merger agreement. On February 22, 2011, the Company entered into a binding agreement, in form and substance satisfactory to Parent, with DB London and DB New York to settle the DB Hedge Transaction (which settlement shall result in a payment to the Company), subject to the terms of the DB Hedge Transaction. All actions, notices, announcements and other documentation related to the foregoing shall be subject to the prior written approval of Parent (which shall not be unreasonably withheld, conditioned or delayed). Parent shall cooperate reasonably with the Company in connection with the Company’s performance of these obligations. Parent and Merger Sub agreed that, except for settlement of the DB Hedge Transaction, obtaining any particular outcome with respect to any of the these actions requested by the Parent shall not constitute, or be construed to constitute, a condition to the consummation of the transactions contemplated by the merger and the failure to obtain any particular outcome shall not constitute a breach of the merger agreement by the Company.

No Control of Other Party’s Business

Nothing contained in the merger agreement is intended to give Parent the right to control or direct the Company’s or its subsidiaries’ operations prior to the effective time of the merger, and nothing contained in the merger agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or its subsidiaries’ operations. Subject to the foregoing covenants, prior to the effective time of the merger, each of Parent and the Company shall exercise, consistent with the terms and conditions of the merger agreement, complete control and supervision over its and its subsidiaries’ respective operations.

Third Party Standstill Agreements

From the date of the merger agreement until the earlier of the termination of merger agreement or the effective time of the merger, the Company agreed to not release, terminate, amend or modify any material provision of any confidentiality or standstill agreement to which the Company is a party (other than involving Parent or its affiliates), unless our Board of Directors determines in good faith after consultation with its independent outside legal counsel, that such action is necessary for our Board of Directors to comply with its fiduciary duties to the Company’s stockholders under applicable law. During this time period, the Company agrees to use commercially reasonable efforts to enforce, to the fullest extent permitted under applicable law, the provisions of any such agreements, including, but not limited to, seeking injunctions to prevent any breaches of such agreements or to enforce specifically the terms and provisions thereof in a court in the United States or any state thereof having jurisdiction. To the extent Parent believes that there has been a breach of any such existing confidentiality agreement by the counterparty thereto, upon Parent’s request, the Company is required to use such commercially reasonable efforts to enforce such existing confidentiality agreement.

Fees and Expenses

Except as described below under “— Termination Fees,” all fees and expenses incurred in connection with the merger agreement, the merger, the financing and the other transactions contemplated by the merger agreement shall be paid by the party incurring such fees or expenses, whether or not the merger is consummated. Notwithstanding the foregoing, if the merger is consummated, the surviving corporation shall, within ten business days after Parent’s request for such reimbursement, reimburse Parent for all of Parent’s out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors and investment bankers and all fees and expenses related to any financing , including any commitment fees) incurred by Parent or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of the merger agreement, the voting agreement, the filing of any required notices under regulations and any and all other matters related to the merger and the other transactions contemplated by the merger agreement, if such expenses were not reimbursed prior to the effective time of the merger.

Conditions to the Merger

Conditions of the Company, Parent and Merger Sub.  The obligations of each party to effect the merger are subject to the fulfillment or waiver, to the extent permitted by law, at or before the effective time of the merger of the following conditions:

•	adoption of the merger agreement and approval of the merger by the affirmative vote of the holders of a majority of the outstanding shares of NovaMed common stock;

•	expiration or termination of applicable waiting periods under the HSR Act and other regulatory clearances in other relevant jurisdictions shall have been obtained; and

•	no temporary restraining order, preliminary or permanent injunction or other Judgment (as defined in the merger agreement) issued by any court of competent jurisdiction or other legal restraint or prohibition that has the effect of preventing, enjoining, restraining or prohibiting the consummation of the merger shall be in effect. There shall not be any law or Judgment enacted, enforced, amended, issued, in effect or deemed applicable to the merger, by any governmental authority (other than the application of the waiting period provisions of any competition law to the merger) the effect of which is to directly or indirectly make illegal or otherwise prohibit or materially delay consummation of the merger. There shall not exist or be instituted or pending any claim, suit, action or proceeding by any governmental authority seeking any of the consequences referred to in the immediately preceding sentence.

Conditions of the Company.  The obligations of the Company to effect the merger are subject to the fulfillment or waiver, to the extent permitted by law, at or before the effective time of the merger of the following conditions:

•	each of the representations and warranties of Parent and Merger Sub set forth in the merger agreement that are qualified as to materiality or Material Adverse Effect being true and correct in all respects and any representations or warranties that are not so qualified being true and correct in all respects, in each case as of the date of the merger agreement and as of the effective time of the merger; and

•	Parent and Merger Sub must have performed in all material respects all obligations, agreements or covenants required to be performed by them under the merger agreement at or prior to the effective time of the merger.

Conditions of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the merger are subject to the fulfillment or waiver, to the extent permitted by law, at or before the effective time of the merger of the following conditions:

•	the representations and warranties of the Company set forth in the merger agreement regarding the Company’s conduct of business during the period between the date of the merger agreement and the effective time of the merger are true and correct as of the effective time of the merger as if made on and as of the effective time of the merger;

•	the representations and warranties of the Company set forth in the merger agreement regarding corporate organization, subsidiaries, capital structure, authority to consummate the transactions contemplated by the merger agreement, absence of undisclosed broker’s fees, the opinion of William Blair and real property that are qualified as to materiality or Material Adverse Effect (as defined in the merger agreement) being true and correct in all respects, and any such representations or warranties that are not so qualified being correct in all material respects, in each case as of the date of the merger agreement and as of the effective time of the merger, except to the extent such representations and warranties relate to an earlier time (in which case on and as of such earlier time);

•	the representations and warranties of the Company set forth in the merger agreement (other than those listed in the preceding two bullets) as being true and correct as of the date of the merger agreement and as of the effective time, except to the extent such representations and warranties relate to an earlier time (in which case on and as of such earlier time), except to the extent that the facts or matters as to which such representations and warranties relate are not so true and correct (without giving effect to any qualifications and limitations as to “materiality” or “Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect;

•	the Company must have performed in all material respects all obligations, agreements or covenants required to be performed by it under the merger agreement at or prior to the effective time;

•	since the date of the merger agreement, there should not have occurred any state of facts, condition, change, development or event which, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect on the Company;

•	no Adverse Recommendation Change shall have occurred;

•	Parent shall have received a certificate, in form and substance reasonably satisfactory to Parent, from the Company to the effect that the Company is not a U.S. real property holding company;

•	the Company shall have complied with its obligations with respect to its common stock options, restricted stock and Purchase Plan;

•	the total number of dissenting shares shall not exceed 7.5% of the outstanding shares of the Company’s common stock as of the effective time of the merger;

•	the Company shall have delivered to Parent payoff and release letters from the holders of the indebtedness for borrowed money of the Company and its subsidiaries outstanding as of the closing as set forth in schedules delivered to Parent, and releases of all liens securing such indebtedness, conditioned only on the payment of the amounts described in such payoff letters, in each case in form and substance reasonably satisfactory to Parent; and

•	the Company shall have received certain specified regulatory consents except to the extent that the facilities for which all such notices, consents and approvals have not been obtained represent $1,500,000 or less of earnings before interest, taxes, depreciation and amortization (less minority interest expense) for the applicable facilities during the twelve-months ended November 30, 2010. Earnings before interest, taxes, depreciation and amortization (less minority interest expense) shall be calculated based on NovaMed’s consolidated financial statements for the period ended November 30, 2010 prepared in accordance with GAAP, calculated and applied consistent with the Company’s past practices.

Termination

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after the Company’s stockholders adopt the merger agreement and approve the merger (except as otherwise noted below):

•	by mutual written consent of Parent, Merger Sub and the Company;

•	by either Parent or the Company:

•	if the effective time of the merger has not occurred prior to May 20, 2011 (the “Termination Date”) for any reason; provided, however, that if, prior to May 20, 2011, the Company has not delivered to Parent written evidence that the Company has delivered all of certain specified notices to, and obtained all of certain specified consents and approvals of, certain third parties, then Parent may, in its sole discretion, extend the Termination Date to June 20, 2011 by delivering written notice to the Company at any time at least one business day prior to May 20, 2011; provided, further, that the right to terminate the merger agreement pursuant to this bullet is not available to any party whose breach of any provision of the merger agreement has been the principal cause of, or primarily resulted in, the failure of the closing to occur prior to such date and such action or failure to act was not otherwise expressly permitted under the merger agreement;

•	if any preliminary or permanent injunction or other judgment (other than a temporary restraining order) issued by any court of competent jurisdiction or other legal restraint or prohibition that has the effect of permanently preventing, enjoining or otherwise prohibiting the consummation of the merger shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate the merger agreement in such event shall not be available to any party which is then in breach of Section 5.3 of the merger agreement (which is summarized above under the headings “Reasonable Best Efforts” and “Filings and Notice”) and such breach has been a principal cause of such restraint or prohibition being or remaining in effect; or

•	if any temporary restraining order, preliminary or permanent injunction or other judgment issued by any court of competent jurisdiction or other legal restraint or prohibition that has the effect of delaying the consummation of the merger beyond the Termination Date (including any extension of the Termination Date) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate the merger agreement in such event shall not be available to any party which is then in breach of Section 5.3 of the merger agreement (which is summarized above under the headings “Reasonable Best Efforts” and “Filings and Notice”) and such breach has been a principal cause of such restraint or prohibition being or remaining in effect; or

•	if the Company’s stockholders have not adopted the merger agreement and approved the merger; provided, that the right to terminate the merger agreement in such event shall not be available to the Company if the Company has breached in any material respect its obligations under Section 5.3 of the merger agreement (which is summarized above under the headings “Reasonable Best Efforts” and “Filings and Notice”);

•	by the Company:

•	before the effective time of the merger, if Parent or Merger Sub shall have breached in any material respect any of its representations or warranties contained in the merger agreement (or any such representation or warranty shall have become untrue in any material respect after the date of the merger agreement) or Parent or Merger Sub shall have failed to perform in any material respect all obligations, covenants or agreements required to be performed by them under the merger agreement at or prior to the closing, in each case, which breach or failure to perform (i) would give rise to the failure of to satisfy the conditions with respect to Parent’s and Merger Sub’s representations, warranties and covenants and (ii) is incapable of being cured by Parent or Merger Sub by the Termination Date (including any extension of the Termination Date) or, if capable of being cured by Parent by the Termination Date (including any extension of the Termination Date), Parent and Merger Sub do not commence to cure such breach or failure within ten business days after their receipt of written notice thereof from the Company and use their reasonable best efforts to pursue such cure thereafter;

•	before receipt of the approval of the merger by the Company’s stockholders, in order to enter into a definitive agreement constituting a Superior Proposal in any circumstance in which the Company’s Board is permitted to make an Adverse Recommendation Change (as described above) in accordance with the terms and subject to the conditions of the no solicitation provisions of the merger agreement and concurrently with such termination the Company pays to Parent the Company Termination Fee;

•	on or after the later of (i) the 75th day following the date of the merger agreement, (ii) the 30th day after the mailing of this Proxy Statement to the Company’s stockholders or (iii) the third business day after the Company has delivered to Parent written evidence that the Company has delivered all of certain specified notices to, and obtained all of certain specified consents and approvals of, certain specified third parties (provided, that, on and after May 19, 2011 (or June 19, 2011 in the event Parent has extended the Termination Date pursuant to the merger agreement), all such notices, consents and approvals shall be deemed to have been obtained and written evidence delivered for purposes of this bullet (but not for purposes of determining whether all of the conditions to the obligations of Parent and Merger Sub to consummate the merger have been satisfied or waived)), by the Company, if (x) all of the conditions to the obligations of Parent and Merger Sub to consummate the merger have been satisfied or waived by Parent and Merger Sub in writing (other than those conditions that by their nature are to be satisfied at the closing, provided the Company is then able to satisfy such conditions), and the Company has certified to Parent in writing that such conditions have been satisfied and the Company is prepared to satisfy those conditions at the closing and (y) Parent and Merger Sub shall have breached their obligation to cause the merger to be consummated within 10 business days after the date the closing is required to take place.

•	by Parent:

•	prior to the closing of the merger, if (i) an Adverse Recommendation Change has occurred (including by failure to include the Company Recommendation in this Proxy Statement), (ii) the Company shall have intentionally breached any of its obligations under Section 4.2 of the merger agreement (which is summarized under the headings “No Solicitation of a Takeover Proposal” and “Company Board Recommendation” above) or (iii) for any reason we have failed to convene and complete the special meeting of the Company’s stockholders described in this Proxy Statement within 45 days of the date that this Proxy Statement is cleared by the SEC unless the Company has entered in to an Acquisition Agreement or an Adverse Recommendation Change has occurred; or

•	prior to the closing of the merger, if the Company shall have breached in any material respect any of its representations or warranties (or any such representation or warranty shall have become untrue in any material respect after the date of the merger agreement) or failed to perform in any material respect any of its obligations, covenants or agreements contained in the merger agreement, which breach or failure to perform (i) would give rise to the failure of the condition to the merger with respect to the Company’s representations, warranties or covenants or (ii) is incapable of being cured by the Company by the Termination Date (including any extension of the Termination Date) or, if capable of being cured by the Company by the Termination Date, the Company does not commence to cure such breach or failure within ten business days after its receipt of written notice thereof from Parent and use its reasonable best efforts to pursue such cure thereafter.

Termination Fees

NovaMed is obligated to pay Parent’s designee a termination fee of $4,368,000 if any of the following occur:

•	Parent or Merger Sub terminates the merger agreement in the event (i) an Adverse Recommendation Change has occurred, (ii) the Company or any of its representatives have intentionally breached any of its obligations under Section 4.2 of the merger agreement (which is summarized under the headings “No Solicitation of a Takeover Proposal” and “Company Board Recommendation” above) or (iii) for any reason the Company shall have failed to convene and complete the special meeting of the Company’s stockholders described in this Proxy Statement within 45 days of the date that this Proxy Statement is cleared by the SEC unless the Company has entered in to an acquisition agreement or an Adverse Recommendation Change has occurred;

•	we terminate the merger agreement in order to accept a Superior Proposal in compliance with the terms of the merger agreement; or

•	(i) a person or entity makes or publicly proposes a Takeover Proposal (substituting 50% for the 15% thresholds set forth in the definition of Takeover Proposal) or publicly announces an intent (whether or not conditional) to make a Takeover Proposal, (ii) the merger agreement is terminated (A) by Parent or NovaMed prior to May 20, 2011 (or, June 20, 2011 if, prior to May 20, 2011, NovaMed has not delivered to Parent written evidence that NovaMed has delivered all of the notices to, and obtained all of the consents and approvals of, certain specified third parties, and Parent has elected to extend the termination date to June 20, 2011) or (B) by Parent or NovaMed if the holders of a majority of NovaMed’s common stock have not approved the adoption of the merger agreement and approved the merger at the special meeting of stockholders described in this Proxy Statement, or (C) by Parent if the Company has not satisfied the closing condition regarding the accuracy of NovaMed’s representations, warranties and covenants, and (iii) within 12 months after termination of the merger agreement, NovaMed enters into any Acquisition Agreement or other definitive agreement or contract providing for, or shall have consummated or publicly approved or recommended to the stockholders of NovaMed, any Takeover Proposal (whether or not the Takeover Proposal was the same Takeover Proposal referred to in clause (i)).

Parent is obligated to pay us a reverse termination fee of $6,552,000 if Parent and Merger Sub fail to close the merger because of a failure to receive financing (other than if solely due to a failure by guarantor to fund its commitment pursuant to the equity commitment letter) that, together with the amount of equity financing committed pursuant to the equity commitment letter, is sufficient to fund the merger and the other transactions contemplated by the merger agreement or because of their refusal to accept a new financing commitment that provides for at least the same amount of financing as the commitment letters and on terms that are not materially less favorable to Parent than the commitment letters and Parent and Merger Sub are not otherwise in material and willful breach of the merger agreement (a “Non-Breach Financing Failure”).

The amount of the reverse termination fee will be $10,920,000, however, if the Company terminates the merger agreement in circumstances not involving a Non-Breach Financing Failure and on or after the later of (i) the 75th day following the date of the merger agreement, (ii) the 30th day after the mailing of this Proxy Statement to the

Company’s stockholders or (iii) the third business day after the Company has delivered to Parent written evidence that the Company has delivered all of specified notices to, and obtained all of specified consents and approvals of, certain specified third parties (provided, that, on and after May 19, 2011 (or June 19, 2011 in the event Parent has extended the Termination Date pursuant to the merger agreement), all such notices, consents and approvals shall be deemed to have been obtained and written evidence delivered for purposes of this clause (iii) (but not for purposes of determining whether all of the conditions to the obligations of Parent and Merger Sub to consummate the merger in Section 6.1 and Section 6.2 of the merger agreement (regarding compliance with representations, warranties and covenants) have been satisfied or waived)), if (x) all of the conditions to the obligations of Parent and Merger Sub to consummate the merger set forth in Section 6.1 and Section 6.2 of the merger agreement (regarding compliance with representations, warranties and covenants) have been satisfied or waived by Parent and Merger Sub in writing (other than those conditions that by their nature are to be satisfied at the Closing, provided the Company is then able to satisfy such conditions), and the Company has certified to Parent in writing that such conditions have been satisfied and the Company is prepared to satisfy those conditions at the Closing and (y) Parent and Merger Sub shall have breached their obligation to cause the merger to be consummated within ten business days after the date the closing is required to take place pursuant to the merger agreement.

Liability Caps

The merger agreement provides that the maximum aggregate liability of Parent and its affiliates and their stockholders (collectively, the “Parent Group”) (including any termination fee payable by Parent under the merger agreement) for any direct or indirect loss or damage suffered in connection with, or arising out of or under, the merger agreement, including, but not limited to, the negotiation, entry into, performance, or the terms of the merger agreement, any agreement or document contemplated hereby, the failure of the merger to be consummated or for a breach or claimed breach or failure or claimed failure to perform hereunder and including the benefit of the bargain lost by the Company’s stockholders (taking into consideration relevant matters, including any lost premium, other combination opportunities and the time value of money) (such damages, collectively, the “Company Damages”) or otherwise shall be limited to $10,920,000 plus any interest that may be payable pursuant to the merger agreement (the “Parent Liability Cap”). The Company nor its affiliates or their stockholders are entitled to seek or permit to be sought on behalf of the Company any damages or any other recovery, judgment or damages of any kind, including consequential, indirect, or punitive damages, from any member of the Parent Group other than seeking amounts payable by the guarantor pursuant to the limited guarantee but subject to the Parent Liability Cap. Recourse against Parent to the extent provided in the merger agreement and the guarantor to the extent provided in the limited guarantee (but in each case subject to the Parent Liability Cap) is the sole and exclusive remedy of the Company and its affiliates and their stockholders against any other member of the Parent Group in respect of any liabilities or obligations arising under, or in connection with, the merger agreement or the transactions contemplated by the merger agreement.

Subject to the provisions regarding specific enforcement, the maximum aggregate liability of the Company and its affiliates and their stockholders (including any termination fee payable by the Company under the merger agreement) for any direct or indirect loss or damage suffered in connection with, or arising out of or under, the merger agreement, including, but not limited to, the negotiation, entry into, performance, or the terms of the merger agreement, any agreement or document contemplated hereby, the failure of the merger to be consummated or for a breach or claimed breach or failure or claimed failure to perform hereunder (such damages, collectively, “Parent Damages”) or otherwise shall be limited to $10,920,000 plus any interest that may be payable pursuant to the merger agreement (the “Company Liability Cap”). In no event shall any member of the Parent Group seek or permit to be sought on behalf of any member of the Parent Group any damages or any other recovery, judgment or damages of any kind, including consequential, indirect, or punitive damages, from the Company or any of its affiliates or any of their stockholders in connection with the merger agreement or the transactions contemplated by the merger agreement in excess of the Company Liability Cap; provided that nothing shall limit the rights of Parent and Merger Sub under the provisions of the merger agreement regarding specific enforcement. Parent and Merger Sub each acknowledges and agrees that it has no right of recovery against, and no personal liability shall attach to, in each case with respect to Parent Damages, any affiliate or stockholder of the Company, whether by or through attempted piercing of the corporate veil, by virtue of any statute, regulation or applicable Law, or otherwise.

Specific Performance

The parties agreed that irreparable damage would occur to Parent and Merger Sub in the event that any of the provisions of the merger agreement were breached and accordingly agreed that Parent and Merger Sub are entitled to an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically its terms and provisions in addition to any other remedy to which they are entitled at law or in equity. The Company is not entitled to seek an injunction or injunctions to prevent breaches of the merger agreement or to specifically enforce the terms and provisions of the merger agreement. The Company agreed that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that Parent or Merger Sub has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or equity. In the event that Parent or Merger Sub seeks an injunction or injunctions to prevent breaches of the merger agreement or to enforce specifically the terms and provisions of the merger agreement, such party shall not be required to provide any bond or other security in connection with any such injunction or other judgment.

Amendments, Extensions and Waivers

The merger agreement may be amended by the parties thereto at any time, whether before or after the Company’s stockholders adopt the merger agreement and approve the merger; provided, however, that after the Company’s stockholders adopt the merger agreement and approve the merger, there shall be made no amendment that by law requires further approval by stockholders of the Company without obtaining such further approval. The merger agreement may not be amended except by an instrument in writing signed on behalf of each of the parties thereto.

Payment of Merger Consideration and Surrender of Stock Certificates

Prior to the effective time of the merger, Parent and Merger Sub will appoint a bank or trust company to act as the exchange agent for purposes of making the cash payments contemplated by the merger agreement. At the effective time of the merger, Parent or Merger Sub will deposit with the exchange agent funds in amounts and at the times necessary for payment of the aggregate equal to the merger consideration to be paid to our stockholders under the terms of the merger agreement. The exchange agent will, pursuant to irrevocable instructions, deliver to you the merger consideration according to the procedure summarized below.

As soon as reasonably practicable after the effective time of the merger, the exchange agent will mail to you a letter of transmittal and instructions advising you of the effectiveness of the merger and the procedure for surrendering to the exchange agent your certificates in exchange for the merger consideration. Upon the surrender of your certificates or transfer of your uncertificated shares to the exchange agent, together with an executed letter of transmittal completed in accordance with its instructions and any other items specified by the letter of transmittal, the exchange agent will pay to you your merger consideration of $13.25 per share of NovaMed common stock represented by such certificates or uncertificated shares. No interest or dividends will be paid or accrued in respect of the merger consideration. Payments of the merger consideration also may be reduced by applicable withholding taxes.

Please do NOT forward your stock certificates to the exchange agent without a letter of transmittal, and please do NOT return your stock certificates with the enclosed proxy card.

At and after the effective time of the merger, you will cease to have any rights as our stockholder, except for the right to receive the merger consideration, or, if you exercise your appraisal rights, the right to seek appraisal of your shares pursuant to Delaware law, and no transfer of shares of NovaMed common stock will be made on our stock transfer books.

Certificates presented to us after the effective time of the merger will be cancelled and exchanged for cash as described above.

APPRAISAL RIGHTS

Under Delaware law, if you do not wish to accept the $13.25 per share cash payment provided for in the merger agreement, you have the right to seek appraisal of your shares of NovaMed common stock and to receive payment in cash for the fair value of your NovaMed common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be fair value. The “fair value” of your shares as determined by the Court of Chancery may be more or less than, or the same as, the $13.25 per share that you are entitled to receive under the terms of the merger agreement. Stockholders who elect to exercise appraisal rights must not vote in favor of the adoption of the merger agreement and must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. Strict compliance with the statutory procedures in Section 262 is required. Failure to follow precisely any of the statutory requirements may result in the loss of your appraisal rights.

This section is intended as a brief summary of the material provisions of the Delaware statutory procedures that a stockholder must follow in order to seek and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements, and it is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Appendix D to this Proxy Statement. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262.

Section 262 requires that where a merger agreement is to be submitted for adoption at a meeting of stockholders, the stockholders be notified that appraisal rights will be available not less than 20 days before the special meeting to vote on the merger. A copy of Section 262 must be included with such notice. This Proxy Statement constitutes notice to our stockholders that appraisal rights are available in connection with the merger, in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Appendix D. Failure to comply timely and properly with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•	you must deliver to us a written demand for appraisal of your shares before the vote is taken to adopt the merger agreement and approve the merger, which must reasonably inform us of the identity of the holder of record of NovaMed common stock who intends to demand appraisal of his, her or its shares of common stock; and

•	you must not vote in favor of adoption of the merger agreement.

If you fail to comply with either of these conditions and the merger is completed, you will be entitled to receive payment for your shares of NovaMed common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of NovaMed common stock. A holder of shares of NovaMed common stock wishing to exercise appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective time of the merger, because appraisal rights will be lost if the shares are transferred prior to the effective time of the merger. Voting against or failing to vote for adoption of the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262. A vote in favor of the adoption of the merger agreement, by proxy or in person, will constitute a waiver of your appraisal rights with respect to the shares so voted and will nullify any previously filed written demands for appraisal. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the adoption of the merger agreement or abstain from voting on the adoption of the merger agreement. The written demand for appraisal must be in addition to and separate from any proxy or vote on the adoption of the merger agreement.

All demands for appraisal should be addressed to NovaMed, Inc., Attention: Secretary, 333 W. Wacker Drive, Suite 1010, Chicago, Illinois 60606, before the vote is taken to adopt the merger agreement and approve the merger at the special meeting.

To be effective, a demand for appraisal by a stockholder of NovaMed must be made by, or in the name of, the registered stockholder, fully and correctly, as the stockholder’s name appears on the stockholder’s stock certificate(s) or in the transfer agent’s records, in the case of uncertificated shares. The demand cannot be made by the beneficial owner if he or she does not also hold the shares of record. The beneficial holder must, in such cases, have the registered owner submit the required demand in respect of those shares. If you hold your shares of NovaMed common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity. If the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

Within 10 days after the effective time of the merger, NovaMed, as the surviving corporation in the merger, must give written notice that the merger has become effective to each of our stockholders who has properly filed a written demand for appraisal and who did not vote in favor of the merger. At any time within 60 days after the effective time of the merger, any stockholder who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the demand and accept the payment specified by the merger agreement for that stockholder’s shares of NovaMed common stock by delivering to NovaMed, as the surviving corporation, a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective time of the merger will require written approval of NovaMed as the surviving corporation. Unless the demand is properly withdrawn by the stockholder within 60 days, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, with such approval conditioned upon such terms as the Court deems just. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration offered pursuant to the merger agreement.

Within 120 days after the effective time of the merger, but not thereafter, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. The surviving corporation has no obligation and has no present intention to file such a petition if there are dissenting stockholders, and holders should not assume that the surviving corporation will file a petition. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previous written demand for appraisal. In addition, within 120 days after the effective time of the merger, any stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement, upon written request, will be entitled to receive from NovaMed, as the surviving corporation, a statement setting forth the aggregate number of shares not voted in favor of the merger agreement and the aggregate number of holders of shares for which demands for appraisal have been received. The statement must be mailed within 10 days after a written request therefor has been received by the surviving corporation or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. Notwithstanding the foregoing, a person who is the beneficial owner of shares of NovaMed common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from NovaMed such statement.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to NovaMed, as the surviving corporation, then NovaMed will be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to stockholders who have demanded appraisal, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided by Section 262. The Delaware Court of Chancery may require stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of NovaMed common stock, the Delaware Court of Chancery will appraise the shares, determining their fair value after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. If a selected public companies analysis is used as a methodology to appraise the shares, one factor the Delaware Court of Chancery may consider is an implicit minority discount, as the implied equity values are based in part on stock market prices for minority shares. When the value is determined, the Delaware Court of Chancery will direct the payment of such value upon surrender by those stockholders of the certificates representing their shares. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the merger and the date of payment of the judgment.

In determining fair value, the Delaware Court of Chancery is required to take into account all relevant factors. You should be aware that the fair value of your shares as determined under Section 262 of the DGCL could be more or less than, or the same as, the value that you are entitled to receive under the terms of the merger agreement. You should also be aware that an investment banking opinion as to fairness from a financial point of view is not necessarily an opinion as to fair value under Section 262. Although NovaMed believes that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Neither Parent nor NovaMed anticipate offering more than the applicable merger consideration to any stockholder of NovaMed exercising appraisal rights, and reserve the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of NovaMed common stock is less than the applicable merger consideration. The Delaware courts have stated that the methods that are generally considered acceptable in the financial community and otherwise admissible in court may be considered in the appraisal proceedings. In addition, the Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder’s exclusive remedy.

Costs of the appraisal proceeding (which do not include attorneys fees or the fees and expenses of experts) may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery, as it deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who demanded appraisal rights will not, after the effective time of the merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time of the merger. However, if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder otherwise fails to perfect, successfully withdraws or loses such holder’s right to appraisal, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the $13.25 per share cash payment (without interest) for shares of his, her or its NovaMed common stock pursuant to the merger agreement.

In view of the complexity of Section 262 of the DGCL, stockholders who may wish to pursue appraisal rights should consult their legal advisors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us with respect to beneficial ownership of NovaMed common stock as of January 15, 2011, by the following individuals or groups:

•	each of our current directors, nominees for director, and named executive officers individually;

•	all our directors, nominees and executive officers as a group; and

•	each person (or group of affiliated persons) known by us to own beneficially more than 5% of NovaMed outstanding common stock.

The percentage of beneficial ownership of common stock is based on 7,955,379 shares deemed outstanding as of January 15, 2011. In preparing the following table, we relied upon statements filed with the SEC by beneficial owners of more than 5% of the outstanding shares of NovaMed common stock pursuant to Section 13(d) or 13(g) of the Exchange Act, unless we knew or had reason to believe that the information contained in such statements was not complete or accurate, in which case we relied upon information that we considered to be accurate and complete. We have determined beneficial ownership in accordance with the rules of the SEC. The share totals reported have been adjusted to reflect NovaMed’s one-for-three reverse stock split which was effective on June 1, 2010. Except as otherwise indicated, we believe, based on information furnished to us, that the beneficial owners of the common stock listed below have sole voting power and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws.

	Number of	Percent of
Name and Address(1)	Shares	Shares

Five Percent Stockholders:
Kent A. Kirk, M.D.(2)	417,142	5.2%
c/o Kirk Eye Center, S.C.
7427 Lake Street
River Forest, Illinois 60305
Wellington Management Company, LLP(3)	1,057,574	13.3%
Wellington Trust Company, NA(3)	580,241	7.3%
75 State Street
Boston, Massachusetts 02109
Geneva Investment Management of Chicago, LLC(4)	663,878	8.3%
181 West Madison Street, Suite 3575
Chicago, Illinois 60602
Visium Asset Management, LP(5)	847,591	9.6%
950 Third Avenue
New York, NY 10022
HealthInvest Partners AB(6)	405,875	5.1%
Biblioteksgatan 29
SE-114 35 Stockholm Sweden
Directors and Officers:
Thomas S. Hall(7)	393,644	4.8%
Graham B. Cherrington(8)	62,726	*
Scott T. Macomber(9)	240,380	2.9%
Scott H. Kirk, M.D.(10)	434,230	5.4%
R. Judd Jessup(11)	117,784	1.5%
Steven V. Napolitano(12)	82,798	1.0%
C.A. Lance Piccolo(13)	99,465	1.2%
Robert J. Kelly(14)	69,897	*
All Executive Officers and Directors As a Group: (8 people)(15)	1,500,925	17.4%
H.I.G. Buyer Group(16)	837,652	10.5%

*	Less than 1%

(1)	Unless otherwise indicated, the address of the beneficial owners is c/o NovaMed, Inc., 333 West Wacker Drive, Suite 1010, Chicago, Illinois 60606.

(2)	Information presented is based on an amended report on Schedule 13G filed with the Securities and Exchange Commission on February 12, 2010 and the subsequent transactions of which the Company is aware. The shares for which Dr. Kent Kirk has beneficial ownership are comprised of (i) 256,727 shares held directly by Kent Kirk Family LLC, of which Dr. Kent Kirk is the manager and a member, (ii) 142,814 shares held directly by Kirk Eye Center, S.C., of which Dr. Kent Kirk is an officer, director and 50% stockholder and (iii) 17,601 shares held directly by Dr. Kent Kirk. Accordingly, Dr. Kent Kirk has sole dispositive and voting power with respect to 17,601 shares of NovaMed common stock and shared dispositive and voting power with respect to 399,541 shares of NovaMed common stock.

(3)	Information presented is based on an amended report on Schedule 13G filed with the Securities and Exchange Commission on February 14, 2011 (the “Wellington Schedule 13G”). The Wellington Schedule 13G indicates that Wellington Management Company, LLP (“Wellington Management”), in its capacity as an investment advisor, may be deemed to beneficially own 1,057,574 shares of NovaMed common stock which are held of record by its clients. One such client, Wellington Trust Company, NA, is the beneficial owner of 580,241 shares of NovaMed common stock. Wellington Management has shared dispositive power with respect to 1,057,574 shares of NovaMed common stock and shared voting power with respect to 835,272 shares of NovaMed common stock.

(4)	Information presented is based on an amended report on Schedule 13G filed with the Securities and Exchange Commission on February 4, 2011 (the “Geneva Schedule 13G”). The Geneva Schedule 13G indicates that Geneva Investment Management of Chicago, LLC (“Geneva”), in its capacity as an investment advisor, may be deemed to beneficially own 663,878 shares of NovaMed common stock which have been acquired on behalf of its clients. Geneva has sole voting and dispositive power with respect to 348,538 shares of NovaMed common stock and the shared voting and dispositive power with respect to 315,140 shares of NovaMed common stock.

(5)	Information presented is based on a Schedule 13G filed with the Securities and Exchange Commission on February 11, 2011 (the “Visium Schedule 13G”). The Visium Schedule 13G indicates that Jacob Gottlieb, as Managing Member of JG Asset, LLC, which is the General Partner of Visium Asset Management, LP, an investment advisor to pooled investment vehicles, beneficially owns 847,591 shares of NovaMed common stock. Mr. Gottlieb has sole voting power and sole dispositive power with respect to 847,591 shares of NovaMed common stock.

(6)	Information presented is based on a Schedule 13D filed with the Securities and Exchange Commission on March 3, 2011 by HealthInvest Partners AB, HealthInvest Global Long/Short Fund (“Global Long/Short Fund”), HealthInvest Value Fund (“Value Fund”) and HealthInvest Access Fund (“Access Fund” and together with Global Long/Short Fund and Value Fund, the “HealthInvest Funds”). Global Long/Short Fund is the beneficial owner of 177,498 shares of Common Stock, of which it has no sole voting power, shared voting power as to 177,498 shares, no sole dispositive power, and shared dispositive power as to 177,498 shares. Value Fund is the beneficial owner of 215,377 shares of Common Stock, of which it has no sole voting power, shared voting power as to 215,377 shares, no sole dispositive power, and shared dispositive power as to 215,377 shares. Access Fund is the beneficial owner of 13,000 shares of Common Stock, of which it has no sole voting power, shared voting power as to 13,000 shares, no sole dispositive power, and shared dispositive power as to 13,000 shares. Including the shares beneficially owned by the HealthInvest Funds, HealthInvest Partners AB is the beneficial owner of 405,875 shares of Common Stock, of which it has sole voting power as to 405,875 shares, no shared voting power, sole dispositive power as to 405,875 shares, and no shared dispositive power. HealthInvest Partners AB is the investment adviser and control person of each of the HealthInvest Funds and may be deemed the beneficial owner of the shares beneficially owned by the HealthInvest Funds.

(7)	Includes 63,638 restricted shares of NovaMed common stock and 244,695 options which are exercisable within 60 days of January 15, 2011. On January 20, 2011, Mr. Hall entered into a voting agreement with Parent to vote in favor of the merger. 148,949 shares of common stock, which includes 63,638 restricted shares of NovaMed common stock, are subject to the voting agreement. 281,059 stock options, if exercised, will also be subject to the voting agreement.

(8)	Includes 20,466 restricted shares of NovaMed common stock and 36,600 options which are exercisable within 60 days of January 15, 2011. On January 20, 2011, Mr. Cherrington entered into a voting agreement with Parent to vote in favor of the merger. 26,126 shares of common stock, which includes 20,466 restricted shares of NovaMed common stock, are subject to the voting agreement. 49,242 stock options, if exercised, will also be subject to the voting agreement.

(9)	Includes 21,384 restricted shares of NovaMed common stock and 197,119 options which are exercisable within 60 days of January 15, 2011. On January 20, 2011, Mr. Macomber entered into a voting agreement with Parent to vote in favor of the merger. 43,261 shares of common stock, which includes 21,384 restricted shares of NovaMed common stock, are subject to the voting agreement. 209,240 stock options, if exercised, will also be subject to the voting agreement.

(10)	Information presented is based on an amended report on Schedule 13G filed with the Securities and Exchange Commission on February 12, 2010 and the subsequent transactions of which the Company is aware. The shares for which Dr. Scott Kirk has beneficial ownership are comprised of (i) 220,886 shares held directly by Scott Kirk Family LLC, of which Dr. Scott Kirk is the manager and a member, (ii) 142,814 shares held directly by Kirk Eye Center, S.C., of which Dr. Scott Kirk is an officer, director and 50% stockholder, (iii) 39,007 shares held directly by Dr. Scott Kirk; (iv) 5,857 restricted shares of NovaMed common stock; and (v) 25,666 options which are exercisable within 60 days of January 15, 2011. Accordingly, Dr. Scott Kirk has sole dispositive and voting power with respect to 70,530 shares of NovaMed common stock and shared dispositive and voting power with respect to 363,700 shares of NovaMed common stock. On January 20, 2011, Dr. Scott Kirk entered into a voting agreement with Parent to vote in favor of the merger. 408,564 shares of common stock, which includes 5,857 restricted shares of NovaMed common stock, are subject to the voting agreement. 28,999 stock options, if exercised, will also be subject to the voting agreement. Dr. Scott Kirk has shared voting and dispositive power with respect to the shares owned with Dr. Kent Kirk through Kirk Eye Center, S.C. (the “Kirk Shares”). However, Dr. Scott Kirk cannot vote the Kirk Shares without the agreement of Dr. Kent Kirk, and, therefore, the Kirk Shares were not made subject to the voting agreement.

(11)	Includes 35,453 shares of NovaMed common stock which are held by R. Judd Jessup and Charlene Lynne Jessup, as Trustees for the R. Judd Jessup and Charlene Lynne Jessup Living Trust u/a/d May 6, 1991. Includes 533 shares held by Mr. Jessup’s family members. Mr. Jessup disclaims beneficial ownership of all 533 of these shares except to the extent of his pecuniary interest therein. Also includes 5,857 restricted shares of NovaMed common stock and 50,666 options which are exercisable within 60 days of January 15, 2011. On January 20, 2011, Mr. Jessup entered into a voting agreement with Parent to vote in favor of the merger. 67,118 shares of common stock, which includes 5,857 restricted shares of NovaMed common stock, are subject to the voting agreement. 53,999 stock options, if exercised, will also be subject to the voting agreement.

(12)	Includes 5,857 restricted shares of NovaMed common stock and 25,666 options which are exercisable within 60 days of January 15, 2011. On January 20, 2011, Mr. Napolitano entered into a voting agreement with Parent to vote in favor of the merger. 57,132 shares of common stock, which includes 5,857 restricted shares of NovaMed common stock, are subject to the voting agreement. 28,999 stock options, if exercised, will also be subject to the voting agreement.

(13)	Includes 5,857 restricted shares of NovaMed common stock and 23,861 options which are exercisable within 60 days of January 15, 2011. On January 20, 2011, Mr. Piccolo entered into a voting agreement with Parent to vote in favor of the merger. 75,604 shares of common stock, which includes 5,857 restricted shares of NovaMed common stock, are subject to the voting agreement. 27,194 stock options, if exercised, will also be subject to the voting agreement.

(14)	Includes 5,857 restricted shares of NovaMed common stock and 58,999 options which are exercisable within 60 days of January 15, 2011. On January 20, 2011, Mr. Kelly entered into a voting agreement with Parent to vote in favor of the merger. 10,898 shares of common stock, which includes 5,857 restricted shares of NovaMed common stock, are subject to the voting agreement. 62,332 stock options, if exercised, will also be subject to the voting agreement.

(15)	Includes 134,773 restricted shares of NovaMed common stock and 663,272 options which are exercisable within 60 days of January 15, 2011.

(16)	By virtue of the voting agreements entered into between Parent and each of the rollover stockholders, Parent, Merger Sub and the other entities affiliated with H.I.G. may be deemed to have acquired beneficial ownership of the 837,652 shares of NovaMed common stock currently owned in the aggregate by the rollover stockholders. Parent, Merger Sub and the other entities affiliated with H.I.G. expressly disclaims beneficial ownership of such shares. The address for each of Parent, Merger Sub and the other entities affiliated with H.I.G. is 1450 Brickell Avenue, 31st Floor, Miami, Florida 33131. None of the executive officers of Parent, Merger Sub and the other entities affiliated with H.I.G. directly own any shares of NovaMed common stock.

APPROVAL OF THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES (PROPOSAL NO. 2)

We may ask our stockholders to vote on a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the adjournment to adopt the merger agreement and approve the merger. We currently do not intend to propose adjournment at the special meeting if there are sufficient votes to adopt the merger agreement and approve the merger. If our stockholders approve this proposal, we may adjourn the special meeting and use the additional time to solicit additional proxies, including proxies from our stockholders who have previously voted against adoption of the merger agreement and approval of the merger.

The approval of a majority of the votes cast is required to approve the adjournment of the special meeting for the purpose of soliciting additional proxies. Accordingly, abstentions will have no impact on the outcome of Proposal 2. Proxy cards submitted by registered stockholders without voting instructions will be voted “FOR” approval of adjournment of the special meeting to solicit additional proxies. Stockholders who hold their shares in street name and do not give instructions to their bank or brokerage firm will not be considered present at the special meeting, but the failure to provide instructions will have no effect on the outcome of Proposal 2.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES.

OTHER MATTERS FOR ACTION AT THE SPECIAL MEETING

Other than as described in this Proxy Statement, our Board of Directors has no knowledge of any other matters that may come before the special meeting and does not intend to present any other matters. However, if any other matters shall properly come before the meeting or any postponements or adjournments thereof, the persons named as proxies will have discretionary authority to vote the shares represented by any validly executed proxy cards received by them in accordance with their best judgment. The proxy holders will also have discretionary authority to vote upon matters incident to the conduct of the special meeting.

STOCKHOLDER PROPOSALS

If the merger is completed, there will be no public participation in any future meetings of our stockholders. If the merger is not completed, our stockholders will continue to be entitled to attend and participate in our stockholder meetings. Subject to consummation of the merger, we do not intend to conduct any further annual meetings of stockholders.

If the merger is not consummated, any stockholder nominations or proposals for other business intended to be presented at our next annual meeting must be submitted to us as set forth below.

Our Bylaws (amended and restated as of October 23, 2007) provide that no nominations or other business may be brought before an annual meeting by a stockholder except by a stockholder who (a) is entitled to vote at the annual meeting, (b) has delivered to the Secretary within the time limits described in the Bylaws a written notice containing the information specified in the Bylaws, and (c) was a stockholder of record at the time the notice was delivered to the Secretary. For a stockholder nomination or proposal for other business to be properly brought before an annual meeting of stockholders, notice of such nomination or proposal must be received by our Secretary not less than 45 days nor more than 75 days prior to the first anniversary of the proxy statement for the preceding year’s annual meeting. However, in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 30 days from such anniversary date, notice of a stockholder proposal must be received by our Secretary not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such annual meeting is first made.

For each stockholder nomination or proposal for other business to be properly submitted pursuant to our Bylaws, the stockholder must provide us with (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person as would be required to be disclosed in solicitations of proxies for the election of such nominees as directors pursuant to Regulation 14A under the Exchange Act, and such person’s written consent to serve as a director if elected; (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of such business, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Company’s books, and of such beneficial owner, (ii) the class and number of shares of the Company that are owned beneficially and of record by such stockholder and such beneficial owner, and (iii) whether either such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of, in the case of a proposal, at least the percentage of our voting shares required under applicable law to carry the proposal or, in the case of a nomination or nominations, a sufficient number of holders of the Company’s voting shares to elect such nominee or nominees.

If the merger is not consummated, any stockholder who intends to present a proposal at the annual meeting in 2011, or include a proposal in the proxy statement for that annual meeting, must deliver the proposal to our Secretary at 333 W. Wacker Drive, Suite 1010, Chicago, Illinois 60606:

•	not later than December 16, 2010, if the proposal is submitted for inclusion in our proxy materials for that meeting pursuant to Rule 14a-8 under the Exchange Act, unless the date of our 2011 annual meeting is more than 30 days before or after May 19, 2011, in which case the proposal must be received a reasonable time before we begin to print and mail our proxy materials; or

•	not earlier than January 30, 2011 nor later than March 1, 2011, if the proposal is submitted other than pursuant to Rule 14a-8, unless the date of our 2011 annual meeting is advanced by more than 30 days or delayed by more than 30 days from May 19, 2011, notice of a stockholder proposal must be received by our Secretary not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such annual meeting is first made in which case we are not required to include the proposal in our proxy materials.

If the merger is completed, we do not expect to hold our 2011 annual meeting of stockholders.

HOUSEHOLDING

We have adopted a process called “householding” for mailing proxy statements in order to reduce printing costs and postage fees. Householding means that stockholders who share the same last name and address will receive only one copy of the proxy statement, unless we receive contrary instructions from any stockholder at that address. We will continue to mail a proxy card to each stockholder of record.

If you prefer to receive multiple copies of the proxy statement at the same address, we will provide additional copies to you promptly upon request. If you are a stockholder of record, please contact us at NovaMed, Inc., c/o Secretary, 333 W. Wacker Drive, Suite 1010, Chicago, Illinois 60606, or at telephone number (312) 664-4100. Eligible stockholders of record receiving multiple copies of the proxy statement can request to receive a single copy of our proxy statement by contacting us in the same manner.

If you hold your shares in street name, you may request additional copies of the proxy statement or you may request householding by contacting your broker, bank or nominee.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational filing requirements of the Exchange Act and are required to file periodic reports, proxy statements and other information with the SEC relating to our business, financial condition and other matters. Such reports, proxy statements and other information should be available for inspection at the public reference facilities maintained by the SEC at Room 1580, 100 F Street, NE, Washington, D.C. 20549. Copies of such materials may also be obtained by mail, upon payment of the SEC’s customary fees, by writing to the SEC’s principal office at 100 F Street, NE, Washington, D.C. 20549. You may obtain written information about the operation of the public reference room by calling the SEC at 1-800-SEC-0330. These materials filed by NovaMed with the SEC are also available on the SEC’s website at www.sec.gov .

The SEC allows us to “incorporate by reference” information into this Proxy Statement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this Proxy Statement, and later information filed with the SEC will update and supersede the information in this Proxy Statement.

The following documents filed with the SEC are incorporated by reference in this Proxy Statement:

•	NovaMed’s Annual Report on Form 10-K for the year ended December 31, 2009;

•	NovaMed’s Definitive Proxy Statement for its 2009 Annual Meeting of Stockholders, filed with the SEC on April 14, 2010;

•	NovaMed’s Quarterly Report on Form 10-Q for each of the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010; and

•	NovaMed’s Current Report on Form 8-K filed with the SEC on January 21, 2011 and January 26, 2011.

We also incorporate by reference each document we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement and prior to final adjournment of the special meeting.

Documents incorporated by reference are available from us without charge, excluding all exhibits (unless we have specifically incorporated by reference an exhibit into this Proxy Statement). You may obtain documents incorporated by reference by requesting them in writing or by telephone as follows:

NovaMed, Inc.
Attn: John W. Lawrence, Jr.
333 W. Wacker Drive, Suite 1010
Chicago, Illinois 60606
(312) 664-4100

The information concerning NovaMed contained or incorporated by reference in this Proxy Statement has been provided by NovaMed and the information regarding the Parent and Merger Sub contained in this Proxy Statement has been provided by Parent.

You should rely only on the information contained in or incorporated by reference into this Proxy Statement. We have not authorized anyone to give any information different from the information contained in or incorporated by reference into this Proxy Statement. This Proxy Statement is dated [ • ], 2011. You should not assume that the information contained in this Proxy Statement is accurate as of any later date, and the mailing of this Proxy Statement to you shall not create any implication to the contrary.

ANNEX A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER
dated as of January 20, 2011,
among
SURGERY CENTER HOLDINGS, INC.,
WILDCAT MERGER SUB, INC.
and
NOVAMED, INC.

A-i

A-ii

GLOSSARY

Term	Section
Acquisition Agreement	Section 4.2(b)
Adverse Recommendation Change	Section 4.2(b)
Adverse Recommendation Change Notice	Section 4.2(b)
Affiliate	Section 8.3(a)
Agreement	Preamble
Beneficial Ownership	Section 8.3(b)
Business Day	Section 8.3(c)
Certificate	Section 2.1(c)
Certificate of Merger	Section 1.3
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 2.2(f)
Commitment Letters	Section 3.2(d)
Commonly Controlled Entity	Section 3.1(m)(i)
Company	Preamble
Company Benefit Agreement	Section 3.1(m)(i)
Company Benefit Plan	Section 3.1(m)(i)
Company Bylaws	Section 3.1(a)
Company Certificate	Section 1.5(a)
Company Common Stock	Section 2.1(b)
Company Damages	Section 5.6(g)
Company Disclosure Schedule	Section 3.1
Company Liability Cap	Section 5.6(h)
Company Personnel	Section 3.1(m)(i)
Company Recommendation	Section 3.1(d)(i)
Company Restricted Shares	Section 3.1(c)(ii)
Company SEC Documents	Section 3.1(e)(i)
Company Stock Options	Section 3.1(c)(ii)
Company Stock Plans	Section 3.1(c)(ii)
Company Termination Fee	Section 5.6(b)
Competition Law	Section 3.1(d)(iii)
Confidentiality Agreement	Section 8.3(d)
Continuing Employees	Section 5.9(a)
Contract	Section 3.1(d)(ii)
Convertible Notes	Section 8.3(e)
Data Room	Section 8.3(f)
DB Hedge Transaction	Section 5.10
DB London	Section 5.10
DB New York	Section 5.10
DB Warrant	Section 5.10
Debt Commitment Letters	Section 3.2(d)
Debt Financing	Section 3.2(d)
DGCL	Recitals
Dissenting Shares	Section 2.3
Dissenting Stockholder	Section 2.3
DOJ	Section 5.3(a)
Effective Time	Section 1.3
Environmental Claim	Section 3.1(k)(ii)

A-iii

Term	Section
Environmental Law	Section 3.1(k)(ii)
Environmental Permit	Section 3.1(k)(ii)
Equity Commitment Letter	Section 3.2(d)
Equity Financing	Section 3.2(d)
ERISA	Section 3.1(m)(i)
Event	Section 8.3(k)
Exchange Act	Section 3.1(d)(iii)
Exchange Agreements	Recitals
Facility	Section 8.3(g)
Filed Company SEC Documents	Section 3.1(i)(A)
Financing	Section 3.2(d)
FTC	Section 5.3(a)
GAAP	Section 3.1(e)(i)
Governmental Entity	Section 3.1(d)(iii)
Guarantor	Recitals
Hazardous Material	Section 3.1(k)(ii)
Healthcare Law	Section 8.3(h)
HIPAA	Section 8.3(i)
Holdings	Recitals
HSR Act	Section 3.1(d)(iii)
Intellectual Property	Section 3.1(p)(iii)
Judgment	Section 3.1(d)(ii)
Knowledge	Section 8.3(j)
Law	Section 3.1(d)(ii)
Leased Real Property	Section 3.1(s)
Legal Restraints	Section 6.1(c)
Lenders	Section 3.2(d)
Lender Party	Section 8.14
Liens	Section 3.1(b)
Limited Guarantee	Recitals
Material Adverse Effect	Section 8.3(k)
Material Contract	Section 3.1(i)(B)
Medical Waste	Section 8.3(l)
Medical Waste Law	Section 8.3(m)
Merger	Recitals
Merger Consideration	Section 2.1(c)
Merger Sub	Preamble
MWTA	Section 8.3(l)
NASDAQ	Section 3.1(d)(iii)
Non-Breach Financing Failure	Section 5.6(d)
Notice Period	Section 4.2(b)
Option Cancellation Agreement	Section 5.4(a)(i)
Option Consideration	Section 5.4(a)(i)
Option Documentation	Section 5.4(b)
Owned Real Property	Section 3.1(s)
Parent	Preamble
Parent Benefit Plan	Section 5.9(b)
Parent Damages	Section 5.6(h)
Parent Default Fee	Section 5.6(d)
Parent Designated Termination	Section 5.6(d)
Parent Expenses	Section 8.3(n)

A-iv

Term	Section
Parent Group	Section 5.6(g)
Parent Liability Cap	Section 5.6(g)
Parent Termination Fee	Section 5.6(d)
Paying Agent	Section 2.2(a)
Permits	Section 3.1(j)(i)
Permitted Liens	Section 3.1(o)
Person	Section 8.3(o)
Physician Partners	Section 3.1(w)(i)
Preferred Stock	Section 3.1(c)(i)
Proceeding	Section 3.1(h)
Provider Contracts	Section 3.1(i)(C)
Proxy Statement	Section 3.1(d)(iii)
Purchase Plan	Section 3.1(c)(ii)
Release	Section 3.1(k)(ii)
Remuneration	Section 3.1(v)(ii)
Representatives	Section 4.2(a)
Required Stockholder Approval	Section 3.1(d)(i)
Restricted Share Consideration	Section 5.4(a)(ii)
Rollover Holders	Recitals
Rollover Shares	Recitals
SEC	Section 3.1(d)(iii)
Secretary of State	Section 1.3
Stockholders Meeting	Section 5.1(b)
SOX	Section 3.1(e)(i)
Subsidiary	Section 8.3(p)
Superior Proposal	Section 4.2(a)
Superior Proposal Notice	Section 4.2(b)
Surviving Corporation	Section 1.1
Tail Period	Section 5.5(c)
Takeover Proposal	Section 4.2(a)
Tax Returns	Section 3.1(n)(xiv)
Taxes	Section 3.1(n)(xiv)
Termination Date	Section 7.1(b)(i)
Voting Agreements	Recitals
Voting Debt	Section 8.3(q)

A-v

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger dated as of January 20, 2011 (this “Agreement”), by and among Surgery Center Holdings, a Delaware corporation (“Parent”), Wildcat Merger Sub, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and NovaMed, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, Parent, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement and the Delaware General Corporation Law (the “DGCL”). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly-owned subsidiary of Parent;

WHEREAS, the respective boards of directors of Parent, Merger Sub and the Company have deemed it advisable and in the best interests of their respective corporations and stockholders that Merger Sub and the Company consummate the Merger provided for herein;

WHEREAS, the respective boards of directors of Parent, Merger Sub and the Company have unanimously approved this Agreement and approved the Merger;

WHEREAS, the board of directors of the Company has unanimously resolved to recommend that the Company’s stockholders adopt this Agreement and approve the Merger;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, Parent and certain beneficial owners of Company Common Stock are entering into Voting Agreements substantially in the form attached as Exhibit A (the “Voting Agreements”);

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the willingness of the Company to enter into this Agreement, H.I.G. Bayside Debt & LBO Fund II, L.P. (the “Guarantor”) is entering into a limited guarantee (the “Limited Guarantee”) with the Company substantially in the form attached as Exhibit B pursuant to which the Guarantor is guaranteeing certain obligations of Parent under this Agreement;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, Surgery Center Holdings, LLC, the majority stockholder of Parent (“Holdings”), and certain beneficial owners (the “Rollover Holders”) of Company Common Stock are entering into Exchange Agreements (the “Exchange Agreements”), pursuant to which the Rollover Holders are agreeing, among other things, to contribute a portion of their Company Common Stock set forth therein (such shares, collectively, the “Rollover Shares”) to Holdings immediately prior to the Effective Time of the Merger; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I
THE MERGER

Section 1.1 The Merger.

Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and a wholly-owned subsidiary of Parent.

Section 1.2 Closing.

The closing of the Merger (the “Closing”) will take place electronically or, at Parent’s election, at the offices of DLA Piper LLP (US), 203 North LaSalle Street, Chicago, Illinois 60601, at 10:00 a.m., Central time, on a date to be specified by the parties, which shall be not later than the second Business Day after satisfaction or waiver of the conditions set forth in Article VI, other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions, unless another time, date or place is agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 1.3 Effective Time of the Merger.

Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable on the Closing Date, a certificate of merger in the form attached as Exhibit C (the “Certificate of Merger”) shall be duly prepared and executed by the Company in accordance with the relevant provisions of the DGCL and shall be filed by the Company with the Secretary of State of the State of Delaware (the “Secretary of State”). The Merger shall become effective upon the later of: (a) the date and time of the filing of the Certificate of Merger with the Secretary of State, or (b) such later date and time as may be specified in the Certificate of Merger with the prior written consent of Parent. The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time.”

Section 1.4 Effects of the Merger.

The Merger shall have the effects specified in the DGCL.

Section 1.5 Certificate of Incorporation and Bylaws.

(a)  The certificate of incorporation of the Company, as heretofore amended (the “Company Certificate”), shall be amended and restated in its entirety at the Effective Time to be identical to the certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time, except that all references therein to Merger Sub shall be automatically amended and shall become references to the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Law.

(b)  The bylaws of Merger Sub as in effect immediately prior to the Effective Time shall become the bylaws of the Surviving Corporation at the Effective Time, except that all references to Merger Sub shall be automatically amended and shall become references to the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Law.

Section 1.6 Directors.

The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 1.7 Officers.

The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE II
EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 2.1 Effect on Capital Stock.

At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent or Merger Sub, or the holder of any shares of capital stock or other securities of the Company or Merger Sub:

(a)  Capital Stock of Merger Sub. Each share of common stock of Merger Sub, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b)  Cancellation of Treasury Stock, Parent-Owned Stock and Rollover Shares. All shares of common stock, par value $0.01 per share (“Company Common Stock”), of the Company that are owned by the Company or any Subsidiary of the Company or owned by Parent or Merger Sub immediately prior to the Effective Time and all Rollover Shares shall automatically be canceled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

(c)  Conversion of Company Common Stock. Subject to Section 2.1(e), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares and any shares to be canceled in accordance with Section 2.1(b)) shall be converted into the right to receive, in cash and without interest, an amount equal to $13.25 per share (the “Merger Consideration”) upon surrender of such share of Company Common Stock pursuant to Section 2.2 and in compliance therewith. At the Effective Time, such shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate, or evidence of shares held in book-entry form, that immediately prior to the Effective Time represented any such shares (a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with the terms of this Agreement.

(d)  Rollover Shares. Immediately prior to the Effective Time, the Rollover Holders shall contribute the Rollover Shares to Holdings pursuant to the Exchange Agreements. Subsequent to the receipt of the Rollover Shares from the Rollover Holders, such Rollover Shares shall be contributed to Parent and will automatically be canceled, by virtue of the Merger, in accordance with Section 2.1(b) above.

(e)  Adjustment Events. If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock are changed into, or exchanged for, a different number or class of shares by reason of any stock dividend, split, combination, subdivision or reclassification of shares, reorganization, recapitalization or other similar transaction, then the Merger Consideration payable per share of Company Common Stock shall be adjusted to fairly reflect the effects of such transaction.

Section 2.2 Exchange of Certificates.

(a)  Paying Agent. Prior to the Effective Time, Parent shall enter into an agreement with such bank or trust company as may be designated by Parent and reasonably acceptable to the Company to act as agent for the payment of the Merger Consideration upon surrender of Certificates (other than Certificates representing Rollover Shares, Dissenting Shares and any shares to be canceled in accordance with Section 2.1(b)) (the “Paying Agent”). At the Effective Time, Parent shall, or shall cause Merger Sub to, deposit with the Paying Agent funds in amounts and at the times necessary for the payment of the aggregate Merger Consideration pursuant to Section 2.1(c) upon surrender of such Certificates, it being understood that any and all interest or other amounts earned with respect to such funds shall be for the account of and turned over to Parent in accordance with Section 2.2(g).

(b)  Exchange Procedure. As soon as reasonably practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a Certificate (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such Person shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in a form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Any references herein to “Certificates” shall be deemed to (x) exclude Certificates representing Rollover Shares, Dissenting Shares and any shares to be canceled in accordance with Section 2.1(b) and (y) include references to book-entry account statements relating to the ownership of shares of Company Common Stock, provided that the holders of any book-entry shares shall not be required to surrender any Certificates in connection with the procedures set forth in this Article II. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed (or, if such shares of Company Common Stock are held in uncertificated, book-entry form, receipt of an “agent’s message” by the Paying Agent), and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of Merger Consideration that such holder has the right to receive pursuant to Section 2.1(c), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the stock transfer books of the Company, payment of the Merger Consideration in exchange therefor may be made to a Person other than the Person in whose name the Certificate so surrendered is registered if, upon presentation to the Paying Agent, such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such Taxes have been paid or are not applicable. No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate.

(c)  No Further Ownership Rights in Company Common Stock. All cash paid upon the surrender of a Certificate (or affidavit of loss in lieu thereof) in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate. At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares that were outstanding immediately prior to the Effective Time. If, after the close of business on the day on which the Effective Time occurs, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or any other reason, they shall be canceled and exchanged as provided in this Article II.

(d)  No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash that would otherwise have been payable in respect of any Certificate that is delivered to a public official in accordance with any applicable abandoned property, escheat or similar Law. If any Certificates shall not have been surrendered prior to the date which is 12 months after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration would otherwise escheat to or become the property of any Governmental Entity), any such Merger Consideration in respect thereof shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(e)  Lost Certificates. If any Certificate shall have been lost, stolen, defaced or destroyed, upon the making of an affidavit of that fact in form and substance reasonably satisfactory to Parent by the Person claiming such Certificate to be lost, stolen, defaced or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay the Merger Consideration in respect of such lost, stolen, defaced or destroyed Certificate.

(f)  Withholding Rights. Parent, the Surviving Corporation or the Paying Agent, as applicable, shall be entitled to deduct and withhold from the Merger Consideration, the Option Consideration and the Restricted Share Consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock, Company Stock Options and Company Restricted Shares such amounts as

Parent, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other Law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Entity by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock, Company Stock Options and Company Restricted Shares in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.

(g)  Termination of Fund. At any time following the date which is 12 months after the Effective Time, Parent or the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest or other amounts earned with respect thereto) that had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter, subject to the time limitations in Section 2.2(d), such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or similar Laws) as general creditors thereof with respect to the payment of any Merger Consideration that may be payable upon surrender of any Certificates held by such holders, as determined pursuant to this Agreement, without any interest thereon.

Section 2.3 Appraisal Rights.

Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by a stockholder who is entitled to demand, and who properly demands, appraisal of such shares pursuant to, and who complies in all respects with, Section 262 of the DGCL (a “Dissenting Stockholder”) shall not be converted into the right to receive the Merger Consideration. For purposes of this Agreement, “Dissenting Shares” means any shares of Company Common Stock as to which a Dissenting Stockholder thereof has properly exercised appraisal rights pursuant to Section 262 of the DGCL. No Dissenting Stockholder shall be entitled to any Merger Consideration in respect of any Dissenting Shares unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to seek appraisal of its Dissenting Shares under the DGCL, and any Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to the Dissenting Shares owned by such Dissenting Stockholder and not any Merger Consideration. If any Person who otherwise would be deemed a Dissenting Stockholder shall have failed properly to perfect or shall have effectively withdrawn or lost the right to seek appraisal with respect to any Dissenting Shares, such Dissenting Shares shall thereupon be treated as though such Dissenting Shares had been converted into the Merger Consideration pursuant to this Agreement if conditions to payment are met. The Company shall give Parent (a) prompt (and in any event with three (3) Business Days) notice of any demands for appraisal, attempted withdrawals of such demands and any other instruments served pursuant to applicable Law and received by the Company relating to stockholders’ rights of appraisal and (b) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisals of Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal of any such demands, or agree to do or commit to do any of the foregoing.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of the Company.

Except as set forth (1) in the Company’s Form 10-K filed with the SEC for the fiscal year ended December 31, 2009 or in the Company’s Form 10-Q filed with the SEC for any of the quarterly periods ending March 31, 2010, June 30, 2010 or September 30, 2010 (excluding the exhibits, annexes and schedules thereto and any forward-looking disclosures contained in “Forward Looking Statements” and “Risk Factors” sections thereof included pursuant to the Private Securities Litigation Reform Act of 1995) and only to the extent reasonably apparent from the disclosure therein or (2) in the applicable section or subsection of the disclosure schedule to this Agreement delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Schedule”) (it being agreed that any information set forth in one section of the Company Disclosure Schedule will be deemed to apply to other sections of this Agreement and the Company Disclosure

Schedule to the extent such disclosure is made in a way so as to make its relevance to such other section reasonably apparent from the face of such disclosure), the Company represents and warrants to Parent and Merger Sub as follows:

(a)  Organization, Standing and Corporate Power. The Company is a corporation duly incorporated and validly existing and in good standing under the laws of the State of Delaware, each of its Subsidiaries is a corporation or limited liability company duly incorporated or formed, validly existing and in good standing (in the jurisdictions that recognize the concept of good standing) under the laws of the jurisdiction of its incorporation or formation, as the case may be, and each of the Company and its Subsidiaries has all requisite power and authority and possesses all governmental licenses, franchises, permits, authorizations and approvals necessary to enable it to use its corporate or other name and to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as presently conducted, except where the failure to be in good standing, have such power or authority or possess such governmental licenses, permits, authorizations or approvals, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified to do business and is in good standing (in jurisdictions that recognize the concept of good standing) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified or to be in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. The Company has made available in the Data Room to Parent, prior to the execution of this Agreement, complete and accurate copies of the Company Certificate and the bylaws of the Company (the “Company Bylaws”), and the comparable organizational documents of each of its Subsidiaries, in each case as amended to the date hereof. Neither the Company nor any of its Subsidiaries is in material breach or material violation of any of its organizational documents, including, for the avoidance of doubt, any operating agreement, limited liability company agreement or other organizational or governing agreement of any such Subsidiary.

(b)  Subsidiaries. Section 3.1(b) of the Company Disclosure Schedule lists (i) each Subsidiary of the Company, (ii) the jurisdiction of incorporation or formation of each such Subsidiary, (iii) the entire authorized stock or other equity interests of each such Subsidiary, and (iv) the record and beneficial owner of all issued and outstanding shares of such stock or other equity interests, all of which are owned by the Persons set forth on Section 3.1(b) of the Company Disclosure Schedule free and clear of all pledges, liens, charges, encumbrances, claims, mortgages or security interests of any kind or nature whatsoever (other than liens, charges and encumbrances for current Taxes not yet due and payable) (collectively, “Liens”), and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests. All issued and outstanding shares of capital stock of, or other equity interests in, each such Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable and not subject to preemptive or similar rights. No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments, Contracts, preemptive rights, rights of first refusal, demands, conversion rights or other agreements, arrangements or obligations of any character calling for it to purchase, redeem or otherwise acquire, or to issue, sell, transfer or otherwise dispose of any shares of capital stock, any other equity security or Voting Debt of such Subsidiary, or securities or rights convertible into or exchangeable or exercisable therefor. Except for the capital stock of, or voting securities or equity interests in, its Subsidiaries or as set forth in Section 3.1(b) of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock of, or other voting securities or equity interests in, any corporation, limited liability company, partnership, joint venture, association or other entity.

(c)  Capital Structure.

(i)  The authorized capital stock of the Company consists of 27,253,000 shares of Company Common Stock and 6,080,000 shares of Preferred Stock, without par value (the “Preferred Stock”).

(ii)  At the close of business on January 20, 2011, (A) 7,955,379 shares of Company Common Stock were issued and outstanding, of which 199,415 shares were subject to vesting (the “Company Restricted Shares”), (B) 2,412,399 shares of Company Common Stock were held by the Company in its treasury, (C) no shares of Preferred Stock were issued or outstanding, (D) 3,924,030 shares of Company Common Stock were reserved for issuance upon conversion of the Company’s 1.0% Convertible Senior Notes Due June 15, 2012 (the “Convertible Notes”), (E) 3,924,030 shares of Company Common Stock were reserved for issuance upon exercise of the DB Warrant (as defined below) and (F) 1,438,132 shares of Company Common Stock were reserved for issuance pursuant to the Company’s Second Amended and Restated 1999 Stock Incentive Plan, Amended and Restated 2000 Employee Stock Incentive Plan, Amended and Restated 2001 Employee Stock Incentive Plan, Amended and Restated 2005 Restricted Stock Plan and Second Amended and Restated 2005 Stock Incentive Plan (such plans, together with the Company’s employee stock purchase plan (the “Purchase Plan”), the “Company Stock Plans”), of which 1,149,021 shares of Company Common Stock were subject to outstanding options (other than purchase rights under the Purchase Plan) to acquire shares of Company Common Stock from the Company (the “Company Stock Options”). As of the date of this Agreement, the conversion ratio of the Convertible Notes is 52.3204 shares of Company Common Stock per $1,000 aggregate principal amount of the Convertible Notes.

(iii)  Since the close of business on January 20, 2011, (A) the Company has not authorized the issuance or reserved for issuance, and there have been no issuances by the Company, of shares of capital stock or other voting securities or equity interests of the Company, other than issuances of shares of Company Common Stock pursuant to the exercise of Company Stock Options and purchase rights under the Purchase Plan, in each case outstanding as of the close of business on January 20, 2011, and (B) the Company has not authorized the issuance or reserved for issuance, and there have been no issuances by the Company, of securities convertible into, or exchangeable or exercisable for, or options, warrants or other rights to acquire, or shares of deferred stock, restricted stock units, stock-based performance units, stock appreciation rights or “phantom” stock awards with respect to, any such stock, interests or securities, or derivative securities or other rights that are linked to, or provide economic benefits based on, the value or price of Company Common Stock or the value of the Company, any of its Subsidiaries or any part thereof, other than purchase rights under the Purchase Plan.

(iv)  All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to the Convertible Notes, Company Stock Options, the DB Warrant or purchase rights under the Purchase Plan will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive or similar rights and issued in compliance with all applicable securities Laws. Except as set forth above in this Section 3.1(c), as of the date hereof, (A) there are not issued, reserved for issuance or outstanding (1) any shares of capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries, (2) any securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries, (3) any Voting Debt of the Company or any of its Subsidiaries, (4) any warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, and no obligation of the Company or any of its Subsidiaries to issue, any capital stock, voting securities (including Voting Debt), equity interests or securities convertible into or exchangeable or exercisable for capital stock or voting securities (including Voting Debt) of the Company or any of its Subsidiaries or (5) any shares of deferred stock, restricted stock units, stock-based performance units, stock appreciation rights or “phantom” stock awards with respect to any such stock, interests or securities, or derivative securities or other rights that are linked to, or provide economic benefits based on, the value or price of the Company Common Stock or the value of the Company, any of its Subsidiaries or any part thereof and (B) except as set forth on Section 3.1(c)(iv) of the Company Disclosure Schedule, there are not any outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver, transfer, sell or otherwise dispose, or cause to be issued, delivered, transferred, sold or otherwise disposed, any such stock, interests or securities (except pursuant to the forfeiture of Company Stock Options or Company Restricted Shares or the acquisition by the Company of shares of Company Common Stock in settlement of the exercise price of a Company Stock Option or the Tax withholding obligations of holders of Company Stock Options or Company Restricted Shares, in each case in accordance with their terms as in effect on the date of this Agreement).

(v)  All Company Restricted Shares, all Company Stock Options, the DB Warrant and all Convertible Notes are evidenced by restricted share awards, stock option or warrant agreements or convertible notes (as the case may be), and true and correct copies of the DB Warrant and all Convertible Notes have been made available in the Data Room to Parent. All outstanding Company Restricted Shares and Company Stock Options are in all material respects in the same form as the form of restricted stock award and stock option agreement, respectively, that has been made available in the Data Room to Parent. Section 3.1(c)(v) of the Company Disclosure Schedule sets forth a true, complete and correct list of all Persons who hold outstanding Company Restricted Shares, Company Stock Options, the DB Warrant and Convertible Notes indicating, with respect to each Company Restricted Share, Company Stock Option, DB Warrant and Convertible Note, the number of shares of Company Common Stock subject to such Company Restricted Share, Company Stock Option, DB Warrant and Convertible Note, and the exercise price or conversion ratio (if any), date of grant or issuance, vesting schedule (if any) and expiration date thereof. There are no Company Stock Options intended to qualify as an “incentive stock option” under Section 422 of the Code.

(vi)  Except as set forth on Section 3.1(c)(vi) of the Company Disclosure Schedule and other than the Voting Agreements, there are no stockholder agreements, voting trusts or other Contracts to which the Company or any of its Subsidiaries with respect to the voting, transfer or registration of the capital stock or other equity interests of the Company or any of its Subsidiaries or granting any Person the right to elect, designate or nominate a director to the board of directors of the Company or any of its Subsidiaries.

(d)  Authority; Noncontravention.

(i)  The Company has all requisite corporate power and authority to execute and deliver this Agreement, to consummate the Merger and the other transactions contemplated by this Agreement, subject only to the affirmative vote to adopt this Agreement by the holders of a majority of the shares of the Company Common Stock outstanding and entitled to vote thereon (the “Required Stockholder Approval”), and to comply with the provisions of and perform its obligations under this Agreement. The execution and delivery of this Agreement by the Company, the consummation by the Company of the Merger and the other transactions contemplated by this Agreement and the compliance by the Company with the provisions of this Agreement have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company or any of its Subsidiaries are necessary to authorize this Agreement, to consummate the Merger and the other transactions contemplated by this Agreement, or to comply with the provisions of and perform its obligations under this Agreement; provided, that the consummation of the Merger is subject to obtaining the Required Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other applicable Laws relating to or affecting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought at law or in equity). The Board of Directors of the Company, at a meeting duly called and held and at which all of the directors were present, unanimously and duly adopted resolutions (i) approving and declaring the advisability of this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) declaring that it is in the best interests of the Company and the stockholders of the Company that the Company enter into this Agreement and consummate the Merger and the other transactions contemplated by this Agreement, (iii) declaring that the terms of the Merger are fair to the Company and the Company’s stockholders and (iv) directing this Agreement to be submitted to the Company’s stockholders and recommending that the Company’s stockholders adopt this Agreement and approve the Merger (collectively, the “Company Recommendation”), which resolutions, except to the extent permitted by Section 4.2, have not been rescinded, modified or withdrawn in any way.

(ii)  Except as set forth on Section 3.1(d)(ii) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company do not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance by the Company with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit or right under, or alter the rights or obligations of any third party under, or result in the creation of any Lien in or upon any of the material properties or other material assets of the Company or any of its Subsidiaries under, or require any notice or payment under, (x) the Company Certificate or the Company Bylaws or the comparable organizational documents of any of its Subsidiaries, (y) any Material Contract to which the Company or any of its Subsidiaries is a party or any of their respective material properties or other material assets is subject or (z) any material (A) Federal, state or local, domestic or foreign, statute, law, code, ordinance, requirement, permit, license, judicial doctrine, rule or regulation of any Governmental Entity (each, a “Law”) or (B) Federal, state or local, domestic or foreign, judgment, injunction, order, writ or decree of any Governmental Entity or arbitrator (each, a “Judgment”), in each case applicable to the Company or any of its Subsidiaries or their respective businesses, properties or other assets, subject (i) in the case of the Merger, to obtaining the Required Stockholder Approval and (ii) to the governmental filings and the other matters referred to in Section 3.1(d)(iii) below.

(iii)  No material consent, approval, permit, waiver, order or authorization of, action or non-action by or in respect of, exemption or review by, or registration, declaration or filing with, any Federal, state or local, domestic or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission, tribunal, arbitral body or authority or any subdivision thereof (each, a “Governmental Entity”) is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation of the Merger or the other transactions contemplated by this Agreement or the compliance by the Company with the provisions of this Agreement, except for (1) compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (including the rules and regulations promulgated thereunder, the “HSR Act”); (2) compliance with any other applicable Law that is designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade, lessening of competition, or foreign investment (together with the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, and the Federal Trade Commission Act, as amended, each a “Competition Law” and, collectively, the “Competition Laws”), (3) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement relating to the approval by the stockholders of the Company of this Agreement (as amended or supplemented from time to time, the “Proxy Statement”) and such reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement, (4) the filing of the Certificate of Merger with the Secretary of State and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (5) any filings required under the rules and regulations of The NASDAQ Stock Market LLC (“NASDAQ”) and

(6) the consents, approvals, orders, authorizations, actions, registrations, declarations and filings set forth on Section 3.1(d)(iii) of the Company Disclosure Schedule, the absence of which, in the case of clause (6), would be material to the Company and its Subsidiaries, taken as a whole.

(e)  Company SEC Documents.

(i)  The Company and its Subsidiaries have timely filed or furnished, as applicable, all reports, schedules, forms, certifications, schedules, statements and other documents (including exhibits and other information incorporated therein) with the SEC required to be filed or furnished, as applicable, by the Company or any of its Subsidiaries since and including December 31, 2007, under the Securities Act of 1933, as amended, the Exchange Act and the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, “SOX”) (such documents, together with any documents and information incorporated therein by reference and together with any documents filed during such period by the Company or any of its Subsidiaries with the SEC on a voluntary basis on Current Reports on Form 8-K, the “Company SEC Documents”) and have paid all material fees and assessments due and payable in connection therewith. The Company SEC Documents, when they became effective or were filed with the SEC, as the case may be, complied as to form in all material respects with the Securities Act or the Exchange Act, as applicable, and the rules and regulations of the SEC thereunder, and none of such documents as of its date or as amended contained or will contain an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make such statements, in light of the circumstances in which they were made, not misleading. Except as set forth on Section 3.1(e) of the Company Disclosure Schedule, the Company has not received any written or, to the Company’s Knowledge, oral notice from the SEC that any of the Company SEC Documents is the subject of any ongoing review by the SEC or outstanding SEC investigation, and as of the date hereof, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Company SEC Documents. The Company has made available in the Data Room to Parent correct and complete copies of all material correspondence between the SEC, on the one hand, and the Company and any of its Subsidiaries, on the other hand, occurring since December 31, 2007. Each of the financial statements (including the related notes and schedules thereto) of the Company and its consolidated Subsidiaries included in the Company SEC Documents complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of filing, has been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(ii)  Each of the principal executive officer of the Company and principal financial officer of the Company (or each former such officer) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Company SEC Documents, and the statements contained in such certifications were true and accurate as of the date such certifications were made. To the extent required by applicable Law, each of the Company SEC Documents included the internal control report and attestation of the Company’s outside auditors required by Section 404 of SOX. The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) as required under Rules 13a-15(a) and 15d-15(a) under the Exchange Act, is in compliance in all material respects with such system and such system is designed to provide reasonable assurance (A) regarding the reliability of the Company’s financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (B) that transactions of the Company are being made only in accordance with the authorization of management and directors of the Company, (C) that access to properties and assets of the Company and its Subsidiaries is permitted only in accordance with management’s authorization and (D) that the Company’s and its Subsidiaries’ control accounts (including their cash accounts) are reconciled with the Company’s and its Subsidiaries’ subsidiary ledgers at regular intervals and appropriate actions are taken with respect to any differences. As of the date hereof, the Company has not identified any existing material weaknesses or significant deficiencies in the design or operation of the internal control over financial reporting. The Company and its Subsidiaries maintain and keep in all material respects books, records and accounts, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company. The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) of the Company comply with Rules 13a-15(a) and 15d-15(a) under the Exchange Act and are designed to ensure that all material information relating to the Company and its Subsidiaries is communicated to the Company’s management, including the chief executive officer and chief financial officer of the Company. Since December 31, 2007, the Company’s principal executive officer and its principal financial officer have disclosed to the Company’s auditors and the audit committee of the Board of Directors of the Company (i) all known significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls and the Company has provided in the Data Room to Parent copies of any non-privileged written materials in its possession relating to each of the foregoing. The Company has made available in the Data Room to Parent all material disclosures with respect to the foregoing sentence made by management to the Company’s auditors and audit committee since December 31, 2007. Since the enactment of SOX, neither the Company nor any of its Subsidiaries has made any prohibited loans to any executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any of its Subsidiaries. There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

(iii)  Except (A) as reflected or reserved against in the Company’s financial statements or notes thereto for the fiscal year ended December 31, 2009 included in the Company SEC Documents, (B) for liabilities or obligations incurred in the ordinary course of business consistent with past practice since the date of such financial statements that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect and (C) for liabilities expressly contemplated by this Agreement, neither the Company nor any of its Subsidiaries has any material liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, and whether due or to become due, that would be required by GAAP to be reflected or reserved on a consolidated balance sheet (or the notes thereto) of the Company and its Subsidiaries.

(f)  Information Supplied. The Proxy Statement (including the letter to stockholders, notice of meeting and form of proxy) will not, at the time the Proxy Statement is filed with the SEC and is first mailed to the Company’s stockholders or at the time of the Stockholders Meeting, contain any statement that, in light of the circumstances under which it is made, is false or misleading with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference therein. The Proxy Statement (including the letter to stockholders, notice of meeting and form of proxy) will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder.

(g)  Absence of Certain Changes or Events. Except as set forth on Section 3.1(g) of the Company Disclosure Schedule, between December 31, 2009 and the date of this Agreement, (i) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice, (ii) there has not been any action or event that, if taken or occurring on the date of this Agreement without Parent’s consent, would violate any of the provisions of Section 4.1 and (iii) there has not been any change, development, event or condition arising in such period that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(h)  Litigation. As of the date of this Agreement, there is no claim, suit, arbitration, action or proceeding (collectively, a “Proceeding”) by or before any Governmental Entity pending or, to the Knowledge of the Company, threatened against the Company challenging or seeking to prohibit, impede or delay the execution, delivery or performance of this Agreement or any of the transactions contemplated hereby. Except as set forth on Section 3.1(h)(i) of the Company Disclosure Schedule and except for claims made by patients in the ordinary course of business consistent with past practice that relate to an individual case or procedure (which claims have been submitted under the Company’s insurance policies with third party insurers and under which the Company has no reason to believe that such claims will not be fully covered), there is no (and since January 1, 2009 there has been no) other Proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective assets or properties involving an amount in excess of $200,000 or that is otherwise material to the Company or any of its Subsidiaries. There is no material Judgment outstanding against the Company or any of its Subsidiaries or any of their respective assets. Except as set forth on Section 3.1(h)(ii) of the Company Disclosure Schedule, since January 1, 2009, the Company has not received any written notification of, and to the Knowledge of the Company there is no, material investigation by any Governmental Entity involving the Company or any of its Subsidiaries or any of their respective assets.

(i)  Contracts.

(A)  Except for Contracts that are filed as an exhibit to a Company SEC Document filed on or prior to the execution of this Agreement (the “Filed Company SEC Documents”), Section 3.1(i)(A) of the Company Disclosure Schedule contains a complete and correct list, as of the date of this Agreement, of each Contract described below in this Section 3.1(i)(A) under which the Company or any of its Subsidiaries has any current or future rights, responsibilities, obligations or liabilities (in each case, whether contingent or otherwise) or to which any of their respective properties or assets is subject, in each case as of the date of this Agreement:

(i)  each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii)  each Contract between the Company or any of its Subsidiaries, on the one hand, and any Physician Partner, on the other, involving annual revenues, liabilities, payments, expenditures or receipts in excess of $25,000;

(iii)  each Contract to which the Company or any of its Subsidiaries is a party that contains any exclusivity obligations or restrictions binding upon the Company or any of its Subsidiaries, grants any right of first refusal or first offer to any Person or restricts the ability of the Company or any of its Subsidiaries to (A) compete with any Person in any area, (B) engage in any activity or business in connection with the Company’s business, (C) solicit employees or (D) own, operate, sell, transfer, pledge or otherwise dispose of any assets or businesses with an aggregate value of more than $200,000;

(iv)  each joint venture, strategic alliance or partnership agreement or similar arrangement;

(v)  each Contract that is reasonably likely to result in aggregate revenues, liabilities, payments, expenditures or receipts to or from the Company or any Subsidiary of the Company in 2010 or any subsequent calendar year of more than $200,000 over the term of the Contract, which cannot be terminated on less than 90 days notice without material payment or penalty;

(vi)  each acquisition or divestiture Contract that contains currently surviving representations, covenants, indemnities or other obligations (including “earn-out” or other contingent payment obligations) that, individually or in the aggregate, obligate the Company to make payments, or could reasonably be expected to result in payments, in excess of $200,000;

(vii)  each Contract or plan that will increase, or accelerate the vesting of, the benefits to any party by the occurrence of any of the transactions contemplated by this Agreement, or will calculate the value of any of the benefits to any party on the basis of any of the transactions contemplated by this Agreement;

(viii)  each lease or sublease of real property under which the Company or one of its Subsidiaries is a landlord, sublessor, tenant or subtenant involving annual rental payments in excess of $200,000;

(ix)  each Contract relating to indebtedness for borrowed money or any financial guaranty in excess of $200,000 individually or in the aggregate or that creates a Lien (other than a Permitted Lien);

(x)  each Contract between the Company or any of its Subsidiaries, on the one hand, and any officer, director or Affiliate of the Company or any of its Subsidiaries, on the other hand, including any Contract pursuant to which the Company or any of its Subsidiaries has an obligation to indemnify such officer, director or Affiliate; and

(xi)  any other Contract which would prohibit, impede or materially delay the consummation of the Merger or any other transaction contemplated by this Agreement.

(B)  Except as set forth on Section 3.1(i)(B)(i) of the Company Disclosure Schedule, the Company has made available in the Data Room to Parent a complete and correct copy of each of the Contracts referred to in Section 3.1(i)(A). Each Contract of the Company or any of its Subsidiaries that is required to be set forth on Section 3.1(i) of the Company Disclosure Schedule or required to be filed as an exhibit to the Filed Company SEC Documents and each Provider Contract and Company Benefit Agreement (a “Material Contract”) is in full force and effect (except for those Contracts that have expired or have been terminated in accordance with their terms) and is a legal, valid and binding agreement of the Company or its Subsidiary, as the case may be, and, to the Knowledge of the Company, of each other party thereto, enforceable against the Company or such Subsidiary, as the case may be, and, to the Knowledge of the Company, each other party thereto, in each case, in accordance with its terms, except for such failures to be in full force and effect or to be legal, valid, binding or enforceable that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. Each of the Company and its Subsidiaries has performed, or is performing all obligations required to be performed by it, in all material respects under the Material Contracts and is not in material breach or material default thereunder (and is not alleged to be in material breach or material default thereunder), and has not waived or failed to enforce any material rights or material benefits thereunder, and, to the Knowledge of the Company, no other party to any of the Material Contracts is in material breach or material default thereunder (except as set forth on Section 3.1(i)(B)(ii) of the Company Disclosure Schedule), and there has occurred no event or condition that, after notice or lapse of time or both, gives to others any right of termination, amendment, acceleration or cancellation of any Material Contract or any license thereunder or would cause or permit any other change of any material rights or material obligations or the loss of any material benefits under any Material Contract or any license thereunder.

(C)  The Company has made available in the Data Room a summary of the Company’s Contracts with a network of healthcare providers or a third party payor, including, without limitation, employers, insurance companies and Medicare, to provide healthcare services to patients (“Provider Contracts”). Except as set forth on Section 3.1(i)(C) of the Company Disclosure Schedule, during the twelve-month period ending September 30, 2010 at least 80% of all of the cases performed at each Facility were performed pursuant to the Provider Contracts. No party to a Provider Contract that accounted for more than 5% of the reimbursements received by the Company and its Subsidiaries in either 2009 or the first 11 months of 2010 has given notice that it intends to terminate or materially change the terms of any such Contract or intends to withhold its consent to the Merger, nor does the Company or any Subsidiary have Knowledge of any basis for such termination.

(j)  Permits; Compliance with Laws.

(i)  The Company and its Subsidiaries have (whether directly or pursuant to Contracts in which third parties have effectively granted to the Company or its Subsidiaries the rights of such third parties) in effect all material certificates, permits, licenses, franchises, approvals, concessions, qualifications, registrations, grants, exceptions, orders, certifications and similar authorizations from any Governmental Entity (collectively, “Permits”) that are necessary for the Company and its Subsidiaries to own, lease or operate their properties and assets, and to carry on their businesses as currently conducted and all such Permits are in full force and effect.

(ii)  Each of the Company and its Subsidiaries is, and since December 31, 2007 has been, in compliance in all material respects with the terms of its Permits and all applicable Laws and Judgments. Except as set forth on Section 3.1(j)(ii) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has received any written or, to the Company’s Knowledge, oral communication since December 31, 2007 from any Governmental Entity that alleges that the Company or any of its Subsidiaries is not in compliance in any material respects with, or is subject to any material liability under, any Permit, Law or Judgment or relating to the suspension, revocation or modification of any Permit. Neither the Company nor any of its Subsidiaries has received any written or, to the Knowledge of the Company, oral notice that any material investigation or review by any Governmental Entity is pending with respect to the Company or any of its Subsidiaries or any of the properties, assets or operations of the Company or any of its Subsidiaries or that any such investigation or review is contemplated.

(iii)  Except in compliance in all material respects with applicable Law, neither the Company, any of its Subsidiaries, nor, to the Company’s Knowledge, any director, officer or employee of the Company or any of its Subsidiaries, nor any agent acting on behalf of or for the benefit of any of the foregoing, has directly or indirectly: (A) offered, paid, solicited, or received any remuneration (including any kickback, bribe, or rebate), in cash or in kind, to, or made any financial arrangements or a gratuitous payment of any kind, with any past, present or potential customers, past, present, or potential suppliers, patients, government officials, medical staff members, contractors or third party payors of the Company or any other Person in exchange for business or payments from such Persons in violation of applicable Law or (B) established or maintained any unrecorded fund or asset for any improper purpose or made any misleading, false, or artificial entries on any of its books or records for any reason.

(iv)  Without limiting the generality of Section 3.1(j)(ii), (A) the Company and each of its Subsidiaries has complied and currently complies in all material respects with each, and is not in violation of any, applicable Healthcare Law, (B) neither the Company nor any of its Subsidiaries is excluded or suspended from participation in Medicare, Medicaid or TRICARE or is a party to a corporate integrity agreement with a Governmental Entity, (C) neither the Company nor any of its Subsidiaries has received any written warning or notice of decertification, revocation, suspension, fines, penalties or termination, or of threatened or potential decertification, revocation, suspension, fine, penalty or termination, with respect to the Medicare or Medicaid programs and (D) neither the Centers for Medicare & Medicaid Services, or any other federal entity nor any state agency nor accrediting body has conducted or has given the Company or any of its Subsidiaries any notice that it intends to conduct (in each case, other than in the ordinary course of business) a survey, audit, evaluation, or other type of review of such Facility’s (1) participation in the Medicare and Medicaid programs, (2) compliance with state licensure Laws, (3) compliance with state heath care facility building codes, (4) compliance with accreditation standards or (5) compliance with any other Law.

(k)  Environmental Matters.

(i)  The assets, properties, businesses and operations of each of the Company and its Subsidiaries are, and for the past seven years have been, in compliance in all material respects with all applicable Environmental Laws, and neither the Company nor any of its Subsidiaries has received any written or, to the Knowledge of the Company, oral communication alleging that the Company or any of its Subsidiaries is in material violation of, or has any material liability under, any Environmental Law or Environmental Permit. Each of the Company and its Subsidiaries has obtained and is, and for the past seven years has been, operating in compliance in all material respects with all Environmental Permits, and all such Environmental Permits are currently in effect, and neither the Company nor any of its Subsidiaries has been notified in writing or, to the Knowledge of the Company, orally of any adverse change in the terms and conditions of such Environmental Permits. There has not been and is not occurring at any Owned Real Property and, to the Knowledge of the Company, at any Leased Real Property any Release or threatened Release of Hazardous Material except Releases in material compliance with Environmental Laws. There is no material Environmental Claim pending or threatened against the Company or any of its Subsidiaries or any of their respective predecessors. Without limiting the generality of the foregoing, the Company and each of its Subsidiaries are, and since December 31, 2007 have been, in compliance in all material respects with all Medical Waste Laws with respect to the generation, transportation, treatment, storage, and disposal or other handling of Medical Waste.

(ii)  The term “Environmental Claim” means any administrative, regulatory or judicial action, suit, Proceeding, order, claim, directive, Lien, or written notice, demand or request or, to the Knowledge of the Company, investigation by or from any Governmental Entity or any other Person seeking information or alleging liability relating to or arising out of any Environmental Law or Environmental Permit, including a Release of, or human exposure to, any Hazardous Material. The term “Environmental Permit” means any Permit, license, exemption, registration, emissions allocation or credit, order, franchise, authorization, consent or approval required under any applicable Environmental Law for the Company or its Subsidiaries to conduct its respective businesses. The term “Environmental Law” means any Law, common law, Judgment or legally binding Contract relating to pollution, contamination or cleanup, or protection or restoration of the environment or natural resources, worker health and safety or human health as it relates to the environment. The term “Hazardous Material” means any (a) medical, biological or biohazardous material, including any infectious material, biological product, bodily fluid, stock, culture, diagnostic specimen or regulated animal waste or Medical Waste, (b) petroleum product, derivative or by-product, asbestos-containing material, radon, urea formaldehyde foam insulation, polychlorinated biphenyls, radioactive materials, toxic mold or fungi, or (c) other chemical, substance, material or waste that in relevant form, quantity or concentration is regulated under any Environmental Law. The term “Release” means any release, spill, emission, leaking, pumping, emitting, depositing, discharging, injecting, escaping, leaching, dispersing, dumping, pouring, disposing or migrating into, onto or through the environment (including ambient air, surface water, ground water, land surface or subsurface strata) or within any building, structure, facility or fixture.

(l)  Labor Relations. There are no collective bargaining or other labor union agreements to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound. None of the employees of the Company or any of its Subsidiaries are represented by any union with respect to their employment by the Company or any such Subsidiary. Since December 31, 2007, neither the Company nor any of its Subsidiaries has experienced any labor disputes, union organization attempts, strikes, work stoppages, slowdowns or lockouts. There is no unfair labor practice charge or complaint or other Proceeding pending, or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries before the National Labor Relations Board or any similar Governmental Entity. The Company is, and has been, in compliance in all material respects with all applicable Laws respecting employment, including discrimination or harassment in employment, terms and conditions of employment, termination of employment, wages, overtime classifications, hours, occupational safety and health, employee whistle-blowing, immigration, employee privacy and employment practices, except for those failures to be in compliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. As of the date hereof, no executive above the level of Vice President employed by the Company or any of its Subsidiaries has notified the Persons on Section 8.3(j) of the Company Disclosure Schedule in writing of any plans to terminate his or her employment.

(m)  Employee Benefits.

(i)  Section 3.1(m)(i)(1) of the Company Disclosure Schedule sets forth a complete and accurate list of each material (A) “employee pension benefit plan” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), (B) “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), (C) post-retirement or employment health or medical plan, program, policy or arrangement, (D) bonus, incentive or deferred compensation or equity or equity-based compensation plan, program, policy or arrangement, (E) severance, change in control, retention or termination plan, program, policy or arrangement or (F) other compensation or benefit plan, program, policy or arrangement, in each case, sponsored, maintained, contributed to or required to be maintained or contributed to by the Company, any of its Subsidiaries or any other Person or entity that, together with the Company, is treated as a single employer under Section 414 of the Code (each, a “Commonly Controlled Entity”) for the benefit of any current or former director, officer or employee of the Company or any of its Subsidiaries (each, a “Company Personnel”) or with respect to which the Company, any of its Subsidiaries and any Commonly Controlled Entity has any liability (each, and for purposes of this definition, without regard to materiality, a “Company Benefit Plan”). Section 3.1(m)(i)(2) of the Company Disclosure Schedule sets forth a complete and accurate list of each material employment, consulting, bonus, incentive or deferred compensation, equity or equity-based compensation, severance, change in control, retention, termination or other contract between the Company or any of its Subsidiaries, on the one hand, and any Company Personnel, on the other hand (each, a “Company Benefit Agreement”). With respect to each Company Benefit Plan and Company Benefit Agreement in existence in written form, the Company has made available in the Data Room to Parent complete and accurate copies of (A) such Company Benefit Plan or Company Benefit Agreement, including any amendment thereto (other than offer letters, at-will employment agreements and equity award agreements that are in the same form as the forms that have been made available in the Data Room to the Parent), (B) each trust, insurance, annuity or other funding Contract related thereto, (C) the most recent audited financial statements and actuarial or other valuation reports prepared with respect thereto, to the extent applicable, (D) the two most recent annual reports on Form 5500 required to be filed with the Internal Revenue Service with respect thereto, to the extent applicable, (E) the most recent determination letter (or opinion letter) issued by the Internal Revenue Service, to the extent applicable and (F) the most recent summary plan description and any summary material modifications thereto. There are no material, unwritten Company Benefit Plans or Company Benefit Agreements.

(ii)  Each Company Benefit Plan and Company Benefit Agreement (and any related trust or other funding vehicle) has in all material respects been administered in accordance with its terms and is in compliance in all material respects with ERISA, the Code and all other applicable Laws. Each of the Company and its Subsidiaries is in compliance in all material respects with ERISA, the Code and all other Laws applicable to Company Benefit Plans and Company Benefit Agreements with respect to employee benefits matters. None of the Company or any of its Subsidiaries has received written notice of, and, to the Knowledge of the Company, there are no investigations by any Governmental Entity with respect to, or termination proceedings or other claims, suits or Proceedings (except routine claims for benefits payable in the ordinary course) against or involving, any Company Benefit Plan or Company Benefit Agreement. None of the Company or any Commonly Controlled Entity has engaged in any transactions that are reasonably expected to result in the imposition of material penalties pursuant to Section 502(i) of ERISA, material damages pursuant to Section 409 of ERISA or a material Tax pursuant to Section 4975(a) of the Code. No fiduciary (as defined in Section 3(21) of the Code) that is the Company or any employee,officer or director of the Company, or to the Knowledge of the Company, any other fiduciary has any liability for breach of fiduciary duty with respect to the administration or investment of the assets of any Company Benefit Plan. Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (or opinion letter) from the Internal Revenue Service that such Company Benefit Plan is qualified and the plan and trust related thereto are exempt from Federal income Taxes under Section 401(a) and 501(a), respectively, of the Code, and no condition exists and no event has occurred that would reasonably be expected by the Company to result in the revocation of such letter (or if such Company Benefit Plan has not been determined to be so qualified, such Company Benefit Plan may still be amended within the remedial amendment period to make any amendments necessary to obtain a favorable determination or opinion as to the qualified status of such Company Benefit Plan).

(iii)  All contributions required to be made to each Company Benefit Plan on or prior to the Effective Time have been timely made and all contributions not yet due under each Company Benefit Plan have been timely made or properly accrued in accordance with past practice. All premium payments required to be made with respect to each Company Benefit Plan on or prior to the Effective Date have been made.

(iv)  None of the Company, any of its Subsidiaries or any Commonly Controlled Entity has, within the past six years, sponsored, maintained, contributed to or been required to maintain or contribute to, or has any actual or contingent liability under, any Company Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code or is otherwise a defined benefit plan that is subject to the Laws of a foreign jurisdiction or any multiemployer plan (as defined in Section 3(37) of the Code). No Company Benefit Plan or Company Benefit Agreement provides health, medical or other welfare benefits after retirement or other termination of employment (other than continuation coverage required under Section 4980B(f) of the Code, Sections 601 through 609 of ERISA or analogous state Laws or reimbursement of COBRA costs by the Company pursuant to severance agreements in Company Benefit Agreements) and no circumstances exist that would reasonably be expected by the Company to result in the Company or any of its Subsidiaries becoming obligated to provide any such benefit, other than applicable Law. The Company and each Commonly Controlled Entity have complied in all material respects with the requirements of Section 4980B of the Code and any analogous state law.

(v)  Except as set forth in Section 3.1(m)(v) of the Company Disclosure Schedule or as otherwise contemplated by this Agreement, none of the execution and delivery of this Agreement, the obtaining of the Required Stockholder Approval or the consummation of the Merger or any other transaction contemplated by this Agreement (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) will (A) entitle any Company Personnel to any compensation or benefit, (B) accelerate the time of payment or vesting, or trigger any material payment or funding, of any compensation or benefit or trigger any other material obligation under any Company Benefit Plan or Company Benefit Agreement, or (C) result in any material breach or violation of, or default under, or limit the Company’s right to amend, modify, terminate or receive a reversion of assets from, any Company Benefit Plan or Company Benefit Agreement. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code. Except as set forth in Section 3.1(m)(v) of the Company Disclosure Schedule, no Company Benefit Plan or Company Benefit Agreement provides for a “gross up” or

(m)  Employee Benefits.

(i)  Section 3.1(m)(i)(1) of the Company Disclosure Schedule sets forth a complete and accurate list of each material (A) “employee pension benefit plan” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), (B) “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), (C) post-retirement or employment health or medical plan, program, policy or arrangement, (D) bonus, incentive or deferred compensation or equity or equity-based compensation plan, program, policy or arrangement, (E) severance, change in control, retention or termination plan, program, policy or arrangement or (F) other compensation or benefit plan, program, policy or arrangement, in each case, sponsored, maintained, contributed to or required to be maintained or contributed to by the Company, any of its Subsidiaries or any other Person or entity that, together with the Company, is treated as a single employer under Section 414 of the Code (each, a “Commonly Controlled Entity”) for the benefit of any current or former director, officer or employee of the Company or any of its Subsidiaries (each, a “Company Personnel”) or with respect to which the Company, any of its Subsidiaries and any Commonly Controlled Entity has any liability (each, and for purposes of this definition, without regard to materiality, a “Company Benefit Plan”). Section 3.1(m)(i)(2) of the Company Disclosure Schedule sets forth a complete and accurate list of each material employment, consulting, bonus, incentive or deferred compensation, equity or equity-based compensation, severance, change in control, retention, termination or other contract between the Company or any of its Subsidiaries, on the one hand, and any Company Personnel, on the other hand (each, a “Company Benefit Agreement”). With respect to each Company Benefit Plan and Company Benefit Agreement in existence in written form, the Company has made available in the Data Room to Parent complete and accurate copies of (A) such Company Benefit Plan or Company Benefit Agreement, including any amendment thereto (other than offer letters, at-will employment agreements and equity award agreements that are in the same form as the forms that have been made available in the Data Room to the Parent), (B) each trust, insurance, annuity or other funding Contract related thereto, (C) the most recent audited financial statements and actuarial or other valuation reports prepared with respect thereto, to the extent applicable, (D) the two most recent annual reports on Form 5500 required to be filed with the Internal Revenue Service with respect thereto, to the extent applicable, (E) the most recent determination letter (or opinion letter) issued by the Internal Revenue Service, to the extent applicable and (F) the most recent summary plan description and any summary material modifications thereto. There are no material, unwritten Company Benefit Plans or Company Benefit Agreements.

(ii)  Each Company Benefit Plan and Company Benefit Agreement (and any related trust or other funding vehicle) has in all material respects been administered in accordance with its terms and is in compliance in all material respects with ERISA, the Code and all other applicable Laws. Each of the Company and its Subsidiaries is in compliance in all material respects with ERISA, the Code and all other Laws applicable to Company Benefit Plans and Company Benefit Agreements with respect to employee benefits matters. None of the Company or any of its Subsidiaries has received written notice of, and, to the Knowledge of the Company, there are no investigations by any Governmental Entity with respect to, or termination proceedings or other claims, suits or Proceedings (except routine claims for benefits payable in the ordinary course) against or involving, any Company Benefit Plan or Company Benefit Agreement. None of the Company or any Commonly Controlled Entity has engaged in any transactions that are reasonably expected to result in the imposition of material penalties pursuant to Section 502(i) of ERISA, material damages pursuant to Section 409 of ERISA or a material Tax pursuant to Section 4975(a)

of the Code. No fiduciary (as defined in Section 3(21) of the Code) that is the Company or any employee, officer or director of the Company, or to the Knowledge of the Company, any other fiduciary has any liability for breach of fiduciary duty with respect to the administration or investment of the assets of any Company Benefit Plan. Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (or opinion letter) from the Internal Revenue Service that such Company Benefit Plan is qualified and the plan and trust related thereto are exempt from Federal income Taxes under Section 401(a) and 501(a), respectively, of the Code, and no condition exists and no event has occurred that would reasonably be expected by the Company to result in the revocation of such letter (or if such Company Benefit Plan has not been determined to be so qualified, such Company Benefit Plan may still be amended within the remedial amendment period to make any amendments necessary to obtain a favorable determination or opinion as to the qualified status of such Company Benefit Plan).

(iii)  All contributions required to be made to each Company Benefit Plan on or prior to the Effective Time have been timely made and all contributions not yet due under each Company Benefit Plan have been timely made or properly accrued in accordance with past practice. All premium payments required to be made with respect to each Company Benefit Plan on or prior to the Effective Date have been made.

(iv)  None of the Company, any of its Subsidiaries or any Commonly Controlled Entity has, within the past six years, sponsored, maintained, contributed to or been required to maintain or contribute to, or has any actual or contingent liability under, any Company Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code or is otherwise a defined benefit plan that is subject to the Laws of a foreign jurisdiction or any multiemployer plan (as defined in Section 3(37) of the Code). No Company Benefit Plan or Company Benefit Agreement provides health, medical or other welfare benefits after retirement or other termination of employment (other than continuation coverage required under Section 4980B(f) of the Code, Sections 601 through 609 of ERISA or analogous state Laws or reimbursement of COBRA costs by the Company pursuant to severance agreements in Company Benefit Agreements) and no circumstances exist that would reasonably be expected by the Company to result in the Company or any of its Subsidiaries becoming obligated to provide any such benefit, other than applicable Law. The Company and each Commonly Controlled Entity have complied in all material respects with the requirements of Section 4980B of the Code and any analogous state law.

(v)  Except as set forth in Section 3.1(m)(v) of the Company Disclosure Schedule or as otherwise contemplated by this Agreement, none of the execution and delivery of this Agreement, the obtaining of the Required Stockholder Approval or the consummation of the Merger or any other transaction contemplated by this Agreement (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) will (A) entitle any Company Personnel to any compensation or benefit, (B) accelerate the time of payment or vesting, or trigger any material payment or funding, of any compensation or benefit or trigger any other material obligation under any Company Benefit Plan or Company Benefit Agreement, or (C) result in any material breach or violation of, or default under, or limit the Company’s right to amend, modify, terminate or receive a reversion of assets from, any Company Benefit Plan or Company Benefit Agreement. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code. Except as set forth in Section 3.1(m)(v) of the Company Disclosure Schedule, no Company Benefit Plan or Company Benefit Agreement provides for a “gross up” or similar payments in respect of any Taxes that may become payable under Section 409A or Section 4999 of the Code.

(vi)  Each Company Benefit Plan and Company Benefit Agreement that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) that is subject to Section 409A of the Code is in compliance with Section 409A of the Code. The exercise price of each Company Stock Option is no less than the fair market value of a share of Company Common Stock determined on the date of grant of such Company Stock Option (and as of each later modification date thereof, if any, within the meaning of Section 409A of the Code).

(n)  Taxes.

(i)  All income Tax Returns and all other material Tax Returns required to be filed by the Company and its Subsidiaries have been timely filed (taking into account applicable extensions), and all such Tax Returns were complete and accurate in all material respects. All material Taxes due and payable by the Company or its Subsidiaries have been paid on a timely basis (whether or not such Taxes were shown as due and payable on any Tax Returns) or have been adequately reserved against in accordance with GAAP on the Company’s most recent consolidated financial statements.

(ii)  The Company has made available to Parent or its representatives true and complete copies of (A) all income Tax Returns and all other material Tax Returns of the Company (all of which have been made available to Parent prior to the date of this Agreement) and each of its Subsidiaries (all of which have been otherwise made available in the Data Room to Parent), including any such Tax Returns filed or included in any consolidated Tax Returns of the Company for the past three years and for any other Tax year with respect to which there is a pending audit, and (B) all material written communications relating to any material deficiency or claim proposed and/or asserted with respect to any Tax Return.

(iii)  Neither the Company nor any of its Subsidiaries is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns other than a group of which the Company is the common parent. Neither the Company nor any of its Subsidiaries has any actual or potential liability for any Taxes of any Person other than the Company or any of its Subsidiaries (A) under U.S. Treasury Regulations Section 1.1502-6 (or any other comparable or similar Law), (B) as a transferee or successor, (C) pursuant to any contractual obligation or (D) otherwise.

(iv)  The Company and its Subsidiaries have complied in all material respects with all rules and regulations relating to Tax information reporting and the payment and withholding of Taxes.

(v)  No audit or other Proceeding with respect to any material amount of Taxes due from the Company or any of its Subsidiaries, or any Tax Return of the Company or any of its Subsidiaries, is pending, being conducted or, to the Knowledge of the Company, threatened by any Governmental Entity. Neither the Company nor any of its Subsidiaries has received written notice of any claim by any authority in a jurisdiction where neither the Company nor its Subsidiaries files any Tax Returns that either it is or may be subject to the imposition of any Tax by that jurisdiction. Each assessed deficiency resulting from any audit or other proceeding with respect to Taxes by any Governmental Entity has been timely paid and fully satisfied, and there is no deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any material amount of Taxes due and owing by the Company or any of its Subsidiaries.

(vi)  No extension of the statute of limitations on the assessment or collection of any Taxes has been granted by the Company or any of its Subsidiaries and is currently in effect, and neither the Company nor any Subsidiary has waived any statute of limitations in respect of any Taxes.

(vii)  Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) adjustment pursuant to

Section 481 of the Code by reason of a change of an accounting method for taxable periods ending on or before the Closing Date, (B) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date, (C) intercompany transaction or excess loss account described in U.S. Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax Law), (D) installment sale or open transaction disposition made on or prior to the Closing Date or (E) prepaid amount received on or prior to the Closing Date or (F) election under Section 108(i) of the Code.

(viii)  Neither the Company nor any of its Subsidiaries has engaged in any “reportable transaction” as defined in Section 1.6011-4 of the U.S. Treasury Regulations or any transaction requiring similar disclosure under state, local or federal Law.

(ix)  No Liens for Taxes exist with respect to any assets or properties of the Company or any of its Subsidiaries, except for Liens for Taxes not yet due and payable, that are payable without penalty or that are being contested in good faith and for which adequate reserves have been recorded.

(x)  Neither the Company nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during a three-year period ending on the date hereof that was purported or intended to qualify for tax-free treatment pursuant to Section 355(a) of the Code.

(xi)  Neither the Company nor any Subsidiary is a party to or is bound by any Tax sharing or allocation agreement.

(xii)  Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(xiii)  As of December 31, 2010, the Company has Tax basis in goodwill of approximately $129,300,000, and, except as set forth on Section 3.1(n)(xiii) of the Company Disclosure Schedule, there exist no limitations under Section 197 of the Code or otherwise that would affect the ability of the Company and its Subsidiaries to amortize such goodwill for income Tax purposes after the Closing.

(xiv)  For purposes of this Agreement, (A) “Tax” and “Taxes” mean all taxes, charges, fees, levies or other similar assessments or liabilities in the nature of taxes, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, services, transfer, withholding, employment, payroll and franchise taxes imposed by the United States or any state, government, or any agency thereof, and any interest, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof and (B) “Tax Returns” means all reports, returns, declarations, statements or other information required to be supplied to a Governmental Entity (including any schedule or attachment thereto) in connection with Taxes.

(o)  Title to Properties. Each of the Company and its Subsidiaries has good and valid title to or valid leasehold or sublease interests or other comparable contract rights in or relating to all of its properties and other assets used or held for use in the conduct of its business as presently conducted, except as have been disposed of in the ordinary course of business consistent with past practice and except for zoning or planning restrictions, defects or irregularities in title, easements, restrictive covenants and similar encumbrances, restrictions or limitations on the use of real property that, individually or in the aggregate, have not materially interfered with, and would not reasonably be expected to materially interfere with, its ability to conduct its business as presently conducted. All such properties and such other assets, other than properties and other assets in which the Company or any of its Subsidiaries has a leasehold or sublease interest or other comparable contract right, are free and clear of all Liens, except for (i) Liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto, which do not materially impair the value of such properties or the use of such property by the Company or any of its Subsidiaries in the operation of its respective business, (ii) Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been recorded in accordance with GAAP, (iii) Liens for assessments and other governmental charges or landlords’, carriers’, warehousemen’s, mechanics’, repairmen’s, workers’ and similar Liens incurred in the ordinary course of business, consistent with past practice, in each case for sums not yet due and payable or being contested in good faith by appropriate proceedings, (iv) Liens incurred in the ordinary course of business, consistent with past practice, to secure any obligations under any workers’ compensation, unemployment insurance and other types of social security Laws or to secure the performance of public or statutory obligations and (v) Liens incurred in the ordinary course of business consistent with past practice that are not reasonably likely to adversely interfere in any material respect with the use of properties or assets encumbered thereby (collectively, “Permitted Liens”).

(p)  Intellectual Property.

(i)  The Company and its Subsidiaries own or have a valid and enforceable right to use all Intellectual Property that is material to their business or operations as presently conducted. The Intellectual Property that is owned by the Company or its Subsidiaries is not subject to any material Lien or material restriction or limitation regarding ownership, use or disclosure, that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(ii)  Except with respect to infringement, misappropriation or other unauthorized use that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (A) neither the Company nor any of its Subsidiaries is infringing, misappropriating or otherwise making unauthorized use of any third party’s Intellectual Property, and, except as set forth on Section 3.1(p)(ii) of the Company Disclosure Schedule, no claims regarding the foregoing are pending or threatened; and (B) no third party is infringing, misappropriating or otherwise making unauthorized use of the Company’s or any of its Subsidiaries’ Intellectual Property.

(iii)  The term “Intellectual Property” as used in this Agreement means all of the following in any jurisdiction throughout the world: (A) patents, patent applications, patent disclosures and inventions; (B) trademarks, service marks, trade dress, trade names, corporate names and Internet domain names, together with all goodwill associated therewith; (C) copyrights; (D) registrations for and applications to register any of the foregoing; (E) computer software (other than commercially available “off-the-shelf” software that is licensed by the Company or its Subsidiaries); and (F) trade secrets, confidential information and know-how.

(q)  Brokers and Other Advisors. Other than William Blair & Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement and the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has provided in the Data Room to Parent a true and correct copy of its engagement letter with William Blair & Company.

(r)  Opinion of Financial Advisor. The board of directors of the Company has received the opinion of William Blair & Company to the effect that, as of the date thereof, and based upon and subject to the qualifications and assumptions set forth therein, the Merger Consideration to be paid to the holders of Company Common Stock pursuant to this Agreement is fair, from a financial point of view, to such holders, a written copy of which opinion has been delivered to Parent in the Data Room.

(s)  Real Property. Section 3.1(s)(i) of the Company Disclosure Schedule sets forth a complete and correct list in all material respects of all real property owned by the Company or any of its Subsidiaries (the “Owned Real Property”). Section 3.1(s)(ii) of the Company Disclosure Schedule sets forth a complete and correct list in all material respects of the real property leased or subleased by the Company or any of its Subsidiaries (the “Leased Real Property”), which list sets forth each lease or sublease pursuant to which such real property is leased and the address, landlord and tenant for each such lease or sublease. Each of the Company and its Subsidiaries enjoys peaceful and undisturbed possession under all such leases. Neither the Company nor any of its Subsidiaries is a lessor, sublessor or grantor under any lease, sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any Owned Real Property or Leased Real Property.

(t)  Insurance. The Company and each of its Subsidiaries currently maintains, and during each of the last five (5) calendar years (or during such lesser period of time as the Company has owned such Subsidiary) has maintained, insurance of the types and in the amounts and against such losses and risks that (i) is consistent with industry practice in the industry within which they operate and (ii) the Company reasonably believes is adequate to protect its and their respective properties and businesses (taking into account the cost and availability of such insurance) with reputable insurance companies. All premiums with respect thereto due and payable on or prior to the Effective Time have been paid and will be paid prior to the Effective Time. The Company and its Subsidiaries are in compliance in all material respects with the terms of such policies, and the Company has not received written notice of any threatened termination of, or premium increase with respect to, any such policy, except in accordance with the terms thereof. Except as set forth on Section 3.1(t) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries maintains any material self-insurance or co-insurance programs.

(u)  Takeover Statutes. Except for Section 203 of the DGCL, no Takeover Laws or any anti-takeover provision in the Company Certificate or Company Bylaws is applicable to the Agreement or the transactions contemplated by this Agreement (including the Merger and the Voting Agreement).

The board of directors of the Company has taken all actions necessary to render inapplicable to this Agreement and the transactions contemplated by this Agreement (including the Merger and the Voting Agreement) the restrictions set forth in Section 203 of the DGCL.

(v)  Interested Party Transactions.

(i)  No event has occurred since December 31, 2009 that would be required to be reported by the Company pursuant to Item 404(a) of Regulation S-K promulgated by the SEC under the Securities Act.

(ii)  Except as set forth in Section 3.1(v)(ii) of the Company Disclosure Schedule, since December 31, 2007, neither the Company nor any of its Subsidiaries has offered, paid, solicited or received anything of value, paid directly or indirectly, overtly or covertly, in cash or in kind (“Remuneration”) to or from any physician, family member of a physician, or an entity in which a physician or family member of a physician has an ownership or investment interest, including, but not limited to: (A) payments for personal or management services pursuant to a medical director agreement, consulting agreement, management contract, personal services agreement, or otherwise; (B) payments for the use of premises leased to or from a physician, a family member of a physician or an entity in which a physician or family member of a physician has an ownership or investment interest; or (C) payments for the acquisition or lease of equipment, goods or supplies from a physician, a family member of a physician or an entity in which a physician or family member of a physician has an ownership or investment interest.

(iii)  Other than pursuant to transactions involving fair market value payments for equipment or supplies (including customary discounts or rebates, since December 31, 2007), neither the Company nor any of its Subsidiaries has offered, paid, solicited or received any Remuneration to or from any healthcare provider, pharmacy, drug or equipment supplier, distributor or manufacturer, including, but not limited to: (A) payments or exchanges of anything of value under a warranty provided by a manufacturer or supplier of an item to the Company or any such Subsidiary; or (B) discounts, rebates, or other reductions in price on a good or service received by the Company or any such Subsidiary.

(iv)  Since December 31, 2007, neither the Company nor any of its Subsidiaries has entered into any joint venture, partnership, co-ownership or other arrangement involving any ownership or investment interest by any physician, or family member of a physician, or a Person in which any physician or family member of a physician has an ownership or investment interest, directly or indirectly, through equity, debt, or other means, including, but not limited to, an interest in an entity providing goods or services to the Company or any such Subsidiary.

(v)  Except as set forth in Section 3.1(v)(v) of the Company Disclosure Schedule, since December 31, 2007, neither the Company nor any of its Subsidiaries has entered into any joint venture, partnership, co-ownership or other arrangement involving any ownership or investment interest by any Person including, but not limited to, a hospital, pharmacy, drug or equipment supplier, distributor or manufacturer, that is or was in a position to make or influence referrals, furnish items or services to, or otherwise generate business for the Company or any such Subsidiary.

(vi)  Except as set forth in Section 3.1(v)(vi) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has offered, paid, solicited or received any Remuneration to or from any Person in order to induce business, including, but not limited to, payments intended not only to induce referrals of patients, but also to induce the purchasing, leasing, ordering or arrangement for any good, facility, service or item.

(w)  Medical Staff Matters.

(i)  Except as set forth on Section 3.1(w)(i)(a) of the Company Disclosure Schedule, since December 31, 2009, none of the physicians who own any equity interests in a Facility or who are otherwise listed on Section 3.1(w)(i)(b) of the Company Disclosure Schedule (collectively, the “Physician Partners”) have threatened to discontinue or to terminate his or her relationship with such Facility or the provision of services at such Facility. Since December 31, 2009, none of the Physician Partners have given written notice of, and to the Knowledge of the Company, none of the Physician Partners have orally expressed plans (A) to retire from the practice of medicine in the next five (5) years, (B) to be involved in the development or operations of another ambulatory surgery center facility, or (C) to relocate their residence and/or primary medical practice outside of the area surrounding such Facility. During the three (3) years preceding the Closing Date, each of the Physician Partners: (1) has been duly licensed and registered, and is in good standing by their state to engage in the practice of medicine, and said license and registration have not been suspended, revoked or restricted in any manner, and (2) except as set forth on Section 3.1(w)(i)(a) of the Company Disclosure Schedule, has had valid professional liability insurance in place in amounts not less than commercially reasonable levels and has not indicated any intent to terminate or reduce his or her professional liability coverage.

(ii)  The Company has made available in the Data Room to Parent true and complete copies of the bylaws and rules and regulations of the medical staff of each Facility. There are no pending, or to the Knowledge of the Company, threatened disputes with applicants, medical staff members or allied health professionals, which (A) assert or are based upon a violation of any Subsidiary’s medical staff bylaws, including any “fair hearing” procedures conducted thereunder or (B) are in the process of being adjudicated or resolved pursuant to any Facility’s medical staff bylaws. Except as set forth in Section 3.1(w)(ii) of the Company Disclosure Schedule, all appeal periods in respect of any medical staff member or applicant against whom an adverse action has been taken have expired. The Company has made available in the Data Room to Parent a written description of all adverse credentialing or regulatory related actions taken against medical staff members or applicants since December 31, 2007, a list of which is set forth in Section 3.1(w)(iii) of the Company Disclosure Schedule.

Section 3.2 Representations and Warranties of Parent and Merger Sub.

Parent and Merger Sub represent and warrant to the Company as follows:

(a)  Organization. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now being conducted.

(b)  Authority; Noncontravention.

(i)  Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to consummate the Merger, the Financing and the other transactions contemplated by this Agreement and to comply with the provisions of this Agreement. The execution and delivery of this Agreement by Parent and Merger Sub, the consummation by Parent and Merger Sub of the Merger, the Financing and the other transactions contemplated by this Agreement and the compliance by Parent and Merger Sub with the provisions of this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement, to consummate the Merger, the Financing and the other transactions contemplated by this Agreement or to comply with the provisions of this Agreement. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes legal, valid and binding obligations of Parent and Merger Sub, as applicable, enforceable against Parent and Merger Sub, as applicable, in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other applicable Laws relating to or affecting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought at law or in equity).

(ii)  The execution and delivery of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger, the Financing and the other transactions contemplated by this Agreement and compliance by Parent and Merger Sub with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of Parent or Merger Sub under (x) the Certificate of Incorporation or Bylaws of Parent or the Certificate of Incorporation or Bylaws of Merger Sub, (y) any material Contract to which Parent or Merger Sub is a party or any of their respective material properties or other material assets is subject or (z) subject to the governmental filings and other matters referred to in Section 3.2(b)(iii) below, any Law or Judgment, in each case applicable to Parent or Merger Sub or their respective properties or other assets.

(iii)  No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Merger, the Financing or the other transactions contemplated by this Agreement or the compliance by Parent and Merger Sub with the provisions of this Agreement, except for (1) compliance with the HSR Act, (2) compliance with other applicable Competition Laws, (3) the filing of the Certificate of Merger with the Secretary of State and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business and (4) such other consents, approvals, orders, authorizations, actions, registrations, declarations and filings, the failure of which to be obtained or made, individually or in the aggregate, would not reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger or the other transactions contemplated by this Agreement.

(c)  Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Merger and the other transactions contemplated by this Agreement and has engaged in no business other than in connection with the Merger and the other transactions contemplated by this Agreement.

(d)  Sufficiency of Funds. Parent has delivered to the Company true, correct and complete copies of (i) debt commitment letters (the “Debt Commitment Letters”) from THL Credit Advisors LLC, Partners Group AG and Jefferies Finance LLC (collectively, the “Lenders”), dated as of the date hereof, pursuant to which the Lenders have committed, subject to the terms and conditions contained therein, to provide debt financing in the aggregate amount set forth therein for the purpose of consummating the Merger and the other transactions contemplated by this Agreement (the “Debt Financing”) and (ii) an equity commitment letter (the “Equity Commitment Letter” and together with the Debt Commitment Letters, the “Commitment Letters”) from the Guarantor, dated as of the date hereof, pursuant to which the Guarantor has committed, subject to the terms and conditions contained therein, to provide equity financing in the aggregate amount set forth therein for the purpose of consummating the Merger and the other transactions contemplated by this Agreement (the “Equity Financing” and together with the Debt Financing, the “Financing”). As of the date hereof, (i) the Commitment Letters have not been amended or modified and the commitments set forth in the Commitment Letters have not been withdrawn or rescinded in any respect, (ii) there is no breach by Parent existing thereunder, (iii) assuming the conditions referred to in Section 6.2(a) are satisfied, Parent is not aware of any fact, occurrence or condition that makes any of the assumptions or statements set forth in the Commitment Letters inaccurate in any material respect or that would cause the commitment provided by the Lenders or the Guarantor in such Commitment Letters to be terminated or ineffective or any of the conditions contained therein not to be met, and (iv) assuming the Company complies with the terms of this Agreement and the conditions to closing referred to in Article VI are satisfied, Parent in good faith believes that Parent will be able to consummate the Financing described in the Commitment Letters on the terms provided therein. The Commitment Letters, in the form so delivered to the Company on the date hereof, are, as of the date hereof, in full force and effect and each constitutes a legal, valid and binding obligation of the parties thereto. Parent and Merger Sub have paid any and all commitment and other fees that have been incurred and are due and payable on or prior to the date hereof in connection with the Commitment Letters. Assuming the Financing contemplated by the Commitment Letters is consummated in accordance with the terms of such Commitment Letters, the Parent will have sufficient funds, in cash, to consummate the Merger and the other transactions contemplated by this Agreement and to pay, at the Effective Time, (i) the Merger Consideration pursuant to Article II and (ii) the holders of Company Stock Options and Company Restricted Shares in accordance with the provisions of Section 5.4. Parent and Merger Sub are not entering the Merger and the other transactions contemplated by the Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company. Immediately after giving effect to the Merger and the other transactions contemplated by this Agreement, Parent and Surviving Corporation will be solvent and have adequate capital to carry on their respective businesses.

(e)  Information Supplied. None of the information supplied by Parent or Merger Sub specifically to be and included or incorporated by reference in the Proxy Statement will, at the time the Proxy Statement is first mailed to the Company’s stockholders or at the time of the Stockholders Meeting, contain any statement that, in light of the circumstances under which it is made, is false or misleading with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, except that no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by the Company, any of its Subsidiaries or any of their respective officers, directors, employees, agents, advisors or other representatives specifically for inclusion or incorporation by reference therein.

(f)  Limited Guarantee. Concurrently with the execution of this Agreement, the Guarantor has delivered to the Company the duly executed Limited Guarantee. The Limited Guarantee is in full force and effect and is a valid, binding and enforceable obligation of the Guarantor. As of the date hereof, no event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of the Guarantor under the Limited Guarantee.

(g)  Company Stock. Except as provided in the Voting Agreements, neither Parent nor Merger Sub has Beneficial Ownership of any Company Common Stock or other securities of the Company or any of its Subsidiaries as of the date of this Agreement.

(h)  No Other Representations or Warranties. Except for the representations and warranties contained in this Section 3.2, neither Parent nor Merger Sub makes any express or implied representation or warranty with respect to Parent or Merger Sub.

ARTICLE IV
COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 4.1 Conduct of Business.

(a)  Conduct of Business by the Company. During the period from the date of this Agreement to the Effective Time, except (x) with the prior written consent of Parent (which consent shall not be unreasonably withheld), (y) those actions required to be taken pursuant to this Agreement or (z) as set forth in Section 4.1(a) of the Company Disclosure Schedule, the Company shall, and shall cause each of its Subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and comply with all applicable Laws and use its reasonable best efforts to keep available the services of their present officers and other employees, maintain intact its business organization and capital structure and to preserve their assets and their relationships with, customers, payors, providers, Physician Partners, suppliers, distributors and others having business dealings with them and maintain their franchises, rights and Permits. Further, during the period from the date of this Agreement to the Effective Time, except (1) with the prior written consent of Parent, (2) as may be required by applicable Law (including the rules of NASDAQ) or (3) as set forth in Section 4.1(a) of the Company Disclosure Schedule, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

(i)  (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, property, stock or other securities) in respect of, any of its capital stock or other equity or voting interests, except for cash dividends or distributions by a direct or indirect Subsidiary of the Company (x) paid to the Company or another Subsidiary of the Company or (y) contemplated to be paid pursuant to the relevant subsidiary’s organizational documents to any holder of equity interests in such Subsidiary, in each case in the ordinary course of business and in amounts and frequency consistent with past practice, (B) adjust, split, combine or reclassify, or otherwise amend the terms of, any of its capital stock or other equity or voting interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity or voting interests, or (C) purchase, redeem or otherwise acquire any shares of capital stock or other equity or voting interests or any other securities of the Company or any of its Subsidiaries or any subscriptions, options, warrants, calls or rights to acquire any such shares, interests or other securities (except pursuant to the forfeiture of Company Stock Options or Company Restricted Shares or the acquisition by the Company of shares of Company Common Stock in settlement of the exercise price of a Company Stock Option or the Tax withholding obligations of holders of Company Stock Options or Company Restricted Shares, in each case, outstanding as of the date of this Agreement);

(ii)  issue, grant, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other equity or voting interests or any securities convertible into, or exchangeable for, or any subscriptions, options, warrants, calls or rights to acquire, any such stock, interests or securities or any stock appreciation rights, restricted stock units, stock-based performance units, “phantom” stock awards or other rights that are linked to, or provide economic benefits based on, the value or price of Company Common Stock or the value of the Company or any part thereof; provided, however, that the Company may issue shares of Company Common Stock pursuant to the conversion of the Convertible Notes, the exercise of the DB Warrant and the exercise of Company Stock Options and rights under the Purchase Plan, in each case outstanding on the date of this Agreement;

(iii)  amend or waive any provision of the Company Certificate or the Company Bylaws or other comparable charter or organizational documents of any of the Company’s Subsidiaries;

(iv)  acquire or agree to acquire by merging or consolidating with, or by purchasing all or a substantial portion of the assets of, or by purchasing all or a substantial equity or voting interest in, or by any other manner, any Person or business or division thereof;

(v)  sell, lease, license, swap, transfer, exchange, sell and lease back, mortgage or otherwise subject to any Lien or otherwise dispose of or abandon any of its properties or assets (including any shares of capital stock, equity or voting interests or other rights, instruments or securities), except in the ordinary course of business consistent with past practice and for Permitted Liens, in each case with a fair market value of less than $50,000 individually or in the aggregate;

(vi)  (A) incur, assume, prepay or otherwise become liable for any indebtedness for borrowed money, including by way of a guarantee or an issuance or sale of debt securities, other than short-term borrowings in an amount not to exceed $500,000 in the aggregate incurred in the ordinary course of business consistent with past practice to finance the Company’s and its Subsidiaries’ working capital needs, or issue and sell options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, or (B) make or forgive any loans, advances or capital contributions to, or investments in, any other Person, other than to the Company or any direct or indirect wholly-owned Subsidiary of the Company, and except for advances to employees in respect of travel or other related ordinary expenses in the ordinary course of business consistent with past practice;

(vii)  incur or commit to incur any capital expenditures, or any obligations or liabilities in connection therewith, other than in the ordinary course of business consistent with past practice having an aggregate value of less than $1,000,000;

(viii)  (A) pay, discharge, settle, compromise or satisfy any claims or other Proceedings of stockholders or any stockholder litigation relating to this Agreement or any transaction contemplated by this Agreement or otherwise, (B) pay, discharge, settle, compromise or satisfy any (1) claims or other Proceedings (excluding any claims of stockholders and any stockholder litigation relating to this Agreement or any transaction contemplated by this Agreement or otherwise), other than solely for money damages not in excess of $250,000 individually or in the aggregate, (2) liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise, but excluding the liabilities and obligations set forth in clause (A), (B)(1) or (B)(3) of this Section 4.1(a)), other than the payment, discharge, settlement or satisfaction of such liabilities or obligations in the ordinary course of business consistent with past practice not in excess of $250,000 individually or in the aggregate or as required by the terms as in effect on the date of this Agreement of any such liabilities or obligations reserved against in the Company’s most recent financial statements (including the notes thereto) included in the Filed Company SEC Documents (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, and (3) other transaction costs related to this Agreement and the transactions contemplated hereunder (including the fees and expenses of William Blair & Company), (C) waive, relinquish, release, grant, transfer or assign any right having a value in excess of $250,000 individually or in the aggregate or (D) disclose any confidential or proprietary information of the Company or any of its Subsidiaries other than pursuant to a confidentiality agreement restricting the right of the recipient thereof to use and disclose such confidential or proprietary information;

(ix)  enter into any Material Contract, modify or amend in any material respect any Material Contract, waive, release, assign or fail to exercise or pursue any rights or claims under any Material Contract or accelerate, terminate or cancel any Material Contract other than in the ordinary course of business consistent with past practice;

(x)  except as required to ensure that any Company Benefit Plan or Company Benefit Agreement in effect on the date of this Agreement (or the administration thereof) is not out of compliance with applicable Law or as required to comply with any Company Benefit Plan or Company Benefit Agreement in effect on the date of this Agreement (and, in each case, in compliance with Section 5.9), (A) adopt, enter into, implement or establish any new Company Benefit Plan or Company Benefit Agreement, or terminate, amend or modify any existing Company Benefit Plan or Company Benefit Agreement, (B) increase in any manner the compensation or other benefits of, pay any new bonus to, or grant any new loan to any Company Personnel or any independent contractor or service provider of the Company or any of its Subsidiaries, other than in connection with new hires and promotions or salary increases in the ordinary course of business consistent with past practice and that do not exceed 3% of any individual’s existing base salary, (C) pay or provide to any Company Personnel any compensation or other benefit, other than the payment of base cash compensation or other benefits in effect on the date of this Agreement (1) in the ordinary course of business consistent with past practice or (2) in connection with new hires or promotions in the ordinary course of business consistent with past practice, (D) grant any new or amend any existing awards under any Company Benefit Plan (including the grant or amendment of any equity or equity-based or related compensation, including any Company Stock Option or Company Restricted Share) or remove or modify existing restrictions in any Company Benefit Plan or Company Benefit Agreement or awards made thereunder, (E) grant or pay any severance, separation, change in control, retention, incentive compensation, termination or similar compensation or benefits to, or increase in any manner the severance, separation, change in control, retention, incentive compensation, termination or similar compensation or benefits of, any Company Personnel or any independent contractor or service provider of the Company or any of its Subsidiaries, other than providing standard severances of up to six months of base pay and standard incentive bonus plan participation in each case in connection with new hires, in the ordinary course of business so long as neither are payable upon, increase as a result of, or are otherwise related to, a change of control or similar transaction;

(xi)  form any Subsidiary of the Company;

(xii)  enter into any Contract containing any restriction on the ability of the Company or any of its Subsidiaries to assign all or any portion of its rights, interests or obligations thereunder, unless such restriction expressly excludes any assignment to Parent and any of its Subsidiaries in connection with or following the consummation of the Merger or the other transactions contemplated by this Agreement;

(xiii)  adopt or enter into any collective bargaining agreement or other labor union Contract applicable to the employees of the Company or any of its Subsidiaries;

(xiv)  write down any of its material assets;

(xv)  enter into, approve or recommend (or propose publicly to approve or recommend), or permit any of the Company’s Subsidiaries to enter into, any Contract requiring, or reasonably expected to cause, the Company to abandon, terminate, delay or fail to consummate, or that would otherwise impede, interfere or be inconsistent with, the Merger or any of the other transactions contemplated by this Agreement or requiring, or reasonably expected to cause, the Company to fail to comply with this Agreement;

(xvi)  fail to keep in force any material insurance policy or replacement or revised provisions providing insurance coverage with respect to the assets, operations and activities of the Company and its Subsidiaries as are currently in effect;

(xvii)  adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of such entity;

(xviii)  enter into any new line of business outside its existing business segments;

(xix)  convene any annual or special meeting (or any adjournment thereof) of the stockholders of the Company other than the Stockholders Meeting;

(xx)  terminate any officer or key employee of the Company or any of its Subsidiaries, other than for good reason or for reasonable cause;

(xxi)  enter into any material capital or operating leases or acquire any material properties or assets other than (A) capital expenditures subject to the limitations set forth in (vii) above, and (B) purchases of inventory, or supplies in the ordinary course of business consistent with past practice;

(xxii)  initiate or threaten to initiate any Proceeding;

(xxiii)  take or omit to take any action that is intended or would reasonably be expected to, individually or in the aggregate, (A) result in any of the conditions of the Merger set forth in Article VI not being satisfied or (B) prevent, delay or impair the ability of the Company to consummate the Merger; or

(xxiv)  authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

(b)  Certain Tax and Accounting Matters. During the period from the date of this Agreement to the Effective Time:

(i)  Except as required by applicable Tax Law or with Parent’s prior written consent, neither the Company nor any of its Subsidiaries will (A) make or change any material Tax election, (B) file any material amended Tax Return, (C) agree to any material adjustment of any Tax attribute, (D) change (or make a request to any Governmental Entity to change) any of its methods of reporting income or deductions for Federal income Tax purposes, (E) file any claim for a material refund of Taxes, (F) consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment that could adversely affect the Tax liability of the Company or any of its Subsidiaries, (G) make any change in any financial or Tax accounting principle, method or practice, other than as required by GAAP, the SEC, the Public Company Accounting Oversight Board, applicable Law or as recommended by the Company’s independent auditor or (H) settle or compromise any suit, claim, action, investigation, Proceeding or audit pending against or with respect to the Company or any of its Subsidiaries in respect of any material amount of Tax or enter into any material closing agreement that could adversely affect the Tax liability of the Company or any of its Subsidiaries.

(ii)  The Company and each of its Subsidiaries will retain all books, documents and records reasonably necessary for the preparation of Tax Returns.

Section 4.2 No Solicitation.

(a)  The Company shall not, nor shall it permit any of its controlled Affiliates to, nor shall it authorize or permit any of its or its controlled Affiliates’ directors, officers, employees, investment bankers, attorneys, accountants or other advisors or representatives (collectively, “Representatives”) to, directly or indirectly, (i) solicit, initiate, propose or encourage, or take any other action to knowingly facilitate, any Takeover Proposal or any inquiries or offers or the making of any proposal or any other efforts or attempt that could reasonably be expected to lead to a Takeover Proposal, (ii) enter into, continue or otherwise participate in any communications or negotiations regarding, or furnish to any Person (other than Parent, Merger Sub or any of their Representatives) any information with respect to, or otherwise knowingly cooperate in any way with any Person (other than Parent, Merger Sub or any of their Representatives) with respect to, any Takeover Proposal or any inquiries or offers or the making of any proposal or any other efforts or attempt that could reasonably be expected to lead to a Takeover Proposal, (iii) grant a waiver under Section 203 of the DGCL or any other Takeover Law or enter into any Contract with respect to or that may reasonably be expected to lead to any Takeover Proposal, or otherwise endorse, any Takeover Proposal, or (iv) resolve to do any of the foregoing. The Company shall, and shall cause its Subsidiaries and Representatives to, immediately cease and terminate all existing activities, communications and negotiations with any Person conducted heretofore with respect to any Takeover Proposal (including, but not limited to, access to any electronic or other data room), shall request the prompt return or destruction of all confidential information previously furnished in connection therewith. Notwithstanding anything in this Agreement to the contrary, if, at any time prior to the time that the Required Stockholder Vote has been obtained, the Company, in response to an unsolicited bona fide written Takeover Proposal received after the date hereof that the Board of Directors of the Company determines in good faith (after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation) (x) constitutes or is reasonably likely to lead to a Superior Proposal and (y) that failure to so respond to such Takeover Proposal would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law, and which Takeover Proposal was not solicited after the date hereof and did not otherwise result from a breach of this Section 4.2, may, and may permit and authorize its Affiliates and its and its Affiliates’ Representatives to, in each case subject to compliance with Section 4.2(c) and the other provisions of this Agreement, (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Takeover Proposal (and its Representatives) and (B) participate in discussions or negotiations with the Person making such Takeover Proposal (and its Representatives) regarding such Takeover Proposal, in each case pursuant to a confidentiality agreement with standstill provisions identical in all substantive respects to, and which otherwise contains terms that are no less favorable to the Company than, those contained in the Confidentiality Agreement; provided, that the Company shall concurrently provide or make available to Parent any information concerning the Company or its Subsidiaries provided to such third party which was not previously provided to Parent. Without limiting the generality of the foregoing, it is understood that any violation of the restrictions set forth in this Section 4.2(a) by any controlled Affiliate of the Company or any of the Company’s or its controlled Affiliates’ Representatives shall be deemed to be a breach by the Company of this Section 4.2(a).

For purposes of this Agreement, the term “Takeover Proposal” means any proposal, inquiry or offer (whether or not in writing and including any tender offer or exchange offer) from any Person (other than Parent or Merger Sub or any of their Affiliates) with respect to, in a single transaction or series of transactions, any (i) merger, consolidation, share exchange, other business combination, dissolution, liquidation, recapitalization, reorganization, or similar transaction involving the Company or any of its Subsidiaries, the business of which constitutes 15% or more of the consolidated net income, revenues or assets (whether determined by reference to book value or fair market value) of the Company and its Subsidiaries, taken as a whole, (ii) sale, lease, contribution, transfer or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in a Subsidiary of the Company or otherwise), of any business or asset of the Company or any of its Subsidiaries representing 15% or more of the consolidated net income, revenues or assets (whether determined by reference to book value or fair market value) of the Company and its Subsidiaries, taken as a whole, (iii) issuance, sale or other disposition, directly or indirectly, to any Person (or the stockholders of any Person) or group of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) or any interest in such securities representing 15% or more of any class of capital stock of the Company or of the voting power of the Company’s capital stock, (iv) transaction in which any Person (or the stockholders of any Person) shall acquire, directly or indirectly, Beneficial Ownership, or the right to acquire Beneficial Ownership, or formation of any group which beneficially owns or has the right to acquire Beneficial Ownership of, 15% or more of any class of capital stock of the Company or of the voting power of the Company’s capital stock or (v) combination of the foregoing.

For purposes of this Agreement, the term “Superior Proposal” means any binding bona fide written offer (on its most recently amended or modified terms), which was not solicited after the date hereof and did not result from a breach of Section 4.2(a), made by any Person (other than Parent or Merger Sub or any of their Affiliates) that, if consummated, would result in such Person (or in the case of a direct merger between such Person and the Company, the stockholders of such Person) acquiring, directly or indirectly, more than 50% of the outstanding shares of Company Common Stock or of the voting power of the Company’s capital stock or all or substantially all the assets of the Company and its Subsidiaries, taken as a whole, and which offer the Board of Directors of the Company reasonably determines in good faith (after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation) (i) provides a higher value from a financial point of view to all of the stockholders of the Company (in their capacities as stockholders) than the consideration payable in the Merger (taking into account all of the terms and conditions of such proposal and this Agreement (including any changes to the terms of this Agreement proposed by Parent in response to such Superior Proposal or otherwise) and the time likely to be required to consummate such Superior Proposal) and (ii) is reasonably likely to be completed in a timely fashion, taking into account the conditionality and likelihood of consummation and all financial, legal, regulatory and other aspects of such proposal and the Person making the proposal.

(b)  Neither the Board of Directors of the Company nor any committee thereof shall (i) withhold, withdraw (or not continue to make), change, qualify or modify in a manner adverse to Parent or Merger Sub, or propose publicly to withhold, withdraw (or not continue to make), change, qualify or modify in a manner adverse to Parent or Merger Sub, the Company Recommendation or any approval or recommendation by any such committee regarding this Agreement and the Merger, or approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable any Takeover Proposal, or resolve or agree to take any such action, (ii) fail to publicly recommend against any Takeover Proposal or fail to publicly reaffirm the Company Recommendation or any approval or recommendation by any such committee regarding this Agreement or the Merger within two Business Days after Parent so requests, (iii) fail to include the Company Recommendation in the Proxy Statement, (iv) approve or recommend, or propose publicly to approve, recommend or permit the Company or any of its Affiliates to enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract (each, an “Acquisition Agreement”) constituting or related to, or which is intended to or is reasonably likely to lead to, any Takeover Proposal (other than a confidentiality agreement in accordance with Section 4.2(a)), or (v) take (or fail to take) any other action or make any other public statement that is inconsistent with the Company Recommendation (any such action (or failure to act) or resolution or agreement to take such action in clauses (i)—(v) above being referred to herein as an “Adverse Recommendation Change”). Notwithstanding the foregoing and anything in this Agreement to the contrary, at any time prior to the time that the Required Stockholder Vote has been obtained, the Board of Directors of the Company may, in response to a Superior Proposal, and after determining in good faith (after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation) that the failure to take such action would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law, (x) effect an Adverse Recommendation Change or (y) cause the Company to terminate this Agreement, provided, concurrently with any such termination, the Company pays to Parent the fee required by Section 5.6(b)(ii)(B) and any purported termination pursuant to the foregoing clause (y) shall be void and of no force or effect unless in advance of or concurrently with such termination, the Company pays to Parent the fee required by Section 5.6(b)(ii)(B); provided, however, that (1) the Board of Directors of the Company may not effect such an Adverse Recommendation Change and (2) no termination of this Agreement pursuant to this Section 4.2(b) may be made, in each case unless the Notice Period has ended and the Company has complied with all its obligations pursuant to this Section 4.2. No Adverse Recommendation Change or termination of this Agreement pursuant to this Section 4.2(b) may be made unless (A) the Board of Directors shall have first provided prior written notice to Parent that it is prepared to (I) effect an Adverse Recommendation Change (an “Adverse Recommendation Change Notice”) or (II) terminate this Agreement pursuant to this Section 4.2(b) in response to a Superior Proposal (a “Superior Proposal Notice”), which notice shall contain a description of the material terms and conditions of such Superior Proposal (including the identity of the bidder and a copy of the definitive Acquisition Agreement for such Superior Proposal in the form to be entered into), together with any information required to be delivered to Parent concurrently therewith pursuant to Section 4.2(a) and (B) Parent does not make, within three Business Days after the receipt of such notice (the “Notice Period”), a proposal that would, in the reasonable good faith judgment of the Board of Directors of the Company (after consultation with its outside legal counsel and financial advisor), cause the offer previously constituting a Superior Proposal to no longer constitute a Superior Proposal. The Company agrees to negotiate in good faith with Parent during any Notice Period to allow Parent to match or better any Superior Proposal (as amended). Any changes to the financial terms or any change to other material terms of such Superior Proposal occurring prior to the Company’s effecting an Adverse Recommendation Change or terminating this Agreement pursuant to this Section 4.2(b) shall require the Company to provide to Parent a new Adverse Recommendation Change Notice or Superior Proposal Notice and a new Notice Period and to comply with the requirements of this Section 4.2(b) with respect to each such new written notice. In determining whether to effect an Adverse Recommendation Change or whether to terminate this Agreement pursuant to this Section 4.2(b), the Board of Directors of the Company shall discuss with Parent and take into account any such changes to Parent’s proposal and any other information provided by Parent in response to an Adverse Recommendation Change Notice or Superior Proposal Notice that would, in the reasonable good faith judgment of the Board of Directors of the Company (after consultation with its outside legal counsel and financial advisor), cause the offer previously constituting a Superior Proposal to no longer constitute a Superior Proposal. The Company shall not submit any Takeover Proposal or any Superior Proposal to a vote of the stockholders of the Company prior to the termination of this Agreement.

(c)  In addition to the other obligations of the Company set forth in this Section 4.2, the Company shall, as promptly as practicable and in any event within 24 hours after the receipt thereof, advise Parent orally and in writing of (i) any Takeover Proposal or any request for information or inquiry that expressly contemplates or could reasonably be expected to lead to a Takeover Proposal, (ii) the material terms and conditions of such Takeover Proposal, request or inquiry (including the identity of the bidder and any change to the financial terms, conditions or other material terms thereof) and (iii) the determination by the Board that a Takeover Proposal constitutes or is reasonably likely to lead to a Superior Proposal. The Company shall (A) keep Parent reasonably informed of the status (including any change to the financial terms, conditions, or other material terms) of any such Takeover Proposal, request or inquiry on a reasonably current basis (and in any event at Parent’s request and otherwise no later than 24 hours after the occurrence of any material change, development, discussions or negotiations) and (B) provide to Parent, as soon as practicable and in any event within 24 hours after receipt or delivery thereof, copies of all draft agreements (and any other written material to the extent such material contains any financial terms, conditions or other material terms relating to any Takeover Proposal), written inquiries or correspondence sent by or provided to the Company (or its Representatives) in connection with any such Takeover Proposal. The Company shall not, and shall cause its Subsidiaries not to, enter into any Contract with any Person subsequent to the date of this Agreement, and neither the Company nor any of its Subsidiaries is party to any Contract, in each case that prohibits the Company from providing such information to Parent.

(d)  Nothing contained in this Section 4.2 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act or complying with Item 1012(a) of Regulation M-A under the Exchange Act or (ii) making any disclosure to its stockholders, in each case if, in the good faith judgment of the Board of Directors of the Company (after consultation with outside legal counsel), such action is required by applicable Law or necessary for the Board of Directors to comply with its fiduciary duties to the Company’s stockholders under applicable Law; provided, however, that the taking of any such position or making of any such disclosure shall be subject to and only taken in compliance with Section 4.2(b) and that the Company shall, to the extent practicable, provide Parent with a reasonable opportunity to comment on and review any such disclosure and, provided further, that any disclosure other than (A) a factually accurate statement by the Company that only describes the Company’s receipt of a Takeover Proposal, the identity of the Person or group making such proposal, the terms and conditions thereof and the operation of this Agreement with respect thereto, and that also contains a reaffirmation by the Board of its unanimous approval and recommendation of this Agreement and the transactions contemplated hereby and its unanimous recommendations that the stockholders of the Company approve and adopt this Agreement and the Merger in such disclosure and a “stop, look and listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, (B) an express rejection of any applicable Takeover Proposal or (C) an express reaffirmation of the Company Recommendation, shall be deemed to be an Adverse Recommendation Change.

ARTICLE V
ADDITIONAL AGREEMENTS

Section 5.1 Preparation of the Proxy Statement; Stockholders Meeting.

(a)  As promptly as practicable following the date hereof and in any event within eight (8) Business Days after the date hereof, the Company shall prepare and file with the SEC a preliminary Proxy Statement. Each of the Company and Parent shall furnish all information concerning such Person to the other as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or any request from the SEC or any other government official for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all correspondence between it and its Representatives, on the one hand, and the SEC or any other government official, on the other hand, with respect to the Proxy Statement. Each of the Company and Parent shall use reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement. The Company shall use its reasonable best efforts to cause the Proxy Statement to be cleared by the SEC as promptly as possible. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent an opportunity to review and comment on such document or response (including the proposed final version of such document or response) and (ii) shall include in such document or response all comments reasonably proposed by Parent. If, at any time prior to the Stockholders Meeting, any information relating to the Company, Parent or any of their respective Affiliates, officers or directors should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company.

(b)  For the purpose of obtaining the Required Stockholder Approval, the Company shall use its reasonable best efforts and take all action reasonably necessary in accordance with applicable Law and the Company Certificate and Company Bylaws, to establish a record date for, duly call, give notice of and convene a meeting of its stockholders (the “Stockholders Meeting”) as soon as reasonably practicable after the SEC confirms that it has no further comments to the Proxy Statement. The Company shall cause the definitive Proxy Statement to be mailed to the Company’s stockholders as promptly as reasonably practicable after such record date, but in no event later than 3 Business Days after the Proxy Statement is cleared by the SEC. The notice of such Stockholders Meeting shall state that a resolution to adopt this Agreement will be considered at the Stockholders Meeting. Subject to Section 4.2, the Board of Directors of the Company shall recommend to stockholders of the Company that they approve this Agreement, and shall include the Company Recommendation in the Proxy Statement. The Company shall use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and shall take all action reasonably necessary in accordance with the DGCL and the Company Certificate and Company Bylaws, and in any event within 40 days to duly convene and hold the Stockholders Meeting as promptly as reasonably practicable after the mailing of the Proxy Statement to the stockholders of the Company.

Section 5.2 Access to Information; Confidentiality; Financing.

(a)  The Company shall, and shall cause each of its Subsidiaries to, afford to Parent and to Parent’s Representatives access upon reasonable advance notice and during normal business hours to all their respective properties, assets, books, records, Contracts, Permits, documents, information, payors, providers, Physician Partners, directors, officers and employees, but only to the extent that such access does not unreasonably interfere with the business or operations of the Company and its Subsidiaries, and the Company shall, and shall cause each of its Subsidiaries to, furnish to Parent any information concerning its business as Parent may reasonably request; provided, however, that the Company shall not be required to (or to cause any of its Subsidiaries to) afford such access or furnish such information to the extent that doing so is restricted under applicable Law or otherwise would result in the loss of attorney-client privilege (provided that the Company shall use its reasonable efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege). Following the date of this Agreement and prior to the Effective Time, Parent may (but shall not be required to), following reasonable notice to the Company, contact and interview any Company Personnel and review the personnel records and such other information concerning the Company Personnel as Parent may reasonably request, provided such review is permitted by applicable Law. No information or knowledge obtained by Parent or any of its Representatives in any investigation pursuant to this Section 5.2(a) shall affect or be deemed to modify any representation, warranty, covenant or agreement of the Company in this Agreement. Except as required by any applicable Law or Judgment, Parent will hold, and will direct its Representatives to hold, any and all information received from the Company confidential in accordance with the Confidentiality Agreement.

(b)  Parent acknowledges that it shall use its reasonable best efforts to fully satisfy, on a timely basis, all terms, conditions, representations and warranties set forth in the Commitment Letters and to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange the Financing on the terms and conditions described in the Commitment Letters (or on other terms not imposing any new or additional conditions and otherwise not reasonably likely to cause any material delay in the consummation of the Financing), including, using its reasonable best efforts to (i) negotiate and enter into definitive agreements with respect thereto on the terms and conditions contained in the Commitment Letters, (ii) satisfy on a timely basis all conditions applicable to Parent set forth therein that are within its control, and (iii) consummate the Financing contemplated by the Commitment Letters at the Closing, including using its reasonable best efforts to cause the Lenders and the other Persons providing such Financing to fund the Financing required to consummate the Merger and the other transactions contemplated by this Agreement on the Closing Date. Upon the Company’s request, Parent shall inform the Company with respect to all material activity concerning the status of the Financing contemplated by the Commitment Letters and shall give the Company prompt notice of any material adverse change with respect to such Financing. Parent agrees to notify the Company promptly, and in any event within two Business Days, if at any time prior to the Closing Date (A) any of the Commitment Letters shall expire or be terminated for any reason, (B) any financing source that is a party to any Commitment Letter notifies Parent in writing that such source no longer intends to provide Financing to Parent on the terms set forth therein, or (C) for any reason Parent no longer believes in good faith that it will be able to obtain a portion or all of the Financing contemplated by the Commitment Letters on substantially the terms described therein. Parent shall not, and shall not permit its Affiliates to, without the prior written consent of the Company, intentionally take any action or enter into any transaction, including any merger, acquisition, joint venture, disposition, lease, contract or debt or equity financing, the purpose of which is to impair, delay or prevent Parent’s obtaining of the Financing contemplated by the Commitment Letters. Parent shall not amend, or agree to amend, the Commitment Letters in any manner that would materially delay or prevent the transactions contemplated by this Agreement without the prior written consent of the Company (which consent shall not be unreasonably withheld). If the Commitment Letters shall be terminated or modified in a manner materially adverse to Parent for any reason, Parent shall use its reasonable best efforts to obtain, and, if obtained, will provide the Company with a copy of, a new financing commitment that provides for at least the same amount of financing as such Commitment Letters as originally issued and on terms not materially less favorable then the Commitment Letters to Parent.

(c) Prior to the Closing, the Company shall (and the Company shall cause each of its Subsidiaries to) provide, and shall cause their respective Representatives to provide, all cooperation reasonably requested by Parent in connection with the arrangement of the Financing, including (i) assisting with the preparation of materials for bank information memoranda and similar documents required in connection with the Financing and causing the Company’s advisors to provide comfort letters, opinions and consents requested by prospective financing sources, (ii) executing and delivering customary guarantee, pledge and security documents and related officer certificates or other documents as may be reasonably requested by Parent and otherwise reasonably facilitating the guaranteeing of obligations and the pledging of collateral; provided that, the foregoing notwithstanding, no obligations of the Company or its Subsidiaries or their respective Representatives under any such agreement, certificate, document or instrument shall be effective until the Closing and the foregoing documents shall be held in escrow pending Closing, (iii) furnishing Parent and its financing sources with financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by Parent or its financing sources, including information related to the Company and its Subsidiaries required by regulatory authorities including under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, (iv) permitting the prospective lenders involved in the Financing to evaluate and appraise the Company’s and its Subsidiaries’ current assets and liabilities, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements, and (v) participating in meetings, presentations, road shows, due diligence sessions and drafting sessions. The provisions of this Section 5.2(c) shall not require such cooperation to the extent it would interfere unreasonably with the business or operations of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries shall be required to pay any commitment fee or similar fee or incur any liability with respect to the Financing prior to the Closing and Parent or Merger Sub shall bear all costs and reimburse the officers and directors of the Company and its Subsidiaries for any out-of-pocket expenses they may incur in complying with this Section 5.2(c), including expenses associated with attending meetings, presentations, road shows and due diligence presentations. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Financing.

Section 5.3 Reasonable Best Efforts; Notice.

(a)  Each party from whom a filing under the HSR Act would be required in order for the transactions contemplated hereby to be consummated lawfully shall, as promptly as practicable (but in no event later than five Business Days) following the date hereof, file with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “DOJ”) all materials initially required to be filed under the HSR Act in connection with this transaction. To the extent permitted by applicable Law, the parties hereto shall request expedited treatment of any such filings and shall work together and shall furnish to one another such necessary information and reasonable assistance as the other may require in connection with its preparation of any filing or submission under the HSR Act or other Competition Law. To the extent permitted by applicable Law, the parties hereto shall keep one another apprised of the status of, and give each other advance notice of, and a meaningful opportunity to review, all communications with, and all inquiries or requests for additional information from, the FTC, the DOJ or any other applicable Governmental Entity, and shall comply promptly with any such reasonable inquiry or request. To the extent advisable and permitted by the relevant Governmental Entity, the parties hereto shall permit one another to attend all meetings or conferences between one or more of the parties hereto and one or more Governmental Entity under the HSR Act or other Competition Law.

(b)  Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, and to assist and cooperate with the other parties in taking, all actions that are necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including using its reasonable best efforts to accomplish the following: (i) the satisfaction of the conditions precedent set forth in Article VI, (ii) the taking of all reasonable steps to provide any supplemental information requested by a Governmental Entity, including participating in meetings with officials of such entity in the course of its review of this Agreement, the Merger or the other transactions contemplated by this Agreement, and (iii) the execution and delivery of any additional instruments necessary to consummate and make effective the Merger and the other transactions contemplated by this Agreement. In connection with and without limiting the generality of the foregoing, each of the parties hereto agrees to use its best efforts to obtain, and to assist and cooperate with the other parties in obtaining, all necessary actions or nonactions, waivers, consents, approvals, clearances, orders and authorizations from, and to give any necessary notices to, Governmental Entities and other Persons (including, for the avoidance of doubt, the consents, approvals, orders, authorizations, actions, registrations, declarations and filings set forth on Section 5.3(b) of the Company Disclosure Schedule); provided, however, that neither the Company nor any of the Subsidiaries of the Company shall make any payment or commitment to a third party or modify the terms of any Contract in connection with obtaining such actions, waivers, consents, approvals, clearances, orders or authorizations without the prior written consent of Parent (not to be unreasonably withheld). In connection with and without limiting the generality of the foregoing, each of the Company and its Board of Directors shall use its reasonable best efforts (A) to take all action necessary so that no Takeover Law is or becomes applicable to this Agreement or any of the Merger or any of the other transactions contemplated by this Agreement and (B) if any Takeover Law is or becomes applicable to this Agreement or any of the Merger and the other transactions contemplated by this Agreement, to take all action necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to eliminate or minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated by this Agreement.

(c)  In furtherance and not in limitation of the foregoing, if any objections are asserted with respect to the Merger or any other transaction contemplated hereby under any Competition Law or if any suit is instituted (or threatened to be instituted) by the FTC, the DOJ or any other applicable Governmental Entity or any private party, challenging the Merger or any of the transactions contemplated hereby as violative of any Competition Law, or which would otherwise prohibit or materially impair or materially delay the consummation of the transactions contemplated hereby, each of Parent, Merger Sub and the Company shall use commercially reasonable efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement as expeditiously as reasonably practicable. In this context, “commercially reasonable efforts” shall include, without limitation, (i) defending any lawsuits or other legal Proceedings, whether judicial or administrative, that challenge this Agreement or the consummation of the Merger or any other transaction contemplated hereby; (ii) seeking to have lifted, vacated, or reversed any stay, injunction, temporary restraining order, or other restraint entered by any court or other Governmental Entity; and (iii) agreeing to do or permitting to be done any of the foregoing; provided, however, that notwithstanding any other provision in this Agreement, the Company shall not (unless directed to do so by Parent), and Parent shall not be obligated to, (A) propose, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any assets or businesses of Parent (including its Subsidiaries and Affiliates) or the Company, including entering into customary ancillary agreements relating to any such sale, divestiture or disposition of such assets or businesses; or (B) otherwise take or commit to take actions that after the Closing Date would limit the freedom of Parent or its Subsidiaries’ (including the Surviving Corporation’s) or affiliates’ freedom of action with respect to, or its ability to retain, one or more of its or its Subsidiaries’ (including the Surviving Corporation’s) businesses, product lines or assets.

(d)  Except as prohibited by applicable Law, the Company shall promptly notify Parent of (A) any written notice or other written communication from any Person alleging that the consent of such Person is required in connection with the Merger or any of the other transactions contemplated by this Agreement; (B) its discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, (1) would give rise to the failure of a condition set forth in paragraph (a) or (c) of Section 6.2 and (2) is incapable of being cured by the Company by the

Termination Date (including any extension thereof pursuant to Section 7.1(b)(i)); and (C) any suits, actions or proceedings commenced or threatened that relate to the consummation of this Agreement, the Merger or any of the other transactions contemplated by this Agreement of which the Company has Knowledge; provided, however, that no such notification shall affect the representations, warranties, obligations, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

(e)  Except as prohibited by applicable Law, each of the parties shall give prompt notice to the other parties of (i) any representation or warranty made by such party contained in this Agreement becoming untrue or (ii) the failure of such party to perform any material obligation, covenant or agreement to be performed by such party under this Agreement; provided, however, that no such notification shall affect the representations, warranties, obligations, covenants or agreements of any of the parties (or remedies with respect thereto) or the conditions to the obligations of any of the parties under this Agreement.

(f)  Without limiting the generality of the foregoing, the parties to this Agreement shall cooperate and consult with one another, to the fullest extent possible, subject to entering into a customary joint defense agreement, in connection with any stockholder Proceeding against any of them or any of their respective directors or officers with respect to the transactions contemplated by this Agreement. In furtherance of and without in any way limiting the foregoing, the Company shall promptly advise Parent orally and in writing of any such Proceedings, and the Company shall (i) cooperate fully with Parent in connection with, and consult with and permit Parent and its Representatives to participate in, the defense, negotiations and settlement of such Proceedings, (ii) give consideration to Parent’s advice with respect to such Proceedings and (iii) obtain the prior written consent of Parent prior to settling or satisfying any such claim, it being understood and agreed that the Company shall control such defense and that this Section 5.3(f) shall not give Parent the right to direct such defense except to the extent that Parent or Merger Sub is named as a defendant in such litigation and in that case solely as to the defense of Parent and Merger Sub.

Section 5.4 Equity Awards.

(a)  As soon as practicable following the date of this Agreement, the Company agrees that the Board of Directors of the Company (or, if appropriate, any committee administering the Company Stock Plans and the Purchase Plan) shall adopt such resolutions or take such other actions (including obtaining any consents, releases, waivers or amendments, as required by the terms of any Company Stock Option, Company Restricted Share or the Purchase Plan, or as reasonably requested by Parent) as may be required to (x) cause the Company Stock Plans and each Company Restricted Share and Company Stock Option to be terminated as of the Effective Time and cause any provision in any other agreement, arrangement or benefit plan providing for the issuance, transfer, purchase or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company to be deleted as of the Effective Time, (y) ensure that no Person has any rights under any Company Stock Plan, Company Restricted Share or Company Stock Option, or such other agreement, arrangement or benefit plan to acquire any capital stock of the Surviving Corporation or Parent and that the Parent and the Surviving Corporation will not have any further obligation or liability under any of the foregoing Company Stock Plans, Company Restricted Share and Company Stock Options or other such agreements, arrangements or benefit plans, except as specifically contemplated by this Section 5.4 and (z) give effect to the transactions contemplated by this Section 5.4, including the following:

(i)  at the Effective Time, the Company shall enter into an option cancellation agreement with each holder of a Company Stock Option (each, an “Option Cancellation Agreement”), which Option Cancellation Agreement shall be in a form reasonably acceptable to Parent and shall provide that each unexercised Company Stock Option, whether vested or unvested, that is outstanding immediately prior to the Effective Time, shall be canceled at the Effective Time, with the holder of such Company Stock Option becoming entitled to receive, in full satisfaction of the rights of such holder with respect thereto, an amount in cash equal to

(A) the excess, if any, of (1) the Merger Consideration over (2) the exercise price per share of Company Common Stock subject to such Company Stock Option multiplied by (B) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time (whether vested or unvested), which amount shall be payable to such holder at or as soon as practicable following the Effective Time (the “Option Consideration”);

(ii)  at the Effective Time, each unvested Company Restricted Share that is outstanding immediately prior to the Effective Time shall be canceled, with the holder of such Company Restricted Share becoming entitled to receive, in full satisfaction of the rights of such holder with respect thereto, an amount in cash equal to the Merger Consideration multiplied by the maximum number of shares of Company Common Stock subject to such Company Restricted Share immediately prior to the Effective Time (whether vested or unvested), which amount shall be payable to such holder at or as soon as practicable following the Effective Time (the “Restricted Share Consideration”); and

(iii)  with respect to the Purchase Plan, (A) participation shall be limited to those employees who are participants on the date of this Agreement; (B) no Option Period (as defined in the Purchase Plan) shall be commenced after the date of this Agreement; (C) if, with respect to an Option Period in effect on the date of this Agreement, the Effective Time occurs prior to the Exercise Date (as defined in the Purchase Plan) for such Option Period, upon the Effective Time, each purchase right under the Purchase Plan outstanding immediately prior to the Effective Time shall be exercised to purchase from the Company whole shares of Company Common Stock (subject to the provisions of the Purchase Plan regarding the maximum number and value of shares purchasable per participant) at the applicable price determined under the terms of the Purchase Plan for the then outstanding Option Period using such date on which the Effective Time occurs as the final Exercise Date for such Option Period, and any remaining accumulated but unused payroll deductions shall be distributed to the relevant participants without interest as promptly as practicable following the Effective Time; and (D) the Purchase Plan shall terminate, effective upon the earlier of the Purchase Date for the Option Period in effect on the date of this Agreement and the Effective Time.

(b)  With respect to the Company Stock Options, upon surrender to the Surviving Corporation of the original Company Stock Option agreement and an executed copy of an Option Cancellation Agreement (collectively, the “Option Documentation”), the Surviving Corporation shall promptly deliver (but in all cases not later than the fifth Business Day after the later of the Closing Date and the date of receipt of the Option Documentation) to the registered holder of such Company Stock Options (as indicated in the records of the Company), the Option Consideration less any required withholding Taxes. At the Effective Time, each Company Stock Option outstanding as of the Effective Time shall be canceled and each holder of an agreement representing such canceled Company Stock Option shall cease to have any rights with respect to such Company Stock Option and shall not be entitled to receive any payment with respect thereto other than the Option Consideration. In the event that any Company Stock Option agreement shall have been lost, stolen or destroyed, upon the making of an affidavit (in form and substance satisfactory to the Surviving Corporation) of that fact by the person claiming such Company Stock Option agreement to be lost, stolen or destroyed and, if required by the Surviving Corporation, the granting of an indemnity reasonably satisfactory to the Surviving Corporation against any claim that may be made against either of them with respect to such Company Stock Option agreement, the Company will issue, in exchange for such lost, stolen or destroyed Company Stock Option agreement, the portion of the Option Consideration with respect to such Company Stock Option, to which such Person is entitled pursuant hereto. Notwithstanding Section 5.4(a)(i), with respect to any unexercised Company Stock Option, whether vested or unvested, that is outstanding immediately prior to the Effective Time with an exercise price per share of Company Common Stock in excess of the Merger Consideration, the parties acknowledge and agree that the Company shall use its best efforts to obtain an Option Cancellation Agreement with respect to such Company Stock Option.

(c)  All amounts payable pursuant to this Section 5.4 shall be paid without interest. Any Person making a payment pursuant to this Section 5.4 shall be entitled to deduct and withhold from that payment such amounts as the payor is required to deduct and withhold with respect to the making of such payment under the Code or any other Law. To the extent that amounts are so withheld and paid over by any Person pursuant to this Section 5.4 to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person entitled to payment under this Section 5.4 in respect of which such deduction and withholding was made by a Person pursuant to this Section 5.4.

(d)  Simultaneous with the Closing, Parent and Merger Sub shall pay the Company an amount in cash equal to the aggregate amount of Option Consideration and Restricted Share Consideration to be paid to holders of Company Stock Options and Company Restricted Shares, respectively, in accordance with the provisions of Section 5.4, and the Company shall cause such consideration to be paid to such holders pursuant to Section 5.4.

(e)  Prior to the Effective Time, the Company shall take all steps reasonably required to cause the transactions contemplated by this Section 5.4 by each individual who is a director or officer of the Company subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 under the Exchange Act.

Section 5.5 Indemnification, Exculpation and Insurance.

(a)  Parent and Merger Sub agree that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company and its Subsidiaries as provided in their respective certificates of incorporation or bylaws (or comparable organizational documents) and any indemnification or other agreements of the Company as in effect on the date of this Agreement (in each case, to the extent copies of which have been made available in the Data Room to Parent prior to the date hereof) shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time, and shall survive the Merger and shall continue in full force and effect in accordance with their terms without amendment, repeal or other modification for a period of six (6) years following the Closing Date; provided that such obligations shall be subject to any limitation imposed from time to time under applicable Law. From and after the Effective Time, Parent and the Surviving Corporation shall be jointly and severally liable to pay and perform in a timely manner such indemnification obligations.

(b)  In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any Person, or if Parent dissolves the Surviving Corporation, then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 5.5.

(c)  From the Closing through the sixth anniversary of the Effective Time (such period, the “Tail Period”), Parent shall, or shall cause the Surviving Corporation to, maintain in effect the Company’s current directors’ and officers’ liability insurance covering each Person currently covered by the Company’s directors’ and officers’ liability insurance policy for acts or omissions occurring prior to the Effective Time on terms with respect to such coverage and amounts no less favorable in the aggregate than those of such policy in effect on the date of this Agreement (copies of which have been made available in the Date Room to Parent); provided further that Parent or the Surviving Corporation may (i) substitute therefor policies of any reputable insurance company or (ii) satisfy its obligation under this Section 5.5(c) by causing the Company to obtain, on or prior to the Closing Date, prepaid (or “tail”) directors’ and officers’ liability insurance policy at Parent’s expense, in each case, the material terms of which, including coverage and amount, are no less favorable in the aggregate to such directors and officers than the insurance coverage otherwise required under this Section 5.5(c); provided further that Parent and the Surviving Corporation shall not be required to pay an annual premium for such insurance in excess of 300% of the annual premium currently paid by the Company for such insurance (which the Company represents is $103,500); and provided further that if the annual premium of such insurance coverage exceeds such amount, Parent or the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

(d)  The provisions of this Section 5.5 are (i) intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise.

Section 5.6 Fees and Expenses.

(a)  Except as expressly set forth in this Section 5.6, all fees and expenses incurred in connection with this Agreement, the Merger, the Financing and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated. Notwithstanding the foregoing, if the Merger is consummated, the Surviving Corporation shall, within ten Business Days after Parent’s request for such reimbursement, reimburse Parent for all Parent Expenses, if such expenses were not reimbursed prior to the Effective Time.

(b)  In the event that this Agreement is terminated (i) by Parent pursuant to Section 7.1(c) or (ii) by the Company pursuant to Section 7.1(f), then, in each such case, the Company shall pay Parent’s designee a fee equal to $4,368,000 (the “Company Termination Fee”) by wire transfer of same-day funds to an account designated by Parent (A) in the case of a termination by Parent pursuant to Section 7.1(c), within two Business Days after such termination and (B) in the case of a termination by the Company pursuant to Section 7.1(f), the date of termination of this Agreement.

(c)  In the event that (i) prior to the termination of this Agreement, any Person makes or publicly proposes a Takeover Proposal (for purposes of this Section 5.6(c), substituting 50% for the 15% thresholds set forth in the definition of Takeover Proposal) or publicly announces an intent (whether or not conditional) to make a Takeover Proposal and (ii) this Agreement is terminated by Parent or the Company pursuant to Section 7.1(b)(i) or 7.1(b)(iv) or Parent pursuant to Section 7.1(d), and (iii) within 12 months after termination of this Agreement, the Company enters into any acquisition agreement or other definitive agreement or Contract providing for, or shall have consummated or publicly approved or recommended to the stockholders of the Company, any Takeover Proposal (whether or not the Takeover Proposal was the same Takeover Proposal referred to in clause (i)), then the Company shall pay to Parent’s designee the Company Termination Fee upon the earlier of the date of entering into a definitive agreement for or consummating a Takeover Proposal.

(d)  If this Agreement is terminated (i) by the Company pursuant to Section 7.1(g) or (ii) by Parent pursuant to Section 7.1(b)(i) after the Company has delivered a valid notice to Parent that the Company will terminate this Agreement pursuant to Section 7.1(g) if Parent and Merger Sub subsequently breach their obligation to cause the Merger to be consummated within 10 Business Days after the date the Closing is required to take place pursuant to Section 1.2 (provided that such notice is delivered to Parent prior to the Termination Date (including any extension thereof pursuant to Section 7.1(b)(i))) (a “Parent Designated Termination”), in each case (A) because Parent and Merger Sub fail to cause the Merger to be consummated because of a failure to receive the proceeds of one or more of the Financing (other than if solely due to a failure by Guarantor to fund its commitment pursuant to the Equity Letter) that, together with the amount of equity financing committed pursuant to the Equity Commitment Letter, is sufficient to fund the Merger and the other transactions contemplated by this Agreement or because of their refusal to accept a new financing commitment that provides for at least the same amount of financing as the Commitment Letters and on terms that are not materially less favorable to Parent then the Commitment Letters, and (B) Parent and Merger Sub are not otherwise in material and willful breach of this Agreement (including their respective obligations pursuant to Section 5.2(b)) (a “Non-Breach Financing Failure”), then Parent shall pay to the Company a fee equal to $6,552,000 (the “Parent Termination Fee”) by wire transfer of same-day funds to an account designated by the Company within two Business Days after such termination. If this Agreement is terminated by the Company pursuant to Section 7.1(g) or by Parent pursuant to a Parent

Designated Termination, in each case in circumstances not involving a Non-Breach Financing Failure, then Parent shall pay to the Company an amount equal to $10,920,000 (the “Parent Default Fee”) by wire transfer of same-day funds to an account designated by the Company within two Business Days after such termination.

(e)  The Company hereby acknowledges that the agreements contained in this Section 5.6 are an integral part of the transactions contemplated by the Agreement and that, without these agreements, Parent would not have entered into this Agreement. Accordingly, if the Company fails promptly to pay the amounts due pursuant to Sections 5.6(b) or (c) and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the amounts set forth in Section 5.6(b) or (c) or any portion of such amount, then the Company shall pay to Parent its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit and any appeal relating thereto, together with interest on the amounts set forth in Section 5.6(b) or (c) at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made. Notwithstanding anything in this Agreement to the contrary, in the event the Company Termination Fee becomes payable, then the Company Termination Fee shall be the sole and exclusive remedy of Parent and its Affiliates and their stockholders under this Agreement except as otherwise provided in Section 8.11. If Parent terminates this Agreement pursuant to Section 7.1(d) in the case of a willful breach by the Company, then Parent may seek Parent Damages against the Company; provided, that the maximum aggregate liability (inclusive of the Company Termination Fee) of the Company shall not exceed the Company Liability Cap. The damages resulting from termination of this Agreement under circumstances where a Company Termination Fee is payable are uncertain and incapable of accurate calculation and therefore, the amounts payable pursuant to this Section 5.6 are not a penalty but rather constitute liquidated damages in a reasonable amount that will compensate Parent for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement.

(f)  Parent hereby acknowledges that the agreements contained in this Section 5.6 are an integral part of the transactions contemplated by the Agreement and that, without these agreements, the Company would not have entered into this Agreement. Accordingly, if Parent fails promptly to pay the amounts due pursuant to Section 5.6(d) and, in order to obtain such payment, the Company commences a suit that results in a judgment against Parent or Merger Sub for the amounts set forth in Section 5.6(d) or any portion of such amount, then Parent shall pay to the Company its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit and any appeal relating thereto, together with interest on the amounts set forth in Section 5.6(d) at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made. Notwithstanding anything in this Agreement to the contrary, in the event that the Parent Termination Fee or Parent Default Fee becomes payable, then the Parent Termination Fee or Parent Default Fee, as applicable, shall be the sole and exclusive remedy of the Company and its Affiliates and their stockholders under this Agreement. If the Company terminates this Agreement pursuant to Section 7.1(e) in the case of a willful breach by Parent or Merger Sub, then the Company may seek Company Damages against Parent; provided, that the maximum aggregate liability (inclusive of the Parent Termination Fee) of Parent and Merger Sub, collectively, shall not exceed the Parent Liability Cap. The damages resulting from termination of this Agreement under circumstances where a Parent Termination Fee or Parent Default Fee is payable are uncertain and incapable of accurate calculation and therefore, the amounts payable pursuant to this Section 5.6 are not a penalty but rather constitute liquidated damages in a reasonable amount that will compensate the Company for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement.

(g)  Notwithstanding anything herein to the contrary, the maximum aggregate liability of Parent and its Affiliates and their stockholders (collectively, the “Parent Group”) (including any amounts payable pursuant to this Section 5.6) for any direct or indirect loss or damage suffered in connection with, or arising out of or under, this Agreement, including, but not limited to, the negotiation, entry into, performance, or the terms of this Agreement, any agreement or document contemplated hereby, the failure of the Merger to be consummated or for a breach or claimed breach or failure or claimed failure to perform hereunder and including the benefit of the bargain lost by the Company’s stockholders (taking into consideration relevant matters, including any lost premium, other combination opportunities and the time value of money) (such damages, collectively, the “Company Damages”) or otherwise shall be limited to $10,920,000 plus any amounts that may be payable under the second sentence of Section 5.6(f) (the “Parent Liability Cap”). In no event shall the Company or its Affiliates or their stockholders seek or permit to be sought on behalf of the Company any damages or any other recovery, judgment or damages of any kind, including consequential, indirect, or punitive damages, from any member of the Parent Group other than seeking amounts payable by the Guarantor pursuant to the Limited Guarantee but subject to the Parent Liability Cap. The Company acknowledges and agrees that it has no right of recovery against, and no personal liability shall attach to, in each case with respect to Company Damages, any member of the Parent Group (other than Parent to the extent provided in this Agreement and the Guarantor to the extent provided in the Limited Guarantee (but in each case subject to the Parent Liability Cap), through Parent or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil, by or through a claim by or on behalf of Parent against any other member of the Parent Group, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise. Recourse against Parent to the extent provided in this Agreement and the Guarantor to the extent provided in the Limited Guarantee (but in each case subject to the Parent Liability Cap) shall be the sole and exclusive remedy of the Company and its Affiliates and their stockholders against any other member of the Parent Group in respect of any liabilities or obligations arising under, or in connection with, this Agreement or the transactions contemplated by this Agreement. The Company acknowledges that Merger Sub is a newly-formed company and does not have any material assets except in connection with this Agreement as expressly set forth herein. The terms of this Section 5.6(g) shall not be deemed to be superseded, amended or modified in any respect by the terms of any other provisions of this Agreement. The provisions of this Section 5.6(g) are intended to be for the benefit of, and shall be enforceable by, each member of the Parent Group.

(h)  Notwithstanding anything herein to the contrary but subject to Section 8.11, the maximum aggregate liability of the Company and its Affiliates and their stockholders (including any amounts payable pursuant to this Section 5.6) for any direct or indirect loss or damage suffered in connection with, or arising out of or under, this Agreement, including, but not limited to, the negotiation, entry into, performance, or the terms of this Agreement, any agreement or document contemplated hereby, the failure of the Merger to be consummated or for a breach or claimed breach or failure or claimed failure to perform hereunder (such damages, collectively, “Parent Damages”) or otherwise shall be limited to $10,920,000 plus any amounts that may be payable under the second sentence of Section 5.6(e) (the “Company Liability Cap”). In no event shall any member of the Parent Group seek or permit to be sought on behalf of any member of the Parent Group any damages or any other recovery, judgment or damages of any kind, including consequential, indirect, or punitive damages, from the Company or any of its Affiliates or any of their stockholders in connection with this Agreement or the transactions contemplated by this Agreement in excess of the Company Liability Cap; provided that nothing shall limit the rights of Parent and Merger Sub under Section 8.11. Parent and Merger Sub each acknowledges and agrees that it has no right of recovery against, and no personal liability shall attach to, in each case with respect to Parent Damages, any Affiliate or stockholder of the Company, whether by or through attempted piercing of the corporate veil, by virtue of any statute, regulation or applicable Law, or otherwise. The terms of this Section 5.6(h) shall not be deemed to be superseded, amended or modified in any respect by the terms of any other provisions of this Agreement other than Section 8.11. The provisions of this Section 5.6(h) are intended to be for the benefit of, and shall be enforceable by, each Affiliate and stockholder of the Company.

(i)  The parties hereto acknowledge and agree that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion nor shall Parent be required to pay the Parent Termination Fee on more than one occasion, whether the Company Termination Fee or the Parent Termination Fee may be payable under more than one provision of this Agreement at the same time or at different times and upon the occurrence of different events.

Section 5.7 Public Announcements.

The parties agree that the initial press release(s) to be issued with respect to the transactions contemplated by this Agreement shall be in the form(s) heretofore agreed to by the parties. Except with respect to any Adverse Recommendation Change made in accordance with the terms of this Agreement, Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, to the extent at all reasonably practicable, consult with each other before making, and give each other a reasonable opportunity to review and comment upon, any other press release or other public statements with respect to this Agreement, the Merger, the Financing and the other transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such reasonably practicable consultation (which consultation shall not be unreasonably delayed), except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system.

Section 5.8 Merger Sub and Surviving Corporation Compliance.

Parent shall cause Merger Sub or the Surviving Corporation, as applicable, to perform all of its respective agreements, covenants and obligations under this Agreement and, prior to the Effective Time, Merger Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

Section 5.9 Company Benefit Plan Matters.

(a)  During the period from the Closing Date until the 12-month anniversary thereof, Parent shall, or shall cause its Subsidiaries to, provide to Persons who are actively employed by the Company or any of its Subsidiaries immediately prior to the Effective Time and who remain in the employment of the Company and its Subsidiaries on or after the Effective Time (the “Continuing Employees”) compensation (including base salary and incentive and bonus opportunities) and benefits (including paid time off, 401(k), health and severance) that are materially no less favorable in the aggregate than those provided to the Continuing Employees immediately prior to the Effective Time or those generally in effect with respect to similarly situated employees of Parent and its Subsidiaries.

(b)  The service of each Continuing Employee with the Company or any of its Subsidiaries (or any predecessor employer) prior to the Effective Time shall be treated as service with Parent and its Subsidiaries for purposes of each (A) “employee pension benefit plan” (as defined in Section 3(2) of ERISA), (B) “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), (C) post-retirement or employment health or medical plan, program, policy or arrangement, (D) bonus, incentive or deferred compensation plan, program, policy or arrangement, (E) severance, change in control, retention or termination plan, program, policy or arrangement or (F) other material compensation or benefit plan, program, policy or arrangement, including fringe benefits, vacation pay, service awards and reimbursement of moving expenses (each, a “Parent Benefit Plan”), in each case for purposes of eligibility, vesting and benefit levels (but not actual accruals except with respect to vacation and paid time off accruals), but not in any case where credit would result in duplication of benefits.

(c)  Following the Effective Time, for purposes of each Parent Benefit Plan in which any Continuing Employee or his or her eligible dependents is eligible to participate after the Effective Time, Parent shall, or shall cause its Subsidiaries to, use its commercially reasonable efforts to (i) waive any pre-existing condition, exclusion, actively-at-work requirement or waiting period to the extent such condition, exclusion, requirement or waiting period was satisfied or waived under the comparable Company Benefit Plan or Company Benefit Agreement as of the Effective Time (or, if later, any applicable plan transaction date) and (ii) provide full credit for any co-payments, deductibles or similar payments made or incurred prior to the Effective Time for the plan year in which the Effective Time (or such transition date) occurs.

(d)  Parent shall, and shall cause its Subsidiaries (including the Surviving Corporation) to, honor, in accordance with its terms, each Company Benefit Plan and Company Benefit Agreement and all obligations thereunder, including any rights or benefits arising as a result of the transactions contemplated by this Agreement (either alone or in combination with any other event), and Parent hereby acknowledges that the consummation of the Merger constitutes a change of control or change in control, as the case may be, for all purposes under such Company Benefit Plans and Company Benefit Agreements; provided, however, that in no event shall Parent, the Company or any of their respective Subsidiaries make, either before or after the Closing, the payments to the individuals specified in Section 5.9(d)(i) of the Company Disclosure Schedule in the amounts specified therein unless (and to the extent that) the conditions specified in Section 5.9(d)(i) of the Company Disclosure Schedule have been satisfied. Prior to the Closing, the Company shall cause the agreements that entitle such individuals to receive such payments to be amended to reflect the terms of the proviso in the immediately preceding sentence. Simultaneously with the Closing, the Surviving Corporation shall deposit with the Company’s payroll provider funds in an amount equal to the severance payments to the individuals specified in Section 5.9(d)(ii) of the Company Disclosure Schedule in the amounts specified therein and, to the extent that all or a portion of any such payment is not permitted to be paid promptly after the Closing pursuant to the terms of the applicable severance arrangement through the Company’s payroll provider, then simultaneously with the Closing the Surviving Corporation shall deposit funds in an amount equal to such unpaid portion into a grantor trust established for the benefit of such individual consistent with the terms of Revenue Procedure 92-64, 22 I.R.B. 11 (8/17/92) on terms mutually acceptable to Parent and the Company.

Nothing in this Agreement shall be construed as requiring Parent or any of its Subsidiaries to employ any Continuing Employee for any length of time following the Closing Date, subject to Parent’s and the Company’s compliance with any applicable severance or change of control arrangements. Nothing in this Agreement, express or implied, shall be construed to prevent Parent or any of its Subsidiaries from (i) terminating, or modifying the terms of employment of, any Continuing Employee following the Closing Date or (ii) terminating or modifying to any extent any Company Benefit Plan, Company Benefit Agreement, Parent Benefit Plan or any other employee benefit plan, program, agreement or arrangement that Parent or any of its Subsidiaries may establish or maintain; provided, however, that to the extent that, and for so long as, a Continuing Employee remains employed by Parent or any of its Subsidiaries during the 12-month period following the Closing, the compensation and benefits payable to such employee during such period shall be subject to Section 5.9(a). No covenant or other undertaking in this Agreement shall constitute an amendment to any employee benefit plan, program, policy or arrangement, and any covenant or undertaking that suggests that an employee benefit plan, program, policy or arrangement will be amended shall be effective only upon the adoption of a written amendment in accordance with the amendment procedures of such plan, program, policy or arrangement. The provisions of this Section 5.9 are solely for the benefit of the parties to this Agreement, and no provision of this Section 5.9 is intended to, or shall, constitute the establishment or adoption of or an amendment to any employee benefit plan for purposes of ERISA or otherwise and no current or former employee or any other individual associated therewith shall be regarded for any purpose as a third party beneficiary of the Agreement or have the right to enforce the provisions hereof.

Section 5.10 Convertible Notes; Convertible Note Hedge Agreement and Warrant Agreement.

The Company shall promptly take such actions as are reasonably requested in writing by Parent or as are otherwise required by the applicable instruments in respect of the (a) the Convertible Notes, (b) the Warrant Confirmation dated June 21, 2007, issued by the Company to Deutsche Bank AG London, LLC and Deutsche Bank AG New York (the “DB Warrant”), and (c) the hedge transaction (the “DB Hedge Transaction”) entered into with Deutsche Bank AG London, LLC (“DB London”) and Deutsche Bank AG New York (“DB New York”) on June 21, 2007 relating to the Convertible Notes and the DB Warrant, in each case as directed by and in accordance with the terms and conditions specified in writing by Parent, and the Company shall consult with Parent before taking any action with respect to any of the foregoing; provided, however, that prior to the Effective Time, the Company shall not be obligated under this Section 5.10 to take any action that (i) is not conditioned upon the occurrence of the Effective Time, (ii) except as otherwise provided in the following sentence, could potentially expose the Company to material liability or expense or (iii) could result in any representation or warranty of the Company in this Agreement being or becoming untrue or incorrect or that could result in the Company being in breach of any of its obligations under this Agreement. Notwithstanding the foregoing, prior to February 18, 2011, the Company shall enter into binding agreements, in form and substance satisfactory to Parent, with DB London and DB New York to settle the DB Hedge Transaction (which settlement shall result in a payment to the Company), using the Cancellation and Payment (Calculation Agent Determination) methodology, subject to the terms of the DB Hedge Transaction. All actions, notices, announcements and other documentation related to the foregoing shall be subject to the prior written approval of Parent (which shall not be unreasonably withheld, conditioned or delayed).

Parent shall cooperate reasonably with the Company in connection with the Company’s performance of its obligations under this Section 5.10. Parent and Merger Sub acknowledge and agree that, except for settlement of the DB Hedge Transaction, obtaining any particular outcome with respect to any of the actions requested by the Parent to be taken pursuant to this Section 5.10 shall not constitute, or be construed to constitute, a condition to the consummation of the transactions contemplated by this Agreement and the failure to obtain any particular outcome shall not constitute a breach of this Agreement by the Company.

Section 5.11 No Control of Other Party’s Business.

Nothing contained in this Agreement is intended to give Parent the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations. Subject to the foregoing covenants, prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.12 Third Party Standstill Agreements.

From the date of this Agreement until the earlier of the termination of this Agreement pursuant to Article VII or the Effective Time, the Company shall not release, terminate, amend or modify any material provision of any confidentiality or standstill agreement to which the Company is a party (other than involving Parent or its Affiliates), unless the board of directors of the Company determines in good faith after consultation with its independent outside legal counsel, that such action is necessary for the board of directors of the Company to comply with its fiduciary duties to the Company’s stockholders under applicable Law. During such period, the Company agrees to use commercially reasonable efforts to enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreements, including, but not limited to, seeking injunctions to prevent any breaches of such agreements or to enforce specifically the terms and provisions thereof in a court in the United States or any state thereof having jurisdiction. To the extent Parent believes that there has been a breach of any such existing confidentiality agreement by the counterparty thereto, upon Parent’s request, the Company shall use such commercially reasonable efforts to enforce such existing confidentiality agreement.

ARTICLE VI
CONDITIONS PRECEDENT

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger.

The respective obligation of each party to effect the Merger is subject to the satisfaction or (to the extent permitted by Law) waiver on or prior to the Closing Date of the following conditions:

(a)  Stockholder Approval. This Agreement shall have been adopted by the Required Stockholder Approval.

(b)  Antitrust Waiting Period. The waiting period (and any extension thereof) applicable to the Merger under any Competition Law shall have been terminated or shall have expired and any required approvals thereunder shall have been obtained.

(c)  No Injunctions or Legal Restraints. No temporary restraining order, preliminary or permanent injunction or other Judgment issued by any court of competent jurisdiction or other legal restraint or prohibition (collectively, “Legal Restraints”) that has the effect of preventing, enjoining, restraining or prohibiting the consummation of the Merger shall be in effect. There shall not be any Law or Judgment enacted, enforced, amended, issued, in effect or deemed applicable to the Merger, by any Governmental Entity (other than the application of the waiting period provisions of any Competition Law to the Merger) the effect of which is to directly or indirectly make illegal or otherwise prohibit or materially delay consummation of the Merger. There shall not exist or be instituted or pending any claim, suit, action or proceeding by any Governmental Entity seeking any of the consequences referred to in the immediately preceding sentence.

Section 6.2 Conditions to Obligations of Parent and Merger Sub to Effect the Merger.

The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or (to the extent permitted by Law) waiver on or prior to the Closing Date of the following conditions:

(a)  Representations and Warranties. Each of the representations and warranties of the Company set forth (i) in Section 3.1(g)(iii) shall be true and correct as of the Effective Time as if made on and as of the Effective Time and (ii) in the first sentence of Section 3.1(a) and in Section 3.1(b), 3.1(c), 3.1(d)(i), 3.1(q), 3.1(r) or 3.1(u) that are qualified as to materiality or Material Adverse Effect shall be true and correct in all respects, and any such representations or warranties that are not so qualified shall be true and correct in all material respects, in each case as of the date of the Agreement and as of such time, except to the extent such representations and warranties relate to an earlier time (in which case on and as of such earlier time). Each of the representations and warranties of the Company set forth in this Agreement other than those listed in the immediately preceding sentence shall be true and correct as of the date of this Agreement and as of such time, except to the extent such representations and warranties relate to an earlier time (in which case on and as of such earlier time), except in the case of this sentence, to the extent that the facts or matters as to which such representations and warranties are not so true and correct (without giving effect to any qualifications and limitations as to “materiality” or “Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(b)  Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations, agreements or covenants required to be performed by it under this Agreement.

(c)  Absence of a Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Event which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(d)  Closing Certificate. Parent and Merger Sub shall have received a certificate of the Company, executed by the chief executive officer and the chief financial officer of the Company, dated as of the Closing Date, to the effect that the conditions set forth in paragraphs (a), (b) and (c) above have been satisfied.

(e)  Company Recommendation. No Adverse Recommendation Change shall have occurred (whether or not in compliance with Section 4.2).

(f)  FIRPTA Affidavit. Parent shall have received a certificate, in form and substance reasonably satisfactory to Parent, from the Company to the effect that the Company is not a U.S. real property holding company.

(g)  Equity Awards. The Company shall have complied with its obligations under Section 5.4 of this Agreement.

(h)  Dissenting Shares. The total number of Dissenting Shares shall not exceed seven and a half percent (7.5%) of the outstanding Company Common Stock as of the Effective Time.

(i)  Payoff Letters. The Company shall have delivered to Parent payoff and release letters from the holders of the indebtedness for borrowed money of the Company and its Subsidiaries outstanding as of the Closing set forth in Section 6.2(i) of the Company Disclosure Schedule, and releases of all Liens securing such indebtedness, conditioned only on the payment of the amounts described in such payoff letters, in each case in form and substance reasonably satisfactory to Parent.

(j)  Required Consents. The Company shall have delivered to Parent written evidence that the Company has delivered the notices to, and obtained the consents and approvals of, the Persons to the extent set forth in Section 6.2(j) of the Company Disclosure Schedule, in each case in form and substance reasonably satisfactory to Parent, except to the extent that the facilities for which all such notices have not been delivered or all such consents and approvals have not been obtained represented $1,500,000 or less of EBITDA (less minority interest expense) during the twelve-months ended November 30, 2010. EBITDA

(less minority interest expense) shall be calculated based on the Company’s consolidated financial statements for the period ending November 30, 2010 prepared in accordance with GAAP, calculated and applied consistent with the Company’s past practices.

Section 6.3 Conditions to Obligation of the Company.

The obligations of the Company to effect the Merger are further subject to the satisfaction or (to the extent permitted by Law) waiver on or prior to the Closing Date of the following conditions:

(a)  Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub that are qualified as to materiality or Material Adverse Effect shall be true and correct in all respects, and any such representations or warranties that are not so qualified shall be true and correct in all respects, in each case as of the date of the Agreement and as of such time, except to the extent such representations and warranties relate to an earlier time (in which case on and as of such earlier time).

(b)  Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations, agreements or covenants required to be performed by them under this Agreement.

(c)  Certificate. The Company shall have received a certificate of Parent and Merger Sub, executed by the chief executive officer and the chief financial officer of Parent and Merger Sub, dated as of the Closing Date, to the effect that the conditions set forth in paragraphs (a) and (b) above have been satisfied.

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Termination.

This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned, at any time prior to the Effective Time, whether before or after the Required Stockholder Approval has been obtained (except as otherwise noted below), upon written notice (other than in the case of Section 7.1(a) below) from the terminating party to the non-terminating party specifying the subsection of this Section 7.1 pursuant to which such termination is effected:

(a)  by mutual written consent of Parent, Merger Sub and the Company;

(b)  by either Parent or the Company, if:

(i)  the Merger has not been consummated prior to May 20, 2011 (the “Termination Date”) for any reason; provided, however, that if, prior to May 20, 2011, the Company has not delivered to Parent written evidence that the Company has delivered all of the notices to, and obtained all of the consents and approvals of, the Persons set forth in Section 6.2(j) of the Company Disclosure Schedule, then Parent may, in its sole discretion, extend the Termination Date to June 20, 2011 by delivering written notice to the Company at any time at least one Business Day prior to May 20, 2011; provided, further, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to any party whose breach of any provision of this Agreement has been the principal cause of, or primarily resulted in, the failure of the Closing to occur prior to such date and such action or failure to act was not otherwise expressly permitted under this Agreement;

(ii)  any Legal Restraint (other than a temporary restraining order) that has the effect of permanently preventing, enjoining or otherwise prohibiting the consummation of the Merger shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to any party which is then in breach of Section 5.3 of this Agreement and such breach has been a principal cause of such Legal Restraint being or remaining in effect;

(iii)  any Legal Restraint that has the effect of delaying the consummation of the Merger beyond the Termination Date (including any extension thereof pursuant to Section 7.1(b)(i)) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(iii) shall not be available to any party which is then in breach of Section 5.3 of this Agreement and such breach has been a principal cause of such Legal Restraint being or remaining in effect; or

(iv)  if the Required Stockholder Approval shall not have been obtained at the Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof; provided, that the right to terminate this Agreement pursuant to this Section 7.1(b)(iv) shall not be available to the Company if the Company has breached in any material respect its obligations under Section 5.3;

(c)  prior to the Closing, by Parent, in the event (i) an Adverse Recommendation Change has occurred (whether or not in compliance with Section 4.2 or Section 5.1), (ii) the Company or any of its Representatives shall have intentionally breached Section 4.2, or (iii) for any reason the Company shall have failed to convene and complete the Stockholders Meeting within 45 days of the date that the Proxy Statement is cleared by the SEC unless the Company has entered into an Acquisition Agreement or an Adverse Recommendation Change has occurred;

(d)  prior to the Closing, by Parent, if the Company shall have breached in any material respect any of its representations or warranties (or any such representation or warranty shall have become untrue in any material respect after the date of this Agreement) or failed to perform in any material respect any of its obligations, covenants or agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in paragraph (a) or (b) of Section 6.2, (ii) is incapable of being cured by the Company by the Termination Date (including any extension thereof pursuant to Section 7.1(b)(i)) or, if capable of being cured by the Company by the Termination Date (including any extension thereof pursuant to Section 7.1(b)(i)), the Company does not commence to cure such breach or failure within ten Business Days after its receipt of written notice thereof from Parent and use its reasonable best efforts to pursue such cure thereafter;

(e)  prior to the Closing, by the Company, if Parent or Merger Sub shall have breached in any material respect any of its representations or warranties contained in this Agreement (or any such representation or warranty shall have become untrue in any material respect after the date of this Agreement) or Parent or Merger Sub shall have failed to perform in any material respect all obligations, covenants or agreements required to be performed by them under this Agreement at or prior to the Closing, in each case, which breach or failure to perform (i) would give rise to the failure of a condition set forth in paragraph (a) or (b) of Section 6.3 and (ii) is incapable of being cured by Parent or Merger Sub by the Termination Date (including any extension thereof pursuant to Section 7.1(b)(i)) or, if capable of being cured by Parent by the Termination Date (including any extension thereof pursuant to Section 7.1(b)(i)), Parent and Merger Sub do not commence to cure such breach or failure within ten Business Days after their receipt of written notice thereof from the Company and use their reasonable best efforts to pursue such cure thereafter;

(f)  prior to obtaining the Required Stockholder Approval, by the Company in accordance with the terms and subject to the conditions of Section 4.2(b);

(g)  on or after the later of (i) the 75th day following the date of this Agreement, (ii) the 30th day after the mailing of the definitive Proxy Statement to the Company’s stockholders or (iii) the 3rd Business Day after the Company has delivered to Parent written evidence that the Company has delivered all of the notices to, and obtained all of the consents and approvals of, the Persons set forth in Section 6.2(j) of the Company Disclosure Schedule (provided, that, on and after May 19, 2011 (or June 19, 2011 in the event Parent has extended the Termination Date pursuant to Section 7.1(b)(i)), all such notices, consents and approvals shall be deemed to have been obtained and written evidence delivered for purposes of this clause (iii) (but not for purposes of determining whether all of the conditions to the obligations of Parent and Merger Sub to consummate the Merger set forth in Section 6.1 and Section 6.2 have been satisfied or waived)), by the Company, if (x) all of the conditions to the obligations of Parent and Merger Sub to consummate the Merger set forth in Section 6.1 and Section 6.2 have been satisfied or waived by Parent and Merger Sub in writing (other than those conditions that by their nature are to be satisfied at the Closing, provided the Company is then able to satisfy such conditions), and the Company has certified to Parent in writing that such conditions have been satisfied and the Company is prepared to satisfy those conditions at the Closing and (y) Parent and Merger Sub shall have breached their obligation to cause the Merger to be consummated within 10 Business Days after the date the Closing is required to take place pursuant to Section 1.2.

Section 7.2 Effect of Termination.

In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company or their respective Subsidiaries, officers or directors, except that (a) the last sentence of Section 5.2(a), Section 5.6, this Section 7.2, Article VIII and the Confidentiality Agreement and the Limited Guarantee shall survive such termination and (b) the termination of this Agreement shall not relieve or release any party hereto from any liability arising out of its willful breach of this Agreement or any fraud, but subject to Section 5.6.

Section 7.3 Amendment.

This Agreement may be amended by the parties hereto at any time, whether before or after the Required Stockholder Approval has been obtained; provided, however, that after the Required Stockholder Approval has been obtained, there shall be made no amendment that by Law requires further approval by stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 7.4 Extension; Waiver.

At any time prior to the Effective Time, the parties may, (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that after the Required Stockholder Approval has been obtained, there shall be made no waiver that by Law requires further approval by stockholders of the Company without the further approval of such stockholders. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party which specifically sets forth the terms of such extension or waiver. The failure or delay by any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

ARTICLE VIII
GENERAL PROVISIONS

Section 8.1 Nonsurvival of Representations and Warranties.

None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 8.2 Notices.

All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand or sent by facsimile, or if mailed, three days after mailing (one Business Day in the case of express mail or overnight courier service), as follows (or at such other address for a party as shall be specified by notice given in accordance with this Section 8.2):

if to Parent or Merger Sub, to:

c/o H.I.G. Middle Market, LLC
1450 Brickell Avenue, 31st Floor
Miami, Florida 33131
Facsimile: (305) 381-4157

Attention: Chris Laitala and Matt Lozow

with a copy to:

McDermott Will & Emery LLP
227 West Monroe Street
Chicago, Illinois 60606
Facsimile: (312) 984-7700

Attention: Brooks B. Gruemmer

if to the Company, to:

NovaMed, Inc.
333 West Wacker Drive, Suite 1010
Chicago, Illinois 60601
Facsimile: (312) 664-4250

Attention: Scott T. Macomber

with a copy to:

DLA Piper L.L.P.
203 North LaSalle Street
Chicago, Illinois 60601
Facsimile: (312) 630-5374

Attention: Steven Napolitano and Jason Harmon

Section 8.3 Definitions.

For purposes of this Agreement:

(a)  “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such first Person;

(b)  “Beneficial Ownership” has the meaning assigned thereto in Section 13(d) of the Exchange Act and the rules and regulations thereunder;

(c)  “Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized by applicable Law to close in New York, New York;

(d)  “Confidentiality Agreement” means that certain letter agreement dated July 8, 2010 between the Company and Surgery Partners;

(e)  “Contract” means any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease, supply agreement, license agreement, development agreement, distribution agreement or other contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit, franchise or license, whether oral or written, that is or by its terms purports to be legally binding;

(f)  “Data Room” means the electronic data room, as constituted as of 11:59 p.m. EST on the date that is 3 Business Days prior to the date of this Agreement, hosted by IntraLinks, Inc. and made available to Parent and its advisors, together with all documents, agreements, memoranda, financial and operating data, and other information therein;

(g)  “Facility” means an ambulatory surgical center operated by the Company or any of its Subsidiaries;

(h)  “Healthcare Law” means any Law related to the regulation of the healthcare industry, the practice of medicine, or the payment for items or services provided or furnished by healthcare providers, including but not limited to (i) the applicable Medicare and Medicaid fraud-and-abuse provisions of the federal Social Security Act, including the Federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b, et seq.), the Stark Law (42 U.S.C. § 1395nn), the False Claims Act (31 U.S.C. § 3729), and the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a)) and all similar state fraud-and-abuse laws; (ii) the applicable provisions of HIPAA regarding the privacy and security of protected health information (as set forth at 45 C.F.R. Part 160 and 164) and any state Laws related to the privacy or security of individually identifiable health information; (iii) the Emergency Medical Treatment and Active Labor Act and similar applicable state Laws;

(i)  “HIPAA” means the Health Insurance Portability and Accountability Act of 1996 as amended by the Health Information Technology for Economic and Clinical Health Act, Title XIII of Division A and Title IV of Division B of the American Recovery and Reinvestment Act of 2009 (ARRA), Pub. L. 111-5, Feb. 17, 2009, and regulations promulgated pursuant thereto, all as amended from time to time, and any successor statute and regulations;

(j)  “Knowledge,” as it relates to the Company, means with respect to any matter in question, the actual knowledge, after reasonable inquiry, of any of those individuals listed on Section 8.3(j) of the Company Disclosure Schedule;

(k)  “Material Adverse Effect” means any state of facts, condition, change, development or event with respect to the Company (each, an “Event”) that, individually or in the aggregate, (i) results in or is reasonably likely to result in a material adverse effect on the business, assets, liabilities, properties, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) prevents, materially impedes or materially delays the consummation of the Merger to a date following the Termination Date (including any extension thereof pursuant to Section 7.1(b)(i)); provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect pursuant to clause (i) or (ii) above: (A) any Events generally affecting the industry in which the Company primarily operates or the economy, or financial or capital markets, in the United States or elsewhere in the world; (B) any Events arising from or otherwise relating to any act of terrorism, war, national or international calamity or any other similar event; (C) any failure, in and of itself, by the Company to meet any internal or published projections or predictions (whether such projections or predictions were made by the Company or independent third parties) for any period ending on or after the date of this Agreement, provided that the underlying causes of such failure shall not be excluded by this clause (C); (D) any Events resulting from or arising out of any change in GAAP or changes in applicable Law or the interpretation thereof by Governmental Entities, in each case after the date hereof; (E) any Events (including, assuming the Company’s compliance with Section 4.1(a), any loss of employees or any loss of, or any disruption in, supplier, customer, licensor, licensee, partner or similar relationships) attributable to the announcement or pendency of the Merger or any of the other transactions contemplated by this Agreement and (F) any Events resulting from changes in the market price or trading volume of the Company Common Stock, provided that the underlying causes of such failure shall not be excluded by this clause (F)), excluding from this proviso, in the case of clauses (A), (B) and (D), any Event which disproportionately affects, individually or together with other Events, the Company and its Subsidiaries when compared to other Persons operating in the industry in which the Company and its Subsidiaries operate;

(l)  “Medical Waste” includes, but is not limited to, (i) pathological waste, (ii) blood, (iii) sharps, (iv) wastes from surgery, (v) cultures and stocks of infectious agents and associated biological agents, (vi) contaminated equipment, (vii) laboratory waste, and (viii) various other biological waste and discarded materials contaminated with or exposed to blood, excretion, or secretions from human beings. “Medical Waste” also includes any substance, pollutant, material, or contaminant listed or regulated under the Medical Waste Tracking Act of 1988, 42 U.S.C. §§6992, et seq. (“MWTA”);

(m)  “Medical Waste Law” means the following, including regulations promulgated and orders issued thereunder, all as may be amended from time to time: the MWTA, the U.S. Public Vessel Medical Waste Anti-Dumping Act of 1988, 33 USCA §§2501 et seq., The Occupational Safety and Health Act, 29 USCA §§651 et seq., the United States Department of Health and Human Services, National Institute for Occupational Self-Safety and Health Infectious Waste Disposal Guidelines, Publication No. 88-119, and any other federal, state, regional, county, municipal, or other local laws, regulations, and ordinances insofar as they purport to regulate Medical Waste, or impose requirements relating to Medical Waste;

(n)  “Parent Expenses” shall mean all of the out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors and investment bankers and all fees and expenses related to any financing , including any commitment fees) incurred by the Parent or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the Voting Agreement, the filing of any required notices under regulations and any and all other matters related to the Merger and the other transactions contemplated by this Agreement;

(o)  “Person” means any natural person, corporation, limited liability company, partnership, joint venture, trust, business association, Governmental Entity or other entity;

(p)  a “Subsidiary” of any Person shall mean any other Person (i) more than 50% of whose outstanding shares or securities representing the right to vote for the election of directors or other managing authority of such other Person are, now or hereafter, owned or controlled, directly or indirectly, by such first Person, but such other Person shall be deemed to be a Subsidiary only so long as such ownership or control exists, or (ii) which does not have outstanding shares or securities with such right to vote, as may be the case in a partnership, joint venture or unincorporated association, but more than 50% of whose ownership interest representing the right to make the decisions for such other Person is, now or hereafter, owned or controlled, directly or indirectly, by such first Person, but such other Person shall be deemed to be a Subsidiary only so long as such ownership or control exists; and

(q)  “Voting Debt” means, with respect to a Person, any bonds, debentures, notes or other indebtedness for borrowed money having the right to vote on any matters on which the stockholders or other equity holders of such Person may vote.

Section 8.4 Exhibits, Annexes and Schedules; Interpretation.

The headings contained in this Agreement or in any Exhibit, Annex or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. Any capitalized terms used in any Schedule, Annex or Exhibit but not otherwise defined therein, shall have the meaning as defined in this Agreement. When a reference is made in this Agreement to an Article, Section, Subsection, Exhibit or Schedule, such reference shall be to a Section or Article of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. For all purposes hereof, the terms “include,” “includes” and “including” shall be deemed followed by the words “without limitation.” The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented. References to a Person are also to its permitted successors and assigns. References to matters disclosed in the

Filed Company SEC Documents are made without giving effect to any amendment to any such Filed Company SEC Document filed on or after the date hereof.

Section 8.5 Counterparts.

This Agreement may be executed in multiple counterparts (including by facsimile or PDF), all of which shall be considered one and the same agreement and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

Section 8.6 Entire Agreement; No Third Party Beneficiaries.

This Agreement (a) together with the Exhibits hereto and the Company Disclosure Schedule, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, except for the Confidentiality Agreement, and (b) except for the provisions of Section 5.5, is not intended to confer upon any Person other than the parties hereto (and their respective successors and assigns) any rights (legal, equitable or otherwise) or remedies, whether as third party beneficiaries or otherwise; provided, however, that each of the Lenders, each of their respective Affiliates and Subsidiaries and each of the respective officers, directors, partners, trustees, employees, Affiliates, shareholders, advisors, agents, representatives, attorneys-in-fact and controlling persons of each of the foregoing is an express third party beneficiary of any liability limitations and/or caps (and/or similar provisions) in this Agreement.

Section 8.7 Governing Law.

This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof or that would cause the Laws of any jurisdiction other than the State of Delaware to apply.

Section 8.8 Assignment.

Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties, except that (a) Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly-owned Subsidiary of Parent, but no such assignment shall relieve Merger Sub of any of its obligations hereunder and (b) Parent or Merger Sub may make a collateral assignment of its rights and interests under this Agreement to any parties providing Financing, but no such assignment shall relieve the assignor of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

Section 8.9 Consent to Jurisdiction; Service of Process; Venue.

Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the Delaware Court of Chancery or any state court in the Borough of Manhattan, New York (and if jurisdiction in the Delaware Court of Chancery or such state court shall be unavailable, the Federal court of the United States of America sitting in the State of Delaware or the Borough of Manhattan, New York) for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated by this Agreement (and agrees that no such action, suit or proceeding relating to this Agreement shall be brought by it or any of its Subsidiaries except in such courts). Each of the parties further agrees that, to the fullest extent permitted by applicable Law, service of any process, summons, notice or document by U.S. registered mail to such Person’s respective address set forth above shall be effective service of process for any action, suit or proceeding in the State of Delaware or New York, as the case may be, with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the parties hereto irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated by this Agreement in the Delaware Court of Chancery or any state court in the Borough of Manhattan, New York (and if the Delaware Court of Chancery or such state court shall be unavailable, in any other Delaware or New York State court or the Federal court of the United States of America sitting in the State of Delaware or the Borough of Manhattan, New York) or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 8.10 Waiver of Jury Trial.

Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any suit, action or other proceeding directly or indirectly arising out of, under or in connection with this Agreement. Each party hereto (a) certifies that no Representative of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 8.10.

Section 8.11 Enforcement.

The parties agree that irreparable damage would occur to Parent and Merger Sub in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Parent and Merger Sub shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Court of Chancery or any state court in the Borough of Manhattan, New York (and if the Delaware Court of Chancery or such state court shall be unavailable, in the Federal court of the United States of America sitting in the State of Delaware or the Borough of Manhattan, New York), this being in addition to any other remedy to which they are entitled at Law or in equity. For the avoidance of doubt, the Company shall not be entitled to seek an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions hereof. The Company agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that Parent or Merger Sub has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or equity. In the event that Parent or Merger Sub seeks an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement, such party shall not be required to provide any bond or other security in connection with any such injunction or other Judgment. The terms of this Section 8.11(a) shall not be deemed to be superseded, amended or modified in any respect by the terms of any other provisions of this Agreement.

Section 8.12 Consents and Approvals.

For any matter under this Agreement requiring the consent or approval of any party to be valid and binding on the parties hereto, such consent or approval must be in writing and executed and delivered to the other parties by a Person duly authorized by such party to do so.

Section 8.13 Severability.

If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

Section 8.14 Lender Provisions.

Notwithstanding anything to the contrary in this Agreement, each party hereto agrees (on its own behalf and on behalf of each of its respective Subsidiaries and Affiliates) that (a) any action, claim, suit, litigation, investigation, inquiry or proceeding arising against any Lender, any of its Affiliates and Subsidiaries or any of the respective officers, directors, partners, trustees, employees, Affiliates, shareholders, advisors, agents, representatives, attorneys-in-fact and controlling persons of each of the foregoing (collectively, a “Lender Party”), or with respect to which any Lender Party otherwise becomes subject to, arising out of, relating to, resulting from or otherwise in connection with the Debt Commitment Letters, the Debt Financing, the use of the proceeds therefrom, the transactions contemplated by this Agreement, any of the other transactions contemplated by the Debt Commitment Letters, shall be subject to the exclusive jurisdiction of a state or Federal court sitting in the Borough of Manhattan, New York, or the State of Delaware and (b) each Lender Party is an express third party beneficiary of any liability limitations and/or caps (and/or similar provisions) in this Agreement and the other agreements contemplated by this Agreement and the foregoing provisions relating to exclusive jurisdiction.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

SURGERY CENTER HOLDINGS, INC.

By:	/s/ Chris Laitala

Name:	Chris Laitala
Title:	President

WILDCAT MERGER SUB, INC.

By:	/s/ Chris Laitala

Name:	Chris Laitala
Title:	President

NOVAMED, INC.

By:	/s/ Thomas S. Hall

Name:	Thomas S. Hall
Title:	President, Chief Executive Officer

The representations and warranties in Article III of the Merger Agreement have been modified and qualified by the information set forth in the schedules delivered therewith. The contents of the schedules are set forth below*:

Section 3.1(b) — Subsidiaries
Section 3.1(c) — Capital Structure
Section 3.1(d)(ii) — Authority; Noncontravention
Section 3.1(d)(iii) — Governmental Authority Consents; Approvals; Filings
Section 3.1(e) — Company SEC Documents
Section 3.1(g) — Absence of Certain Changes or Events
Section 3.1(h)(i) — Litigation
Section 3.1(h)(ii) — Governmental Entity Investigation
Section 3.1(i)(A) — Contracts
Section 3.1(i)(B)(i) — Contracts
Section 3.1(i)(B)(ii) — Contracts — Breach or Default
Section 3.1(i)(C) — Contracts
Section 3.1(j)(ii) — Permits; Compliance with Laws
Section 3.1(k) — Environmental Matters
Section 3.1(m) — Employee Benefits
Section 3.1(m)(v) — Employee Benefits
Section 3.1(n) — Taxes
Section 3.1(p)(ii) — Intellectual Property
Section 3.1(s)(i) — Owned Real Property
Section 3.1(s)(ii) — Leased Real Property
Section 3.1(t) — Insurance
Section 3.1(v) — Interested Party Transactions
Section 3.1(w) — Medical Staff Matters
Section 4.1(a) — Conduct of Business by the Company
Section 5.3(b) — Best Efforts Consents and Approvals
Section 5.9(d)(i) — Company Benefit Plan Matters
Section 5.9(d)(ii) — Company Benefit Plan Matters.
Section 6.2(i) — Payoff Letters
Section 6.2(j) — Required Consents and Approvals
Section 8.3(j) — Knowledge

*	The Company agrees to furnish copies of such schedules to the U.S. Securities and Exchange Commission upon request.

APPENDIX B

January 20, 2011

Board of Directors
Novamed, Inc.
333 West Wacker Drive, Suite 1010
Chicago, IL 60606

Ladies and Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock (collectively, the “Stockholders”) of NovaMed, Inc. (the “Company”) of the $13.25 per share in cash (the “Merger Consideration”) proposed to be paid to the Stockholders, other than Parent, affiliates of Parent or shares as to which dissenters’ rights have been perfected, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) by and among Surgery Center Holdings, Inc. (“Parent”), Wildcat Merger Sub, Inc., a wholly-owned subsidiary of Parent, (“Merger Sub”), and the Company. Pursuant to the terms of and subject to the conditions set forth in the Merger Agreement, Merger Sub will be merged into the Company (the “Merger”) and each share of common stock of the Company will be converted into the right to receive the Merger Consideration upon consummation of the Merger.

In connection with our review of the proposed Merger and the preparation of our opinion herein, we have examined: (a) a draft dated January 20, 2011 of the Merger Agreement; (b) certain audited historical financial statements of the Company for the five years ended December 31, 2009; (c) the unaudited financial statements of the Company for the nine months ended September 30, 2010; (d) certain internal business, operating and financial information and forecasts of the Company (the “Forecasts”), prepared by the senior management of the Company; (e) information regarding publicly available financial terms of certain other business combinations we deemed relevant; (f) the financial position and operating results of the Company compared with those of certain other publicly traded companies we deemed relevant; (g) current and historical market prices and trading volumes of the common stock of the Company; and (h) certain other publicly available information on the Company and the industry in which the Company operates. We have also held discussions with members of the senior management of the Company to discuss the foregoing, have considered other matters which we have deemed relevant to our inquiry and have taken into account such accepted financial and investment banking procedures and considerations as we have deemed relevant. In connection with our engagement, we were requested to approach, and held discussions with, third parties to solicit indications of interest in a possible acquisition of the Company.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all the information examined by or otherwise reviewed or discussed with us for purposes of this opinion including without limitation the Forecasts provided by senior management. We have not made or obtained an independent valuation or appraisal of the assets, liabilities or solvency of the Company. We have been advised by the senior management of the Company that the Forecasts examined by us have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the senior management of the Company, as the case may be. In that regard, we have assumed, with your consent, that, (i) the Forecasts will be achieved in the amounts and at the times contemplated thereby and (ii) all material assets and liabilities (contingent or otherwise) of the Company are as set forth in the Company’s financial statements or other information made available to us. We express no opinion with respect to the Forecasts or the estimates and judgments on which they are based. We did not consider and express no opinion as to the amount or nature of the compensation to any of the Company’s officers, directors or employees (or any class of such persons) relative to the Merger Consideration. Our opinion does not address the relative merits of the proposed Merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. Our opinion herein is based upon economic, market, financial and other conditions existing on, and other information disclosed to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We have relied as to all legal matters on advice of counsel to the Company and we have assumed that all such advice was accurate. We have further assumed that the Merger will be consummated on the terms described in the Merger

B-1

Agreement, without any waiver of any material terms or conditions by the Company. In addition, we have relied upon and assumed, without independent verification, that the final form of the Merger Agreement will not differ in any respect from the draft of the Merger Agreement identified above.

William Blair & Company has been engaged in the investment banking business since 1935. We continually undertake the valuation of investment securities in connection with public offerings, private placements, business combinations, estate and gift tax valuations and similar transactions. In the ordinary course of our business, we may from time to time trade the securities of the Company for our own account and for the accounts of customers, and accordingly may at any time hold a long or short position in such securities. We are familiar with the Company, having provided certain investment banking services to the Company from time to time. We have acted as the investment banker to the Company in connection with the Merger and will receive a fee from the Company for our services, a significant portion of which is contingent upon consummation of the Merger. In addition, the Company has agreed to indemnify us against certain liabilities arising out of our engagement. Furthermore, the majority owner of Parent is a private equity fund, H.I.G. Capital. From time to time, we are engaged (and we are currently engaged) to provide investment banking services to companies in which H.I.G. Capital holds interests.

Our investment banking services and our opinion were provided for the use and benefit of the Board of Directors of the Company (the “Board”) in connection with its consideration of the transaction contemplated by the draft Merger Agreement. Our opinion is limited to the fairness, from a financial point of view, to the stockholders of the Company of the Merger Consideration in connection with the proposed Merger, and we do not address the merits of the underlying decision by the Company to engage in the proposed Merger and this opinion does not constitute a recommendation to the Board, any committee of the Board, any stockholder, or any other person as to how any such person should act or vote with respect to the proposed Merger. It is understood that this letter may not be disclosed or otherwise referred to without prior written consent, except that the opinion may be included in its entirety in a proxy statement required by law to be filed with the Securities and Exchange Commission and mailed to the Stockholders by the Company with respect to the proposed Merger. This opinion has been reviewed and approved by our Fairness Opinion Committee.

Based upon and subject to the foregoing, it is our opinion as investment bankers that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the Stockholders.

Very truly yours,

/s/  William Blair & Company, L.L.C.
WILLIAM BLAIR & COMPANY, L.L.C.

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APPENDIX C

FORM OF VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) is entered into as of January 20, 2011, by and between Surgery Center Holdings, Inc., a Delaware corporation (“Parent”), and [          ] (“Stockholder”), in its capacity as a stockholder of NovaMed, Inc., a Delaware corporation (the “Company”).

RECITALS

A. Parent, Wildcat Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger of even date herewith (as the same from time to time may be modified, supplemented or restated, the ‘‘Merger Agreement”), providing for the merger of Merger Sub with and into the Company, with the Company as the Surviving Corporation of the merger. Capitalized terms used and not otherwise defined in this Agreement shall have the respective meanings assigned to such terms in the Merger Agreement.

B. Stockholder is the record holder and sole beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of the number of shares of Company Common Stock and Company Restricted Shares set forth on Exhibit A hereto (such shares of Company Common Stock and Company Restricted Shares, together with all other shares of capital stock of the Company acquired by Stockholder after the date hereof and during the term of this Agreement (including as such shares may be adjusted by any stock dividend, stock split, recapitalization, combination or other similar transaction) being collectively referred to herein as the “Subject Shares”).

C. Stockholder owns the number of Company Stock Options to acquire Company Common Stock set forth on Exhibit A hereto (the “Subject Options”)

D. The execution and delivery of this Agreement by Stockholder is a material inducement to the willingness of Parent to enter into the Merger Agreement.

E. Stockholder understands and acknowledges that the Company and Parent are entitled to rely on (i) the truth and accuracy of Stockholder’s representations contained in this Agreement and (ii) Stockholder’s performance of the obligations set forth herein.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements set forth in the Merger Agreement and in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Representations, Warranties and Covenants of Stockholder.  Stockholder hereby represents, warrants and covenants to Parent as follows:

(a) Stockholder is the sole beneficial owner of the Subject Shares set forth on Exhibit A attached hereto. Stockholder has good title to the Subject Shares set forth on Exhibit A free and clear of all Liens except as set forth in this Agreement and pursuant to any applicable restrictions on transfer under the Securities Act. Stockholder does not own, of record or beneficially, any shares of capital stock of the Company other than the Subject Shares set forth on Exhibit A attached hereto. Stockholder has the sole right and authority to vote and dispose of the Subject Shares, and Stockholder is not a party or bound by, and neither Stockholder nor the Subject Shares is subject to any voting trust or other agreement, option, warrant, proxy, arrangement or restriction with respect to the voting or disposition of the Subject Shares, except as contemplated by this Agreement.

(b) Stockholder has all requisite contractual power, capacity and authority necessary to execute and deliver this Agreement, to consummate the transactions contemplated hereby, and to perform Stockholder’s obligations hereunder. This Agreement has been duly executed and delivered by Stockholder and constitutes a legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other applicable Laws relating to or affecting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought at law or in equity). Stockholder has received a copy of the Merger Agreement, has reviewed this Agreement, the Merger Agreement and the other agreements and documents contemplated hereby and thereby with representatives of the Company and with Stockholder’s business and legal advisors. Stockholder acknowledges that this Agreement provides for the Subject Shares to be voted in favor of the Merger and the other Transactions (as defined below). Stockholder understands and acknowledges that its execution and delivery of this Agreement is a material inducement to Parent’s willingness to enter into, and to cause Merger Sub to enter into, the Merger Agreement.

(c) The execution and delivery by Stockholder of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any material violation of, or material default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the material properties or material assets of Stockholder under (i) any provision of any material Contract to which Stockholder is a party or by which any material properties or material assets of Stockholder are bound; or (ii) subject to the filings and other matters referred to in the next sentence, any provision of any Judgment or Law applicable to Stockholder or the properties or assets of Stockholder. No consent, approval, permit, waiver, order or authorization of, action or non-action by or in respect of, exemption or review by, or registration, declaration or filing with, any Governmental Entity or other Person is required to be obtained or made by or with respect to Stockholder in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than such reports under Sections 13(d) and 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby. If Stockholder is married and the Subject Shares of Stockholder constitute community property, then this Agreement constitutes a valid and binding agreement of Stockholder’s spouse, enforceable against such spouse in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other applicable Laws relating to or affecting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought at law or in equity). No trust of which Stockholder is a trustee requires the consent of any beneficiary to the execution and delivery of this Agreement or to the consummation of the transactions contemplated hereby.

2. Restrictions on Subject Shares.  Until the Expiration Date (as defined below), subject to the terms and conditions contained herein and in the Merger Agreement:

(a) Stockholder shall not, directly or indirectly, (i) sell, sell short, transfer (with or without consideration), exchange, pledge or otherwise encumber, assign or otherwise dispose of, or enter into any Contract with respect to the sale, transfer (with or without consideration), pledge, exchange, assignment or other disposition of, any Subject Shares (and any capital stock Stockholder otherwise controls or has voting rights with respect thereto), Subject Options or any interest therein to any Person, other than (A) Parent or its designee [and (B) the Company in the case of Company Restricted Shares acquired by the Company in settlement of Tax withholding obligations upon the vesting of such Company Restricted Shares], (ii) enter into any voting arrangement, whether by proxy, voting agreement, voting trust, power-of-attorney or otherwise, with respect to the Subject Shares (and any capital stock Stockholder otherwise controls or has voting rights with respect thereto) or Subject Options, or (iii) take any other action that would in any way restrict, limit, hinder or interfere with the performance by the Company of its obligations under the Merger Agreement or the transactions contemplated by the Merger Agreement (the “Transactions”), or in any way restrict, limit, hinder or interfere with the Transactions; provided, however, that the actions described in clauses (i) and (ii) above shall be permitted hereunder in the event such action is (1) imposed by applicable Law or required pursuant to this Agreement, or (2) the result of any donative transfer to any immediate family member of the Stockholder, any charity to which the Stockholder wishes to contribute and/or any entity controlled by such family member or charity, or a trust, including, but not limited to, a charitable remainder trust, for the exclusive benefit of the Stockholder, any immediate family member of the Stockholder, any charity to which the Stockholder wishes to contribute and/or any entity controlled by such trusts; provided, further that prior to such transfer, the transferee shall agree in a valid, binding and enforceable instrument to be bound by the terms hereof (a copy of which instrument shall promptly be provided to Parent) and such transfer shall not relieve the Stockholder of any of its obligations hereunder. From and after the date of this Agreement through the term of this Agreement, Stockholder agrees not to request the Company to register or otherwise recognize the transfer (book-entry or otherwise) of any Subject Shares or Subject Options or any certificate or uncertificated interest representing any of Stockholder’s Subject Shares or Subject Options.

(b) Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Subject Shares and Subject Options and shall be binding upon any Person to which legal or beneficial ownership of such Subject Shares or Subject Options shall pass, whether by operation of Law or otherwise, including Stockholder’s successors. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Company Common Stock, or the acquisition of additional Company Common Stock or other voting securities of the Company by Stockholder (whether by purchase, conversion or otherwise), the number of Subject Shares listed on Exhibit A shall be adjusted appropriately, and this Agreement and the obligations hereunder shall attach to any additional or decreased Company Common Stock or other voting securities of the Company issued to or acquired or disposed of by Stockholder. Notwithstanding anything in this Agreement to the contrary, nothing herein shall require the Stockholder to exercise any Company Stock Option to purchase shares of Company Common Stock.

(c) Stockholder shall not, directly or indirectly, take any action that would make any representation or warranty contained herein untrue or incorrect or have the effect of impairing the ability of Stockholder to perform its obligations under this Agreement.

As used herein, the term “Expiration Date” means the earlier of (i) the Effective Time and (ii) the date and time of the termination of the Merger Agreement in accordance with its terms; provided, that Section 5 and Section 8(j) shall survive any termination of this Agreement pursuant to clause (ii) of this paragraph.

3. Agreement to Vote Subject Shares.  Prior to the Expiration Date, Stockholder, in its capacity as a stockholder of the Company, agrees as follows:

(a) At any meeting (whether annual or special and whether or not adjourned or postponed) of the stockholders of the Company, however called, Stockholder shall appear at the meeting or otherwise cause the Subject Shares (and any capital stock Stockholder otherwise controls or has voting rights with respect thereto) to be counted as present at such meeting for purposes of establishing a quorum and vote (or cause to be voted) such shares (i) in favor of the Merger Agreement and all of the Transactions, (ii) against any merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any other Takeover Proposal (other than the Merger Agreement and the Transactions) or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation of the Company or Stockholder under this Agreement, the Merger Agreement, or any other agreement contemplated hereby or thereby or which would reasonably be expected to result in any of the conditions of the Company’s or Stockholder’s under any such agreement not being fulfilled, and (iii) against any amendment of the Company Certificate or Company Bylaws, or other proposal or transaction involving the Company or any of its Subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, delay, prevent or nullify the Merger Agreement or the Transactions or change in any manner the voting rights of any class of the Company’s capital stock.

(b) Stockholder further agrees that, until the termination of this Agreement, Stockholder will not, and will not permit any entity under Stockholder’s control to, (i) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in Rule 14A under the Exchange Act) with respect to a Takeover Proposal, (ii) initiate a stockholders’ vote with respect to a Takeover Proposal or (iii) become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of the Company with respect to a Takeover Proposal.

(c) Stockholder shall use its commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions. Stockholder shall not issue any press release or make any other public statement with respect to the Merger, the Merger Agreement or any other Transaction without the prior consent of Parent, except for public statements made in press releases issued by the Company to the extent permitted by the Merger Agreement or as may be required by applicable Law (including, without limitation, making filings required by Sections 13(d) and 16 of the Exchange Act).

(d) Stockholder agrees to promptly notify Parent of the number of any Subject Shares acquired by Stockholder after the date hereof.

(e) Stockholder shall not enter into any Contract with any Person the effect of which would be inconsistent with or violative of any of the provisions and agreements contained in Section 3(a), Section 3(b), Section 3(c), or Section 3(d).

4. Irrevocable Proxy.  In order to secure Stockholder’s obligations under this Agreement, Stockholder hereby appoints Parent (the “Proxy”) as its true and lawful proxy and attorney-in-fact, with full power of substitution, to (a) vote the Subject Shares for the matters expressly provided for in this Agreement and (b) execute and deliver all written consents, conveyances and other instruments or documents appropriate or necessary to effect the matters expressly provided for in this Agreement. The Proxy may exercise the irrevocable proxy granted to it hereunder at any time Stockholder fails to comply with the provisions of this Agreement. The proxies and powers granted by Stockholder pursuant to this Agreement are coupled with an interest and are given to secure the performance of Stockholder’s obligations. Such proxies and powers shall be irrevocable and shall survive death, incompetency, disability or bankruptcy of Stockholder. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the DGCL. Upon the execution of this Agreement, Stockholder hereby revokes any and all prior proxies or powers of attorney given by Stockholder with respect to voting of the Subject Shares on the matters referred to in Section 3 and Stockholder agrees to not grant any subsequent proxies or enter into any agreement or understanding with any Person to vote or give voting instructions with respect to the Subject Shares in any manner inconsistent with the terms of this irrevocable proxy until after the Expiration Date. Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon Stockholder’s execution and delivery of this Agreement and Stockholder’s granting of the proxy contained in this Section 4.  Stockholder hereby affirms that the proxy granted in this Section 4 is given in connection with the execution of the Merger Agreement, and that such proxy is given to secure the performance of the duties of Stockholder under this Agreement.

5. Consent and Waiver; Termination of Existing Agreements.  Stockholder hereby gives any consents or waivers that are required for the consummation of the Merger under the terms of any agreement or instrument to which Stockholder is a party or subject or in respect of any rights Stockholder may have in connection with the Merger or the other Transactions (whether such rights exist under any of the Company Certificate, Company Bylaws, or any Material Contract, under Law or otherwise). Without limiting the generality or effect of the foregoing, Stockholder hereby waives any and all rights to contest or object to the execution and delivery of the Merger Agreement, the Company’s board of directors’ actions in approving and recommending the Merger, the Merger Agreement and the Certificate of Merger, and the consummation of the Merger and the other Transactions, or to seek damages or other legal or equitable relief in connection therewith. From and after the Effective Time, Stockholder’s right to receive the consideration set forth in Article II of the Merger Agreement on the terms and subject to the conditions set forth in the Merger Agreement shall constitute Stockholder’s sole and exclusive right against the Company and Parent in respect of Stockholder’s ownership of the Subject Shares and Subject Options or status as a stockholder of the Company or any agreement or instrument with the Company pertaining to the Subject Shares or Subject Options or Stockholder’s status as a stockholder of the Company, in any case other than as set forth in the Merger Agreement. [For the avoidance of doubt, nothing in the immediately preceding sentence of this Section 5 shall limit or otherwise diminish any rights of the Stockholder, solely in his capacity as an employee of the Company (and not in any capacity as a holder of Subject Shares, Subject Options or any other equity securities of the Company or any of its Subsidiaries), to (a) any accrued but unpaid compensation due to the Stockholder or (b) any outstanding benefits due to the Stockholder under the employee benefit plans of the Company (excluding any Company Stock Plans) as of the Effective Time.]

6. Appraisal Rights.  Stockholder agrees not to exercise, and to the extent permitted by Law, hereby waives any rights of appraisal or any dissenters’ rights that Stockholder may have (whether under applicable Law or otherwise) or could potentially have or acquire in connection with the Merger.

7. Stockholder Capacity.  Notwithstanding anything to the contrary herein, Stockholder is only executing this Agreement in Stockholder’s capacity as the record and beneficial owner of the Subject Shares and not as a director or officer of the Company. If Stockholder is a director of the Company, nothing in this Agreement shall prevent Stockholder from taking any action solely in Stockholder’s capacity as a director or officer of the Company (including, without limitation, in the exercise of Stockholder’s fiduciary duties with respect to an Takeover Proposal in compliance with the provisions of the Merger Agreement).

8. Miscellaneous.

(a) Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given on (i) the date of delivery, if delivered personally or by commercial delivery service, or (ii) on the date of confirmation of receipt (or the next Business Day, if the date of confirmation of receipt is not a Business Day), if sent via facsimile (with confirmation of receipt), to the parties hereto at the following address (or at such other address for a party as shall be specified by like notice):

(i) if to Parent, to:

c/o H.I.G. Capital, L.L.C.
1450 Brickell Avenue

31st Floor
Miami, FL 33131
Attention: Chris Laitala and Matt Lozow
Facsimile No.: (305) 381-4157

with a copy (which shall not constitute notice) to:

McDermott Will & Emery LLP
227 West Monroe Street
Chicago, Illinois 60606-5096
Attention: Brooks B. Gruemmer
Facsimile No.: (312) 984-7700

(ii) if to Stockholder, to the address set forth on the signature page hereof.

(b) Specific Performance: Injunctive Relief.  Stockholder acknowledges and agrees that (i) the covenants, obligations and agreements of Stockholder contained in this Agreement relate to special, unique and extraordinary matters, (ii) Parent is and will be relying on such covenants in connection with entering into the Merger Agreement and the performance of its obligations under the Merger Agreement and (iii) a violation of any of the terms of such covenants, obligations or agreements will cause Parent irreparable injury for which adequate remedies are not available at Law. Therefore, Stockholder acknowledges and agrees that, in addition to any other remedies that may be available to Parent upon any such violation of this Agreement, Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Parent at Law or in equity, and Stockholder hereby waives any and all defenses which could exist in Stockholder’s favor in connection with such enforcement and waives any requirement for the security or posting of any bond in connection with such enforcement.

(c) Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties hereto; it being understood that all parties need not sign the same counterpart.

(d) Entire Agreement; Nonassignability; Parties in Interest.  This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements, representations, warranties and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (ii) are not intended to confer, and shall not be construed as conferring, upon any Person other than the parties hereto any rights or remedies hereunder. Neither this Agreement nor any of the rights, interests, or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise, by either party hereto without the prior written consent of the other party hereto, and any such assignment or delegation that is not consented to shall be null and void; provided that notwithstanding the foregoing, Parent may assign or transfer its rights, interests and obligations under this Agreement to any Person to which Parent assigns or transfers its rights, interests and obligation under the Merger Agreement in accordance with the Merger Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns (including, without limitation, any Person to whom any Subject Shares or Subject Options are sold, transferred or assigned).

(e) Severability.  In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other Persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties hereto. The parties hereto further agree to use their commercially reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

(f) Remedies Cumulative.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy shall not preclude the exercise of any other remedy.

(g) Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without reference to such state’s principles of conflicts of Law.

(h) Rules of Construction.  The parties hereto agree that the language used in this Agreement will be deemed to be the language chosen by them to express their mutual intent and, therefore, waive the application of any Law providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

(i) Additional Documents, Etc.  Stockholder shall execute and deliver any additional documents necessary or desirable, in the reasonable opinion of Parent, to carry out the purpose and intent of this Agreement. Without limiting the generality or effect of the foregoing or any other obligation of Stockholder hereunder, Stockholder hereby authorizes Parent to deliver a copy of this Agreement to the Company and hereby agrees that each of the Company and Parent may rely upon such delivery as conclusively evidencing the consents, waivers and terminations of Stockholder referred to in Section 5, in each case for purposes of all agreements and instruments to which such elections, consents, waivers and/or terminations are applicable or relevant.

(j) Termination.  This Agreement shall terminate and shall have no further force or effect from and after the Expiration Date, provided, that no such termination shall relieve any party from liability for any breach of this Agreement prior to such termination.

(k) Jurisdiction and Venue.  Each of the parties hereto (i) submits to the jurisdiction of the state courts of the State of Delaware for all purposes in any action or proceeding arising out of or relating to this Agreement, (ii) agrees that all claims in respect of such action or proceeding may be heard or determined in any such court, and (iii) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Each party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law.

IN WITNESS WHEREOF, the parties hereto have caused this Voting Agreement to be executed as of the date first above written.

SURGERY CENTER HOLDINGS, INC.

By:
Name:
Its:

[NAME]

(Print Address)

(Print Address)

(Print Facsimile Number)

EXHIBIT A

Subject Shares and Subject Options

	Number of Shares of	Number of Company	Number of Shares
Name and Address	Company Common Stock	Restricted Shares	Underlying Stock
of Stockholder	Owned of Record	Owned of Record	Options Owned

APPENDIX D

Section 262 of the General Corporation Law of the State of Delaware

§ 262. Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253 or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders.

Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

NOVAMED, INC. 333 WEST WACKER DRIVE
SUITE 1010 CHICAGO, IL 60606
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VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadbridge, 51 Mercedes Way, Edgewood, NY 11717. Your proxy card must be received no later than one day before the cutoff date or meeting date.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK: KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
The Board of Directors recommends you vote FOR the following proposal(s): 1
Proposal to adopt the Agreement and Plan of Merger, dated as of January 20, 2011, by and among Surgery Center Holdings, Inc., Wildcat Merger Sub, Inc. and NovaMed, Inc. and approve the merger described therein. For
Against
Abstain
2 Proposal to grant discretionary authority to each of the proxy holders to adjourn the special meeting to another time or place for the purpose of soliciting additional proxies.
NOTE: Each of the persons named as proxies herein are authorized, in such person’s discretion, to vote upon such other matters as may properly come before the Special Meeting, or any adjournment or postponement thereof.
Please indicate if you plan to attend this meeting Yes
No
Please sign exactly as your name(s) appear(s) herein. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.
Signature (PLEASE SIGN WITHIN BOX) Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice & Proxy Statement Combined Document is/are available at www.proxyvote.com.
NOVAMED, INC. 333 West Wacker Drive, Suite 1010, Chicago, Illinois 60606
PROXY FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON [•], 2011 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned stockholder(s) revoke(s) all previous proxies and hereby appoints [•] and [•] and each of them, with full power of substitution, as attorneys and proxies for, and in the name and place of the undersigned, and hereby authorizes each of them to represent and to vote all of the shares which the undersigned is/are entitled to vote at the Special Meeting of Stockholders of NovaMed, Inc. to be held at [•], on [•] at 10:00 a.m., [Chicago time], and at any adjournments or postponements thereof, upon the matters as set forth in the Notice of Special Meeting of Stockholders and Proxy Statement, receipt of which is hereby acknowledged.
THIS PROXY CARD, WHEN PROPERLY EXECUTED AND RETURNED IN A TIMELY MANNER, WILL BE VOTED AT THE SPECIAL MEETING AND AT ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO SPECIFICATION IS MADE, THE PROXY WILL BE VOTED FOR APPROVAL OF PROPOSALS 1 AND 2, AS DESCRIBED IN THE PROXY STATEMENT, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXIES HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING.
PLEASE VOTE, SIGN EXACTLY AS NAME APPEARS HEREON, DATE, AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
Continued and to be signed on reverse side